UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
Amendment No. 1
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NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Name of Registrant as Specified in Its Charter)
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PRELIMINARY COPY — SUBJECT TO COMPLETION
NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF SHAREHOLDERS
NORWEGIAN CRUISE LINE HOLDINGS LTD.
7665 Corporate Center Drive
Miami, Florida 33126
(305) 436-4000
DATE FIRST MAILED TO SHAREHOLDERS: [•], 2014
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
To the shareholders of Norwegian Cruise Line Holdings Ltd.:
This Notice and the accompanying Information Statement are being furnished to the shareholders of Norwegian Cruise Line Holdings Ltd., an exempted company incorporated in Bermuda (“we,” “us,” “our,” or the “Company”), to advise the shareholders of the anticipated issuance of 20,296,880 ordinary shares of the Company to certain securityholders of Prestige Cruises International, Inc., a corporation organized under the laws of the Republic of Panama (“Prestige”), pursuant to an Agreement and Plan of Merger. The Agreement and Plan of Merger and the transactions contemplated thereby, including the issuance of such ordinary shares, was negotiated, considered and approved by a transaction committee consisting entirely of disinterested members of our board of directors. The issuance of ordinary shares to certain securityholders of Prestige in connection with the acquisition of 100% of the equity interests of Prestige has also been approved by the written consent of the holders of a majority of our issued and outstanding ordinary shares.
We urge you to read the entire Information Statement included with this Notice carefully for a more complete description of these matters.
Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the issuance of ordinary shares described above can be made no sooner than 20 calendar days after the definitive form of the accompanying Information Statement is first mailed to the Company’s shareholders. Since the definitive form of the accompanying Information Statement is first being mailed to our shareholders on [•], 2014, the issuance of ordinary shares described therein may be taken on or after [•], 2014.
As the matters set forth in this Notice and accompanying Information Statement have been duly authorized and approved by the written consent of the holders of a majority of the voting power of the Company’s issued and outstanding voting securities, your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information and we are not, by sending this Information Statement, asking any of our shareholders to vote.
By order of the Transaction Committee of the Board of Directors,
/s/ Kevin M. Sheehan
Kevin M. Sheehan
President and Chief Executive Officer
Miami, Florida
[•], 2014
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the acquisition, passed upon the merits or fairness of the acquisition or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying Information Statement. Any representation to the contrary is a criminal offense.

i

ii

NORWEGIAN CRUISE LINE HOLDINGS LTD.
7665 Corporate Center Drive
Miami, Florida 33126
(305) 436-4000
INFORMATION STATEMENT
We Are Not Asking You for a Proxy and
You are Requested Not To Send Us a Proxy.
ABOUT THIS INFORMATION STATEMENT
This Information Statement is being furnished by Norwegian Cruise Line Holdings Ltd., an exempted company incorporated in Bermuda (“we,” “us,” “our,” “Norwegian” or the “Company”), to advise our shareholders of the approval, pursuant to NASDAQ Stock Market Listing Rule 5635(a)(2), of our anticipated issuance of 20,296,880 Company Ordinary Shares (as defined below) (the “Stock Consideration”) pursuant to the Agreement and Plan of Merger, dated September 2, 2014, by and among Norwegian, Portland Merger Sub, Inc., a corporation organized under the laws of the Republic of Panama and a wholly owned, indirect subsidiary of Norwegian (“Merger Sub”), Prestige Cruises International, Inc., a corporation organized under the laws of the Republic of Panama (“Prestige”), and Apollo Management, L.P., a Delaware limited partnership, as the stockholders’ representative (the “Stockholders’ Representative”) (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement and the transactions contemplated thereby (the “Prestige Acquisition”), including the issuance of the Stock Consideration pursuant to the terms of the Merger Agreement (the “Share Issuance”), were approved on September 2, 2014 by a transaction committee consisting solely of members of the board of directors of the Company (the “Board”) who are disinterested with respect to any transaction involving Prestige (the “Transaction Committee”). The Share Issuance was also approved on September 2, 2014 by the written consent of the holders of a majority of the Company Ordinary Shares, attached as Annex D to this Information Statement.
This Information Statement is first being mailed on or about [•], 2014 to shareholders of record of the Company as of August 26, 2014, the record date established for the Written Consent (as defined herein) (the “Record Date”), and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are urged to review this Information Statement for a more complete description of transactions contemplated pursuant to the Merger Agreement.
The Share Issuance approved by the Written Consent will not be made prior to [•], 2014, which is twenty (20) calendar days following the date on which the definitive form of this Information Statement is first mailed to our shareholders.
Our principal executive offices are located at 7665 Corporate Center Drive, Miami, Florida 33126, and our main telephone number is (305) 436-4000.

SUMMARY
The following is a brief summary of certain information contained elsewhere in this Information Statement, including the Annexes to this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement, in the Annexes to this Information Statement and in the documents incorporated by reference herein. Capitalized terms used in this summary and not defined herein have the meanings assigned to them elsewhere in this Information Statement. You are urged to read this Information Statement and the Annexes to this Information Statement and the incorporated documents in their entirety.
General
This Information Statement is being delivered in connection with the approval of the Share Issuance, which is a condition of the closing of the Prestige Acquisition (the “Closing”). A copy of the Merger Agreement is attached to this Information Statement as Annex A. See “General.”
Summary of the Parties (page 13)
Our Company.   The Company is a Bermuda limited company formed as a holding company in 2011, which owns 100% of the ordinary shares of NCL Corporation Ltd., a Bermuda limited company formed in 2003 (“NCLC”), with predecessors dating from 1966. We are a leading global cruise line operator, offering cruise experiences for travelers with a wide variety of itineraries in North America (including Alaska and Hawaii), the Mediterranean, the Baltic, Central America, Bermuda and the Caribbean. See “The Prestige Acquisition — The Parties.”
Merger Sub.   Merger Sub is a corporation organized under the laws of the Republic of Panama and a wholly owned, indirect subsidiary of the Company and a wholly owned subsidiary of NCLC. Merger Sub was formed on August 18, 2014 solely for the purpose of effecting the transactions contemplated by the Merger Agreement. See “The Prestige Acquisition — The Parties.”
Apollo Global Management, LLC and its subsidiaries.   Apollo Global Management, LLC, founded in 1990, is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Toronto, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of June 30, 2014, Apollo had assets under management of over $167.5 billion invested in its private equity, credit and real estate businesses. See “The Prestige Acquisition — The Parties.”
Genting Hong Kong Limited and STAR NCLC Holdings Ltd.   Genting (as defined herein) was founded in 1993 and through its subsidiary, Star Cruises Asia Holding Ltd., operates a leading cruise line in the Asia-Pacific region. Its headquarters are located in Hong Kong and it is represented in more than 20 locations worldwide, with offices and representatives in Asia, Australia, Europe and the U.S. See “The Prestige Acquisition — The Parties.”
TPG Global and its affiliates.   TPG Global, LLC is a leading global private investment firm founded in 1992 with $66 billion of assets under management as of June 30, 2014 and with offices in Austin, Beijing, Dallas, Fort Worth, Hong Kong, Houston, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, San Francisco, São Paulo, Shanghai, Singapore, Tokyo and Toronto. See “The Prestige Acquisition — The Parties.”
Prestige.   Prestige is a corporation organized under the laws of the Republic of Panama. Prestige is a global cruise line operator in the upscale cruise segment. Prestige operates two upscale cruise brands, Oceania Cruises and Regent Seven Seas Cruises, which operate in over 300 ports around the globe. Prestige’s principal executive offices are located at 8300 NW 33rd Street, Suite 100, Miami, Florida 33122. See “The Prestige Acquisition — The Parties.”
Summary of the Prestige Acquisition (page 14)
The Prestige Acquisition Consideration.   At the Closing, all (i) issued and outstanding shares of common stock of Prestige, par value $0.01 per share (“Prestige Common Stock”) (other than shares that are owned by Prestige as treasury stock), (ii) issued and outstanding shares of Class B common stock of Prestige, par value $0.01 per share (other than shares that are owned by Prestige as treasury stock) and

(iii) outstanding, eligible options to purchase Prestige Common Stock (“Prestige Options”), will be cancelled and automatically converted into the right to receive, in the aggregate, an amount of cash equal to $1,108,798,350 and the Stock Consideration (valued on the date of execution of the Merger Agreement at approximately $670,000,000 based on the volume weighted average trading price of the Company Ordinary Shares for the twenty trading days preceding August 29, 2014 of $33.01 per share), and in the case of each share of Prestige Common Stock and each Prestige Option, a pro rata portion of a contingent payment, if any, of up to $50,000,000 in cash subject to the achievement of certain milestones set forth in the Merger Agreement. See “The Prestige Acquisition — The Prestige Acquisition Consideration.”
Background of the Prestige Acquisition.   For a description of events leading to the approval of the Merger Agreement by the Transaction Committee, see “The Prestige Acquisition — Background of the Prestige Acquisition.”
Transaction Committee Approval.   After discussion, including review and consideration of the factors described under “The Prestige Acquisition — Recommendation and Reasons for the Prestige Acquisition”, the Transaction Committee unanimously determined that the transactions contemplated by the Merger Agreement, including the merger, the Share Issuance and the financing related to the merger (collectively, the “Merger Transactions”) were in the best interests of the Company and the Company’s shareholders. The Transaction Committee unanimously approved the Merger Agreement and the Merger Transactions and recommended that the Company’s shareholders approve the Share Issuance, as described under “The Prestige Acquisition — Background of the Prestige Acquisition.”
Recommendation and Reasons for the Prestige Acquisition.   After considering the various factors (see “The Prestige Acquisition — Recommendation and Reasons for the Prestige Acquisition”), the Transaction Committee concluded that the positive factors relating to the Merger Agreement and the Prestige Acquisition, including the merger, substantially outweighed the potential negative factors. The Transaction Committee collectively reached the conclusion to approve the Merger Agreement and the Prestige Acquisition, including the merger, in light of the various factors described in “The Prestige Acquisition —  Recommendation and Reasons for the Prestige Acquisition” and other factors that the members of the Transaction Committee believed were appropriate. In view of the wide variety of factors considered by the Transaction Committee in connection with its evaluation of the Merger Agreement and the Prestige Acquisition, including the merger, and the complexity of these matters, the Transaction Committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, and it did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Rather, the Transaction Committee made its recommendation based on the totality of information it received and the investigation it conducted. See “The Prestige Acquisition —  Recommendation and Reasons for the Prestige Acquisition.”
Action by Written Consent.   On September 2, 2014, the beneficial owners of approximately 55.9% of the issued and outstanding Company Ordinary Shares as of the Record Date executed the Written Consent in lieu of a meeting to approve the Share Issuance to certain securityholders of Prestige as a portion of the consideration to be paid by the Company to Prestige’s securityholders in connection with the Prestige Acquisition in order to comply with the requirements of NASDAQ Stock Market Listing Rule 5635(a)(2). In addition, Genting, STAR and TPG (each as defined below), each of whose consent was required pursuant to the Company’s existing amended and restated shareholders’ agreement (the “Shareholders’ Agreement”), have consented to the Prestige Acquisition. As a result, no further approval or consent of our shareholders is required to approve the Merger Agreement and the transactions contemplated thereby. See “General — Requirement to Obtain Shareholder Approval.”
Summary of the Fairness Opinions (page 21)
Opinion of Barclays.   Barclays Capital Inc. (“Barclays”) delivered its opinion to the Transaction Committee that, as of September 2, 2014, and based upon and subject to the qualifications, limitations and assumptions set forth therein, the aggregate consideration, consisting of $1,108,798,350 in cash, 20,296,880 Company Ordinary Shares and a contingent payment, if any, of up to $50,000,000 in cash, to be paid by the Company pursuant to the Merger Agreement was fair, from a financial point of view, to the Company.

The full text of Barclays’ written opinion, dated as of September 2, 2014, is attached as Annex B to this Information Statement and is incorporated by reference herein. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Transaction Committee, addresses only the fairness, from a financial point of view, of the aggregate consideration to be paid by the Company pursuant to the Merger Agreement and does not constitute a recommendation to any shareholder of the Company as to how such shareholders should act with respect to the merger or any other matter. This summary is qualified in its entirety by reference to the full text of the opinion. See “The Prestige Acquisition — Opinion of Barclays Capital Inc.”
Opinion of Perella.   On September 2, 2014, Perella Weinberg Partners LP (“PWP”) rendered its oral opinion, subsequently confirmed in writing, as financial advisor to the Transaction Committee that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the aggregate consideration, consisting of $1,108,798,350 in cash and 20,296,880 Company Ordinary Shares, at closing and a contingent merger consideration payment, if any, of up to $50,000,000 in cash, to be paid by Norwegian pursuant to the Merger Agreement was fair, from a financial point of view, to Norwegian.
The full text of PWP’s written opinion, dated September 2, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by PWP, is attached as Annex C to this Information Statement and is incorporated by reference herein. Holders of Company Ordinary Shares are urged to read PWP’s opinion carefully and in its entirety. The opinion does not address Norwegian’s underlying business decision to enter into the Merger Agreement. The opinion does not constitute a recommendation to any holder of Company Ordinary Shares as to how such holders should act with respect to the merger or any other matter and does not in any manner address the prices at which Company Ordinary Shares will trade at any time. In addition, PWP expressed no opinion as to the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Norwegian. PWP provided its opinion for the information and assistance of the Transaction Committee in connection with, and for the purposes of its evaluation of, the merger. This summary is qualified in its entirety by reference to the full text of the opinion. See “The Prestige Acquisition — Opinion of Perella Weinberg Partners LP.”
Summary of the Financing of the Prestige Acquisition (page 34)
Financing of the Prestige Acquisition.   The Prestige Acquisition will be financed with cash on hand and, in part, proceeds from the Senior Facilities (as described herein) and the Bridge Facility (as described herein). Consummation of the Prestige Acquisition is conditioned upon our obtaining financing as contemplated therein. See “The Prestige Acquisition — Financing of the Prestige Acquisition.”
Summary of the Appraisal Rights in Connection with the Prestige Acquisition (page 34)
No Appraisal Rights in Connection with the Prestige Acquisition.   Securityholders of Prestige will not be entitled to exercise appraisal or dissenters rights under the laws of the Republic of Panama or the laws of Bermuda in connection with the Prestige Acquisition or the Share Issuance. See “The Prestige Acquisition — No Appraisal Rights in Connection with the Prestige Acquisition.”
Summary of the Interest of Certain Persons in the Prestige Acquisition (page 35)
Agreements Among Apollo, Prestige and the Company.   AAA Guarantor — Co-Invest VI (B), L.P., AIF VI NCL (AIV), L.P., AIF VI NCL (AIV II), L.P., AIF VI NCL (AIV III), L.P., AIF VI NCL (AIV IV), L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Overseas Partners VI, L.P. and Apollo Overseas Partners (Germany) VI, L.P. (collectively, the “Apollo Funds”) currently own approximately 20.0% of the issued and outstanding Company Ordinary Shares and control the Board, and funds affiliated with Apollo also currently control Prestige, owning approximately 80% of Prestige’s economics. Accordingly, in connection with the transactions described herein, funds affiliated with Apollo will receive approximately 80% of the consideration to be paid by the Company in the merger (the “Merger Consideration”).

Apollo currently is party to a Management Consulting Agreement (the “Management Consulting Agreement”) with Oceania Cruises, Inc. (“Oceania”), a subsidiary of Prestige. Under the Management Consulting Agreement, Apollo is entitled to receive an annual fee of $875,000 in exchange for providing various management consulting and advisory services to Oceania and its subsidiaries. Apollo has received a final payment under the Management Consulting Agreement and the Management Consulting Agreement has been terminated effective October 1, 2014.
Executive Compensation.   None of the Company’s named executive officers will receive any compensatory payments or benefits that constitute “golden parachute” compensation within the meaning of Item 402(t) of Regulation S-K. The following named executive officers of Prestige will receive compensatory payments or benefits that constitute “golden parachute” compensation within the meaning of Item 402(t) of Regulation S-K, assuming for such purpose that the named executive officer’s employment were terminated by the Company without “cause” or by the officer with “good reason” (or, in the case of Mr. Kamlani, due to a “constructive termination”) (each a “qualifying termination”) immediately following the Closing: (i) Frank J. Del Rio, Chief Executive Officer and Chairman of Prestige’s board of directors; (ii) Jason M. Montague, Executive Vice President, Chief Financial Officer; (iii) Robert J. Binder, Vice Chairman and President; (iv) Kunal S. Kamlani, President and Chief Operating Officer of Prestige Cruise Holdings, Inc., a wholly owned subsidiary of Prestige; and (v) T. Robin Lindsay, Executive Vice President of Vessel Operation. See “Interest of Certain Persons in the Prestige Acquisition — Executive Compensation.”
Summary of the Agreement and Plan of Merger (page 39)
Upon the consummation of the Prestige Acquisition, Prestige will become a wholly owned, indirect subsidiary of the Company. The Closing will take place on the third business day following the satisfaction or waiver of each of the closing conditions set forth in the Merger Agreement, or on such other date as may be agreed upon in writing by Prestige and us. The Merger Agreement contains customary covenants and customary representations and warranties made by Prestige, the Company and the Stockholders’ Representative. The consummation of the Prestige Acquisition and the transactions contemplated thereby are subject to, among other things, the satisfaction or waiver of the certain conditions specified in the Merger Agreement. Each of the Company and Prestige has agreed to indemnify the other and certain related parties for certain losses until the date that is nine (9) months following the anniversary of the date of the Closing (the “Closing Date”), subject to certain caps and deductibles, as set forth in the Merger Agreement. The Merger Agreement may be terminated at any time before the Closing upon the occurrence of certain conditions, as set forth in the Merger Agreement. Subject to certain conditions, if the Merger Agreement is terminated under certain circumstances principally related to our failure to consummate the Prestige Acquisition due to the failure to obtain the necessary financing, the Company shall pay or cause to be paid to Prestige a termination fee of $88,900,000 in cash (the “Termination Fee”). See “The Agreement and Plan of Merger.”
Summary of the Historical Condensed Consolidated Financial Data of Norwegian (page 46)
Note 12 — “Condensed Financial Information of the Registrant” to the Notes to the Consolidated Financial Statements of the Registrant contained in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 21, 2014, is incorporated by reference herein.
Summary of the Selected Historical Consolidated Financial Data of Prestige (page 47)
The following tables set forth a summary of Prestige’s consolidated financial and operating data for the periods presented. Prestige’s consolidated balance sheets as of December 31, 2013, 2012 and 2011 and the related consolidated statements of operations and of cash flows for each of the three years in the period ended December 31, 2013 have been derived from Prestige’s audited financial statements included elsewhere in this Information Statement (with the exception of the consolidated balance sheet as of December 31, 2011). In addition, Prestige’s consolidated balance sheets as of June 30, 2014 and June 30, 2013 and the related consolidated statements of operations and of cash flows for each of the six-month periods ended June 30, 2014 and 2013 and the notes thereto have been derived from Prestige’s unaudited financial statements also appearing herein (with the exception of the consolidated balance sheet as of June 30, 2013, which is not included in this Information Statement) and which, in the opinion of Prestige’s management, contain all normal recurring adjustments necessary for a fair statement of the results for the unaudited interim periods. Prestige has prepared its unaudited consolidated financial statements on the same basis as its audited consolidated financial statements and, in the opinion of Prestige’s management, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects Prestige’s financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.
Prestige utilizes a variety of operational and financial metrics to evaluate its performance and financial condition. Prestige uses certain financial measures that are not in accordance with generally accepted accounting principles in the United States (“GAAP”), such as Prestige EBITDA, Prestige Adjusted EBITDA, Prestige Net Per Diems and Prestige Net Yields, each of which is defined below, to enable it to analyze its performance and financial condition. Prestige utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of its performance. Some of these measures are commonly used in the cruise industry to measure performance. Prestige believes these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within Prestige’s industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Historical results are not necessarily indicative of results that may be expected for any future period. The summary consolidated financial and operating data presented in the tables below should be read in conjunction with “Selected Historical Consolidated Financial Data of Prestige,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Prestige” and Prestige’s consolidated financial statements and the related notes included elsewhere in this Information Statement.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(all dollar amounts in thousands, except per share data)
Statement of Operating Data:
Revenues
Passenger ticket	$524,244	$478,007	$1,001,610	$947,071	$834,868
Onboard and other	85,691	74,008	162,947	151,213	134,270
Charter	5,840	9,312	18,779	13,737	—
Total revenue	615,775	561,327	1,183,336	1,112,021	969,138
Expenses
Cruise Operating Expense
Commissions, transportation and other	167,763	156,732	323,841	331,254	271,527
Onboard and other	24,606	20,111	43,518	40,418	36,854
Payroll, related and food	91,547	88,268	177,953	168,594	153,754
Fuel	55,142	54,598	101,690	101,685	92,921
Other ship operating	50,228	47,621	98,062	95,808	86,022
Other	28,816	5,404	16,416	21,968	26,305
Total cruise operating expense	418,102	372,734	761,480	759,727	667,383
Selling and administrative	99,320	90,266	174,866	153,747	145,802
Depreciation and amortization	43,051	41,926	83,829	93,003	79,269
Total operating expense	560,473	504,926	1,020,175	1,006,477	892,454
Operating income	55,302	56,401	163,161	105,544	76,684
Non-Operating Income (expense)
Interest income	249	240	540	752	670
Interest expense	(68,103)	(70,858)	(141,634)	(131,651)	(101,560)
Other income (expense)(1)	(2,170)	3,308	13,209	22,956	(45,901)
Total non-operating expense	(70,024)	(67,310)	(127,885)	(107,943)	(146,791)
(Loss) income before income taxes	(14,722)	(10,909)	35,276	(2,399)	(70,107)
Income tax expense	(333)	112	246	(213)	335
Net (loss) income	$(15,055)	$(10,797)	$35,522	$(2,612)	$(69,772)
Earnings (loss) per share
Basic	$(1.11)	$(0.80)	$2.62	$(0.19)	$(5.14)
Diluted	$(1.11)	$(0.80)	$1.88	$(0.19)	$(5.14)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands, except per share data)
Balance sheet data (at end of period):
Cash and cash equivalents	$281,567	$263,081	$286,419	$139,556	$147,212
Restricted cash(2)	767	50,893	43,401	63,692	58,168
Property and equipment, net	2,040,637	2,004,103	2,012,710	2,035,449	1,644,971
Total assets	2,973,951	2,957,679	2,989,886	2,872,110	2,479,581
Passenger deposits(2)	534,142	449,112	432,564	365,296	336,203
Long-term debt(3)	1,452,546	1,647,975	1,596,218	1,695,656	1,328,518
Total debt(3)	1,542,109	1,716,567	1,686,544	1,713,216	1,350,840
Related party notes payable	738,783	686,186	711,617	661,304	615,143
Total liabilities	2,959,661	2,979,769	2,962,304	2,885,453	2,489,409
Total stockholders’ equity (deficit)	14,290	(22,090)	27,582	(13,343)	(9,828)
Cash flow data:
Net cash provided by operating activities	166,156	123,802	230,724	188,068	186,317
Net cash used in investing activities	(15,965)	2,939	(33,086)	(539,501)	(603,733)
Net cash (used in) provided by financing activities	(154,961)	2,975	(50,743)	343,621	447,193
Operating data:
Passenger Days Sold(4)	1,002,253	978,607	1,978,998	1,873,691	1,688,958
Available Passenger Cruise Days(5)	1,057,086	1,042,198	2,094,670	1,985,522	1,836,722
Occupancy(6)	94.8%	93.9%	94.5%	94.4%	92%
Prestige Net per Diem(7)(9)	$416.63	$383.37	$402.83	$387.80	$391.22
Prestige Gross Yield(8)(9)	577.00	529.66	555.96	553.15	527.65
Prestige Net Yield(9)	395.02	359.98	380.58	365.96	359.75
Prestige Adjusted EBITDA(10)	104,029	102,907	255,798	227,337	182,196
Capital Expenditures	(58,525)	(9,978)	53,420	478,962	535,531

(1)
  Other income (expense) consists of a variety of non-operating items including but not limited to foreign transaction gains and losses, gain (loss) on early extinguishment of debt and realized and unrealized gain (loss) on derivative instruments.
(2)
  Total restricted cash represents reserve requirements for credit card and vendor agreements.
(3)
  Includes the debt discount of $26.4 million and $29.4 million as of June 30, 2014 and 2013, respectively and $29.7 million and $32.8 million as of December 31, 2013 and 2012, respectively. There was no debt discount as of December 31, 2011.
(4)
  Passenger Days Sold refers to the number of revenue passengers carried for the period multiplied by the number of days within the period in their respective cruises.
(5)
  Available Passenger Cruise Days (“APCD”) is Prestige’s measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period. Prestige uses this measure to perform capacity and rate analysis to identify its main non-capacity drivers which cause its cruise revenue and expense to vary.
(6)
  Occupancy is calculated by dividing Passenger Days Sold by APCD. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Prestige — Key Operational and Financial Metrics, including Non-GAAP Measures.”

(7)
  Prestige Net Per Diem represents Prestige Net Revenue divided by Passenger Days Sold. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Prestige — Key Operational and Financial Metrics, including Non-GAAP Measures.”
(8)
  Prestige Gross Yield refers to total revenue, excluding charter per APCD. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Prestige — Key Operational and Financial Metrics, including Non-GAAP Measures.”
(9)
  Prestige Net Yield refers to Prestige Net Revenue per APCD. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Prestige — Key Operational and Financial Metrics, including Non-GAAP Measures.”
Prestige utilizes Prestige Net Revenue, Prestige Net Per Diem and Prestige Net Yield to manage its business on a day-to-day basis and believes that they are the most relevant measures of Prestige’s revenue performance. The table below illustrates the calculation of Prestige Net Revenue, Prestige Net Per Diem, Prestige Gross Yield and Prestige Net Yield.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands, except operating data)
Passenger ticket revenue	$524,244	$478,007	$1,001,610	$947,071	$834,868
Onboard and other revenue	85,691	74,008	162,947	151,213	134,270
Total revenue, excluding charter	609,935	552,015	1,164,557	1,098,284	969,138
Less:
Commissions, transportation and other expense	167,763	156,732	323,841	331,254	271,527
Onboard and other expense	24,606	20,111	43,518	40,418	36,854
Prestige Net Revenue	$417,566	$375,172	$797,198	$726,612	$660,757
Passenger Days Sold	1,002,253	978,607	1,978,998	1,873,691	1,688,958
Available Passenger Cruise Days	1,057,086	1,042,198	2,094,670	1,985,522	1,836,722
Prestige Net Per Diem	$416.63	$383.37	$402.83	$387.80	$391.22
Prestige Gross Yield	$577.00	$529.66	$555.96	$553.15	$527.65
Prestige Net Yield	$395.02	$359.98	$380.58	$365.96	$359.75

(10)
  Prestige Adjusted EBITDA refers to net income (loss) excluding depreciation and amortization, interest income, interest expense, other income (expense), and income tax benefit (expense), and other supplemental adjustments in connection with the calculation of certain financial ratios permitted in calculating covenant compliance under the indenture governing Regent’s second-priority senior secured notes (the “Regent Senior Secured Notes”) and the credit agreement, dated as of July 2, 2013, among Oceania and OCI Finance Corp., as borrowers, the lenders and agents party thereto, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent and as mortgage trustee, as amended on February 7, 2014 (the “Oceania Credit Facility”) and the credit agreement, dated as of August 21, 2012, among Classic Cruises, LLC, Classic Cruises II, LLC, Seven Seas Cruises S. DE R.L. and SSC Finance Corp., as borrowers, the lenders and agents party thereto and Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent, as amended through February 7, 2014 (the “Regent Credit Facility”).
Prestige believes Prestige EBITDA and Prestige Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of its financial performance and prospects for the future. Prestige EBITDA is defined as net income (loss) excluding depreciation and amortization, net interest expense and income tax benefit (expense). This non-GAAP financial measure has certain material limitations, including:
•
  It does not include net interest expense. As Prestige has borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows; and

•
  It does not include depreciation and amortization expense. As Prestige uses capital assets, depreciation and amortization are necessary elements of its costs and ability to generate profits and cash flows.
Prestige believes Prestige Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of its business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense.
While Prestige Adjusted EBITDA is not a recognized measure under GAAP, Prestige’s management uses this financial measure to evaluate and forecast Prestige’s business performance. Prestige Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments, and tax payments, and it is subject to certain additional adjustments as permitted under the agreements governing our indebtedness. Prestige’s use of Prestige Adjusted EBITDA may not be comparable to other companies within our industry. Prestige’s management compensates for these limitations by using Prestige Adjusted EBITDA as only one of several measures for evaluating Prestige’s business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax benefit (expense), are reviewed separately by Prestige’s management.
The following table provides a reconciliation of net income (loss) to Prestige Adjusted EBITDA:

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands)
Net (loss) income	$(15,055)	$(10,797)	$35,522	$(2,612)	$(69,772)
Interest income	(249)	(240)	(540)	(752)	(670)
Interest expense, net of capitalized interest	68,103	70,858	141,634	131,651	101,560
Depreciation and amortization	43,051	41,926	83,829	93,003	79,269
Income tax (expense) benefit	333	(112)	(246)	213	(335)
	96,183	101,635	260,199	221,503	110,052
Other (income) expense	2,170	(3,308)	(13,209)	(22,956)	45,901
Equity-based compensation/ transactions(a)	1,244	781	1,371	2,129	2,153
Fuel hedge (loss) gain(b)	694	15	814	4,792	10,553
Loss on disposal(c)	903	—	146	771	1,174
Newbuild(d)	—	—	—	11,088	4,051
Other addback expenses per credit agreement(e)	2,835	3,784	6,477	10,010	8,312
Prestige Adjusted EBITDA	$104,029	$102,907	$255,798	$227,337	$182,196

(a)
  Equity-based compensation/transactions represent stock compensation expense in each period.
(b)
  Fuel hedge (loss) gain represents the realized (loss) gain on fuel hedges triggered by the settlement of the hedge instrument and is included in other income (expense).
(c)
  Loss on disposal primarily represents asset write-offs during vessel drydock periods.
(d)
  Newbuild represents costs incurred specific to new ships that Prestige has contracted to build.
(e)
  Other addback expenses per credit agreement represents the net impact of time out of service as a result of unplanned repairs to vessels; expenses associated with consolidating corporate headquarters; certain professional fees and other costs associated with raising capital through debt and equity offerings; certain litigation fees; restructuring fees representing expenses associated with personnel changes, lease termination; management fees paid to Apollo per Prestige’s management agreement; and other corporate reorganizations to improve efficiencies.

GENERAL
This Information Statement is being delivered to our shareholders in connection with the Share Issuance to certain securityholders of Prestige in connection with the Prestige Acquisition. Following the consummation of the Prestige Acquisition, Prestige will become a wholly owned, indirect subsidiary of the Company.
Approval of the Prestige Acquisition
On July 16, 2014, the Board determined to establish the Transaction Committee, to appoint disinterested members of the Board to serve on the Transaction Committee (consisting of directors Messrs. Lim, Chidsey, Chua, Peterson, Revell and Salerno) and to delegate to the Transaction Committee the full authority to, among other things, direct any process of consideration of an acquisition of Prestige and potential alternative transactions, negotiate the terms of any such potential transaction and approve or reject any such proposed transaction.
On September 2, 2014, the Transaction Committee held a meeting in London, United Kingdom, with representatives of the outside legal counsel and financial advisor of the Transaction Committee participating. After discussion, including review and consideration of the factors described under “The Prestige Acquisition — Recommendation and Reasons for the Prestige Acquisition”, the Transaction Committee unanimously determined that the Merger Transactions were in the best interests of the Company and the Company’s shareholders. The Transaction Committee unanimously approved the Merger Agreement and the Merger Transactions and recommended that the Company’s shareholders approve the Share Issuance, as described under “The Prestige Acquisition — Background of the Prestige Acquisition.”
In addition, on September 2, 2014, Genting, STAR and TPG, each of whose consent to the Prestige Acquisition is required pursuant to the terms of the Shareholders’ Agreement, consented to the Prestige Acquisition.
Requirement to Obtain Shareholder Approval
We are subject to the NASDAQ Stock Market Listing Rules because the Company Ordinary Shares are currently listed on the NASDAQ Global Select Market.
Pursuant to NASDAQ Stock Market Listing Rule 5635(a)(2), when a NASDAQ-listed company proposes to issue securities in connection with the acquisition of the stock of another company, shareholder approval is required if (a) a substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such target company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and (b) the present or potential issuance of ordinary shares could result in an increase in outstanding ordinary shares or voting power of 5% or more. NASDAQ Stock Market Listing Rule 5635(e)(3) defines a substantial shareholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NASDAQ-listed company. Because investment funds affiliated with Apollo Global Management, LLC (collectively, “Apollo”) currently own approximately 20.0% of the issued and outstanding Company Ordinary Shares, Apollo is considered a substantial shareholder of the Company under NASDAQ Stock Market Listing Rule 5635(e)(3). Apollo also currently controls Prestige, owning approximately 80% of Prestige’s economics. Therefore, pursuant to NASDAQ Stock Market Listing Rule 5635(a)(2), the Company sought the approval, by written consent, of Apollo, Genting Hong Kong Limited (“Genting”), STAR NCLC Holdings Ltd. (“STAR”), and TPG Viking, L.P., TPG Viking AIV I, L.P., TPG Viking AIV II, L.P., and TPG Viking AIV III, L.P. (collectively, “TPG”), which together held Company Ordinary Shares representing a majority of the issued and outstanding Company Ordinary Shares as of the Record Date, for the Share Issuance pursuant to the terms of the Merger Agreement (the “Written Consent”).
On September 2, 2014, Apollo, Genting, STAR, and TPG executed, in accordance with bye-law 39 of the Company’s amended and restated bye-laws, the Written Consent, attached as Annex D to this Information Statement. The Share Issuance approved by the Written Consent will not be made prior to [•], 2014, which is twenty (20) calendar days following the date on which the definitive form of this Information Statement is first mailed to our shareholders.

No Voting Required
We are not seeking a vote, authorizations or proxies from you. Bye-law 39 of the Company’s amended and restated bye-laws provides that shareholders may take action without a meeting of the shareholders and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a shareholders meeting. The approval by at least a majority of the outstanding voting power of the Company Ordinary Shares is required to approve the Share Issuance pursuant to the Merger Agreement for purposes of NASDAQ Stock Market Listing Rule 5635(a)(2).
As of the Record Date, we had 203,213,068 ordinary shares, par value $0.001 per share (the “Company Ordinary Shares”), issued and outstanding and entitled to vote on the Share Issuance pursuant to the Merger Agreement. Each Company Ordinary Share is entitled to one vote per Company Ordinary Share. The shareholders of the Company who approved the Share Issuance by Written Consent held 113,638,668 Company Ordinary Shares as of the Record Date.
Notice Pursuant to the Company’s Amended and Restated Bye-laws
Pursuant to bye-laws 24 and 39 of the Company’s amended and restated bye-laws, we provided written notice of the action taken by the Written Consent to our shareholders who did not consent in writing to such action. Such written notice was included in our Current Report on Form 8-K filed with the SEC on September 4, 2014 and is also available on our website at: http://www.investor.ncl.com/.

THE PRESTIGE ACQUISITION
The Parties
Our Company.   The Company is a Bermuda limited company formed as a holding company in 2011, which owns 100% of the ordinary shares of NCLC, with predecessors dating from 1966. We are a leading global cruise line operator, offering cruise experiences for travelers with a wide variety of itineraries in North America (including Alaska and Hawaii), the Mediterranean, the Baltic, Central America, Bermuda and the Caribbean. We strive to offer an innovative and differentiated cruise vacation with the goal of providing our guests the highest levels of overall satisfaction on their cruise experience. In turn, we aim to generate the highest guest loyalty and greatest numbers of repeat guests. We created a distinctive style of cruising called “Freestyle Cruising” onboard all of our ships, which we believe provides our guests with the freedom and flexibility associated with a resort style atmosphere and experience as well as more dining options than a traditional cruise. We established the very first private island developed by a cruise line in the Bahamas with a diverse offering of activities for guests. We are also the only cruise line operator to offer an entirely inter-island itinerary in Hawaii.
By providing such a distinctive experience and appealing combination of value and service, we straddle both the contemporary and premium segments. As a result, we have been recognized for our achievements as the recipient of multiple honorary awards mainly consisting of reviews tabulated from the readers of travel periodicals such as Travel Weekly, Condé Nast Traveler and Travel + Leisure. We have been recognized as “Europe’s Leading Cruise Line” six years in a row, as well as both “Caribbean’s Leading Cruise Line” and “World’s Leading Large Ship Cruise Line” by the World Travel Awards. Norwegian Breakaway, which was launched in 2013, has been named “Best New Ship” by the editors of Cruise Critic and “Best Rookie Cruise Ship” by the readers of Travel Weekly.
We offer a wide variety of cruises ranging in length from one day to three weeks. During 2013, we docked at 114 ports worldwide, with itineraries originating from 18 ports of which nine are in North America. In line with our strategy of innovation, many of these North American ports are part of our “Homeland Cruising” program in which we have homeports that are close to major population centers, such as New York, Boston and Miami. This reduces the need for vacationers to fly to distant ports to embark on a cruise and helps reduce our guests’ overall vacation cost. We offer a wide selection of exotic itineraries outside of the traditional cruising markets of the Caribbean and Mexico; these include cruises in Europe, including the Mediterranean and the Baltic, Bermuda, Alaska and the industry’s only entirely inter-island itinerary in Hawaii with our U.S.-flagged ship, Pride of America. This itinerary is unparalleled in the cruise industry, as all other vessels from competing cruise lines are registered outside the U.S. and are required to dock at a distant foreign port when providing their guests with a Hawaii-based cruise itinerary.
Each of our 13 modern ships has been purpose-built to consistently deliver our “Freestyle Cruising” product offering across our entire fleet, which we believe provides us with a competitive advantage. By focusing on “Freestyle Cruising,” we have been able to achieve higher onboard spend levels, greater customer loyalty and the ability to attract a more diverse clientele.
As a result of our strong operating performance, the growing demand we see for our distinctive cruise offering and the rational supply outlook for the industry, we added new ships to our fleet. In 2010, we launched a newbuild program for the next generation of Freestyle Cruising vessels. We placed an order with Meyer Werft for two new cruise ships: Norwegian Breakaway, which was delivered in April 2013, and Norwegian Getaway, which was delivered in January 2014. These ships are approximately 144,000 Gross Tons (a “Gross Ton” is a unit of enclosed passenger space on a cruise ship, such that one Gross Ton equals 100 cubic feet or 2.831 cubic meters) with 4,000 Berths (a “Berth” is double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers). As of January 31, 2014, we have the youngest fleet among the major North American cruise brands as Norwegian Getaway joins Norwegian Breakaway as the latest generation of “Freestyle Cruising” ships and these ships include some of the most popular elements of our recently delivered ships together with new and differentiated features.

We also have orders with Meyer Werft for four additional ships for delivery in the fall of 2015, the spring of 2017, the spring of 2018 and the fall of 2019. These ships will be approximately 163,000 Gross Tons to 164,600 Gross Tons and 4,200 Berths each. The combined contract cost of these four ships is approximately €3 billion. We have export credit financing in place that provides financing for 80% of their contract prices.
Our senior management team has delivered consistent growth and has driven measurable improvements in operating metrics and cash flow generation across several different operating environments. Under the leadership of our President and Chief Executive Officer, Kevin M. Sheehan, we significantly differentiated the Norwegian brand, largely with the “Freestyle Cruising” concept that accelerated revenue growth and contributed to improving our operating income margins by approximately 1,350 basis points since the beginning of 2008 through the end of 2013. Our management team was augmented in key areas such as Sales, Marketing, Hotel Operations and Finance and has since implemented major initiatives such as enhancing onboard service and amenities across the fleet, expanding our European presence and overseeing a newbuild program that included the successful launches in April 2013 and January 2014 of our most innovative ships to date, Norwegian Breakaway and Norwegian Getaway.
Merger Sub.   Merger Sub is a corporation organized under the laws of the Republic of Panama and a wholly owned, indirect subsidiary of the Company and a wholly owned subsidiary of NCLC. Merger Sub was formed on August 18, 2014 solely for the purpose of effecting the transactions contemplated by the Merger Agreement.
Apollo Global Management, LLC and its subsidiaries.   Apollo Global Management, LLC, founded in 1990, is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Toronto, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of June 30, 2014, Apollo had assets under management of over $167.5 billion invested in its private equity, credit and real estate businesses. Apollo also currently controls Prestige, owning approximately 80% of Prestige’s economics. Investment funds managed by Apollo also have current and past investments in other travel and leisure companies, including Caesars Entertainment Corporation, Great Wolf Resorts, Vail Resorts, AMC Entertainment, Wyndham International and other hotel properties.
Genting Hong Kong Limited and STAR NCLC Holdings Ltd.    Genting was founded in 1993 and through its subsidiary, Star Cruises Asia Holding Ltd., operates a leading cruise line in the Asia-Pacific region. Its headquarters are located in Hong Kong and it is represented in more than 20 locations worldwide, with offices and representatives in Asia, Australia, Europe and the U.S. Genting currently has a fleet of six ships, which offer various cruise itineraries in the Asia Pacific region.
TPG Global and its affiliates.    TPG Global, LLC is a leading global private investment firm founded in 1992 with $66 billion of assets under management as of June 30, 2014 and with offices in Austin, Beijing, Dallas, Fort Worth, Hong Kong, Houston, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, San Francisco, São Paulo, Shanghai, Singapore, Tokyo and Toronto. TPG Global, LLC has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings.
Prestige.   Prestige is a corporation organized under the laws of the Republic of Panama. Prestige is a global cruise line operator in the upscale cruise segment. Prestige operates two upscale cruise brands, Oceania Cruises and Regent Seven Seas Cruises, which operate in over 300 ports around the globe. Prestige’s principal executive offices are located at 8300 NW 33rd Street, Suite 100, Miami, Florida 33122.
The Prestige Acquisition
After the consummation of the Prestige Acquisition, NCLC will beneficially own the entire equity interest in Prestige.
The Prestige Acquisition Consideration
Pursuant to the Merger Agreement, at the Closing, in accordance with the laws of the Republic of Panama, Merger Sub will merge with and into Prestige, and the separate corporate existence of Merger Sub will cease and Prestige will continue its corporate existence under the laws of the Republic of Panama as the surviving corporation and as a wholly owned, indirect subsidiary of the Company. At the Closing, all (i) issued and outstanding shares of Prestige Common Stock (other than shares that are owned by Prestige as treasury stock), (ii) issued and outstanding shares of Class B common stock of Prestige, par value $0.01 per share (other than shares that are owned by Prestige as treasury stock) and (iii) outstanding, eligible Prestige Options, will be cancelled and automatically converted into the right to receive, in the aggregate, an amount of cash equal to $1,108,798,350 and the Stock Consideration (valued on the date of execution of the Merger Agreement at approximately $670,000,000 based on the volume weighted average trading price of the Company Ordinary Shares for the twenty trading days preceding August 29, 2014 of $33.01 per share), subject to any applicable withholding and transfer taxes, and in the case of each share of Prestige Common Stock and each eligible Prestige Option, a pro rata portion of a contingent payment, if any, of up to $50,000,000 in cash subject to the achievement of certain milestones set forth in the Merger Agreement. The cash portion of the Merger Consideration will be financed with cash on hand and, in part, proceeds from the Senior Facilities (as described herein) and the Bridge Facility (as described herein).
Background of the Prestige Acquisition
The Company’s management and the Board regularly review the Company’s performance and prospects in light of its business and developments in the cruise industry. These reviews have included consideration, from time to time, of potential strategic alternatives, including strategic acquisitions.
In June 2014, Kevin Sheehan, the Company’s Chief Executive Officer, requested that representatives from Barclays meet with him to discuss the possible acquisition of Prestige by the Company. On June 23, 2014, Mr. Sheehan contacted Frank Del Rio, Chief Executive Officer of Prestige, and requested a meeting on June 24, 2014, in Miami, Florida. Following that discussion, Mr. Sheehan sent Mr. Del Rio a draft confidentiality agreement.
On June 24, 2014, Mr. Sheehan and Mr. Del Rio met in Miami, Florida to discuss, among other things, the possibility of an acquisition of Prestige by the Company. Mr. Del Rio indicated that he believed an appropriate value for Prestige would be $3.5 billion. The same day, Mr. Del Rio executed the confidentiality agreement.
During the course of the ensuing two weeks, Mr. Sheehan discussed with members of management and certain disinterested directors of the Board, among other things, the potential benefits to the Company of acquiring Prestige, and certain disinterested directors further discussed the potential transaction. In early July 2014, members of management of each of the Company and Prestige met in Miami, Florida, to conduct preliminary due diligence on Prestige with a view to subsequently having preliminary discussions regarding the possible structure and terms of a potential acquisition.
On July 10, 2014, the Board held a telephonic meeting to discuss the potential acquisition of Prestige by the Company. Because affiliates of Apollo control Prestige and its board of directors, Messrs. Abrams, Aron, Crowe, Martinez and Seminara, each a director of the Company employed by Apollo or its affiliates or partners, recused themselves from the meeting and any further discussion relating to the possible acquisition. During the meeting, the Board discussed, among other things, the establishment of a transaction committee consisting of disinterested directors to evaluate a potential acquisition of Prestige, as well as the appointment of independent outside legal counsel and financial advisors for the committee.
On July 16, 2014, the Board held a telephonic meeting to discuss and establish the Transaction Committee and to appoint disinterested members of the Board to serve on the Transaction Committee. Messrs. Abrams, Aron, Crowe, Martinez and Seminara recused themselves from the meeting. Also present at the meeting by invitation of the Board were representatives of Cravath, Swaine & Moore LLP (“Cravath”) and PWP. Cravath provided the directors with an overview of their fiduciary duties in connection with the evaluation of a potential transaction with Prestige, including the need for the directors to disclose any actual or potential conflicts of interest. Following discussion, the directors present at the meeting determined that none had any material conflict of interest in connection with the potential transaction. Further, the directors present at the meeting unanimously determined to establish the Transaction Committee, to appoint disinterested members of the Board to serve on the Transaction Committee (consisting of Messrs. Lim, Chidsey, Chua, Peterson, Revell and Salerno) and to delegate to the Transaction Committee the full authority to, among other things, direct any process of consideration of an acquisition of Prestige and potential alternative transactions, negotiate the terms of any such potential transaction and approve or reject any such proposed transaction. The directors present at the meeting also unanimously determined to establish a subcommittee of the Transaction Committee (the “Subcommittee”) to help facilitate and expedite matters before the Transaction Committee. Messrs. Peterson and Chua were appointed to the Subcommittee.
Immediately following the Board meeting on July 16, 2014, the Transaction Committee met, with representatives of Cravath and, for portions of the meeting, PWP participating, to discuss, among other things, the formal retention of independent outside legal counsel and an independent financial advisor as well as the next steps in the process of exploring a potential acquisition of Prestige. During the meeting, the Transaction Committee appointed Mr. Peterson as Chairman of the committee. The Transaction Committee also discussed and confirmed with the representatives of Cravath and PWP their qualifications and experience in comparable transactions and the absence of conflicts of interest in representing the Transaction Committee in connection with the potential acquisition of Prestige.
Members of management then joined the meeting and discussed with the Transaction Committee and the representatives of Cravath and PWP the proposed due diligence process to be conducted in order to provide the Transaction Committee with the information needed to determine whether, and at what price, to offer to acquire Prestige, as well as how to structure any such transaction. Following the departure of management and PWP, the Transaction Committee determined that it would formally engage Cravath as its independent outside counsel in connection with a potential transaction with Prestige and, subject to negotiating an acceptable fee arrangement, it would engage PWP as financial advisor to the Transaction Committee. The Subcommittee was authorized to formalize the engagement of PWP and also to negotiate the fees of Barclays as financial advisor to the Company.
From July 17 to July 29, 2014, representatives of Weil, Gotshal & Manges LLP (“Weil”), outside legal counsel to the Company, Barclays, Deloitte & Touche (“Deloitte”), accounting and tax advisor to the Company, Cravath and PWP, as well as members of management, conducted preliminary due diligence on Prestige. On July 18, 2014, Mr. Peterson and Mr. Del Rio met to discuss the possible acquisition of Prestige by the Company.
On July 29, 2014, the Transaction Committee held a telephonic meeting, with representatives of Cravath, PWP and, for portions of the meeting, management and Barclays participating, to discuss progress in the due diligence on Prestige and to consider and discuss the process moving forward. During the meeting, representatives of Barclays reviewed with the Transaction Committee Barclays’ preliminary financial analyses in connection with the potential acquisition of Prestige, including, among other things, its preliminary discounted cash flow analysis and preliminary analyses based on trading multiples of selected public companies in the cruise industry and selected comparable transactions. Following the departure of management and Barclays, representatives of PWP reviewed with the Transaction Committee PWP’s preliminary financial analyses in connection with the potential transaction, including its preliminary discounted cash flow analysis and preliminary analyses based on trading multiples of selected public companies in the cruise industry and selected comparable transactions. Following discussion of numerous factors, including, among other things, the preliminary financial analyses presented by each of Barclays and PWP, potential synergies associated with the potential acquisition, the anticipated pro forma leverage of the Company following the consummation of the proposed acquisition and a preliminary assessment of the potential market reaction to such an acquisition, the Transaction Committee determined that it would make an initial proposal to acquire Prestige at an enterprise value of $3.025 billion, with a consideration mix of approximately $1.2 billion in cash and the remainder in shares of Company Ordinary Shares (the “Initial Proposal”).
Later that day, Mr. Peterson and representatives of PWP contacted Mr. Martinez in his capacity as a member of the board of directors of Prestige to inform Mr. Martinez that the Company was preparing a proposal to acquire Prestige and would soon deliver a non-binding formal offer.
On July 30, 2014, the Transaction Committee met to finalize the details of the Initial Proposal and Mr. Peterson discussed with the Transaction Committee his conversation with Mr. Martinez.
On July 31, 2014, Mr. Sheehan and representatives of PWP had a telephone conversation with Mr. Martinez to discuss the Initial Proposal and the process moving forward. Mr. Martinez informed

Mr. Sheehan and PWP that $3.025 billion did not represent sufficient value to Prestige’s securityholders to proceed with the proposed acquisition and Prestige believed an enterprise value above $3.1 billion would be more appropriate, and indicated that certain parties at Prestige believed an enterprise value of $3.5 billion would be more appropriate. Mr. Martinez, Mr. Sheehan and PWP also discussed considering ways to bridge the value gap. Mr. Sheehan subsequently spoke to Mr. Del Rio, who conveyed a similar message. Later that day, an offer letter, reflecting the Initial Proposal, was sent to Prestige.
On August 3, 2014, Prestige sent a letter to the Company in response to the Initial Proposal informing the Company that the Initial Proposal did not represent sufficient value to Prestige’s securityholders to proceed with the proposed acquisition. On August 4, 2014, Mr. Peterson and Mr. Martinez discussed Prestige’s response to the Initial Proposal and Mr. Peterson requested that Mr. Martinez inform him of the price at which Prestige would consider moving forward with the proposed acquisition. Mr. Martinez informed Mr. Peterson that Prestige would soon respond more fully to the Initial Proposal.
On August 7, 2014, Mr. Martinez informed Mr. Peterson that, among other things, Prestige would be willing to proceed with the proposed acquisition at a price reflecting an enterprise value of Prestige equal to $3.125 billion. Later that day, the Transaction Committee held a telephonic meeting, with representatives of Cravath and PWP participating, to discuss, among other things, Prestige’s response to the Initial Proposal, the Company’s response to Prestige’s counterproposal and the process moving forward. Following discussion of the various considerations, including, among other things, the potential risks associated with fluctuations in the debt and equity markets and the potential benefits of structuring the consideration so as to provide incentives for Prestige’s management to meet certain performance targets, the Transaction Committee authorized Mr. Peterson to make a counterproposal that increased the offer amount in the form of a potential contingent payment.
On August 8, 2014, members of management of each of the Company and Prestige, as well as representatives of Deloitte, Barclays and PWP, participated in additional business, accounting and tax due diligence discussions. Later the same day, Mr. Peterson, Mr. Sheehan and Mr. Martinez had a telephone conversation during which Mr. Peterson informed Mr. Martinez that the Transaction Committee was willing to make a revised proposal reflecting an enterprise value of Prestige of $3.025 billion with consideration consisting of a mix of shares of Company Ordinary Shares and cash, plus a contingent cash payment of up to $50 million payable based upon the achievement of certain 2015 performance targets to be agreed (the “Revised Proposal”).
On August 9, 2014, members of management of each of the Company and Prestige, as well as representatives of Barclays and PWP, discussed structural considerations related to the potential contingent payment.
On August 10, 2014, Mr. Peterson and Mr. Martinez had a telephone conversation and Mr. Martinez indicated that he believed the proposed acquisition made sense for both companies, and agreed to proceed with the proposed transaction on the basis of the Revised Proposal, subject to agreement on mechanics related to the contingent payment and other contract terms. Later the same day, Mr. Sheehan met Mr. Del Rio to discuss, among other things, the possible structure of the contingent payment.
On August 11, 2014, members of management of each of the Company and Prestige, as well as representatives of Barclays, PWP, Cravath, Weil, Paul, Weiss, Rifkind, Wharton & Garrison LLP, Prestige’s outside legal counsel (“Paul Weiss”), and UBS Investment Bank, Prestige’s financial advisor (“UBS”), participated in a telephone conversation to discuss, among other things, the further due diligence process and the details of the Revised Proposal. Later that day, a term sheet reflecting the Revised Proposal and a letter requesting exclusivity through September 4, 2014 (the “Exclusivity Letter”) were sent to Prestige.
Between August 12 and September 2, 2014, the Company engaged in negotiations with several financial institutions in order to obtain the financing necessary to consummate the potential acquisition of Prestige.
Between August 12 and August 20, 2014, Prestige continued to respond to due diligence requests from the Company and several due diligence conversations and meetings occurred, including a day-long management due diligence session in Miami, Florida on August 14, 2014.

On August 18, 2014, the parties executed the Exclusivity Letter and on August 19, 2014, a draft merger agreement was distributed to Paul Weiss. On August 19, 2014, representatives of Paul Weiss, Weil and Cravath discussed certain terms related to the contingent payment.
On August 20, 2014, representatives of Barclays and PWP contacted representatives of UBS to discuss, among other things, certain financial due diligence items. That same day, Paul Weiss distributed a list reflecting certain of Prestige’s initial responses to certain terms in the draft merger agreement, including, among other things, provisions relating to indemnification, the capital structure of Prestige, closing conditions and the contract ramifications of a financing failure. Later that day, representatives of Paul Weiss, Cravath and Weil had a telephone conversation to discuss those issues.
On August 21, 2014, the Subcommittee held a telephonic meeting, with representatives of Cravath and PWP participating, to discuss, among other things, the status of the due diligence process, negotiations with Prestige and certain issues relating to the draft merger agreement. The representatives of PWP also discussed with the members of the Subcommittee possible amendments to be made to the Shareholders’ Agreement in the event that the Transaction Committee determined to proceed with an acquisition of Prestige addressing, among other things, lock-ups of shares to be received by affiliates of Apollo and members of Prestige management in the potential acquisition.
On August 22, 2014, Weil sent Paul Weiss the Company’s responses to the issues in the draft merger agreement raised by Prestige. Later that day, Weil discussed with Paul Weiss the Company’s responses, including in respect of the treatment of accrued interest on Prestige’s existing debt and the impact of certain other expenses when considering the equity value of Prestige.
On August 23, 2014, Paul Weiss sent comments to Weil and Cravath on the draft merger agreement. On August 24, 2014, Paul Weiss sent Prestige’s responses to the issues list to Weil and Cravath.
On August 25, 2014, Paul Weiss sent to Weil, Cravath and the Company draft disclosure schedules to the merger agreement. On August 26, 2014, Weil sent to Paul Weiss the Company’s responses to the issues list and the following day sent to Paul Weiss a revised draft of the merger agreement.
On August 27, 2014, the Transaction Committee held a telephonic meeting, with representatives of Cravath, PWP and, for portions of the meeting, Barclays, management and Weil participating. The Transaction Committee considered provisions of the draft merger agreement, including, among other things, the structure of the contingent payment potentially payable by the Company and the treatment of accrued interest on Prestige’s existing indebtedness when considering the equity value of Prestige. The Transaction Committee also considered, among other things, the indemnification provisions, closing conditions and termination provisions of the draft merger agreement, including provisions relating to the termination of the agreement in the event of a financing failure and the amount of the related termination fee. Following discussion, the Transaction Committee directed its advisors to continue negotiations with Prestige and its advisors consistent with the Transaction Committee’s direction.
Also during the meeting, Mr. Sheehan discussed with the Transaction Committee an update on the financial outlook of the Company and the impact of the potential acquisition on the Company, including, among other things, the anticipated leverage of the Company after consummation of the potential acquisition. The Transaction Committee discussed and considered the terms and status of the financing for the potential acquisition and the terms of the potential acquisition as part of the Company’s growth strategy. During the meeting, representatives of Barclays and PWP also each reviewed with the Transaction Committee their updated financial analyses regarding the potential acquisition.
Between August 27 and September 2, 2014, the Company, Prestige and their respective legal counsel and financial advisors engaged in various negotiations regarding the terms of the draft merger agreement and associated issues lists, as well as the disclosure schedules prepared by each of Prestige and the Company. During this time, members of the Subcommittee spoke with representatives of the Company’s management, Cravath and PWP in order to discuss issues raised during negotiations of the draft merger agreement and related matters, including with respect to future employment arrangements of Prestige.
On August 31, 2014, rumors of a possible transaction between the Company and Prestige were publicly reported. On August 31 and September 1, 2014, Mr. Peterson and Mr. Martinez had several discussions, certain of which included their respective advisors, to negotiate the final open points on the draft merger agreement.

On September 2, 2014, the Transaction Committee held a meeting in London, United Kingdom, with representatives of Cravath, PWP and, for portions of the meeting, management and Barclays participating. Representatives of Barclays reviewed with the Transaction Committee its financial analysis of the consideration to be paid to Prestige’s securityholders and delivered to the Transaction Committee an oral opinion, which was confirmed by delivery of a written opinion dated September 2, 2014, and attached to this Information Statement as Annex B, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the consideration to be paid by the Company pursuant to the merger agreement was fair, from a financial point of view, to the Company. Following the departure of management and Barclays, representatives of Cravath provided a review of the fiduciary duties of the directors in connection with their consideration of the proposed transaction and reviewed with the Transaction Committee the terms of the proposed merger agreement, including resolution of the open issues discussed at the prior meeting. Representatives of PWP then reviewed with the Transaction Committee its financial analysis of the consideration to be paid by the Company pursuant to the Merger Agreement, and delivered to the Transaction Committee an oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 2, 2014, and attached to this Information Statement as Annex C, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the consideration to be paid by the Company pursuant to the merger agreement was fair, from a financial point of view, to the Company. After discussion, including review and consideration of the factors described under “The Prestige Acquisition — Recommendation and Reasons for the Prestige Acquisition”, the Transaction Committee unanimously determined that the Merger Transactions were in the best interests of the Company and the Company’s shareholders. The Transaction Committee unanimously approved the Merger Agreement and the Share Issuance and recommended that the Company’s shareholders approve the Share Issuance.
On September 2, 2014, TPG, Genting and STAR, each of whose consent to the proposed transaction is required pursuant to the terms of the Shareholders’ Agreement, consented to the proposed transaction. In addition, holders of shares of Company Ordinary Shares representing a majority of the outstanding shares of Company Ordinary Shares consented to the issuance of shares to the securityholders of Prestige in connection with the proposed transaction.
Later that day, prior to the commencement of trading on NASDAQ, the parties executed and delivered the Merger Agreement and issued a joint press release announcing the transaction and their execution of a definitive merger agreement and the Company held an investor call to discuss the Prestige Acquisition.
Recommendation and Reasons for the Prestige Acquisition
In evaluating the Merger Agreement and the Prestige Acquisition, the Transaction Committee consulted with the management of the Company, as well as PWP, Barclays and Cravath. In the course of making the determination that the Merger Agreement and the Prestige Acquisition are in the best interests of the Company and its shareholders and to recommend that the Company’s shareholders approve the Share Issuance, the Transaction Committee considered numerous factors, including the following material factors and benefits:
•
  Strategic Considerations.   The Transaction Committee considered the fact that the combination of the Company and Prestige will create a diversified company with increased scale and scope and a presence across several market segments in the cruise industry. The Company believes that the acquisition will enhance the Company’s financial performance and will create cross-selling opportunities, cross-brand collaboration and cross-brand support which will provide accretion to earnings per share and drive long-term shareholder value. The Transaction Committee also considered that the acquisition of Prestige creates a combined company with a portfolio of cruise products that appeal to guests throughout their lives. In addition, the proposed acquisition, together with the Company’s existing newbuild program, provides for a delivery of a new ship each year from 2015 through 2019.
•
  Merger Consideration.   The Transaction Committee considered that the Merger Consideration consists of cash and a fixed number of shares of Company Ordinary Shares, which will not adjust upwards to compensate for any decline in the price of Company Ordinary Shares prior to the

Closing. The Transaction Committee also considered that the payment of a portion of the potential total consideration in the form of a contingent payment based on the achievement of certain performance targets would align the interests of Prestige’s management and the Company in driving post-closing value for the Company’s shareholders.
•
  Financing Termination.   The Transaction Committee considered the fact that, under certain circumstances and subject to certain conditions, if the Company is unable to obtain the financing for which it has commitments, Prestige cannot require the Company to close the acquisition, although the Company may be required to pay Prestige a termination fee of $88.9 million.
•
  PWP’s and Barclays’ Fairness Opinions and Related Analyses.   The Transaction Committee considered the financial analyses and presentations of PWP and Barclays, as well as the opinions of each of PWP and Barclays, delivered orally to the Transaction Committee on September 2, 2014, which were confirmed by delivery of written opinions each dated September 2, 2014, each to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by each of PWP and Barclays in connection with its respective opinion, the consideration to be paid pursuant to the Merger Agreement was fair, from a financial point of view, to the Company, as more fully described below under the captions “The Prestige Acquisition — Opinion of Barclays Capital Inc.” and “The Prestige Acquisition — Opinion of Perella Weinberg Partners LP”.
•
  Authority of the Transaction Committee.   The Transaction Committee considered the fact that the Board delegated to the disinterested directors comprising the Transaction Committee full power and authority to, among other things, direct the acquisition process, negotiate the terms of an acquisition, approve or reject a transaction and, if necessary under applicable law, recommend to the Company’s shareholders that they approve a transaction. The resolutions establishing the Transaction Committee also provided that the Board would not approve a proposed acquisition without the prior approval of the Transaction Committee.
•
  Negotiation Process.   The Transaction Committee considered the fact that the terms of the Merger Agreement were the result of active and intense negotiations conducted by the Transaction Committee, consisting entirely of disinterested directors, with the assistance of independent financial and legal advisors.
•
  Pro Forma Financial Impact of the Merger.   The Transaction Committee considered the expected financial impact of the merger on the Company, including that the acquisition is anticipated to be accretive to earnings in 2015 before taking into account potential synergies and is anticipated to result in high single digit percentage adjusted earnings per share accretion after taking into consideration potential synergies. The Transaction Committee considered the pro forma financial position of the Company, including its pro forma net leverage, and the ability of the Company to reduce its net leverage within 18 months following the Closing. The Transaction Committee also considered the fact that the Company had obtained committed financing on attractive terms.
•
  Terms of the Merger Agreement.   The Transaction Committee considered the terms and conditions of the Merger Agreement, including the provision by Prestige of indemnification for certain breaches of its representations, warranties, covenants and agreements, as well as for certain claims asserted by its securityholders and certain tax matters.
In reaching its determinations and recommendations described above, the Transaction Committee also considered the following potentially negative factors:
•
  Business Risks.   The Transaction Committee considered certain risks associated with Prestige’s business and operations, including, among other things, the emergence of new direct competitors to Prestige, the age of Prestige’s vessels and the fact that a number of itineraries for Prestige’s cruises include geographic regions that are subject to significant instability.
•
  Merger Consideration.   The Transaction Committee considered that the Merger Consideration consists of cash and a fixed number of shares of Company Ordinary Shares, which will not adjust downward to compensate for any increase in the price of Company Ordinary Shares prior to the Closing. The Transaction Committee determined that this structure was appropriate and the risk acceptable in light of the relative intrinsic values and financial performance of the Company and Prestige, including the fact that the two companies operate in the same industry and are likely susceptible to similar fluctuations in value.
•
  Increased Indebtedness.   Upon the Closing, the Company will significantly increase its total indebtedness and its net leverage. On a pro forma basis as of September 30, 2014, the Company’s net leverage would increase to 5.3x from 4.1x as of June 30, 2014. However, the Company believes that its net leverage will be reduced to approximately 4.0x within 18 months after the Closing.
•
  Termination Fee.   The Transaction Committee considered the fact that, under certain circumstances and subject to certain conditions, if the Company is unable to obtain the financing for which it has commitments, the Company may be required to pay Prestige a termination fee of $88.9 million.
•
  Transaction Costs and Integration.   The Transaction Committee took into account the substantial transaction costs to be incurred in connection with the merger and the possibility that the potential benefits of the merger, including the anticipated synergies, may not be realized within the expected time period, and the risks and challenges of integrating the Company’s and Prestige’s businesses, operations and workforces.
•
  Regulatory Matters.   The Transaction Committee considered the regulatory approvals that would be required to consummate the merger and the prospects for receiving any such approvals. The Transaction Committee considered the fact that the parties would be required to use their respective reasonable best efforts to satisfy the closing conditions relating to certain regulatory matters, including by making required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).
The foregoing discussion of the factors considered by the Transaction Committee is intended to be a summary, and is not intended to be exhaustive, but rather includes the principal factors considered by the Transaction Committee. After considering these factors, the Transaction Committee concluded that the positive factors relating to the Merger Agreement and the Prestige Acquisition, including the merger, substantially outweighed the potential negative factors. The Transaction Committee collectively reached the conclusion to approve the Merger Agreement and the Prestige Acquisition, including the merger, in light of the various factors described above and other factors that the members of the Transaction Committee believed were appropriate. In view of the wide variety of factors considered by the Transaction Committee in connection with its evaluation of the Merger Agreement and the Prestige Acquisition, including the merger, and the complexity of these matters, the Transaction Committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, and it did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Rather, the Transaction Committee made its recommendation based on the totality of information it received and the investigation it conducted. In considering the factors discussed above, individual directors may have given different weights to different factors.
Opinion of Barclays Capital Inc.
The Company engaged Barclays to act as its financial advisor with respect to the acquisition of Prestige. On September 2, 2014, Barclays rendered its opinion (which was subsequently confirmed in writing) to the Transaction Committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the aggregate consideration, consisting of $1,108,798,350 in cash, 20,296,880 Company Ordinary Shares and a contingent payment, if any, of up to $50,000,000 in cash, to be paid by the Company pursuant to the Merger Agreement was fair, from a financial point of view, to the Company.
The full text of Barclays’ written opinion, dated as of September 2, 2014, is attached as Annex B to this Information Statement and is incorporated by reference herein. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Transaction Committee, addresses only the fairness, from a financial point of view, of the aggregate consideration to be paid by the Company pursuant to the Merger Agreement and does not constitute a recommendation to any shareholder of the Company as to how such shareholders should act with respect to the merger or any other matter.
Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Transaction Committee, addresses only the fairness, from a financial point of view, of the aggregate consideration to be paid by the Company pursuant to the Merger Agreement and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should act with respect to the merger or any other matter. The terms of the Merger Agreement were determined through arm’s-length negotiations between the Company and Prestige and were unanimously approved by the members of the Transaction Committee, who were present and constituted a quorum at a special meeting called to consider the Merger Agreement and the Prestige Acquisition. Barclays did not recommend any specific form of consideration to the Company or that any specific form of consideration constituted the only appropriate consideration for the Prestige Acquisition. Barclays was not requested to address, and its opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Prestige Acquisition. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Prestige Acquisition, or any class of such persons, relative to the aggregate consideration to be paid by the Company pursuant to the Merger Agreement. No limitations were imposed by the Company upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.
In arriving at its opinion, Barclays, among other things, reviewed and analyzed:
•
  a draft of the Merger Agreement, dated as of September 2, 2014, and the specific terms of the Prestige Acquisition;
•
  the registration statement on Form S-1 of Prestige filed on January 22, 2014;
•
  financial and operating information with respect to the business, operations and prospects of Prestige furnished to it by Prestige, including financial projections of Prestige prepared by management of Prestige (such forecasts, the “Prestige Projections”);
•
  an alternative version of the Prestige Projections incorporating certain adjustments thereto made by management of the Company (the “Adjusted Prestige Projections”);
•
  financial and operating information with respect to the business, operations and prospects of the Company furnished to it by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”), for purposes of analyzing the pro forma impact of the Prestige Acquisition;
•
  the pro forma impact of the Prestige Acquisition on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”);
•
  a trading history of the Company Ordinary Shares and the trading history of other companies that it deemed relevant; and
•
  a comparison of the financial terms of the Prestige Acquisition with the financial terms of certain other transactions that it deemed relevant.
In addition, Barclays (i) had discussions with the management of the Company concerning its business, operations, financial condition and prospects; (ii) had discussions with the management of the Company and the management of Prestige concerning Prestige’s business, operations, financial condition and prospects; and (iii) undertook such other studies, analyses and investigations as it deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections and the Adjusted Prestige Projections, upon the advice of the Company, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and Prestige and that the Company and Prestige will perform substantially in accordance with such projections. With respect to the Prestige Projections, Barclays was advised by Prestige, and assumed, that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Prestige as to the future financial performance of Prestige. Furthermore, upon the advice of the Company, Barclays assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Barclays’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, September 2, 2014. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after September 2, 2014. Barclays expressed no opinion as to the prices at which the Company Ordinary Shares would trade following the announcement or consummation of the Prestige Acquisition.
In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of enterprise values to Prestige but rather made its determination as to fairness, from a financial point of view, to the Company of the aggregate consideration to be paid by the Company pursuant to the Merger Agreement on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.
In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Transaction Committee. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Merger Agreement. None of the Company, Prestige, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Selected Comparable Company Analysis
In order to assess how the public market values shares of publicly traded companies similar to Prestige, Barclays reviewed and compared specific financial and operating data relating to Prestige with selected companies in the cruise industry that Barclays deemed comparable to Prestige. The selected comparable companies were:
•
  Carnival Corporation
•
  Royal Caribbean Cruises Ltd.
•
  Norwegian Cruise Line Holdings Ltd.
Barclays calculated and compared various financial multiples and ratios of the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each comparable company’s ratio of its enterprise value to earnings before interest, taxes, depreciation and amortization, but excluding non-recurring expenses (“Adjusted EBITDA”). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including FactSet I/B/E/S) and closing prices, as of August 29, 2014, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

Comparable Company	2014E EV/ Adjusted EBITDA
Carnival Corporation	11.4x
Royal Caribbean Cruises Ltd.	12.2x
Norwegian Cruise Line Holdings Ltd.	12.0x
Mean	11.9x
Median	12.0x

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Prestige. However, because of the inherent differences between the business, operations and prospects of Prestige and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Prestige and the companies included in the selected comparable company analysis. Based upon these judgments, Barclays selected a range of 11.0x to 12.0x multiples of 2014E Adjusted EBITDA for Prestige and applied such range to both the Adjusted Prestige Projections and the Prestige Projections to calculate a range of implied enterprise values of Prestige. The following summarizes the result of these calculations:

	Implied Enterprise Value (in millions)
	Low	High
Adjusted Prestige Projections	$2,990	$3,260
Prestige Projections	$3,020	$3,290

Barclays compared the range of implied enterprise values based on the comparable company analysis in each scenario to the $3.025 billion implied acquisition value of Prestige ($3.075 billion when including the full amount of the contingent consideration payment) to be paid pursuant to the Merger Agreement (the “Implied Acquisition Value”), which is equal to the sum of the aggregate consideration to be paid at Closing (using for the value of a share of Company Ordinary Shares its 20-day volume weighted average price of $33.01 as of August 29, 2014) plus the projected adjusted net debt of Prestige of approximately $1.246 billion as of September 30, 2014 (which includes credit given in cash balance for approximately $67 million of prepaid Explorer costs and deductions to equity value taken for approximately $13 million of accrued interest and approximately $28 million of Prestige transaction related expenses). Barclays noted that on the basis of the selected comparable company analysis, the Implied Acquisition Value was within the range of implied enterprise values based on both the Adjusted Prestige Projections and the Prestige Projections.
Selected Precedent Transaction Analysis
Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the cruise industry to the transactions to Prestige with respect to the size, mix, margins, and other characteristics of their businesses.
The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Prestige and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions, the Merger and Barclays’ other industry experience, which would affect the acquisition values of the selected target companies and Prestige. Based upon these judgments, Barclays selected a range of 11.0x to 14.0x multiples of enterprise value to last twelve months’ Adjusted EBITDA and applied such range to the last twelve months’ June 30, 2014 Adjusted EBITDA of Prestige to calculate a range of implied enterprise values of Prestige. The following table sets forth the transactions considered in selecting such range of multiples of enterprise value to last twelve months’ Adjusted EBITDA:

Announcement Date	Acquiror	Target
December 10, 2007	Apollo/Prestige Cruise Holdings	Regent Seven Seas Cruises
August 20, 2007	Apollo Management	NCL Corporation
February 26, 2007	Apollo Management	Oceania Cruises
February 22, 2007	Ambassador International	Windstar Cruises
February 9, 2007	Carnival Corporation	Iberojet – Cruise Division(1)
August 31, 2006	Royal Caribbean International	Pullmantur
May 15, 2006	The Carlyle Group	Iberojet
December 17, 2001	Carnival Corporation	P&O Princess Cruises PLC
May 18, 2000	Royal Caribbean International	First Choice Holidays PLC(2)
December 15, 1999	Star Cruises PLC	NCL Holding ASA(3)
October 19, 1999	Carnival Corporation	Cunard Line Ltd.(4)
May 7, 1998	Norwegian Cruise Line Ltd.	Orient Lines
April 3, 1998	Carnival Corporation	Cunard Line Ltd.(5)

(1)
  Carnival and Iberojet formed a JV, of which Carnival owns 75%.
(2)
  Royal Caribbean acquired a 20% stake in First Choice valued at 200 GPB.
(3)
  Star acquired 45.5% of NCLH bringing its ownership to 95.4%. It subsequently acquired the remaining stub in December 2000.
(4)
  Carnival acquired 32% of Cunard.
(5)
  Carnival acquired 68% of Cunard.

The results of Barlcays’ analyses based on the selected precedent transactions for which the relevant information was publicly available are summarized in the following tables:

Multiple Range of Selected Precedent Transactions
	Mean	Median
Enterprise Value as a Multiple of Last Twelve Months Adjusted EBITDA:	13.9x	14.3x

Implied Enterprise Value (in millions)
Low	High
$2,820	$3,590

Barclays noted that on the basis of the selected precedent transaction analysis, the Implied Acquisition Value was within the range of implied enterprise values calculated using last twelve months’ June 30, 2014 Adjusted EBITDA of Prestige, which was provided by management of Prestige.
Discounted Cash Flow Analysis
In order to estimate the implied enterprise value of Prestige, Barclays performed two separate discounted cash flow analyses of Prestige based on two separate scenarios: (a) Adjusted Prestige Projections, and (b) Prestige Projections, in each case with and without Projected Synergies.
A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
To calculate the implied enterprise value of Prestige using the discounted cash flow method for each of the scenarios, Barclays added (i) Prestige’s projected after-tax unlevered free cash flows for fiscal years 2014 through 2019 to (ii) the “terminal value” of Prestige as of the end of 2019, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking Prestige’s tax-affected earnings before interest and taxes, subtracting taxes, adding back depreciation and amortization and stock based compensation, and subtracting capital expenditures, change in working capital and change in other operating assets and liabilities. The residual value of Prestige at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on 2020 Adjusted EBITDA of 9.5x to 12.0x for both scenarios and applying such range to the applicable projections in each scenario. The range of after-tax discount rates of 10.0% to 12.0% was selected based on an analysis of the weighted average cost of capital of the comparable companies. Barclays then calculated a range of implied enterprise values using the discounted cash flow method. The following summarizes the result of these calculations:

	Enterprise Value Range (in millions)
	Low	High	High w/Synergies
Adjusted Prestige Projections	$3,115	$4,040	$4,285
Prestige Projections	$3,440	$4,450	$4,690

Barclays noted that on the basis of the discounted cash flow analysis, the Implied Acquisition Value was below the range of implied enterprise values calculated in each scenario.

Leveraged Acquisition Analysis
Barclays performed a leveraged acquisition analysis in order to ascertain a purchase price for Prestige which might be achieved in a leveraged buyout transaction with a financial buyer using a debt capital structure consistent with the Prestige Acquisition and based upon current market conditions. Barclays assumed the following in its analysis: (i) a capital structure of Prestige including net leverage of funded debt to last twelve months’ September 30, 2014 Adjusted EBITDA of 6.5x, (ii) an equity investment that would achieve a five-year rate of return of 20% to 25%, and (iii) a 2019 exit multiple of 9.5x to 12.0x projected 2020 Adjusted EBITDA. The following summarizes the result of these calculations:

	Enterprise Value Range (in millions)
	Low	High
Adjusted Prestige Projections	$2,850	$3,100
Prestige Projections	$3,000	$3,300

Barclays noted that on the basis of the leveraged acquisition analysis, the Implied Acquisition Value was within the range of implied purchase prices calculated using both Adjusted Prestige Projections and Prestige Projections.
General
Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected Barclays because of its familiarity with the Company and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the Prestige Acquisition.
Barclays is acting as financial advisor to the Company in connection with the Prestige Acquisition. As compensation for its services in connection with the Prestige Acquisition, the Company paid Barclays a fee of $1 million upon delivery of Barclays’ opinion. Additional compensation of $12 million will be payable on completion of the Prestige Acquisition against which the following is creditable: (i) amounts paid for the opinion and (ii) 30% of any fees paid by the Company to Barclays for arranging, underwriting or placing any acquisition financing related to the Prestige Acquisition to the extent in excess of $7 million, such credit not to exceed $3 million. The Company has also agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the Prestige Acquisition and to indemnify Barclays for certain liabilities that may arise out of its engagement by the Company and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for the Company, Prestige and their respective affiliates in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services to the Company, for which it received customary consideration: (i) acted as joint bookrunner and stabilization agent on the Company’s $514 million initial public offering; (ii) acted as a bookunner on the Company’s $684 million follow-on offering; (iii) acted as a bookunner on the Company’s $732 million follow-on offering; (iv) acted as a joint bookrunner on the Company’s $300 million high yield bond offering; (v) acted as joint lead arranger on the Company’s $1,300 million senior secured credit facilities; (vi) acted as foreign exchange derivatives provider to the Company; and (vii) acted as a bookrunner on the Company’s $732 million follow-on offering. Additionally, Barclays expects to act as joint lead arranger and joint bookrunner in connection with financing of the Prestige Acquisition for which it expects to receive customary consideration.
In the past two years, Barclays has performed the following investment banking and financial services to Prestige, for which it received or will receive customary consideration: (i) acted as joint lead arranger and joint bookrunner on repricing of a $299 million first lien term loan of a subsidiary of Prestige and a $296 million first lien term loan of another subsidiary of Prestige; (ii) acted as joint lead arranger and joint bookrunner on $375 million senior secured credit facilities; (iii) acted as joint lead arranger and joint bookrunner on repricing of a $300 million term loan of a subsidiary of Prestige; (iv) acted as joint lead arranger and joint bookrunner on $340 million senior secured credit facilities of a subsidiary of Prestige; (v) currently Barclays has an outstanding commitment of $22.5 million under a $75 million revolving credit facility of a subsidiary of Prestige; (vi) currently Barclays has an outstanding commitment of $14 million under a $40 million revolving credit facility of a subsidiary of Prestige; and (vii) performed and is currently performing various hedging and other risk management services for Prestige and its subsidiaries. Additionally, Barclays has also provided the following investment banking and financial services to Prestige, for which it received no compensation: (i) financial advisory services to Prestige with respect to potential strategic acquisition alternatives that never materialized; and (ii) services with respect to potential capital raising alternatives.
In addition, Barclays and its affiliates in the past have provided, currently are providing, or in the future may provide, investment banking and other financial services to Apollo Management Holdings L.P., affiliates of which are significant stockholders of both of the Company and Prestige, and certain of its affiliates and portfolio companies and has received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to Apollo Management Holdings L.P. or certain of its portfolio companies and affiliates in connection with certain mergers and acquisitions transactions, (ii) having acted or acting as arranger, bookrunner and/or lender for Apollo Management Holdings L.P. or certain of its portfolio companies and affiliates in connection with the financing for various acquisition transactions, and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Apollo and certain of its portfolio companies and affiliates.
Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Prestige for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
Opinion of Perella Weinberg Partners LP
The Transaction Committee retained PWP to act as its financial advisor in connection with the proposed acquisition of Prestige. The Transaction Committee selected PWP based on PWP’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company and the industries in which the Company conducts its business. PWP, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.
On September 2, 2014, PWP rendered its oral opinion, subsequently confirmed in writing, to the Transaction Committee that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the aggregate consideration, consisting of $1,108,798,350 in cash and 20,296,880 Company Ordinary Shares, at Closing and a contingent consideration payment, if any, of up to $50,000,000 in cash, to be paid by the Company pursuant to the Merger Agreement was fair, from a financial point of view, to the Company.
The full text of PWP’s written opinion, dated September 2, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by PWP, is attached as Annex C and is incorporated by reference herein. Holders of the Company Ordinary Shares are urged to read PWP’s opinion carefully and in its entirety. The opinion does not address the Company’s underlying business decision to enter into the Merger Agreement. The opinion does not constitute a recommendation to any holder of Company Ordinary Shares as to how such holders should vote or otherwise act with respect to the Prestige Acquisition or any other matter and does not in any manner address the prices at which the Company Ordinary Shares will trade at any time. In addition, PWP expressed no opinion as to the fairness of the Prestige Acquisition to the holders of any class of securities, creditors or other constituencies of the Company. PWP provided its opinion for the information and assistance of the Transaction Committee in connection with, and for the purposes of its evaluation of, the Prestige Acquisition. This summary is qualified in its entirety by reference to the full text of the opinion.
In arriving at its opinion, PWP, among other things:
•
  reviewed certain publicly available financial statements and other business and financial information with respect to Prestige;
•
  reviewed certain publicly available financial statements and other business and financial information with respect to the Company, including research analyst reports;
•
  reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of Prestige, in each case, prepared by management of Prestige;
•
  reviewed certain analyses and forecasts (the “Buyer Prestige forecasts”), and other financial and operating data relating to the business of Prestige, in each case, prepared by the Company’s management;
•
  reviewed certain internal financial statements, analyses, forecasts (the “Norwegian forecasts”), and other financial and operating data relating to the business of the Company, in each case, prepared by the Company’s management;
•
  reviewed estimates of synergies anticipated by the Company’s management to result from the Prestige Acquisition (the “anticipated synergies”);
•
  discussed the past and current operations, financial condition and prospects of Prestige with management of Prestige;
•
  discussed the past and current operations, financial condition and prospects of the Company, including the anticipated synergies, with management of the Company;
•
  compared the financial performance of Prestige and the Company with that of certain publicly-traded companies which PWP believed to be generally relevant;
•
  compared the financial terms of the Prestige Acquisition with the publicly available financial terms of certain transactions which PWP believed to be generally relevant;
•
  reviewed the potential pro forma financial impact of the Prestige Acquisition on the future financial performance of the Company;
•
  reviewed the historical trading prices and trading activity for the Company Ordinary Shares, and compared such price and trading activity of the Company Ordinary Shares with that of securities of certain publicly-traded companies which PWP believed to be generally relevant;
•
  participated in discussions among representatives of Prestige and the Company and their respective advisors;
•
  reviewed a draft dated September 2, 2014 of the Merger Agreement; and
•
  conducted such other financial studies, analyses and investigations, and considered such other factors, as PWP deemed appropriate.
In arriving at its opinion, PWP assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the managements of Prestige and the Company that, to their knowledge, information furnished by them for purposes of PWP’s analysis did not contain any material omissions or misstatements of material fact. PWP assumed, with the consent of the Transaction Committee, that there were no material undisclosed liabilities of Prestige and the Company for which adequate reserves or other provisions had not been made. With respect to the Buyer Prestige forecasts and the Norwegian forecasts, PWP was advised by the management of the Company and assumed, with the consent of the Transaction Committee, that such Buyer Prestige forecasts and Norwegian forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future stand-alone financial performance of Prestige, the future stand-alone financial performance of the Company, and the future financial performance of Prestige and the Company, as the case may be and the other matters covered thereby and PWP expressed no view as to the assumptions on which they were based. PWP assumed, with the consent of the Transaction Committee, that the anticipated synergies and potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of the Company to result from the Prestige Acquisition would be realized in the amounts and at the times projected by the management of the Company, and PWP expressed no view as to the assumptions on which they were based. PWP relied without independent verification upon the assessment by the management of the Company of the timing and risks associated with the integration of Prestige and the Company. In arriving at its opinion, PWP did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Prestige nor did PWP take into consideration or rely on any such valuations or appraisals, nor did PWP assume any obligation to conduct, nor did PWP conduct, any physical inspection of the vessels, properties or facilities of Prestige. In addition, PWP did not evaluate the solvency of any party to the Merger Agreement, including under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. PWP assumed that as of September 30, 2014, Prestige’s third-party debt would be $1,545 million, Prestige’s cash would be $273 million, Prestige would have made $67 million of payments related to its Explorer newbuild and Prestige would have $41 million of accrued interest and transaction related expenses. PWP assumed that the final Merger Agreement would not differ in any material respect from the form of Merger Agreement reviewed by PWP and that the Prestige Acquisition would be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay and that there will be no payments by Prestige pursuant to any indemnification obligations of Prestige under the Merger Agreement. In addition, PWP assumed that in connection with the receipt of all the necessary approvals of the proposed Prestige Acquisition, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on Prestige, the Company or the contemplated benefits expected to be derived in the proposed Prestige Acquisition. PWP relied as to all legal matters relevant to rendering its opinion upon the advice of its counsel.
PWP’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the aggregate consideration to be paid by the Company pursuant to the Merger Agreement. PWP was not asked to, nor did it, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, or the form or structure of the Prestige Acquisition or the likely timeframe in which the Prestige Acquisition would be consummated. In addition, PWP expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Prestige Acquisition, or any class of such persons, relative to the aggregate consideration to be received by Prestige’s securityholders pursuant to the Merger Agreement or otherwise. PWP did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which it understood the Company had received such advice as it deemed necessary from qualified professionals.
PWP’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to PWP as of, the date of its opinion. It should be understood that subsequent developments may affect PWP’s opinion and the assumptions used in preparing it, and PWP does not have any obligation to update, revise, or reaffirm its opinion. The issuance of PWP’s opinion was approved by a fairness committee of PWP.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses performed by PWP and reviewed by the Transaction Committee in connection with PWP’s opinion relating to the Prestige Acquisition and does not purport to be a complete description of the financial analyses performed by PWP. The order of analyses described below does not represent the relative importance or weight given to those analyses by PWP. Some of the summaries of the financial analyses include information presented in tabular format.

In order to fully understand PWP’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PWP’s financial analyses.
Selected Publicly Traded Companies Analysis.   PWP reviewed and compared certain financial information for Prestige (based on the Buyer Prestige forecast) to corresponding financial information, ratios and public market multiples for certain publicly held companies in the cruise line industry. Although none of the following companies is identical to Prestige, PWP selected these companies because they had publicly traded equity securities and were deemed to be similar to Prestige in one or more respects, including being operators of cruise lines.
Selected Publicly Traded Companies
•
  Carnival Corporation
•
  Royal Caribbean Cruises Ltd.
•
  Norwegian
For each of the selected companies, PWP calculated and compared financial information and various financial market multiples and ratios based on company filings for historical information and consensus third-party research estimates prepared by FactSet for forecasted information.
With respect to each of the selected companies, PWP reviewed enterprise value (“EV”) as of August 29, 2014 as a multiple of estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for each of the calendar years of 2014, 2015 and 2016. The results of these analyses are summarized in the following table:

	EV/2014E EBITDA	EV/2015E EBITDA	EV/2016E EBITDA
	Multiple	Multiple	Multiple
High	12.2x	11.1x	9.3x
Low	11.9x	10.2x	8.8x
Median	12.1x	10.4x	9.3x
Average	12.1x	10.6x	9.1x

Based on the multiples calculated above, PWP’s analyses of the various selected publicly traded companies and on professional judgments made by PWP, PWP selected a representative range of multiples of 10.0x – 11.0x to apply to CY2015E Adjusted EBITDA (including adjustments for equity-based compensation, fuel hedge gains, losses on disposals and the management fee payable to Apollo Capital Management) of Prestige based on the Buyer Prestige forecasts prepared by management of the Company. PWP noted that this analysis implied an enterprise value for Prestige of $2.925 billion to $3.218 billion and compared that range to the resulting $3.025 billion implied transaction value of Prestige ($3.075 billion when including the full amount of the contingent consideration payment) to be paid pursuant to the Merger Agreement (the “implied transaction value”). This $3.025 billion implied transaction value is equal to the sum of the aggregate consideration to be paid at Closing (using for the value of a share of Company Ordinary Shares its 20-day volume weighted average price of $33.01 as of August 29, 2014) plus the projected adjusted net debt of Prestige of approximately $1.246 billion as of September 30, 2014 (which includes credit given in cash balance for approximately $67 million of prepaid Explorer costs and deductions to equity value taken for approximately $13 million of accrued interest and approximately $28 million of Prestige transaction related expenses).
Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to Prestige’s business. Accordingly, PWP’s comparison of selected companies to Prestige and analysis of the results of such comparison was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Prestige.

Selected Transactions Analysis.   PWP analyzed certain information relating to selected announced transactions in the cruise line industry (the transactions analyzed occurred between June 1997 and December 2007). PWP selected the transactions because, in the exercise of its professional judgment, PWP determined the targets in such transactions to be relevant companies having operations similar to Prestige. The most recent listed transaction is from December 2007 because there have been no announced transactions in the cruise line industry since December 2007 involving a target having operations similar to Prestige. The selected transactions analyzed were the following:

Announcement Date	Acquiror	Target
December 2007	Apollo/Prestige Cruises	Regent Seven Seas Cruises
August 2007	Apollo Management	NCL Corporation (50%)
February 2007	Apollo Management	Oceania Cruises
February 2007	Ambassador International	Windstar Cruises
August 2006	Royal Caribbean Cruises	Pullmantur, S.A.
May 2006	Carlyle	Iberojet
December 2001	Carnival Corporation	P&O Princess Cruises
August 2000	Carnival Corporation	Costa Crociere
December 1999	Star Cruises	NCL Holding ASA
November 1999	Carnival Corporation	Cunard (32%)
May 1998	NCL Holding ASA	Orient Cruise Line
April 1998	Carnival Corporation	Cunard (68%)
June 1997	Royal Caribbean Cruises	Celebrity Cruise Lines

For each of the selected transactions (except where not applicable), PWP calculated and compared the resulting enterprise value in the transaction as a multiple of reported EBITDA for the last twelve months as of such time (“LTM”). The multiples for the selected transactions were based on publicly available information at the time of the relevant transaction, but for some of the selected transactions there was no such relevant publicly available information. The results of these analyses are summarized in the following table:

EV/LTM EBITDA
High	14.7x
Low	9.0x
Median	13.7x
Average	12.5x

PWP compared the multiples above to a range of multiples for Prestige, from 12.1x, which represented the transaction value in the Prestige Acquisition excluding the contingent consideration payment as a multiple of Prestige’s estimated LTM Adjusted EBITDA (as of September 30, 2014), to 12.3x, which represented the transaction value in the Prestige Acquisition including the entire amount of the contingent consideration payment as a multiple of Prestige’s estimated LTM Adjusted EBITDA (as of September 30, 2014).
Based on the multiples calculated above, PWP’s analyses of the various selected transactions and on professional judgments made by PWP, PWP selected a representative range of multiples of 11.0x – 14.0x to apply to estimated LTM Adjusted EBITDA of Prestige. PWP applied such ranges to estimated LTM Adjusted EBITDA (as of September 30, 2014) to derive a range of the enterprise value for Prestige of $2.751 billion to $3.501 billion and compared that to the $3.025 billion implied transaction value of Prestige ($3.075 billion when including the full amount of the contingent consideration payment) to be paid pursuant to the Merger Agreement.
Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the Prestige Acquisition or Prestige.

Discounted Cash Flow Analysis of Prestige.   PWP conducted a discounted cash flow analysis for Prestige, both excluding the anticipated synergies and including the anticipated synergies, by first calculating, in each case, the present value as of September 30, 2014 of the estimated standalone unlevered free cash flows (calculated as net operating profits after tax plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital and other long-term assets and liabilities) that Prestige could generate from September 30, 2014 through December 31, 2020. To determine such present values, PWP utilized discount rates ranging from 9.5% to 11.5% based on estimates of the weighted average cost of capital of Prestige, calculated by assuming a cost of equity of 11.2% to 14.3% based on CAPM and an estimated after tax cost of debt of 5.0-5.9% weighted based upon the range of the debt to capitalization ratio of the selected publicly traded companies. Estimates of unlevered free cash flows and anticipated synergies used for these analyses utilized the Buyer Prestige forecasts and the anticipated synergies. PWP also calculated, in each case, a range of terminal values utilizing terminal year multiples of LTM EBITDA ranging from 10.0x to 12.0x (which range was determined by PWP in the exercise of its professional judgment) and discount rates ranging from 9.5% to 11.5% based on estimates of the weighted average cost of capital of Prestige. The present values of unlevered free cash flows generated over the period described above were then added, in each case, to the present values of terminal values resulting in a range of implied enterprise values for Prestige. These analyses resulted in the following reference ranges of implied enterprise values (using $220 million, the approximate midpoint of the synergies analysis, as the value of the synergies and adding this amount to the standalone discounted cash flow values):

Range of Implied Enterprise Value (in billions)
Excluding anticipated synergies	$3.338 – $4.162
Including anticipated synergies	$3.558 – $4.382

PWP compared the range of implied present enterprise values of Prestige excluding the anticipated synergies and including the anticipated synergies to the $3.025 billion implied transaction value of Prestige ($3.075 billion when including the full amount of the contingent consideration payment) to be paid pursuant to the Merger Agreement.
Miscellaneous
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole could create an incomplete view of the processes underlying PWP’s opinion. In arriving at its fairness determination, PWP considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, PWP made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Prestige or the Prestige Acquisition.
PWP prepared the analyses described herein for purposes of providing its opinion to the Transaction Committee as to the fairness, from a financial point of view, as of the date of such opinion, of the aggregate consideration to be paid by the Company pursuant to the Merger Agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. PWP’s analyses were based in part upon third-party research analyst estimates, which are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by PWP’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Merger Agreement or their respective advisors, none of the Company, PWP or any other person assumes responsibility if future results are materially different from those forecasted by third parties.
As described above, the opinion of PWP to the Transaction Committee was one of many factors taken into consideration by the Transaction Committee in making its determination to approve the Prestige Acquisition.
Pursuant to the terms of the engagement letter between PWP and the Company dated as of July 29, 2014, the Company agreed to pay to PWP $2,500,000 upon the delivery of the opinion rendered by PWP as described above plus $7,000,000 (reduced by any amounts previously paid by the Company to PWP upon delivery of the opinion) upon the closing of the Prestige Acquisition. In addition, the Company agreed to reimburse PWP for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify PWP and related persons against various liabilities, including certain liabilities under the federal securities laws.
In the ordinary course of its business activities, PWP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Prestige or any of their respective affiliates. During the two-year period prior to the date of PWP’s opinion, PWP and its affiliates provided certain investment banking and other financial services for an affiliate of Apollo Capital Management, for which PWP and its affiliates received compensation. PWP and its affiliates may in the future provide investment banking and other financial services to Prestige, the Company, Apollo Capital Management, Genting, TPG and their respective affiliates and in the future may receive compensation for the rendering of such services.
Financing of the Prestige Acquisition
In connection with our signing of the Merger Agreement, on September 2, 2014, NCLC entered into a Commitment Letter (the “Commitment Letter”) with Barclays Bank PLC, JPMorgan Chase Bank, N.A, J.P. Morgan Securities LLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. (collectively, the “Commitment Parties”) pursuant to which the Commitment Parties committed to provide up to $2,199,000,000 of senior secured term loans (the “Senior Facilities”) and up to $780,000,000 of senior unsecured loans or bonds (the “Bridge Facility”). The amount of the Bridge Facility is subject to reduction in certain circumstances under the terms of the Commitment Letter. The proceeds of the Senior Facilities and the Bridge Facility will be used by us to finance a portion of the Prestige Acquisition, including the refinancing of certain existing indebtedness of Prestige and its subsidiaries. Up to $950,000,000 of the Senior Facilities (the “Closing Date Term Facilities”) may be documented as either incremental loans under NCLC’s existing credit agreement, or under a stand-alone credit agreement. If the Closing Date Term Facilities are documented under a stand-alone credit agreement, the aggregate principal amount of the commitments of the Commitment Parties in respect of the Closing Date Term Facilities shall decrease to $500,000,000, while the commitments of the Commitment Parties in respect of the Bridge Facility shall increase to $1,230,000,000. The remaining portion of the Senior Facilities will be documented under a stand-alone credit agreement.
No Vote Required in Connection with the Prestige Acquisition
No further vote or consent of the stockholders of Prestige or of our shareholders is required to consummate the Prestige Acquisition.
No Appraisal Rights in Connection with the Prestige Acquisition
Securityholders of Prestige will not be entitled to exercise appraisal or dissenters rights under the laws of the Republic of Panama or the laws of Bermuda in connection with the Prestige Acquisition or the Share Issuance.
Regulatory Approvals to be Obtained in Connection with the Prestige Acquisition
Approval under the HSR Act and the rules and regulations promulgated thereunder is required to consummate the Prestige Acquisition. There are no other regulatory approvals required to consummate the Prestige Acquisition.

INTEREST OF CERTAIN PERSONS IN THE PRESTIGE ACQUISITION
Agreements among Apollo, Prestige and the Company
The Apollo Funds, affiliates or partners of which employ each of Messrs. Aron, Martinez, Crowe, Seminara and Abrams, each of whom serves on the Board, currently own approximately 20.0% of the issued and outstanding Company Ordinary Shares and control the Board, and certain funds affiliated with Apollo also currently control Prestige, owning approximately 80% of Prestige’s economics. Accordingly, in connection with the Prestige Acquisition, funds affiliated with Apollo will receive approximately 80% of the Merger Consideration.
Apollo currently is party to the Management Consulting Agreement with Oceania, a subsidiary of Prestige. Under the Management Consulting Agreement, Apollo is entitled to receive an annual fee of $875,000 in exchange for providing various management consulting and advisory services to Oceania and its subsidiaries. Apollo has received a final payment under the Management Consulting Agreement of $235,000 in connection with the consummation of the Prestige Acquisition, and the Management Consulting Agreement has been terminated effective October 1, 2014.
Executive Compensation
None of the Company’s named executive officers will receive any compensatory payments or benefits that constitute “golden parachute” compensation within the meaning of Item 402(t) of Regulation S-K.
“Golden Parachute” Compensation Payable to Prestige Named Executive Officers
The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each “named executive officer” of Prestige (the “named executive officers”) that is based on or otherwise relates to the Prestige Acquisition.
The information below assumes the consummation of the Prestige Acquisition occurs in the fourth quarter of 2014, in accordance with the terms of the Merger Agreement and the terms of the employment and equity award agreements in effect as of the date of filing this Information Statement.
The value of the acceleration of the named executive officers’ equity awards is calculated assuming a price per share of Prestige Common Stock of $28.50. The actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. The table below quantifies “golden parachute” compensation payable to each named executive officer assuming for such purpose that the named executive officer experienced a qualifying termination immediately following the Closing. No named executive officer is entitled to any payments related to pension benefits, nonqualified deferred compensation arrangements or tax reimbursement.

	Cash ($)
Name(1)	Change-in- Control Severance ($)(2)	2014 Prorated Annual Bonus ($)(3)	Value of Perquisites/ Benefits ($)(4)	Equity ($)(5)	Total ($)
Frank Del Rio	7,000,000	1,458,333	183,636	2,182,000	10,823,969
Jason Montague	1,000,000	312,500	0	2,491,108	3,803,608
T. Robin Lindsay	1,000,000	312,500	0	1,545,125	2,857,625
Robert Binder	1,000,000	354,167	0	748,908	2,103,075
Kunal Kamlani	1,650,000	637,500	33,560	1,513,985	3,835,045

(1)
  A portion of the payments reflected in this table are subject to approval of the securityholders of Prestige in accordance with Section 280G of the Internal Revenue Code of 1986 (the “Code”) and to the extent such amounts are not approved by the securityholders of Prestige, such amounts will not be payable to the executives. The portion of the payments which would constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code in excess of 299% of the individual’s average annual taxable compensation for services performed for Prestige for the five most recent taxable years ending before the date of the Prestige Acquisition have been waived by each of the executives (other than Messrs. Binder and Kamlani whose payments would not otherwise result in an excise tax under Section 4999 of the Code) unless approved by the securityholders of Prestige. Such approval will be sought prior to the Closing and to the extent approval of more than 75% of the outstanding securities of Prestige (excluding the affected officers) is not obtained, the excess amounts will not be paid. Each of the executives, other than Mr. Kamlani, is entitled to a tax gross up in respect of any “excess parachute payments” within the meaning of Section 280G of the Code. However, no “excess parachute payments” will be made as a result of the execution of the waivers described above.
(2)
  Represents severance payments to which the executive would be entitled upon a qualifying termination within 90 days (180 days in the case of Mr. Del Rio) prior to, or within twelve months following (or, in the case of Mr. Montague, eighteen months and, in the case of Mr. Del Rio, following the consummation of the Prestige Acquisition, but prior to December 31, 2015) a “change in control” (as defined in the executive’s employment agreement with Prestige) and which would include a transaction such as the Prestige Acquisition. For Messrs. Montague, Lindsay, and Binder, these severance payments, which are flat amounts, are payable in a lump sum within ten days of the executive’s termination date. For Mr. Del Rio, these payments, which consist of two times the sum of Mr. Del Rio’s base salary and annual target bonus, are payable in monthly installments over two years following such qualifying termination. For Mr. Kamlani, these payments, which consist of one year of base salary and $750,000, are payable in equal installments over six months following such qualifying termination. These amounts are “double-trigger” payments: in addition to the occurrence of the Prestige Acquisition, the payments are contingent on the occurrence of a qualifying termination within 90 days (180 days in the case of Mr. Del Rio) prior to, or within 12 months following the Prestige Acquisition (or, in the case of Mr. Montague, eighteen months and, in the case of Mr. Del Rio, following the Prestige Acquisition, but prior to December 31, 2015) (such period, the “CIC Period”). Mr. Del Rio would not receive any ordinary cash severance payments upon a termination of employment in the absence of a change in control. The dollar amount of the cash severance payable to Mr. Kamlani upon any qualifying termination does not vary based on the occurrence or non-occurrence of a change in control. Messrs. Montague, Lindsay and Binder are entitled to receive two years’ base salary upon a qualifying termination in the absence of a change in control.
(3)
  Reflects the 2014 annual bonuses payable to the named executive officers in connection with any qualifying termination, which are prorated based on an assumed termination date of November 1, 2014. For Messrs. Montague, Lindsay and Binder, such amounts are payable in a lump sum within ten days following the termination date. For Mr. Del Rio, such amount is payable within sixty days following the termination date. For Mr. Kamlani, such amount is payable at the same time other executives receive their annual performance bonuses. These amounts are “double-trigger” payments: in addition to the occurrence of the Prestige Acquisition, the payments are contingent on the occurrence of a qualifying termination within the CIC Period.
(4)
  Represents the value of any “double-trigger” perquisites and benefits payable to the named executive officers in connection with a qualifying termination within the CIC Period. For Mr. Del Rio, such perquisites and benefits include two years’ of continued payment of country club dues ($40,000), automobile allowance ($55,200), tax advice and income tax preparation ($40,000) and continued health and medical benefits ($48,436). For Mr. Kamlani, such perquisites and benefits include one year of payment of COBRA premiums ($33,560). If any of Messrs. Montague, Lindsay and Binder were to undergo a qualifying termination in the absence of a change in control, the executive would also be entitled to continued health, dental and vision benefits as well as automobile allowance for a period of one year post-termination.
(5)
  Represents the assumed value of options for which vesting would be subject to “single-trigger” acceleration following the assumed Closing Date in the fourth quarter of 2014, and the cancellation of such awards in exchange for the Merger Consideration (less the applicable exercise price of the option and applicable taxes) based on an assumed value of Prestige Common Stock of $28.50. The chart below contains additional detail regarding the unvested options currently held by each named executive officer as of September 30, 2014 and assumed to remain outstanding and unvested as of the assumed Closing Date in the fourth quarter of 2014. In accordance with the terms of outstanding performance-based options, the number of Prestige shares underlying unvested performance-based options in the table above and in the chart below assumes the deemed satisfaction of performance targets at 100% upon the Closing. In addition, each holder of an option with an exercise price that is less than the Merger Consideration is eligible to receive a portion of an aggregate contingent payment of up to $50,000,000 in cash subject to the achievement of certain milestones set forth in the Merger Agreement. In the event that such contingent payment is paid out, the executives would be entitled to receive an additional amount of up to $1.25 per such option in April 2016, however, there is no certainty that such amounts will be paid, and so they have not been reflected in the table above or the chart below.

	Total Number of Prestige Shares Underlying Unvested Options (#)	Value of Unvested Options ($)
Frank Del Rio	200,000	2,182,000
Jason Montague	156,667	2,491,108
T. Robin Lindsay	115,083	1,545,125
Robert Binder	56,667	748,908
Kunal Kamlani	66,666	1,513,985

Summary of Potential Payments in Connection with a Change-in-Control
Oceania has entered into an employment agreement with each of the named executive officers that specifies the severance payments and perquisites and benefits to be provided upon various circumstances of termination of employment. For each of the executives except Mr. Kamlani, cash severance payments are dependent on and vary based on the occurrence of the Prestige Acquisition. In the case of Messrs. Del Rio, Montague, Lindsay and Binder, the cash severance payments vary if such termination occurs within the CIC Period. The severance payments and benefits for each named executive officer are as follows:
•
  For Mr. Del Rio, in the event of a qualifying termination absent a change in control, he will not be entitled to any cash severance however, he will be entitled to a prorated annual bonus for the year of termination and partial accelerated vesting of his June 6, 2014 option grant, such that the next installment scheduled to vest following the termination date shall vest and become exercisable on the termination date. In the event of a qualifying termination within the CIC Period, instead Mr. Del Rio would be entitled to two times the sum of his (i) base salary and (ii) target annual incentive bonus, payable in monthly installments for two years from the termination date, a prorated annual bonus for the year of termination, two years’ payment of country club dues, automobile allowance, tax advice and income tax preparation and continued health and medical benefits and accelerated vesting of all unvested stock-based grants;
•
  For Messrs. Montague, Lindsay and Binder, in the event of a qualifying termination absent a change in control, they are entitled to two years’ base salary, payable in a lump sum within 30 days of the termination date, a prorated annual bonus for the year of termination, one year’s medical, dental, vision insurance benefits and automobile allowance, and accelerated vesting of all unvested stock-based grants. In the event of a qualifying termination within the CIC Period, each executive will instead be entitled to $1,000,000, payable in a lump sum within ten days following the termination date and a prorated annual bonus for the year of termination;
•
  For Mr. Kamlani, upon any qualifying termination, he is entitled to one year’s base salary plus $750,000, payable in equal installments over six months, a prorated annual bonus for the year of termination and payment of COBRA premiums for one year (or until Mr. Kamlani obtains coverage from another employer).
Pursuant to the employment agreements, the severance payments and benefits are contingent upon the officer’s execution of a release of all claims against Prestige, and, for Messrs. Del Rio and Kamlani, are also contingent upon continued compliance with the confidentiality, noncompetition, and nonsolicitation covenants contained in the executive’s employment agreement. Upon a qualifying termination, each executive is subject to noncompetition and nonsolicitation restrictions for twelve (12) months post- termination. In addition, if any officer breaches or threatens to breach, any noncompetition covenant in his agreement, or if Mr. Kamlani breaches, or threatens to breach, any confidentiality, noncompetition, or nonsolicitaton covenants contained in his agreement, Prestige is entitled, under the employment agreements, to specific performance and injunctive relief.
Equity Awards — Options
Each of the named executive officers holds stock options to purchase Prestige Common Stock. The executives’ options are generally divided into two equal tranches, consisting of service-options and performance-options, other than for Messrs. Del Rio and Kamlani, who only hold service-options. Generally, the service-options vest 33% annually over a period of three years, subject to the executive’s continued employment with Prestige and the performance-options vest 33% annually over a period of three years, subject to continued employment with Prestige and Prestige’s achievement of certain performance targets in the applicable fiscal year. Mr. Del Rio was granted 200,000 options that vest according to the following schedule: 50% of the options vest on June 6, 2016, 25% of the options vest on June 6, 2017 and 25% of the options vest on June 6, 2018, subject to Mr. Del Rio’s continued employment with Prestige. In connection with the consummation of the Prestige Acquisition, the vesting of all options will accelerate, and both the service-options and the performance-options, to the extent unvested, shall become fully vested and exercisable as of immediately prior to the Closing, with the performance-options vesting assuming the deemed satisfaction of performance targets at 100% upon the Closing. As described above, the Merger Agreement provides that, at the effective time, all outstanding options held by Prestige employees will be cancelled and exchanged for the right to receive the excess, if any, of the Merger Consideration to be delivered for each share of Prestige Common Stock over the exercise price of the applicable option. See “The Prestige Acquisition — The Prestige Acquisition Consideration” for more detail about the treatment in the Prestige Acquisition of Prestige equity awards held by named executive officers.

THE AGREEMENT AND PLAN OF MERGER
Explanatory Note Regarding the Merger Agreement
The Merger Agreement is attached as Annex A to this Information Statement and incorporated by reference herein. The Merger Agreement and the summary set forth below are included in this Information Statement to provide you with information regarding its terms. Factual disclosures about us contained in this Information Statement or in our public reports filed with the SEC may supplement, update or modify the factual disclosures about us contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by the parties thereto were qualified and subject to important limitations agreed to by the contracting parties in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the Merger Agreement may have the right not to close the Prestige Acquisition if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating contractual risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this Information Statement.
This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this Information Statement and in the public filings we make with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find More Information.”
Effect of the Prestige Acquisition
Upon the consummation of the Prestige Acquisition, Prestige will become a wholly owned, indirect subsidiary of the Company. It is expected that, following the Prestige Acquisition, Prestige’s business and operations will initially be continued substantially as they are currently being conducted. We will continue to evaluate Prestige’s business and operations after the Prestige Acquisition and will take such actions as we deem appropriate under the circumstances then existing. We intend to seek additional information about Prestige during this period. Thereafter, we intend to review such information as part of a comprehensive review of Prestige’s business, operations, capitalization and management with a view to optimizing Prestige’s operations.
Except as indicated in this Information Statement, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving Prestige, a sale or transfer of a material amount of our assets, any material change in Prestige’s capitalization or dividend policy or any other material change in our corporate structure or business.
Closing
The Closing will take place on the third business day following the satisfaction or waiver of each of the closing conditions set forth in the Merger Agreement, or on such other date as may be agreed upon in writing by Prestige and us.
Customary Covenants
The Merger Agreement contains customary covenants, including covenants providing for: (i) each of the Company, Prestige and their respective subsidiaries to conduct its business only in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve its present business operations, organization, franchise and goodwill and preserve the present relationships with persons having material business dealings with each of the Company, Prestige and their respective subsidiaries, in each case, between the execution of the Merger Agreement and the Closing and (ii) each of the Company, Prestige and their respective subsidiaries to use reasonable best efforts to do all things commercially reasonable and necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement.
Representations and Warranties
The Merger Agreement contains customary representations and warranties made by Prestige, the Company and the Stockholders’ Representative. The statements embodied in those representations and warranties were made for purposes of the contract among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Merger Agreement (or other date specified in the Merger Agreement), may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating contractual risk between the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in the disclosure schedules of each party. Information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and these changes may or may not be fully reflected in our public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Prestige and us that is contained in this Information Statement, as well as in the filings that we will make and have made with the SEC. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this Information Statement.
In the Merger Agreement, we, on our own behalf and on behalf of Merger Sub, made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to Prestige, including representations relating to:
•
  Organization, corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and good standing;
•
  Authorization to enter into the Merger Agreement and the other transaction documents and that the consummation of the transactions contemplated thereby have been authorized, and the lack of conflicts, breaches or defaults, liens, consents, approvals or notices, other than those specifically identified in the Merger Agreement;
•
  Formation of Merger Sub;
•
  SEC filings since January 1, 2012;
•
  Absence of undisclosed liabilities;
•
  Absence of litigation, other than those specifically identified in the Merger Agreement;
•
  Compliance with law;
•
  Availability of funds to consummate the transactions contemplated by the Merger Agreement;
•
  Absence of certain material changes or events from December 31, 2013;
•
  Tax matters;
•
  Vessels;
•
  Material compliance with environmental laws since January 1, 2012 and other representations as to environmental matters;
•
  The Share Issuance;
•
  Information statements, including this Information Statement;

•
  Compliance with anti-corruption and anti-bribery laws;
•
  Absence of economic sanctions; and
•
  Brokers and finders.
In the Merger Agreement, Prestige made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to us, including representations relating to:
•
  Organization, corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and good standing;
•
  Prestige’s capital structure, including the particular number of outstanding shares of Prestige Common Stock, stock options, warrants and notes;
•
  Prestige’s direct and indirect subsidiaries;
•
  Authorization to enter into the Merger Agreement and the other transaction documents and that the consummation of the transactions contemplated thereby have been authorized by Prestige’s board of directors, and the lack of conflicts, breaches or defaults, liens, consents, approvals or notices, other than those specifically identified in the Merger Agreement;
•
  Financial statements;
•
  Compliance with law;
•
  Absence of litigation, other than those specifically identified in the Merger Agreement;
•
  Material compliance with applicable permits necessary to carry on its business;
•
  Absence of certain material changes or events from December 31, 2013;
•
  Material contracts;
•
  Absence of material disputes with its major suppliers and material travel arrangers or tour organizers;
•
  Real property;
•
  Personal Property (as defined in the Merger Agreement) and sufficiency of assets;
•
  Vessels;
•
  Employees and employee benefit matters;
•
  Material compliance with environmental laws since January 1, 2012 and other representations as to environmental matters;
•
  Intellectual property;
•
  Tax matters;
•
  Insurance;
•
  Related party transactions;
•
  Information statements, including this Information Statement;
•
  Compliance with anti-corruption and anti-bribery laws;
•
  Absence of economic sanctions; and
•
  Brokers and finders.

In the Merger Agreement, the Stockholders’ Representative made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to us, including representations relating to:
•
  Organization, corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and good standing; and
•
  Authorization to enter into the Merger Agreement and the other transaction documents and that the consummation of the transactions contemplated thereby have been authorized, and the lack of conflicts, breaches or defaults, liens, consents, approvals or notices, other than those specifically identified in the Merger Agreement.
Conditions to the Prestige Acquisition
The respective obligations of the Company and Prestige to consummate the Prestige Acquisition and the transactions contemplated thereby are subject to, among other things, the satisfaction or waiver of the following conditions:
•
  At the Closing, no order or other legal or regulatory restraint, prohibition or action shall have been enacted, entered, issued promulgated or enforced by any governmental authority that prohibits any of the transactions contemplated by the Merger Agreement or makes illegal the consummation of any of the transactions contemplated by the Merger Agreement, and no action shall have been commenced by any governmental authority that seeks to prohibit or enjoin the transactions contemplated by the Merger Agreement;
•
  All approvals, waivers and consents required by applicable law to be obtained from a governmental authority to consummate the transactions contemplated by and specified in the Merger Agreement shall have been received or obtained on or prior to the Closing Date; and
•
  Twenty (20) calendar days shall have elapsed since the filing of this Information Statement in definitive form.
In addition, our obligation to complete the Prestige Acquisition is subject to, among other things, the satisfaction or waiver of the following additional conditions:
•
  The representations and warranties of Prestige (other than certain fundamental representations and warranties) shall be true and correct in all respects (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Company Material Adverse Effect” (as such term is defined in the Merger Agreement) or “material”) as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Company Material Adverse Effect” (as such term is defined in the Merger Agreement) or “material”), except to the extent that the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as such term is defined in the Merger Agreement);
•
  The fundamental representations and warranties of Prestige (other than representations and warranties related to capitalization) shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date);
•
  The representations and warranties of Prestige related to capitalization shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date), except for inaccuracies that are de minimis;

•
  Prestige shall have performed in all material respects the obligations and complied in all material respects with the covenants set forth in the Merger Agreement that are required to be performed or complied with by it at or prior to the Closing;
•
  Since September 2, 2014, there shall not have been or arisen any event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as such term is defined in the Merger Agreement);
•
  Each of Prestige’s vessels shall be safely afloat as of the Closing (except to the extent in a scheduled dry-dock) and, since September 2, 2014, there has been no (i) actual or constructive total loss of any of Prestige’s vessels or (ii) damage to any of Prestige’s vessels to an extent that would make repair thereof uneconomical or render such vessel permanently unfit for normal use;
•
  Prestige shall have delivered to us payoff letters in customary form relating to the Credit Agreements (as such term is defined in the Merger Agreement) and documentation in customary form evidencing the release of liens under the Credit Agreements (as such term is defined in the Merger Agreement);
•
  Certain approvals and consents specified in the Merger Agreement shall have been obtained;
•
  We shall have received a certificate of Prestige, dated as of the Closing Date, signed by an authorized officer of Prestige certifying to the effect that certain conditions have been satisfied; and
•
  Prestige shall have delivered, or shall have caused to be delivered, to us a duly executed certificate of merger and escrow agreement.
In addition, Prestige’s obligations to complete the Prestige Acquisition are subject to, among other things, the satisfaction or waiver of the following additional conditions:
•
  The representations and warranties of the Company and Merger Sub (other than certain fundamental representations and warranties) shall be true and correct in all respects (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Parent Material Adverse Effect” (as such term is defined in the Merger Agreement) or “material”) on and as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Parent Material Adverse Effect” (as such term is defined in the Merger Agreement) or “material”), except to the extent that the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as such term is defined in the Merger Agreement);
•
  The fundamental representations and warranties of the Company shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date);
•
  The Company and Merger Sub shall have performed in all material respects the obligations and complied in all material respects with the covenants set forth in the Merger Agreement that are required to be performed or complied with by each of them at or prior to the Closing;
•
  Since September 2, 2014, there has not been or arisen any event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as such term is defined in the Merger Agreement);
•
  Prestige shall have received a certificate of the Company, dated as of the Closing Date, signed by an authorized officer of the Company to the effect that certain conditions have been satisfied;

•
  The Company Ordinary Shares issued in the Share Issuance shall have been approved for listing on NASDAQ, subject to official notice of issuance; and
•
  We shall have delivered, or shall have caused to be delivered, to Prestige a duly executed certificate of merger and escrow agreement.
Indemnification
Until the date that is nine (9) months following the anniversary of the Closing Date, subject to the Prestige Cap (as described herein) and the Deductible (as described herein), Prestige’s securityholders shall indemnify and defend each of the Company and its subsidiaries (including, following the Closing, Prestige and its subsidiaries) (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of or by reason of:
•
  Any inaccuracy in or breach of any of Prestige’s fundamental representations and warranties or any failure of such fundamental representations and warranties to be true and correct as if it was made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
•
  Any breach or nonperformance by Prestige prior to the Closing of any of its covenants or agreements set forth in the Merger Agreement;
•
  Certain actions asserted or threatened by any of Prestige’s securityholders and any holder of Prestige’s options or other equity compensation awards, including stock appreciation rights; and
•
  Any taxes of Prestige or its subsidiaries (and any predecessors thereof) resulting from a failure by Prestige and its subsidiaries to be eligible for the exclusion from gross income under Section 883(a)(1) under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder, in the current taxable year or in the Pre-Closing Tax Period (as such term is defined in the Merger Agreement) or in a Straddle Period (as such term is defined in the Merger Agreement) ending on the Closing Date in which such exclusion was claimed by Prestige or any of its subsidiaries.
Prestige’s securityholders shall not be liable to the Parent Indemnitees for losses exceeding the aggregate cash and Company Ordinary Shares then available in the escrow account (the “Prestige Cap”), and Prestige’s securityholders are obligated to indemnify Parent Indemnitees under the Merger Agreement only when the aggregate amount of all such individual losses incurred or sustained by all Parent Indemnitees with respect to which the Parent Indemnitees would otherwise be entitled to indemnification under the Merger Agreement exceeds $1,000,000 (the “Deductible”), and then only to the extent such losses exceed the Deductible.
In addition, until the date that is nine (9) months following the anniversary of the Closing Date, subject to the Company Cap (as described herein) and the Deductible, we shall indemnify and defend each of Prestige’s securityholders (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of or by reason of:
•
  any inaccuracy in or breach of any of our fundamental representations and warranties or any failure of such fundamental representations and warranties to be true and correct as if it was made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and
•
  Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by us pursuant to the Merger Agreement.
We shall not be liable to the Stockholder Indemnitees for losses exceeding $88,900,000 (the “Company Cap”), and we are obligated to indemnify Stockholder Indemnitees under the Merger Agreement only when the aggregate amount of all such individual losses incurred or sustained by all Stockholder Indemnitees with respect to which the Stockholder Indemnitees would otherwise be entitled to indemnification under the Merger Agreement exceeds the Deductible, and then only to the extent such losses exceed the Deductible.

Termination
The Merger Agreement may be terminated at any time before the Closing as follows and in no other manner:
•
  By mutual consent in writing of the Company and Prestige;
•
  Subject to certain conditions, by the Company or Prestige at any time after February 12, 2015, if the Closing shall not have occurred by such date;
•
  Subject to certain conditions and cure periods, by Prestige, if the Company or Merger Sub has breached or failed to perform any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of the Company or Merger Sub has become untrue, in each case, such that certain conditions set forth in the Merger Agreement could not be satisfied as of the Closing Date;
•
  Subject to certain conditions and cure periods, by the Company, if Prestige has breached or failed to perform any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of Prestige has become untrue, in each case, such that certain conditions set forth in the Merger Agreement could not be satisfied as of the Closing Date;
•
  Subject to certain conditions, by either the Company or Prestige if (i) any court of competent jurisdiction or other competent governmental authority shall have issued an order permanently restraining, enjoining or prohibiting the transactions contemplated by the Merger Agreement and such order shall have become final and nonappealable or (ii) there shall be any law that makes consummation of the Prestige Acquisition illegal or otherwise prohibited; and
•
  By Prestige if the Company fails to obtain the necessary financing.
Effect of Termination
Subject to certain conditions, if the Merger Agreement is terminated under certain circumstances principally related to our failure to consummate the Prestige Acquisition due to the failure to obtain the necessary financing, we shall pay or cause to be paid to Prestige a termination fee of $88,900,000 in cash (the “Termination Fee”). If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party under the Merger Agreement; provided, that notwithstanding the foregoing:
•
  No such termination shall relieve any party thereto of any liability for damages to the other party thereto resulting from any willful and knowing breach of the Merger Agreement prior to such termination; and
•
  The obligations of the parties contained therein related to reimbursement of fees and expenses, the payment of the Termination Fee, and certain other miscellaneous provisions necessary for the interpretation and enforcement thereof shall survive any such termination.
Expenses
Except as otherwise provided in the Merger Agreement (in the case of resolution of certain objections or disputes, which will generally be split among the parties, and the payment of costs and expenses related to transfer taxes, which will be paid by the Company), Prestige and the Company shall each pay its own fees and expenses.
Amendment
The Merger Agreement may be amended, modified or supplemented only by agreement in writing of the parties thereto. The parties to the Merger Agreement amended the Merger Agreement on October 6, 2014 pursuant to that certain Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”). The Amendment is attached as Annex G to this Information Statement and incorporated by reference herein. The Amendment was approved by the unanimous written consent of Prestige’s board of directors and the Subcommittee. In addition, Genting, STAR and TPG, each of whose consent was required pursuant to the Shareholders’ Agreement, have consented to the Amendment.

COMPARATIVE MARKET PRICES AND DIVIDEND INFORMATION
The Company Ordinary Shares are listed on NASDAQ under the symbol “NCLH.” The following table sets forth, for the periods indicated, the high and low sales prices per share of the Company Ordinary Shares, as reported by NASDAQ.

	Company Ordinary Shares
	Price Range
	High	Low
2014
Third quarter	$38.05	$31.38
Second quarter	$34.18	$29.08
First quarter	$37.30	$31.61
2013
Fourth quarter	$35.97	$28.57
Third quarter	$33.67	$28.28
Second quarter	$32.93	$28.00
First quarter (beginning January 18, 2013)	$31.91	$19.00

The following table sets forth the closing sale prices of the Company Ordinary Shares as reported on NASDAQ, on August 29, 2014, the last trading day before Norwegian announced the signing of the Merger Agreement, and on October 1, 2014, the last trading day before the distribution of this Information Statement for which data was available.

Company Ordinary Shares
August 29, 2014	$33.31
October 1, 2014	$35.17

Norwegian has not paid dividends to holders of the Company Ordinary Shares since its initial public offering on January 18, 2013. Any determination to pay dividends in the future will be at the discretion of the Board and will depend upon Norwegian’s results of operations, financial condition, restrictions imposed by applicable law and Norwegian’s financing agreements and other factors that the Board deems relevant.
There is no established public trading market for shares of Prestige Common Stock. Prestige has not historically paid dividends to holders of Prestige Common Stock.
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NORWEGIAN
Norwegian’s consolidated financial statements, included in Norwegian’s Annual Report on Form 10-K for the year ended December 31, 2013, and Norwegian’s unaudited consolidated financial statements, included in Norwegian’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, are incorporated by reference herein.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PRESTIGE
You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Prestige” and the historical audited and unaudited consolidated financial statements and related notes of Prestige, which are attached hereto as Annex E and Annex F. The data for the six months ended June 30, 2014 and 2013 has been derived from the unaudited financial statements, which are attached hereto as Annex F (with the exception of the consolidated balance sheet as of June 30, 2013, which is not included in this Information Statement) and which, in the opinion of Prestige’s management, contain all normal recurring adjustments necessary for a fair statement of the results for the unaudited interim periods. The data, as it relates to each of the years 2009 through 2013, has been derived from annual financial statements, including Prestige’s audited consolidated balance sheets as of December 31, 2013 and 2012 and the related consolidated statements of operations and of cash flows for each of the three years in the period ended December 31, 2013 and the notes thereto appearing elsewhere in this Information Statement (with the exception of the consolidated balance sheet as of December 31, 2011 and the financial statements as of and for each of the years ended December 31, 2010 and 2009, which are not included in this Information Statement). Prestige’s consolidated financial statements have been prepared in accordance with GAAP in the U.S. Historical results are not necessarily indicative of results that may be expected for any future period.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands, except per share data)
Statement of Income data
Revenue
Passenger ticket	$524,244	$478,007	$1,001,610	$947,071	$834,868	$642,068	$529,646
Onboard and other	85,691	74,008	162,947	151,213	134,270	107,025	94,116
Charter	5,840	9,312	18,779	13,737	—	—	—
Total revenue	615,775	561,327	1,183,336	1,112,021	969,138	749,093	623,762
Cruise operating expense
Commissions, transportation and other	167,763	156,732	323,841	331,254	271,527	192,285	143,372
Onboard and other	24,606	20,111	43,518	40,418	36,854	28,981	28,746
Payroll, related and food	91,547	88,268	177,953	168,594	153,754	122,801	113,203
Fuel	55,142	54,598	101,690	101,685	92,921	57,913	44,220
Other ship operating	50,228	47,621	98,062	95,808	86,022	68,517	61,732
Other	28,816	5,404	16,416	21,968	26,305	16,085	37,016
Total cruise operating expense	418,102	372,734	761,480	759,727	667,383	486,582	428,289
Selling and administrative	99,320	90,266	174,866	153,747	145,802	134,676	116,989
Depreciation and amortization	43,051	41,926	83,829	93,003	79,269	56,606	62,528
Total operating expense	560,473	504,926	1,020,175	1,006,477	892,454	677,864	607,806
Operating income	55,302	56,401	163,161	105,544	76,684	71,229	15,956
Non-operating income (expense)
Interest income	249	240	540	752	670	513	143
Interest expense, net of capitalized interest	(68,103)	(70,858)	(141,634)	(131,651)	(101,560)	(91,325)	(91,048)
Other income (expense)(1)	(2,170)	3,308	13,209	22,956	(45,901)	(42,179)	12,902
Total non-operating expense	(70,024)	(67,310)	(127,885)	(107,943)	(146,791)	(132,991)	(78,003)
Income (loss) before income taxes	(14,722)	(10,909)	35,276	(2,399)	(70,107)	(61,762)	(62,047)
Income tax benefit (expense), net	(333)	112	246	(213)	335	(358)	171
Net income (loss)	$(15,055)	$(10,797)	$35,522	$(2,612)	$(69,772)	$(62,120)	$(61,876)
Earnings (loss) per share
Basic	$(1.11)	$(0.80)	$2.62	$(0.19)	$(5.14)	$(4.0)	$(4.63)
Diluted	$(1.11)	$(0.80)	$1.88	$(0.19)	$(5.14)	$(4.0)	$(4.63)

	As of June 30,		As of December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$281,567	$263,081	$286,419	$139,556	$147,212	$117,635	$149,838
Total assets	2,973,951	2,957,679	2,989,886	2,872,110	2,479,581	1,939,146	1,837,955
Passenger deposits	534,142	449,112	432,564	365,296	336,203	291,977	247,484
Long-term debt(2)	1,452,546	1,647,975	1,596,218	1,695,656	1,328,518	830,724	878,036
Total debt(2)	1,542,109	1,716,567	1,686,544	1,713,216	1,350,840	855,724	903,036
Related party notes payable	738,783	686,186	711,617	661,304	615,143	572,736	499,152
Total liabilities	2,959,661	2,979,769	2,962,304	2,885,453	2,489,409	1,916,804	1,817,980
Total stockholders’ equity (deficit)	14,290	(22,090)	27,582	(13,343)	(9,828)	22,342	19,975

(1)
  Other income (expense) consists of a variety of non-operating items including but not limited to foreign transaction gains and losses, gain (loss) on early extinguishment of debt and realized and unrealized gain (loss) on derivative instruments.
(2)
  Includes the debt discount of $26.4 million, $29.7 million and $32.8 million as of June 30, 2014, December 31, 2013 and 2012, respectively.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The preliminary unaudited pro forma condensed consolidated financial information for the periods indicated gives effect to the consummation of the Prestige Acquisition as well as the related Financings, as defined below (collectively, the “Transactions”).
In connection with the Prestige Acquisition, it is anticipated that Norwegian will incur additional indebtedness, issue 20,296,880 Company Ordinary Shares in the Share Issuance, and refinance a significant portion of Prestige’s historical debt (collectively, the “Financings”). Although such refinancing and incurrence of debt are anticipated, there is no guarantee that Prestige’s historical debt can be refinanced or the future debt of the combined entity can be obtained at interest rates and other terms acceptable to the combined entity.
The estimated Financings are currently expected to consist of the following (in thousands):

Debt:
New Term B Loan Facility	$500,000
$675.0 million Term Loan Facility	450,000
Senior Unsecured Notes	780,000
New Norwegian Debt	1,730,000
Prestige New Build Loan Agreements	828,152
Total debt	$2,558,152
Equity:
Share Issuance	$713,841

The preliminary unaudited pro forma condensed consolidated financial information set forth herein is derived from and should be read in conjunction with the historical audited and unaudited consolidated financial statements and related notes of Norwegian, which are incorporated by reference herein, and the historical audited and unaudited consolidated financial statements and related notes of Prestige, which are attached hereto as Annex E and Annex F.
The preliminary unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 gives effect to the consummation of the Transactions as if they had occurred on that date. The preliminary unaudited pro forma condensed consolidated statements of operations give effect to the consummation of the Transactions as if they had occurred on January 1, 2013.
The pro forma information is preliminary, is being furnished solely for informational purposes and is not necessarily indicative of the combined financial position or results of operations that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined entity. It does not reflect cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. No assurance can be given that cost savings or synergies will be realized. The pro forma adjustments contained in the preliminary unaudited pro forma condensed consolidated financial information are based on the latest available information and certain adjustments that management believes are reasonable. These preliminary unaudited pro forma adjustments include a preliminary allocation of the purchase price of Prestige to certain assets and liabilities based on fair value; however, the final allocation of the purchase price to acquired assets and liabilities will be based on a formal valuation analysis to be completed following the consummation of the Transactions. The actual results reported by the combined entity in periods following the Transactions may differ materially from that reflected in this preliminary unaudited pro forma condensed consolidated financial information.
The preliminary unaudited pro forma condensed consolidated financial information presented is based on the assumptions and adjustments described in the accompanying notes. The preliminary unaudited pro forma condensed consolidated financial information gives effect to events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined entity. The preliminary unaudited pro forma condensed consolidated financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the Transactions had occurred as of the dates indicated or what the financial position or results of operations would be for any future periods. The preliminary unaudited pro forma condensed consolidated financial information is based upon the respective historical audited and unaudited consolidated financial statements of Norwegian and Prestige, and should be read in conjunction with (1) the accompanying notes to the preliminary unaudited pro forma condensed consolidated financial information, (2) the historical audited and unaudited consolidated financial statements and related notes of Norwegian, which are incorporated by reference herein, (3) the historical audited and unaudited consolidated financial statements and related notes of Prestige, which are attached hereto as Annex E and Annex F, (4) management’s discussion and analysis of financial conditions and results of operations of Norwegian incorporated by reference herein and (5) management’s discussion and analysis of financial conditions and results of operations of Prestige included herein.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2014
(in thousands)

	Norwegian (As Reported)	Prestige(a)	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$63,483	$293,795	$(234,652	)(b)	$122,626
Accounts receivable, net	27,145	6,675	—		33,820
Inventories	52,566	11,973	—		64,539
Prepaid expenses and other assets	67,030	62,240	7,990	(c)	137,260
Total current assets	210,224	374,683	(226,662)		358,245
Property and equipment, net	6,305,328	2,047,061	147,442	(d)	8,499,831
Goodwill and tradenames	611,330	485,553	960,748	(e)	2,057,631
Other long-term assets	187,921	66,654	84,900	(c)	339,475
Total assets	$7,314,803	$2,973,951	$966,428		$11,255,182
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$372,911	$92,047	$50,149	(f)	$515,107
Accounts payable	102,755	10,071	—		112,826
Accrued expenses and other liabilities	256,569	121,994	59,159	(g)	437,722
Due to Affiliate	37,026	—	—		37,026
Advance ticket sales	610,639	516,259	(54,142	)(h)	1,072,756
Total current liabilities	1,379,900	740,371	55,166		2,175,437
Long-term debt	3,129,337	1,460,099	967,310	(f)	5,556,746
Due to Affiliate	36,880	738,783	(738,783	)(i)	36,880
Other long-term liabilities	53,905	20,408	75,335	(j)	149,648
Total liabilities	4,600,022	2,959,661	359,028		7,918,711
Commitments and contingencies
Shareholders’ equity:
Ordinary shares	205	136	(116	)(k)	225
Additional paid-in capital	2,822,208	308,219	402,082	(k)	3,532,509
Accumulated other comprehensive income (loss)	(23,011)	(55,730)	55,730	(k)	(23,011)
Retained earnings (deficit)	(34,588)	(238,335)	146,184	(k)	(126,739)
Treasury shares	(79,155)	—	—	(k)	(79,155)
Total shareholders’ equity controlling interest	2,685,659	14,290	603,880		3,303,829
Non-controlling interest	29,122	—	3,520	(k)	32,642
Total shareholders’ equity	2,714,781	14,290	607,400		3,336,471
Total liabilities and shareholders’ equity	$7,314,803	$2,973,951	$966,428		$11,255,182

See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
(a)
  Certain reclassifications have been made to the historical financial statements of Prestige to conform to Norwegian’s presentation.
The following material reclassifications have been made to the Prestige historical financial statements (in thousands):

Reclassifications to Prestige Historical Financial Statements	As of June 30, 2014
Reclassify in-transit credit card remittances from accounts receivables, net to cash and cash equivalents	$12,228
Reclassify advertising paper from inventories to prepaid expenses and other assets	$1,460
Reclassify spare parts from inventory to property and equipment, net	$6,424
Reclassify tradenames from other long-term assets to goodwill and tradenames	$80,695
Reclassify capital lease from accrued expenses and other liabilities to current portion of long-term debt	$2,484
Reclassify capital lease from other long-term liabilities to long-term debt	$7,553

(b)
  Represents estimated sources and uses of funds as follows (in thousands):

Sources of Funds:
New Norwegian Debt	$1,730,000
Total sources	1,730,000
Uses of Funds:
Purchase of Prestige − cash portion	1,108,798
Refinancing of Prestige historical debt, including prepayment premium and accrued interest	740,639
Estimated debt issue costs − New Norwegian Debt	46,915
Estimated direct transaction fees and expenses	68,300
Total uses	1,964,652
Net use of historical cash	$(234,652)

(c)
  The composition of the pro forma adjustment is as follows (in thousands):

	Prepaid Expenses and Other Assets	Other Long-Term Assets
Capitalized IPO costs(1)	$(1,499)	$—
Historical deferred financing fees(2)	(11,921)	(50,605)
New deferred financing fees(3)	21,410	25,505
Amortizable intangible assets(4)	—	110,000
Pro forma adjustment	$7,990	$84,900

(1)
  Costs which were capitalized as part of Prestige’s S-1 filing process which have no future value.
(2)
  Financing fees related to the historical Prestige debt to be extinguished upon the consummation of the Transactions.
(3)
  Financing fees to be capitalized related to the New Norwegian Debt to be amortized in accordance with the term of the related debt, which is preliminarily expected to be 3 to 5 years. These fees were estimated based on the preliminary terms of the financing commitment.

(4)
  Intangible assets consist of customer relationships and backlog, which are preliminarily expected to be amortized over 3 and 1 year(s), respectively. The actual adjustment may differ materially based on the final determination of fair value.
(d)
  Primarily represents the estimated increase in the basis of the ships related to the preliminary valuation. The valuation of the ships considered the application of the market and cost approaches. The comparable sales method of the market approach is based on current market conditions and recent transactions of similar size vessels adjusted for the physical deterioration, and functional and economic obsolescence, if applicable. The cost approach recognizes that a prudent investor will pay no more for an asset than the cost to replace it new with an identical or similar unit of equal utility. The determination of the replacement cost is adjusted for physical deterioration, and functional and economic obsolescence, if applicable. Both methods were used in the estimation of the fair value of the ships and weighted on the relative appropriateness of each method given the specific facts and circumstances surrounding the ships including size, condition, current market conditions, comparison to other ships and other qualitative factors. The actual adjustment may differ materially based on the final determination of fair value.
(e)
  Under the purchase method of accounting, the total estimated Merger Consideration will be allocated to Prestige’s tangible and intangible assets and liabilities based on the final determination of the estimated fair values as of the effective date of the Prestige Acquisition. The preliminary adjustment is calculated as follows (in thousands):

As of June 30, 2014
Calculation of Merger Consideration:
Purchase of Prestige – cash portion	$1,108,798
Purchase of Prestige – equity portion	713,841
Contingent Merger Consideration	43,038
Other Merger Consideration – severance payments from change-in-control provisions	27,070
Total	$1,892,747
Preliminary Allocation of Merger Consideration:
Total Merger Consideration	$1,892,747
Prestige book value of net assets	(14,290)
Adjustments to net book values:
Property and equipment, net	(147,442)
Amortizable intangibles	(110,000)
Prepaid expenses and other assets – deferred financing/offering fees	13,420
Other long-term assets – deferred financing fees	50,605
Accrued expenses and other liabilities	34,922
Advance ticket sales	(54,142)
Due to Affiliate	(738,783)
Long-term debt	1,414
Other long-term liabilities	32,297
Adjustment to goodwill and tradenames	960,748
Less: adjustment to tradenames	(534,305)
Adjustment to goodwill	$426,443

(f)
  Represents the adjustments necessary to reflect the issuance of New Norwegian Debt and refinancing certain historical Prestige debt. The estimated net change in outstanding indebtedness results from the following (in thousands):

New Norwegian Debt	$1,730,000
Refinancing of historical Prestige debt:
Debt principal, net of discounts	(713,955)
Debt fair market value adjustment on assumed debt	1,414
Net change in debt	$1,017,459

The balance sheet classification is as follows:

Current portion of long-term debt	$50,149
Long-term debt	967,310
Net change in debt	$1,017,459

(g)
  The composition of the pro forma adjustment is as follows (in thousands):

Accrued Expenses and Other Liabilities
Estimated assumed seller transaction fees	$28,351
Severance payments from change-in-control provisions	27,070
Unfavorable concessionaire contract(1)	8,245
Deferred tax liability(2)	(1,466)
Other(3)	(3,041)
Pro forma adjustment	$59,159

(1)
  This is the short-term component related to an unfavorable concessionaire agreement assumed in the Transactions.
(2)
  The deferred tax liability recorded by Prestige will not be assumed by Norwegian in the purchase price accounting as it relates to intangible assets with no assigned value.
(3)
  Primarily relates to accrued interest that will be paid at the consummation of the Transactions.
(h)
  Represents the pro forma adjustment to decrease advance ticket sales to the amount representative of the combined entities future performance obligation. The advance ticket sales were valued using a version of the Income Approach, known as the Build-Up Method, to estimate the cost necessary to fulfill the obligation, including an allowance for a reasonable profit on the fulfillment effort. These costs were based on an assumption that a certain portion of operating infrastructure would be necessary to fulfill these obligations. The costs were summed and a reasonable profit was added on the fulfillment effort. These adjusted costs were then discounted to present value using a discount rate commensurate of the liability.
(i)
  The Merger Agreement, which is attached hereto as Annex A, contemplates a pre-closing recapitalization of Prestige, wherein all outstanding Company Notes and Company Warrants (each as defined in the Merger Agreement) issued by Prestige may be exchanged for newly-issued shares of Prestige Common Stock or shares of Class B common stock of Prestige prior to the consummation of the Transactions.
(j)
  Represents 1) $43.0 million related to the contingent consideration payout and 2) $32.3 million related to the long-term portion of an unfavorable concessionaire contract. The contingent consideration was valued using various projected 2015 revenue scenarios weighted by the likelihood of each scenario occurring. The probability weighted payout was then discounted at an appropriate discount rate commensurate for the risk of meeting the probabilistic cash flows.

(k)
  The composition of the pro forma adjustment is as follows (in thousands):

	Ordinary Shares	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Treasury Shares	Non- Controlling Interest	Total Shareholders’ Equity
Elimination of pre-merger Prestige equity balances	$(136)	$(308,219)	$55,730	$238,335	$—	$—	$(14,290)
Share Issuance(1)	20	713,821	—	—	—	—	713,841
Adjustment to non-controlling interest	—	(3,520)	—	—	—	3,520	—
Estimated transaction and refinancing related fees	—	—	—	(92,151)	—	—	(92,151)
Pro forma adjustment	$(116)	$402,082	$55,730	$146,184	$—	$3,520	$607,400

(1)
  The 20,296,880 Company Ordinary Shares to be issued in the Share Issuance are valued at $35.17, which is the closing share price of the Company’s Ordinary Shares as of October 1, 2014. A $0.10 change in the share price with result in a $2.0 million change in the Merger Consideration.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2014
(in thousands, except share and per share data)

	Norwegian (As Reported)	Prestige(a)	Pro Forma Adjustment		Pro Forma(b)
Revenue
Passenger ticket	$996,549	$524,244	$—	(c)	$1,520,793
Onboard and other	433,406	91,531	—		524,937
Total revenue	1,429,955	615,775	—		2,045,730
Cruise operating expense
Commissions, transportation and other	231,522	167,763	—		399,285
Onboard and other	103,391	24,606	—		127,997
Payroll and related	205,418	33,104	(4,122	)(d)	234,400
Fuel	156,872	55,142	—		212,014
Food	80,417	58,443	—		138,860
Other	139,086	78,135	1,531	(e)	218,752
Total cruise operating expense	916,706	417,193	(2,591)		1,331,308
Other operating expense
Marketing, general and administrative	166,473	99,320	(332	)(f)	265,461
Depreciation and amortization	125,099	43,960	27,199	(g)	196,258
Total other operating expense	291,572	143,280	26,867		461,719
Operating income	221,677	55,302	(24,276)		252,703
Non-operating income (expense)
Interest expense, net	(63,032)	(67,854)	7,354	(h)	(123,532)
Other income (expense)	63	(2,170)	—		(2,107)
Total non-operating income (expense)	(62,969)	(70,024)	7,354		(125,639)
Net income (loss) before income taxes	158,708	(14,722)	(16,922)		127,064
Income tax benefit (expense)	6,263	(333)	118	(i)	6,048
Net income (loss)	164,971	(15,055)	(16,804)		133,112
Net income (loss) attributable to non-controlling interest	2,088	—	(180	)(j)	1,908
Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$162,883	$(15,055)	$(16,624)		$131,204
Weighted-average shares outstanding
Basic	205,063,870		20,296,880	(k)	225,360,750
Diluted	210,742,655		20,296,880	(k)	231,039,535
Earnings per share
Basic	$0.79			(k)	$0.58
Diluted	$0.78			(k)	$0.58

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(in thousands, except share and per share data)

	Norwegian (As Reported)	Prestige(a)	Pro Forma Adjustment		Pro Forma(b)
Revenue
Passenger ticket	$1,815,869	$1,001,610	$—	(c)	$2,817,479
Onboard and other	754,425	181,726	—		936,151
Total revenue	2,570,294	1,183,336	—		3,753,630
Cruise operating expense
Commissions, transportation and other	455,816	323,841	—		779,657
Onboard and other	195,526	43,518	—		239,044
Payroll and related	340,430	62,544	(8,245	)(d)	394,729
Fuel	303,439	101,690	—		405,129
Food	136,785	115,409	—		252,194
Other	225,663	114,332	801	(e)	340,796
Total cruise operating expense	1,657,659	761,334	(7,444)		2,411,549
Other operating expense
Marketing, general and administrative	301,155	174,866	512	(f)	476,533
Depreciation and amortization	215,593	83,975	58,341	(g)	357,909
Total other operating expense	516,748	258,841	58,853		834,442
Operating income	395,887	163,161	(51,409)		507,639
Non-operating income (expense)
Interest expense, net	(282,602)	(141,094)	19,487	(h)	(404,209)
Other income (expense)	1,403	13,209	—		14,612
Total non-operating income (expense)	(281,199)	(127,885)	19,487		(389,597)
Net income (loss) before income taxes	114,688	35,276	(31,922)		118,042
Income tax benefit (expense)	(11,802)	246	223	(i)	(11,333)
Net income (loss)	102,886	35,522	(31,699)		106,709
Net income (loss) attributable to non-controlling interest	1,172	—	(339	)(j)	833
Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$101,714	$35,522	$(31,360)		$105,876
Weighted-average shares outstanding
Basic	202,993,839		20,296,880	(k)	223,290,719
Diluted	209,239,484		20,296,880	(k)	229,536,364
Earnings per share
Basic	$0.50			(k)	$0.47
Diluted	$0.49			(k)	$0.46

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations
(a)
  Certain reclassifications have been made to the historical financial statements of Prestige to conform to Norwegian’s presentation.
The following material reclassification adjustments have been made to the Prestige historical financial statements (in thousands):

Reclassifications to Prestige Historical Financial Statements	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Reclassify charter revenue to onboard and other revenue	$5,840	$18,779
Reclassify the food component of payroll, related and food expense to food expense	$58,443	$115,409
Reclassify other ship operating expense to other expense	$50,228	$98,062
Reclassify loss on asset disposal from other expense to depreciation and amortization expense	$909	$146

(b)
  The preliminary unaudited pro forma statements of operations do not reflect $96.7 million for estimated transaction costs, which consists of $28.4 million of estimated assumed seller transaction fees and $68.3 million in estimated transaction fees of Norwegian, as these charges are not expected to have a continuing impact on the results of operations of the combined entity.
(c)
  The preliminary unaudited pro forma statements of operations do not adjust, in arriving at pro forma results, the impact of the advance ticket sales adjustment to record unearned revenue at fair value in purchase accounting, which is considered non-recurring as the period effected is within twelve months of the transaction date.
(d)
  Represents an adjustment to reflect amortization of an unfavorable concessionaire contract.
(e)
  Represents an adjustment to direct expense for certain spare parts that historically have been capitalized by Prestige, but would have been expensed pursuant to Norwegian’s accounting policies.
(f)
  The composition of the pro forma adjustment is as follows (in thousands):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Service fee(1)	$(438)	$(875)
Third-party fees(2)	(570)	(1,079)
Non-cash stock compensation expense(3)	676	2,466
Pro forma adjustment	$(332)	$512

(1)
  Fees paid for services provided by a related party, which will be cancelled upon consummation of the Transactions.
(2)
  Legal fees and other fees in connection with prior registration statements and other administrative services which will not impact the combined entity.
(3)
  Compensation expense related to stock options that will vest upon the consummation of the Transactions.

(g)
  A summary of the pro forma adjustments to depreciation and amortization expense are as follows (in thousands, except useful lives):

	Estimated Fair Value	Historical Book Value	Stepped-up Basis	Estimated Useful Life (years)	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Depreciable assets:
Ships	$2,168,897	$2,024,381	$144,516	24−30	$32,892	$65,783
Other property and equipment	25,606	22,680	2,926	3−12	1,600	3,200
Total depreciable assets	$2,194,503	$2,047,061	$147,442		$34,492	$68,983
Amortizable intangible assets:
Customer relationships	$55,000	$—	$55,000	3	$9,167	$18,333
Backlog	55,000	—	55,000	1	27,500	55,000
Total amortizable intangible assets	$110,000	$—	$110,000		$36,667	$73,333
Total pro forma depreciation and amortization expense					$71,159	$142,316
Elimination of historical depreciation and amortization expense					(43,960)	(83,975)
Pro forma depreciation and amortization expense adjustment					$27,199	$58,341

We expect to complete the allocation of the purchase price subsequent to the close of the Transactions. The allocation of purchase price presented herein is based on a preliminary valuation. The actual adjustment may differ materially based on the final determination of fair value. A change of 10% of the preliminary fair value of the ships would result in a change of $6.6 million in annual depreciation expense.
(h)
  Represents the pro forma interest expense, net adjustment to reflect the new debt structure. This adjustment is preliminary. The actual adjustment may differ materially based on the final determination of fair value. The composition of the pro forma adjustments for interest expense, net are as follows (in thousands):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Interest expense on New Norwegian Debt(1)	$(37,671)	$(76,085)
Amortization of fair value adjustment(2)	76	152
Amortization of deferred financing fees(3)	(3,682)	(7,364)
Less: Prestige historical interest expense(4)	48,631	102,784
Pro forma interest expense, net adjustment	$7,354	$19,487

(1)
  Represents $1,730 million of New Norwegian Debt, which is comprised of $950 million of variable rate term loans and $780 million of Senior Unsecured Notes. The New Norwegian Debt facilities have an estimated weighted-average interest rate of 4.4% per annum. The impact of a 0.125% change in LIBOR on the variable portion of the new debt would affect interest expense by approximately $1.2 million.
(2)
  Represents the amortization of the debt premium on the assumed debt facilities.
(3)
  Represents the amortization of deferred financing costs related to the issuance of the New Norwegian Debt.

(4)
  Represents historical interest expense related to the refinanced Prestige facilities and the outstanding Company Notes and Company Warrants (each as defined in the Merger Agreement).
(i)
  The pro forma condensed consolidated income tax provision has been adjusted for the expected tax impact of the pro forma adjustments at Prestige’s historical implied effective rate of 0.7% for the periods presented. A 1% change in the effective tax rate would result in a change in annual tax expense of less than $0.1 million. The effective tax rate of the combined entity could be significantly different depending on post-acquisition activities.
(j)
  Represents the adjustment for the Share Issuance and the pro forma net income.
(k)
  The pro forma earnings per share calculation is as follows (in thousands, except share and per share data):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Pro forma net income	$133,112	$106,709
Pro forma net income attributable to non-controlling interest	1,908	833
Pro forma net income attributable to Norwegian Cruise Line Holdings Ltd.	$131,204	$105,876
Weighted-average shares outstanding:
Basic:
Norwegian – as reported	205,063,870	202,993,839
Shares issued as consideration to Prestige securityholders(1)	20,296,880	20,296,880
Basic – pro forma	225,360,750	223,290,719
Diluted:
Norwegian – as reported	210,742,655	209,239,484
Shares issued as consideration to Prestige securityholders(1)	20,296,880	20,296,880
Diluted – pro forma	231,039,535	229,536,364
Pro forma earnings per share:
Basic	$0.58	$0.47
Diluted	$0.58	$0.46

(1)
  Based upon the terms of the Merger Agreement.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
The following table contains certain historical per share data of Norwegian and Prestige and combined per share data on an unaudited pro forma basis as if the Prestige Acquisition had become effective as of the beginning of the periods presented, and after giving effect to the Prestige Acquisition using the purchase method of accounting with an assumed ratio of 1.4957 Company Ordinary Shares issued in exchange for each share of Prestige Common Stock.
The unaudited pro forma combined per share data were derived from Norwegian’s historical audited and unaudited consolidated financial statements, which are incorporated by reference into this Information Statement, and Prestige’s historical audited and unaudited consolidated financial statements, which are attached as Annex E and Annex F to this Information Statement. The information in the table should be read in conjunction with the historical financial statements of Norwegian and Prestige and the related notes, which are incorporated by reference into or included elsewhere in this Information Statement. The unaudited pro forma data are based on estimates and assumptions that Norwegian and Prestige believe are reasonable. It is not necessarily indicative of the consolidated financial position or results of income in future periods or the results that actually would have been realized had Norwegian and Prestige been a combined company as of the beginning of the periods presented.

	As of, and for the Six Months Ended June 30, 2014	As of and for the Year Ended December 31, 2013
Norwegian:
Book value per share
Historical	$13.24	$12.96
Pro forma	$12.05	$11.78
Net income per share – basic
Historical	$0.79	$0.50
Pro forma	$0.58	$0.47
Net income per share – diluted
Historical	$0.78	$0.49
Pro forma	$0.58	$0.46
Prestige:
Book value per share
Historical	$1.05	$2.03
Equivalent pro forma(1)	$18.02	$17.63
Net income (loss) per share – basic
Historical	$(1.11)	$2.62
Equivalent pro forma(1)	$0.87	$0.70
Net income (loss) per share – diluted
Historical	$(1.11)	$1.88
Equivalent pro forma(1)	$0.87	$0.69

(1)
  The Prestige equivalent pro forma per share amounts are calculated by multiplying Norwegian pro forma per share amounts by the assumed exchange ratio for the Prestige Acquisition of 1.4957.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth information regarding the beneficial ownership of the equity securities of the Company as of October 1, 2014 by:
•
  each person that is known by the Company to be a beneficial owner of more than 5% of the Company’s outstanding equity securities;
•
  each of our Named Executive Officers;
•
  each of our directors; and
•
  all directors and executive officers as a group.
The information set forth in the table below excludes the portion of the Stock Consideration that would be issued to funds affiliated with Apollo in connection with the Prestige Acquisition.
Pursuant to the Shareholders’ Agreement, Genting, subject to certain consent rights, granted to Apollo the right to vote the Company Ordinary Shares held by affiliates of Genting, and TPG granted Apollo the right to vote the Company Ordinary Shares that are held by TPG in connection with certain transactions that require the vote of our shareholders.
There were 203,301,654 Company Ordinary Shares issued and outstanding as of October 1, 2014.
The amounts and percentages of Company Ordinary Shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities (including as further described in the footnotes to the following table). Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below and except as provided in the Shareholders’ Agreement described below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated Company Ordinary Shares. Unless indicated otherwise, the address of each individual listed in the table is c/o Norwegian Cruise Line Holdings Ltd., 7665 Corporate Center Drive, Miami, Florida 33126.

Management NCL Corporation Units (as defined below) beneficially owned by our executive officers are also reported in the following table on a basis consistent with how beneficial ownership of the Company Ordinary Shares is reported under the SEC rules.

Name and Address(1)	Ordinary Shares Beneficially Owned		Number of Management NCL Corporation Units Beneficially Owned	Percent of Ordinary Shares Beneficially Owned(3)
	Number	Percent(2)
STAR(4)	56,819,334	28.0%
Apollo(5)	40,739,500	20.0%
TPG(6)	16,079,834	7.9%
Tan Sri Lim Kok Thay(4)(7)	—	—
David Chua Ming Huat(4)(7)	—	—
Steve Martinez (8)	—	—
Adam M. Aron	—	—
Kevin Crowe(8)	—	—
Robert Seminara(8)	—	—
David M. Abrams(8)	—	—
Karl Peterson(9)	—	—
John Chidsey	6,683	*
Walter L. Revell	10,527	*
F. Robert Salerno	5,473	*
Kevin M. Sheehan(10)	607,226	*	853,239	*
Wendy A. Beck(11)	146,817	*	195,484	*
Andrew Stuart(12)	177,914	*	225,126	*
Maria Miller(13)	68,280	*	127,547	*
Robert Becker(14)	72,416	*	51,588	*
All directors and executive officers as a group (17 persons)(15)	1,138,063	*	1,503,420	*

Economic interests in NCLC are represented by the partnership interests established under the Company’s tax agreement, which we refer to as “NCL Corporation Units.” We refer to the NCL Corporation Units exchanged for profits interests granted under the Company’s profits sharing agreement as “Management NCL Corporation Units.”

*
  Indicates less than one percent.
(1)
  This table is based on information supplied to us by our executive officers, directors and principal shareholders or included in Schedules 13D and 13G filed with the SEC.
(2)
  The percentage of Company Ordinary Shares reported as beneficially owned by each holder of ordinary shares assumes that none of the Management NCL Corporation Units reported as beneficially owned are exchanged for Company Ordinary Shares.
(3)
  The percentage of Company Ordinary Shares reported as beneficially owned by each holder of Management NCL Corporation Units assumes that the holder’s Management NCL Corporation Units reported above are exchanged for Company Ordinary Shares and that no other Management NCL Corporation Units are exchanged for Company Ordinary Shares.

(4)
  STAR, a Bermuda company, is a wholly owned subsidiary of Genting. Genting owns Company Ordinary Shares indirectly through STAR. The address of each of Genting and STAR is c/o Suite 1501, Ocean Centre, 5 Canton Road, Tsimshatsui, Kowloon, Hong Kong SAR. As of October 1, 2014, the principal shareholders of Genting are:

Percentage Ownership in Genting
Golden Hope Limited (“GHL”)(a)	49.85%
Genting Malaysia Berhad (“GENM”)(b)	17.81%

(a)
  GHL is a company incorporated in the Isle of Man acting as trustee of the Golden Hope Unit Trust, a private unit trust which is held directly and indirectly by First Names Trust Company (Isle of Man) Limited (formerly known as IFG International Trust Company Limited), as trustee of a discretionary trust, the beneficiaries of which are Tan Sri Lim Kok Thay and certain members of his family (the “Lim Family”).
(b)
  GENM is a Malaysian company listed on the Main Market of Bursa Malaysia Securities Berhad in which Parkview Management Sdn Bhd as trustee of a discretionary trust, the beneficiaries of which are the Lim Family, has a substantial indirect beneficial interest. As a result, an aggregate of 67.66% of Genting’s outstanding shares is owned by GENM and GHL as trustee of the Golden Hope Unit Trust, directly or indirectly, as of October 1, 2014.
(5)
  The Apollo Funds hold of record an aggregate of 40,739,500 Company Ordinary Shares. Under the terms of the Shareholders’ Agreement, Apollo also has the right to vote the Company Ordinary Shares held by affiliates of Genting (including STAR), and the Company Ordinary Shares held by TPG, in connection with certain transactions that require the vote of our shareholders (or those of the Company, as applicable), and to consent to certain transfers of such shares. Apollo also has the right under the Shareholders’ Agreement to, under certain circumstances, require each of STAR and TPG to sell the Company Ordinary Shares held by such entity to a third party purchaser. The Apollo affiliate that serves as the general partner or managing general partner of each of Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI. L.P., Apollo Overseas Partners VI, L.P. and Apollo Overseas Partners (Germany) VI. L.P. is an affiliate of Apollo Principal Holdings I, L.P. Apollo Principal Holdings I GP, LLC is the general partner of Apollo Principal Holdings I, L.P. The Apollo affiliate that serves as the general partner of AIF VI NCL (AIV), L.P., AIF VI NCL (AIV II), L.P., AIF VI NCL (AIV III), L.P. and AIF VI NCL (AIV IV), L.P. is an affiliate of Apollo Principal Holdings III, L.P. Apollo Principal Holdings III GP, Ltd. is the general partner of Apollo Principal Holdings III, L.P. An affiliate of Apollo Management Holdings, L.P. provides management services to AAA Guarantor — Co-Invest VI (B), L.P. and to the Apollo affiliate that serves as the general partner of AAA Guarantor — Co-Invest VI (B), L.P. The manager of each of the other Apollo Funds is also an affiliate of Apollo Management Holdings, L.P. Apollo Management Holdings GP, LLC is the general partner of Apollo Management Holdings, L.P. Leon Black, Joshua Harris and Marc Rowan are the managers of Apollo Principal Holdings I GP, LLC, the managers, as well as executive officers, of Apollo Management Holdings GP, LLC, and the directors of Apollo Principal Holdings III GP, Ltd. and as such may be deemed to have voting and dispositive control over Company Ordinary Shares that are held by Apollo. The address for each of Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Principal Holdings I, L.P. and Apollo Principal Holdings I GP, LLC is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address for each of Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Germany) VI, L.P., AIF VI NCL (AIV), L.P., AIF VI NCL (AIV II), L.P., AIF VI NCL (AIV III), L.P., AIF VI NCL (AIV IV), L.P., Apollo Principal Holdings III, L.P. and Apollo Principal Holdings III GP, Ltd. is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The address for AAA Guarantor — Co-Invest VI (B), L.P. is c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960. The address for Apollo Management Holdings, L.P. and Apollo Management Holdings GP, LLC, and for Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(6)
  TPG Viking, L.P., a Delaware limited partnership (“Viking L.P.”), TPG Viking AIV I, L.P., a Cayman Islands exempted limited partnership (“Viking AIV I”), TPG Viking AIV II, L.P., a Cayman Islands exempted limited partnership (“Viking AIV II”), and TPG Viking AIV III, L.P., a Delaware limited partnership (“Viking AIV III”), hold an aggregate of 16,079,834 Company Ordinary Shares. The general partner of Viking L.P. is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership (“Group Holdings”), whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). The general partner of each of Viking AIV I, Viking AIV II and Viking AIV III is TPG Viking AIV GenPar, L.P., a Cayman Islands exempted limited partnership, whose general partner is TPG Viking AIV GenPar Advisors, Inc., a Cayman Islands exempted company, whose sole shareholder is TPG Holdings III, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman Islands exempted company, whose sole shareholder is Group Holdings. David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors and may therefore be deemed to be the beneficial owners of the Company Ordinary Shares held by Viking L.P., Viking AIV I, Viking AIV II and Viking AIV III (the “TPG Shares”). Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Shares except to the extent of their pecuniary interest therein. The address of each of the TPG funds described above, Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(7)
  Although each of Tan Sri Lim Kok Thay and David Chua Ming Huat may be deemed a beneficial owner of shares of the Company beneficially owned by Genting due to his status as a director or officer (and, in the case of Tan Sri Lim Kok Thay, his status as a shareholder) of Genting, each such person disclaims beneficial ownership of any such shares, except in the case of Tan Sri Lim Kok Thay, to the extent of any indirect pecuniary interests therein. The address of Tan Sri Lim Kok Thay and David Chua Ming Huat is c/o Suite 1501, Ocean Centre, 5 Canton Road, Tsimshatsui, Kowloon, Hong Kong SAR.
(8)
  Each of Messrs. Martinez, Crowe, Seminara and Abrams is affiliated with Apollo as a senior managing director, senior partner, managing partner or principal of Apollo Management, L.P. or another affiliate of Apollo. Each such person disclaims beneficial ownership of any of the Company Ordinary Shares or of the Company Ordinary Shares that are beneficially owned by any of the Apollo Funds or Apollo’s other affiliates. The address of Messrs. Martinez and Crowe is c/o Apollo Management, L.P., 9 West 57th Street, 43rd floor, New York, New York 10019. The address of Messrs. Seminara and Abrams is c/o Apollo Management International LLP, 25 St. George Street, London W1 S 1FS.
(9)
  Mr. Peterson is one of our directors and also a TPG partner. Mr. Peterson does not have voting or investment power over, and disclaims beneficial ownership in, the TPG Shares. The address of Mr. Peterson is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(10)
  Reflects vested options and Management NCL Corporation Units, and options and Management NCL Corporation Units scheduled to vest within 60 days. Does not include an additional 865,826 Management NCL Corporation Units and 1,454,173 options held by Kevin M. Sheehan that are currently unvested and not scheduled to vest within 60 days. Each holder of Management NCL Corporation Units has the right (subject to certain restrictions and potential adjustments) to exchange each Management NCL Corporation Unit for, at the election of NCLC, either (i) one Company Ordinary Share or (ii) cash equal to the fair market value of one Company Ordinary Share. Includes 124,714 Management NCL Corporation Units and 60,652 options held by Mr. Sheehan’s family trust.
(11)
  Reflects the Company Ordinary Shares, vested options and Management NCL Corporation Units, and options and Management NCL Corporation Units scheduled to vest within 60 days. Does not include an additional 105,260 Management NCL Corporation Units and 149,178 options held by Wendy A. Beck that are currently unvested and not scheduled to vest within 60 days. Each holder of

Management NCL Corporation Units has the right (subject to certain restrictions and potential adjustments) to exchange each Management NCL Corporation Unit for, at the election of NCLC, either (i) one Company Ordinary Share or (ii) cash equal to the fair market value of one Company Ordinary Share. Includes 1,200 of our ordinary shares held by Ms. Beck’s children for which she serves as custodian.
(12)
  Reflects vested options and Management NCL Corporation Units, and options and Management NCL Corporation Units scheduled to vest within 60 days. Does not include an additional 113,375 Management NCL Corporation Units and 132,638 options held by Andrew Stuart that are currently unvested and not scheduled to vest within 60 days. Each holder of Management NCL Corporation Units has the right (subject to certain restrictions and potential adjustments) to exchange each Management NCL Corporation Unit for, at the election of NCLC, either (i) one Company Ordinary Share or (ii) cash equal to the fair market value of one Company Ordinary Share.
(13)
  Reflects vested options and Management NCL Corporation Units, and options and Management NCL Corporation Units scheduled to vest within 60 days. Does not include an additional 42,516 Management NCL Corporation Units and 64,427 options held by Maria Miller that are currently unvested and not scheduled to vest within 60 days. Each holder of Management NCL Corporation Units has the right (subject to certain restrictions and potential adjustments) to exchange each Management NCL Corporation Unit for, at the election of NCLC, either (i) one Company Ordinary Share or (ii) cash equal to the fair market value of one Company Ordinary Share.
(14)
  Reflects vested options and Management NCL Corporation Units, and options and Management NCL Corporation Units scheduled to vest within 60 days. Does not include an additional 45,350 Management NCL Corporation Units and 60,805 options held by Robert Becker that are currently unvested and not scheduled to vest within 60 days. Each holder of Management NCL Corporation Units has the right (subject to certain restrictions and potential adjustments) to exchange each Management NCL Corporation Unit for, at the election of NCLC, either (i) one Company Ordinary Share or (ii) cash equal to the fair market value of one Company Ordinary Share.
(15)
  Reflects the Company Ordinary Shares, vested options and Management NCL Corporation Units, and options and Management NCL Corporation Units scheduled to vest within 60 days. Does not include an additional 1,198,486 Management NCL Corporation Units and 1,925,322 options collectively held by our executive officers that are currently unvested and not scheduled to vest within 60 days. Each holder of Management NCL Corporation Units has the right (subject to certain restrictions and potential adjustments) to exchange each Management NCL Corporation Unit for, at the election of NCLC, either (i) one Company Ordinary Share or (ii) cash equal to the fair market value of one Company Ordinary Share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS OF NORWEGIAN
The section “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014, is incorporated by reference herein.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS OF PRESTIGE
You should read the following discussion in conjunction with the “Selected Historical Consolidated Financial Data of Prestige”, and Prestige’s audited and unaudited consolidated financial statements and related notes, which are attached hereto as Annex E and Annex F. The data for the six months ended June 30, 2014 and 2013 (with the exception of the consolidated balance sheet as of June 30, 2013, which is not included in this Information Statement) have been derived from Prestige’s unaudited consolidated financial statements, which are attached hereto as Annex F. The data for the years ended December 31, 2013, 2012 and 2011 (with the exception of the consolidated balance sheet as of December 31, 2011, which is not included in this Information Statement) have been derived from Prestige’s audited consolidated financial statements, which are attached hereto as Annex E. This discussion contains forward-looking statements that are based on Prestige’s current expectations, estimates and projections about its business and operations. Prestige’s actual results may differ materially from those currently anticipated.
Key Operational and Financial Metrics, including Non-GAAP Measures
Prestige utilizes a variety of operational and financial metrics, which are defined below, to evaluate its performance and financial condition. Prestige uses certain non-GAAP financial measures, such as Prestige EBITDA (which is referred to as “Prestige EBITDA”), Adjusted EBITDA (which is referred to as “Prestige Adjusted EBITDA”), Net Per Diems (which is referred to as “Prestige Net Per Diems”), Net Yields (which is referred to as “Prestige Net Yields”) and Net Cruise Costs (which is referred to as “Prestige Net Cruise Costs”) to enable it to analyze its performance and financial condition. Prestige utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of its performance. Some of these measures are commonly used in the cruise industry to measure performance. Prestige believes these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within its industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. You should read this discussion and analysis of its financial condition and results of operations together with the reconciliation of these non-GAAP measures set forth in the footnotes to “Summary of the Historical Condensed Consolidated Financial Data of Prestige.”
Prestige EBITDA is net income (loss) excluding depreciation and amortization, net interest expense and income tax benefit (expense).
Prestige Adjusted EBITDA is net income (loss) excluding depreciation and amortization, interest income, interest expense, other income (expense), and income tax benefit (expense), and other supplemental adjustments received with the calculation of certain financial ratios permitted in calculating covenant compliance under the indenture governing the Regent Senior Secured Notes, the Oceania Credit Facility and the Regent Credit Facility. Prestige believes Prestige Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of its business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. Prestige believes Prestige Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of its financial performance and prospects for the future. While Prestige Adjusted EBITDA is not a recognized measure under GAAP, Prestige’s management uses this financial measure to evaluate and forecast its business performance. Prestige Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments, and tax payments, and it is subject to certain additional adjustments as permitted under the agreements governing its indebtedness. Its use of Prestige Adjusted EBITDA may not be comparable to other companies within its industry. Prestige’s management compensates for these limitations by using Prestige Adjusted EBITDA as only one of several measures for evaluating its business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax benefit (expense), are reviewed separately by Prestige’s management.
Available Passenger Cruise Days (“APCD”) is Prestige’s measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period. Prestige uses this measure to perform capacity and rate analysis to identify its main non-capacity drivers that cause its cruise revenue and expense to vary.
Prestige Gross Cruise Cost represents the sum of total cruise operating expense plus selling and administrative expense.
Prestige Gross Yield represents total revenue, excluding charter per APCD.
Prestige Net Cruise Cost represents Gross Cruise Cost excluding commissions, transportation and other expense, and onboard and other expense.
Prestige Net Cruise Cost excluding Fuel and Other represents Gross Cruise Cost excluding commissions, transportation and other expense, onboard and other expense, fuel expense and other expense.
Prestige Net Per Diem represents Prestige Net Revenue divided by Passenger Days Sold.
Prestige Net Revenue represents total revenue, excluding charter revenue less commissions, transportation and other expense, and onboard and other expense.
Prestige Net Yield represents Net Revenue per APCD.
Occupancy is calculated by dividing Passenger Days Sold by APCD.
Passenger Days Sold (“PDS”) represents the number of revenue passengers carried for the period multiplied by the number of days within the period of their respective cruises.
Description of Certain Line Items
Revenues
Prestige’s revenue consists of the following:
•
  Passenger ticket revenue consists of gross revenue recognized from the sale of passenger tickets net of dilutions, such as shipboard credits and certain included passenger shipboard event costs. Also included is gross revenue for air and related ground transportation sales.
•
  Onboard and other revenue consists of revenue derived from the sale of goods and services rendered onboard the ships (net of related concessionaire costs as applicable), travel insurance (net of related costs), and cancellation fees. Also included in onboard and other revenue is gross revenue from pre- and post-cruise hotel accommodations, shore excursions, land packages, and ground transportation for which Prestige assumes the risks of loss for collections and cancellations. Certain of its cruises include free unlimited shore excursions (“FUSE”) and/or free pre-cruise hotel accommodations, and such free excursions and hotel accommodations have no revenue attributable to them. The costs for FUSE and free hotel accommodations are included in commissions, transportation and other expense in the consolidated statements of operations.
•
  Charter revenue consists of charter hire fees, net of commissions, to bareboat charter with a third party. The charter agreement constitutes an operating lease and charter revenue is recognized on a straight-line basis over the charter term.
•
  Cash collected in advance for future cruises is recorded as a passenger deposit liability. Those deposits for sailings traveling more than twelve months in the future are classified as a long-term liability. Prestige recognizes the revenue associated with these cash collections in the period in which the cruise occurs. For cruises that occur over multiple periods, revenue is prorated and recognized ratably in each period based on the overall length of the cruise. Cancellation fee revenue, along with associated commission expense and travel insurance revenue, if any, are recorded in the period the cancellation occurs.
Expenses
Cruise Operating Expense
Prestige’s cruise operating expense consists of the following:
•
  Commissions, transportation and other consists of payments made to travel agencies that sell its product, costs associated with air and related ground transportation pre-sold to its guests, all credit card fees, and the costs associated with shore excursions and hotel accommodations included as part of the overall cruise purchase price.
•
  Onboard and other consists of costs related to land packages and ground transportation, as well as shore excursions and hotel accommodations costs not included in commissions, transportation and other.
•
  Payroll, related and food consists of the costs of crew payroll and related expenses for shipboard personnel, as well as food expenses for both passengers and crew. Prestige includes food and payroll costs in a single expense line item as Prestige contracts with a single vendor to provide many of its hotel and restaurant services, including both food and labor costs, which are billed on a per-passenger basis. This per-passenger fee reflects the cost of both of the aforementioned expenses.
•
  Fuel consists of fuel costs and related delivery and storage costs.
•
  Other ship operating consists of port, deck and engine, certain entertainment-related expenses, and hotel consumables expenses.
•
  Other consists primarily of drydock, ship insurance costs, loss on disposals of ship related assets and passenger claims.
Selling and Administrative Expense
Selling and administrative expense includes advertising and promotional activities, shoreside personnel wages, benefits and expenses relating to its worldwide offices, professional fees, information technology support, its reservation call centers, and related support activities. Such expenditures are generally expensed in the period incurred.
Critical Accounting Policies and Estimates
Prestige’s consolidated financial statements are prepared in accordance with GAAP, which requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the consolidated financial statements and accompanying footnotes. Prestige believes that of its significant accounting policies, which are described in Note 2: “Summary of Significant Accounting Policies” in the notes to its audited consolidated financial statements included as Annex E, the following accounting policies are critical because they involve a higher degree of judgment, and the estimates required to be made were based on assumptions that are inherently uncertain. As a result, these accounting policies could materially affect its financial position, results of operations and related disclosures. On an ongoing basis, Prestige evaluates these estimates and judgments based on historical experiences and various other factors that Prestige believes reflect current circumstances. While Prestige believes its estimates, assumptions and judgments are reasonable, they are based on information presently available. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions, which could have a material impact on its financial position or results of operations.

Asset Impairment
Goodwill
Prestige records goodwill as the excess of the purchase price over the estimated fair value of net assets acquired, including identifiable intangible assets. Prestige assesses goodwill for impairment in accordance with ASC 350, Intangibles — Goodwill and Other, which requires that goodwill be tested for impairment at the “reporting unit level” (“Reporting Unit”) at least annually and more frequently when events or circumstances dictate, as defined by ASC 350. As its two cruise brands have similar economic characteristics, Prestige has determined that it has only one Reporting Unit.
The impairment review for goodwill allows Prestige to first assess qualitative factors to determine whether it is necessary to perform the more detailed two-step quantitative goodwill impairment test. Prestige would perform the two-step test if its qualitative assessment determined it is more-likely-than-not that a Reporting Unit’s fair value is less than its carrying amount. Prestige elected to bypass the qualitative assessment and proceed directly to step one of the quantitative test. The quantitative test for goodwill consists of a two-step process of first determining the estimated fair value of the Reporting Unit and comparing it to the carrying value of the net assets allocated to the Reporting Unit. If the estimated fair value of the Reporting Unit exceeds the carrying value, no further analysis or write-down of goodwill is required. If the estimated fair value of the Reporting Unit is less than the carrying value of its net assets, the implied fair value of the Reporting Unit is allocated to all of its underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their estimated fair value. If necessary, goodwill is then written down to its implied fair value.
Its annual impairment test date is September 30, which coincides with its annual budget/forecasting cycle and the end of its seasonally highest quarter. As of September 30, 2013, Prestige did not have any impairment on goodwill. There were no triggering events that occurred between its impairment testing date and reporting date.
The principal assumptions used in its discounted cash flow model related to forecasting future operating results, including discount rate, Net Revenue yields, net cruise costs including fuel prices, capacity changes, weighted-average cost of capital for comparable publicly traded companies and terminal values, which are all considered level 3 inputs. Cash flows were calculated using its 2013 projected operating results as a base. To that base Prestige added projected future years’ cash flows, considering the macro-economic factors and internal occupancy level projections, cost structure and other variables. Prestige discounted the projected future years’ cash flows using a rate equivalent to the weighted-average cost of capital for comparable publicly traded companies. Based on the discounted cash flow model, Prestige determined that the estimated fair value of goodwill exceeded the carrying value and is therefore not impaired. The estimated fair value exceeded its carrying value by 62% as of September 30, 2013.
The estimation of fair value utilizing discounted expected future cash flows includes numerous uncertainties, which require significant judgments when making assumptions of expected revenues, operating costs, selling and administrative expenses, capital expenditures, as well as assumptions regarding the cruise vacation industry competition and business conditions, among other factors. It is reasonably possible that changes in its assumptions and projected operating results above could lead to impairment of its goodwill.
Identifiable Intangible Assets
Specific to the transaction that closed on January 31, 2008, pursuant to which Regent purchased substantially all of the assets of Regent Seven Seas Cruises, Inc. and the equity of certain of its affiliated companies and joint ventures from Carlson Cruises Worldwide, Inc. and Vlasov Shipping Corporation (the “Regent Seven Seas Transaction”), Prestige recorded identifiable intangible assets consisting of trade names, customer relationships, non-competition agreements, backlog and customer database. The tradenames acquired in this transaction, “Seven Seas Cruises” and “Luxury Goes Exploring,” were determined to have indefinite lives. During 2011, Regent amended its agreement with Regent Hospitality Worldwide, which granted exclusive and perpetual licensing rights to use the “Regent” trade name and trademarks (“Regent Licensing Rights”) in conjunction with cruises, subject to the terms and conditions stated in the agreement.

The amended and restated trademark license agreement allows Prestige to use the Regent Licensing Rights, in conjunction with cruises, in perpetuity, subject to the terms and conditions stated in the agreement. The Regent Licensing Rights are being amortized over an estimated useful life of 40 years.
Its identifiable intangible assets, except the trade names acquired in the Regent Seven Seas Transaction are subject to amortization over their estimated lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on market factors and operational considerations. Identifiable intangible assets not subject to amortization, such as trade names, are reviewed for impairment whenever events or circumstances indicate, but at least annually, by comparing the estimated fair value of the intangible asset with its carrying value.
Prestige performed its annual impairment review of its trade names as of September 30, 2013 using the relief-from royalty method. The royalty rate used is based on comparable royalty agreements in the tourism and hospitality industry. The discount rate used was the same rate used in its goodwill impairment test. Based on the discounted cash flow model, Prestige determined the fair value of its trade names exceeded their carrying value and are therefore not impaired. The fair value exceeded its carrying value by 86% as of September 30, 2013.
The estimation of fair value using discounted expected future cash flows includes numerous uncertainties that require significant judgments when developing assumptions of expected revenues, operating costs, selling and administrative expenses, capital expenditures and future impact of competitive forces. It is reasonably possible that changes in its assumptions and projected operating results used in its cash flow model could lead to an impairment of its tradename.
Ship Accounting
Upon acquisition of its ships, excluding newbuilds, Prestige records the acquisition cost at the estimated fair value of the ship, which is calculated based on a market approach that takes into consideration recent transactions of similar ships, conditions of the cruise market at the date of valuation and the price a willing third party would pay for a ship with similar characteristics. Its ships represent its most significant asset and are stated at cost less accumulated depreciation. Depreciation of the ships is computed net of projected residual values of 30% using the straight-line method over their original estimated weighted average service lives. Service life is based on when the assets were originally placed in service. Prestige did not extend the life of the Regent ships Prestige acquired at the time of the Regent Seven Seas Transaction. Its service life and residual value estimates take into consideration the impact of anticipated technological changes, long-term cruise and vacation market conditions, and historical useful lives of similarly built ships.
As of January 1, 2013, Prestige changed its estimate for all its ships’ projected residual values. The change was triggered as Prestige obtained recent sales information for luxury cruise ship sales that occurred during the three months ended March 31, 2013. As a result, Prestige increased each ship’s projected residual value ranging from 10-15% to 30%. The change in estimate has been applied prospectively. The effect of the change on both operating income and net loss for the year ended December 31, 2013 was approximately $16.4 million of reduced depreciation expense. Prestige periodically reviews and evaluates these estimates and judgments based on historical experiences and new factors and circumstances. As part of its ongoing reviews, its estimates may change in the future. If such a change is necessary, depreciation expense could be materially higher or lower.
Improvement costs that add value to the ships and have a useful life greater than one year are capitalized as additions to the ships and are depreciated over the lesser of the ships’ remaining service lives or the improvements’ estimated useful lives. Improvement costs are related to new components that have been added to, replaced or refurbished on the ship. The remaining estimated cost and accumulated depreciation (i.e. book value) of replaced ship components are written off and any resulting losses are recognized in the consolidated statements of operations. Examples of significant capitalized improvement costs are electrical system upgrades, such as the upgrade of stabilizers, electrical system generators and the refurbishment of major mechanical systems such as diesel engines, boilers, and generators, along with new stateroom and guest facility equipment. Given the very large and complex nature of its ships, its accounting estimates related to ships and determination of ship improvement costs to be capitalized require considerable judgment of Prestige’s management and are inherently uncertain.

Drydock costs are scheduled maintenance activities that require the ships to be taken out of service and are expensed as incurred. Drydocks are required to maintain each vessel’s Class certification. Class certification is necessary in order for its cruise ships to be flagged in a specific country, obtain liability insurance and legally operate as passenger cruise ships. Typical drydock costs include drydock fees and wharfage services provided by the drydock facility, hull inspection and certification related activities, external hull cleaning and painting below the waterline including pressure cleaning and scraping, additional below the waterline work such as maintenance and repairs on propellers and replacement of seals, cleaning and maintenance on holding tanks and sanitary discharge systems, related outside contractor services including travel and related expenses and freight and logistics costs related to drydock activities. Repair and maintenance activities are charged to expense as incurred.
Prestige reviews its ships for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of these assets based on its estimate of its undiscounted future cash flows. If estimated future cash flows are less than the carrying value of an asset, an impairment charge is recognized for the difference between the asset’s estimated fair value and its carrying value. Prestige performs its ship impairment reviews on an individual ship basis utilizing an undiscounted cash flow analysis. The principle assumptions used in the undiscounted cash model are projected operating results, including net per diems, net cruise costs, projected occupancy, available passenger days, and projected growth. Prestige has not recognized any impairment losses on any of its ships.
Prestige believes its estimates and judgments with respect to its ships are reasonable. However, should certain factors or circumstances cause Prestige to revise its estimates of ship service lives, projected residual value or the lives of major improvements, depreciation expense could be materially higher or lower. If circumstances cause Prestige to change its assumptions in making determinations as to whether ship improvements should be capitalized, the amount Prestige expenses each year as repair and maintenance costs could increase, partially offset by a decrease in depreciation expense. If Prestige had reduced its estimated average service life of its ships by one year, depreciation expense for 2013 would have increased by $2.9 million. If its ships were estimated to have no residual value, depreciation expense for 2013 would have increased by $30.8 million.
Contingencies — Litigation
On an ongoing basis, Prestige assesses the potential liabilities related to any lawsuits or claims brought against Prestige. While it is typically very difficult to determine the timing and ultimate outcome of such actions, Prestige uses its best judgment to determine if it is probable that Prestige will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, Prestige takes into consideration estimates of the amount of insurance recoveries, if any. Prestige accrues a liability when Prestige believes a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recoveries, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that Prestige has previously made.

Executive Overview
Prestige reported total revenue, total cruise operating expense, operating income, net (loss) income and (loss) earnings per share as shown in the following table:

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands, except share data)
Total revenue	$615,775	$561,327	$1,183,336	$1,112,021	$969,138
Total cruise operating expenses	$418,102	$372,734	$761,480	$759,727	$667,383
Operating income	$55,302	$56,401	$163,161	$105,544	$76,684
Net (loss) income	$(15,055)	$(10,797)	$35,522	$(2,612)	$(69,772)
(Loss) earnings per share:
Basic	$(1.11)	$(0.80)	$2.62	$(0.19)	$(5.14)
Diluted	$(1.11)	$(0.80)	$1.88	$(0.19)	$(5.14)

Revenue increased $54.4 million, or 9.7%, to $615.8 million for the six months ended June 30, 2014, from $561.3 million for the six months ended June 30, 2013. The increase was primarily due to an increase in ticket prices.
Prestige Net Yield increased 9.7% to $395.02 for the six months ended June 30, 2014 from $359.98 for the six months ended June 30, 2013, primarily due to an increase in its ticket prices and in occupancy.
Prestige Net Cruise Cost per APCD increased to $307.50, or 12%, for the six months ended June 30, 2014 from $274.57 for the six months ended June 30, 2013 and Net Cruise Cost, excluding fuel cost and other expense, per APCD increased to $228.08, or 5.1%, for the six months ended June 30, 2014 from $217.00 for the six months ended June 30, 2013. In each case, the increase was primarily due to fewer APCD, which was attributable to the scheduled drydocks and, to a lesser extent, increased sales and marketing.
Fuel expense, net of settled fuel hedges, decreased $0.1 million to $54.4 million for the for the six months ended June 30, 2014 from $54.5 million for the six months ended June 30, 2013. The decrease was primarily driven by lower fuel prices.
Prestige Adjusted EBITDA was $104.0 million for the six months ended June 30, 2014, compared to $102.9 million for the six months ended June 30, 2013.

Results of Operations
The following table sets forth Prestige’s operating data as a percentage of total revenue:

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
Revenues
Passenger Ticket	85.1%	85.2%	84.6%	85.2%	86.1%
Onboard and other	13.9%	13.2%	13.8%	13.6%	13.9%
Charter	1.0%	1.6%	1.6%	1.2%	—%
Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Expenses
Cruise operating expense
Commissions, transportation and other	27.2%	27.9%	27.4%	29.8%	28.0%
Onboard and other	4.0%	3.6%	3.7%	3.6%	3.8%
Payroll, related and food	14.9%	15.7%	15.0%	15.2%	15.9%
Fuel	9.0%	9.7%	8.6%	9.1%	9.6%
Other ship operating	8.2%	8.5%	8.3%	8.6%	8.9%
Other	4.7%	1.0%	1.4%	2.0%	2.7%
Total cruise operating expense	68.0%	66.4%	64.4%	68.3%	68.9%
Selling and administrative	16.1%	16.1%	14.8%	13.8%	15.0%
Depreciation and amortization	7.0%	7.5%	7.1%	8.4%	8.2%
Total operating expenses	91.1%	90.0%	86.2%	90.5%	92.1%
Operating income	8.9%	10.0%	13.8%	9.5%	7.9%
Non-operating income (expense)
Interest income	—%	—%	—%	0.1%	0.1%
Interest expense	(11.1)%	(12.6)%	(12.0)%	(11.8)%	(10.5)%
Other income (expense)	(0.4)%	0.6%	1.1%	2.1%	(4.7)%
Total non-operating expense	(11.5)%	(12.0)%	(10.8)%	(9.6)%	(15.1)%
(Loss) income before income taxes	(2.6)%	(2.0)%	3.0%	(0.1)%	(7.2)%
Income tax expense	(0.1)%	—%	—%	—%	—%
Net (loss) income	(2.7)%	(2.0)%	3.0%	(0.1)%	(7.2)%

The following table sets forth Prestige’s Passenger Days Sold, APCD and Occupancy for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
Passenger Days Sold	1,002,253	978,607	1,978,998	1,873,691	1,688,958
Available Passenger Cruise Days	1,057,086	1,042,198	2,094,670	1,985,522	1,836,722
Occupancy	94.8%	93.9%	94.5%	94.4%	92.0%

In the following table, Prestige Net Per Diem is calculated by dividing Prestige Net Revenue by Passenger Days Sold, Prestige Gross Yield is calculated by dividing total revenue, excluding charter revenue, by Available Passenger Cruise Days, and Net Yield is calculated by dividing Prestige Net Revenue by Available Passenger Cruise Days for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(all dollar amounts in thousands, except share data)
Passenger ticket revenue	$524,244	$478,007	$1,001,610	$947,071	$834,868
Onboard and other revenue	85,691	74,008	162,947	151,213	134,270
Total revenue, excluding charter	609,935	552,015	1,164,557	1,098,284	969,138
Less:
Commissions, transportation and other expense	167,763	156,732	323,841	331,254	271,527
Onboard and other expense	24,606	20,111	43,518	40,418	36,854
Prestige Net Revenue	$417,566	$375,172	$797,198	$726,612	$660,757
Passenger Days Sold	1,002,253	978,607	1,978,998	1,873,691	1,688,958
Available Passenger Cruise Days	1,057,086	1,042,198	2,094,670	1,985,522	1,836,722
Prestige Net Per Diem	$416.63	$383.37	$402.83	$387.80	$391.22
Prestige Gross Yield	$577.00	$529.66	$555.96	$553.15	$527.65
Prestige Net Yield	$395.02	$359.98	$380.58	$365.96	$359.75

In the following table, Prestige Gross Cruise Cost per Available Passenger Cruise Days is calculated by dividing Prestige Gross Cruise Cost by Available Passenger Cruise Days, and Prestige Net Cruise Cost per Available Passenger Cruise Days is calculated by dividing Prestige Net Cruise Costs by Available Passenger Cruise Days for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(all dollar amounts in thousands, except share data)
Total cruise operating expense	$481,102	$372,734	$761,480	$759,727	$667,383
Selling and administrative expense	99,320	90,266	174,866	153,747	145,802
Prestige Gross Cruise Cost	517,422	463,000	936,346	913,474	813,185
Less:
Commissions, transportation and other expense	167,763	156,732	323,841	331,254	271,527
Onboard and other expense	24,606	20,111	43,518	40,418	36,854
Prestige Net Cruise Cost	325,053	286,157	568,987	541,802	504,804
Less:
Fuel	55,142	54,598	101,690	101,685	92,921
Other expense	28,816	5,404	16,416	21,968	26,305
Prestige Net Cruse Cost, excluding Fuel and Other	$241,095	$226,155	$450,881	$418,149	$385,578
APCD	1,057,086	1,042,198	2,094,670	1,985,522	1,836,722
Prestige Gross Cruise Cost per APCD	$489.48	$444.25	$447.01	$460.07	$442.74
Prestige Net Cruise Cost per APCD	307.50	274.57	271.64	272.88	274.84
Prestige Net Cruise Cost, excluding Fuel and Other, per APCD	228.08	217.00	215.25	210.60	209.93

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013
Revenue
Total revenue increased $54.4 million, or 9.7%, to $615.8 million for the six months ended June 30, 2014, from $561.3 million for the six months ended June 30, 2013. This increase was due to the following:
•
  Passenger ticket revenue increased $46.2 million, or 9.7%, to $524.2 million for the six months ended June 30, 2014, from $478.0 million for the six months ended June 30, 2013, as a result of a $34.7 million increase in ticket prices and a $11.5 million increase due to additional PDS.
•
  Onboard and other revenue increased $11.7 million, or 15.8%, to $85.7 million for the six months ended June 30, 2014 from $74.0 million for the six months ended June 30, 2013, which was due to a $9.9 million increase in onboard and other spend and a $1.8 million increase in additional PDS.
Cruise Operating Expense
Total cruise operating expense increased $45.4 million, or 12.2%, to $418.1 million for the six months ended June 30, 2014, from $372.7 million for the six months ended June 30, 2013. The increase was due to:
•
  $11.0 million in commission, transportation and other as a result of higher air participation and costs;
•
  $23.4 million in other expense attributable to the scheduled drydocks that occurred during 2014;
•
  $4.5 million in onboard and other resulting from increases in costs for destination services primarily for new land package programs;
•
  $3.3 million in payroll, related and food costs; and
•
  $2.6 million in other ship operating.
Selling and Administrative Expense
Selling and administrative expense increased $9.1 million or 10.0% to $99.3 million for the six months ended June 30, 2014, from $90.3 million for the six months ended June 30, 2013. The increase was primarily due to an increase in marketing expenses totaling $6.4 million, partially due to capacity increases in 2014, and general and an increase in administrative expenses of $2.7 million, which were primarily attributable to employee costs.
Non-Operating Income (Expense)
Interest expense, net of capitalized interest, decreased $2.8 million, or 3.9%, to $68.1 million for the six months ended June 30, 2014, from $70.9 million for the six months ended June 30, 2013. The decrease was due to the reduction of the third party debt principal by $147.8 million in payments and amendment of both the Regent Credit Facility and the Oceania Credit Facility in February 2014, the terms of which reduced its interest rates.
Other income (expense) decreased $5.5 million to $2.2 million of expense for the six months ended June 30, 2014, from $3.3 million of income for the six months ended June 30, 2013. For the six months ended June 30, 2014, Prestige recorded a $2.9 million loss on the early extinguishment of debt as a result of amending the Regent Credit Facility and Oceania Credit Facility, a $0.6 million gain related to fuel hedge contracts and a $0.1 million gain on foreign currency transactions. For the six months ended June 30, 2013, Prestige recorded a $10.4 million gain on derivative instruments offset by a $3.7 million loss on the early extinguishment as a result of amending the Regent Credit Facility, a $2.7 million loss related to fuel hedge contracts and a $0.7 million loss on foreign currency transactions.
Prestige Net Yield
Prestige Net Yield increased 9.7% to $395.02 for the six months ended June 30, 2014 from $359.98 for the six months ended June 30, 2013, primarily due to an increase in its ticket prices and in occupancy.

Prestige Net Cruise Cost per APCD
Prestige Net Cruise Cost per APCD increased to $307.50, or 12%, for the six months ended June 30, 2014 from $274.57 for the six months ended June 30, 2013 and Prestige Net Cruise Cost, excluding fuel cost and other expense, per APCD increased to $228.08, or 5.1%, for the six months ended June 30, 2014 from $217.00 for the six months ended June 30, 2013, the increase for each was due to fewer APCD, which were attributable to the scheduled drydocks occurring during 2014 and higher sales and marketing costs.
Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
Revenue
Total revenue increased $71.3 million, or 6.4%, to $1,183.3 million for the year ended December 31, 2013, from $1,112.0 million for the year ended December 31, 2012. This increase was mainly due to the following factors:
Passenger ticket revenue increased $54.5 million, or 5.7%, to $1,001.6 million for the year ended December 31, 2013 from $947.1 million for the year ended December 31, 2012, primarily due to additional capacity in 2013 as Riviera began revenue-generating sailings in May 2012.
Onboard and other revenue increased $11.7 million, or 7.8%, to $162.9 million for the year ended December 31, 2013 from $151.2 million for the year ended December 31, 2012. The increase is attributable to a $8.5 million increase in PDS and $3.2 million due to pricing increases.
Charter revenue increased $5.1 million to $18.8 million for the year ended December 31, 2013 from $13.7 million for the year ended December 31, 2012 due to the Insignia bareboat charter to an unrelated party for a period of two years commencing in April 2012.
Cruise Operating Expense
Total cruise operating expense increased $1.8 million, or 0.2%, to $761.5 million for the year ended December 31, 2013, from $759.7 million for the year ended December 31, 2012. The increase was attributable to the following factors:
•
  Payroll, related and food increased $9.4 million, or 5.6%. The increase was due to the 5.6% increase in PDS.
•
  Other ship operating increased $2.3 million, or 2.4%, primarily driven by increased deck and engine and port costs resulting from a full year of sailing for Riviera in 2013 compared to a partial sailing year in 2012.
•
  Onboard and other increased $3.1 million, or 7.7%, due primarily to the 5.6% increase in PDS.
The increase was partially offset by the following factors:
•
  Other decreased $5.6 million, or 25.5%, primarily due to pre-opening costs related to the Riviera launch in 2012. There were no pre-opening costs in 2013. Also, in 2012, there were two drydocks versus one drydock in 2013.
•
  Commissions, transportation and other decreased $7.5 million, or 2.3%, primarily due to decreased air costs and air participation.
Selling and Administrative Expense
Selling and administrative expense for the year ended December 31, 2013 increased $21.2 million, or 13.8% to $174.9 million, from $153.7 million for the year ended December 31, 2012. The increase is attributable to selling and marketing expenses of $14.3 million and general and administrative costs totaling $6.8 million, both increases are partially due to the capacity increases in 2013 and 2014.

Depreciation and Amortization Expense
Depreciation and amortization expense for the year ended December 31, 2013 decreased $9.2 million, or 9.9%, to $83.8 million from $93.0 million for the year ended December 31, 2012. Effective January 1, 2013, Prestige increased each ship’s projected residual value resulting in a $16.4 million reduction in depreciation expense. This decrease was offset by $4.4 million in additional depreciation during 2013 on Riviera, as it was placed in service in May 2012, and the remaining balance was due to vessel refurbishment additions during drydocks in May 2012 and November 2012.
Non-Operating Income (Expense)
Interest expense, net of capitalized interest, increased $9.9 million, or 7.5%, to $141.6 million for the year ended December 31, 2013, from $131.7 million for the year ended December 31, 2012. The increase was primarily driven by the addition of the loan agreement, dated July 18, 2008, among Riviera New Build, LLC, as borrower, the banks and financial institutions listed in Schedule 1 thereto as lenders, Calyon and Société Générale, as mandated lead arrangers and Calyon, as agent and Servizi Assicurativi del Commercio Estero agent, as amended on October 25, 2010 (the “Riviera New Build Loan Agreement”), debt discount amortization specific to bifurcated embedded derivatives, a higher fixed interest rate under its interest rate swap agreement related to the loan agreement, dated July 18, 2008, among Marina New Build, LLC, as borrower, the banks and financial institutions listed in Schedule 1 thereto as lenders, Calyon and Société Générale, as mandated lead arrangers and Calyon, as agent and Servizi Assicurativi del Commercio Estero agent, as amended on October 25, 2010 (the “Marina New Build Loan Agreement”), the refinancing of a $300.0 million first lien term loan, entered into by the Oceania First Lien Term Loan, and the Oceania Second Lien Term Loan in July 2013 with a loan bearing a higher average interest rate and the refinancing of the $340.0 million credit agreement, consisting of a $300.0 million term loan maturing on December 21, 2018 (the “Regent Term Loan”) in August 2012 with a higher interest rate bearing loan.
Other income (expense) decreased $9.8 million, or 42.6%, to $13.2 million for the year ended December 31, 2013, from income of $23.0 million for the year ended December 31, 2012. For the year ended December 31, 2013, Prestige recorded a $18.9 million gain on derivative instruments and a $0.2 million gain related to fuel hedge contracts, offset by a $3.7 million loss on the early extinguishment of Regent’s first lien term loan, a $1.9 million loss on early extinguishment of the Oceania First Lien Term Loan and a $0.3 million loss on foreign transactions. For the year ended December 31, 2012, Prestige had a net $6.3 million gain on fuel hedges, a net $9.9 million gain of foreign currency hedges and a $15.0 million gain on a bifurcated embedded derivative. These gains were offset by a $4.6 million loss on extinguishment of debt due to the Regent financing transaction and $3.6 million of foreign transaction losses.
Prestige Net Yield
Prestige Net Yield increased 4.0% to $380.58 for the year ended December 31, 2013 from $365.96 for the year ended December 31, 2012, primarily due to a decrease in air costs and air participation.
Prestige Net Cruise Cost per APCD
Prestige Net Cruise Cost per APCD decreased to $271.64, or 0.5%, in 2013 from $272.88 in 2012, primarily due to launch costs associated with the Riviera in 2012 as well as two drydocks in 2012 versus one in 2013. Prestige Net Cruise Cost, excluding fuel cost and other expense, per APCD increased to $215.25, or 2.2%, for the year ended December 31, 2013 from $210.60 for the year ended December 31, 2012, primarily driven by increased sales and marketing expenses
Year Ended December 31, 2012 Compared to Year Ended December 31, 2011
Revenue
Total revenue increased $142.9 million, or 14.7%, to $1,112.0 million in 2012, from $969.1 million in 2011. This increase was mainly due to the following factors:
•
  Passenger ticket revenue increased $112.2 million, or 13.4%, to $947.1 million in 2012, from $834.9 million in 2011, driven by a $91.0 million increase due to a 10.9% increase in PDS and $21.2 million due to pricing increases. The increase in PDS was attributable to revenue generating sailings on Riviera beginning in May 2012, and two drydocks in 2012 compared to three in 2011.

•
  Onboard and other revenue increased $16.9 million, or 12.6%, to $151.2 million in 2012 from $134.3 million in 2011, driven by a $14.6 million increase due to a 10.9% increase in PDS and $2.3 million increase due to pricing increases.
•
  Charter revenue increased $13.7 million due to Insignia bareboat charter in April 2012. There were no bareboat charters in 2011.
Cruise Operating Expense
Total cruise operating expense increased $92.3 million, or 13.8%, to $759.7 million in 2012, from $667.4 million in 2011. The increase was mainly due to the following factors:
•
  Commissions, transportation and other increased $59.7 million, or 22.0%, primarily due to $35.7 million for higher air costs due to increased prices as well as additional capacity associated with the addition of Riviera and $6.9 million for additional product costs associated with the increased inclusive product offerings Prestige added to its European cruise packages in light of the softer European market, while $17.1 million of the increase and costs associated with increased revenues were primarily due to an increase in PDS.
•
  Onboard and other increased $3.6 million, or 9.7%, due primarily to the revenue generating sailings Riviera beginning May 2012 and an increase of 10.9% in PDS.
•
  Payroll, related and food increased $14.8 million, or 9.7%. The increase was driven by the addition of Riviera to its fleet in April 2012, offset by the chartering of Insignia in April 2012. The remainder is due to an increase in hotel services costs due to higher passenger volume and higher food costs per PDS, which is based on changes to the Consumer Price Index.
•
  Fuel increased $8.8 million, or 9.4%, driven by a 3.3% increase in consumption due to the addition of Riviera and a 6.0% increase in its average fuel cost per Metric Ton to $734 per Metric Ton in 2012 from $692 per Metric Ton in 2011.
•
  Other ship operating increased $9.8 million, or 11.4%, primarily driven by increased capacity with the addition of Riviera partially offset by the chartering of Insignia in 2012.
The increase was partially offset by the following factors:
•
  Other decreased $4.3 million, or 16.5%, primarily due to expenses associated with two drydocks in 2012 compared to three in 2011.
Selling and Administrative Expense
Selling and administrative expense for 2012 increased by $7.9 million, or 5.4%, to $153.7 million from $145.8 million for 2011. The increase was primarily due to higher employee costs totaling $9.8 million, which was partially offset by a $1.1 million decrease in sales and marketing costs and a $0.8 million decrease in certain general and administrative costs.
Depreciation and Amortization Expense
Depreciation and amortization expense for 2012 increased $13.7 million, or 17.3%, to $93.0 million from $79.3 million for 2011. The increase was mainly driven by increased depreciation for the addition of Riviera in April 2012.
Non-Operating Income (Expense)
Interest expense, net of capitalized interest, increased $30.1 million, or 29.6%, to $131.7 million in 2012, from $101.6 million in 2011. The increase was primarily driven by the incurrence of debt under the Riviera New Build Loan Agreement and additional interest expense relating to debt discount amortization specific to embedded derivatives. Additionally, in August 2012 the Regent Term Loan was refinanced with a new term loan bearing a higher interest rate margin.

Other income (expense) increased $68.9 million, or 150.0%, to $23.0 million in 2012, from a loss of $45.9 million in 2011. In 2012, Prestige had a net $6.3 million gain on fuel hedges, a net $9.9 million gain of foreign currency hedges and a $15.0 million gain on a bifurcated embedded derivative. These gains were offset by a $4.6 million loss on extinguishment of debt due to the Regent financing transaction and $3.6 million of foreign transaction losses. In 2011, Prestige had a net gain of $9.2 million on fuel hedges, a net loss of $47.1 million on foreign currency hedges primarily due to the foreign currency collars for the Oceania newbuilds, and a $7.6 million loss on extinguishment of debt related to refinancing transactions.
Prestige Net Yield
Prestige Net Yield increased 1.7% to $365.96 in 2012 from $359.75 in 2011 due to higher cruise fare and onboard and other revenues. The increase in revenues were due to higher occupancy and increases in its ticket prices partially offset by additional product costs associated with the increased inclusive product offerings Prestige added to its European cruise packages in light of the softer European market.
Prestige Net Cruise Cost per APCD
Prestige Net Cruise Cost per APCD decreased by 0.7% to $272.88 in 2012 from $274.84 in 2011. Prestige Net Cruise Cost, excluding fuel cost and other expense, per APCD increased by 0.3% to $210.60 in 2012 from $209.93 in 2011, primarily driven by increased other ship operating costs.
Liquidity and Capital Resources
Prestige Prior the Consummation of the Transactions
The following tables summarize Prestige’s net cash flows and key metrics related to Prestige’s liquidity:

	Six Months Ended June 30,		Percent Change
	2014	2013	2014 vs 2013
	(in millions)
Net cash provided by operating activities	$166.2	$123.8	34.2%
Net cash (used in) provided by investing activities	(16.0)	2.9	(643.2)%
Net cash used in financing activities	(155.0)	(3.0)	5,108.8%
Working capital deficit(1)	(359.3)	(250.3)	43.5%

(1)
  Total changes in current assets and current liabilities

	Year Ended December 31,			Percent Change
	2013	2012	2011	2013 vs 2012	2012 vs 2011
	(in millions)
Net cash provided by operating activities	$230.7	$188.1	$186.3	22.6%	1.0%
Net cash (used in) provided by investing activities	(33.1)	(539.5)	(603.7)	(93.9)%	(10.6)%
Net cash used in financing activities	(50.7)	343.6	447.2	(114.8)%	(23.2)%
Working capital deficit(1)	(213.1)	(267.4)	(272.7)	(20.1)%	(1.9)%

(1)
  Total changes in current assets and current liabilities
Sources and Uses of Cash — Operating Activities
Net cash provided by operating activities increased by $42.4 million to $166.2 million for the six months ended June 30, 2014, from $123.8 million for the six months ended June 30, 2013, primarily due to the increase in net loss adjusted for non-cash items (such as depreciation, amortization, stock-based compensation, loss on early extinguishment of debt, prepayment penalty, excluded from loss on early extinguishment of debt and change in fair value of derivative contracts) of $8.3 million, offset by an increase in working capital of $34.1 million.

Net cash provided by operating activities increased by $42.6 million to $230.7 million for the year ended December 31, 2013, from $188.1 million for the year ended December 31, 2012, primarily due to an increase in net income adjusted for non-cash items (such as depreciation, amortization, stock compensation, and the change in fair value of derivative contracts) of $39.4 million and in passenger deposits of $38.3 million, offset by a decrease in other working capital of $35.1 million.
The net increase of $1.8 million in cash provided by operating activities during 2012 compared to 2011 was primarily due to a reduction in net loss adjusted for non-cash items (such as depreciation, amortization, stock compensation, and the change in fair value of derivative contracts) of $12.4 million, offset by a decrease in passenger deposits of $15.2 million and an increase in other working capital of $4.6 million.
Sources and Uses of Cash — Investing Activities
Net cash provided by investing activities decreased by $18.9 million to net cash used of $16.0 million for the six months ended June 30, 2014 from net cash provided by of $2.9 million for the six months ended June 30, 2013. The unfavorable change was primarily due to an increase in capital expenditures of $48.5 million due to the scheduled drydocks that occurred during 2014, partially offset by the release of $29.8 million in restricted cash which is no longer required to collateralize an outstanding letter of credit.
Net cash used in investing activities decreased by $506.4 million to $33.1 million for the year ended December 31, 2013, compared to net cash used in investing activities of $539.5 million for the year ended December 31, 2012. The decrease was primarily due to $431.8 million relating to the purchase of Riviera in 2012. Additionally, in 2012 Prestige had a settlement of a foreign currency collar associated with the Riviera newbuild that resulted in the payment of $70.3 million. The decrease was offset by an increase in restricted cash of $9.5 million. There were no settled hedges for the year ended December 31, 2013.
Net cash used in investing activities decreased by $64.2 million to $539.5 million in 2012, from $603.7 million in 2011. The decrease was primarily due to lower capital expenditures in 2012 and the change in restricted cash.
Sources and Uses of Cash — Financing Activities
Net cash used in financing activities increased by $152.0 million to $155.0 million for the six months ended June 30, 2014, from $3.0 million for the six months ended June 30, 2013. For the six months ended June 30, 2014, Prestige made principal payments of $147.8 million on its credit facilities, which included a $100.5 million prepayment on the Regent Credit Facility and the Oceania Credit Facility and scheduled principal payments of $47.3 million. Additionally, Prestige paid $5.9 million in debt-related costs. For the six months ended June 30, 2013, Prestige paid $2.0 million for previously acquired Regent licensing rights and $1.0 million in debt-related costs.
Net cash provided by financing activities decreased by $394.4 million to $50.8 million used in financing activities for the year ended December 31, 2013, from $343.6 million provided by financing activities for the year ended December 31, 2012. In 2013, Prestige had $282.5 million in proceeds from debt issuance, net of debt issuance costs and original issue discount, for the Regent Term Loan and the $300.0 million term loan (the “Oceania Term Loan”) refinancing, offset by $329.0 million in repayments for the Oceania Term Loan refinancing and a scheduled semi-annual principal payment on the Marina New Build Loan Agreement. In 2012, Prestige had $805.7 million in proceeds from debt issuance, net of debt issuance costs and original issue discount related to the drawdown of the Riviera New Build Loan Agreement and the refinancing of the Regent Term Loan offset by $443.8 million repayments of bank debt for the Regent refinancing, scheduled semi-annual principal payment and prepayments made for Marina New Build Loan Agreement and Riviera New Build Loan Agreement and prepayment on Oceania’s First Lien Term Loan.
Net cash provided by financing activities decreased by $103.6 million to $343.6 million in 2012, from $447.2 million in 2011. Prestige had an additional $178.2 million in debt repayments in 2012 compared to 2011, which includes $67.2 million in prepayments on the Marina New Build Loan Agreement and Riviera New Build Loan Agreement. Prestige also repaid $34.6 million on the Oceania First Lien Term Loan due April 2013.

Funding Sources and Future Commitments
At June 30, 2014, Prestige’s liquidity was $396.6 million, consisting of $281.6 million in cash and cash equivalents and $115.0 million available under Prestige’s revolving credit facilities. Prestige had a working capital deficit of $359.3 million at June 30, 2014, as compared to a working capital deficit of $213.1 million at December 31, 2013. Similar to others in Prestige’s industry, Prestige operates with a substantial working capital deficit. This deficit is mainly attributable to the following: (1) passenger deposits are normally paid in advance with a relatively low level of accounts receivable, (2) rapid turnover results in a limited investment in inventories, and (3) voyage-related accounts payable usually become due after receipt of cash from related bookings. Passenger deposits remain a liability until the sailing date, however the cash generated from these advance receipts is used interchangeably with cash on hand from other sources, such as Prestige’s revolving credit facilities and other cash from operations. This cash can be used to fund operating expenses for the applicable future sailing, pay down Prestige’s credit facilities, fund down payments on new vessels or other uses.
Prestige has contractual obligations of which Prestige’s debt maturities represent Prestige’s largest funding requirement. As of June 30, 2014, Prestige has $2,446.6 million in future debt maturities, excluding the debt discount and the unamortized debt discount on the related party debt of $26.4 million and $139.3 million, respectively.
The agreements governing Prestige’s indebtedness contain a number of covenants that impose operating and financial restrictions, including requirements under Prestige’s newbuild loan agreement that Regent and Oceania maintain a minimum liquidity balance, a maximum total debt to EBITDA ratio, a minimum EBITDA to debt service ratio and a maximum total debt to total adjusted equity ratio, requirements under the Oceania Credit Facility and the Regent Credit Facility that Prestige maintains a maximum loan-to-value ratio, a minimum interest coverage ratio (applicable only to its revolving credit facilities, if drawn) and restrictions under the Regent Senior Secured Notes and the Oceania Credit Facility and the Regent Credit Facility on Prestige’s and Prestige’s subsidiaries’ ability to, among other things, incur additional indebtedness, issue preferred stock, pay dividends on or make distributions with respect to Prestige’s capital stock, restrict certain transactions with affiliates and sell certain key assets, principally Prestige’s ships. As of June 30, 2014, Prestige is in compliance with all financial debt covenants.
Prestige’s operating companies credit agreements include various restrictions on the ability to make dividends and distributions to their parent entities and ultimately to Prestige. The following are restricted net assets of Prestige’s subsidiaries at June 30, 2014 and December 31, 2013, respectively, $610.3 million and $600.2 million.
Prestige believes its cash on hand, expected future operating cash inflows, additional borrowings under existing facilities, Prestige’s ability to issue debt securities, and Prestige’s ability to raise additional equity, including capital contributions, will be sufficient to fund operations, debt service requirements, and capital expenditures, and to maintain compliance with financial covenants under the agreements governing Prestige’s indebtedness, over the next twelve-month period. There can be no assurance, however, that cash flows from operations and additional fundings will be available in the future to fund Prestige’s future obligations.
On February 1, 2013, Regent amended its $340.0 million Regent Credit Facility, consisting of the $300.0 million Regent Term Loan and the $40.0 million revolving credit facility maturing on August 21, 2017 (the “Regent Revolving Credit Facility”). In conjunction with this amendment, the outstanding balance of the Regent Term Loan of $296.3 million was repriced at a rate per annum of LIBOR with a floor of 1.25% plus a margin of 3.5%. There was no change to the $40.0 million Regent Revolving Credit Facility or the maturity date of the Regent Term Loan. There was no impact on covenants, liquidity or debt capacity.
On July 2, 2013, Oceania entered into a new $375.0 million Oceania Credit Facility consisting of a $300.0 million Oceania Term Loan, which bears interest at a rate per annum of LIBOR, with a floor of 1.0% plus a margin of 5.75%, and a $75.0 million revolving credit facility (the “Oceania Revolving Credit Facility”), which includes an original issue discount of 1%. The maturity date of the Oceania Term Loan is July 2, 2020 and the maturity date of the Oceania Revolving Credit Facility is July 2, 2018. As part of this financing transaction, Oceania repaid its outstanding $231.7 million Oceania First Lien Term Loan and $75.0 million Oceania Second Lien Term Loan.

Effective July 5, 2013, Regent entered into a definitive contract with Italy’s Fincantieri shipyard to build a luxury cruise ship to be named Seven Seas Explorer. Under the terms of the contract, Regent will pay approximately €343 million (approximately $469.6 million based on the applicable exchange rate at June 30, 2014) to Fincantieri for the new vessel. In July 2014 and July 2013, Regent made payments of approximately $23.4 million and $22.0 million, respectively, to Fincantieri for the first and second installment payments for Seven Seas Explorer.
On July 31, 2013, Regent entered into a loan agreement providing for borrowings of up to approximately $440.0 million with a syndicate of financial institutions to finance 80% of the contract cost of the Seven Seas Explorer, the settlement of related euro foreign currency hedges and the export credit agency premium. The twelve-year fully amortizing loan requires semi-annual principal and interest payments commencing six months following the draw-down date. Borrowings under this loan agreement will bear interest, at the election of Regent, at either (i) a fixed rate of 3.43% per year, or (ii) six month LIBOR plus a margin of 2.8% per year. Regent is required to pay various fees to the lenders under this loan agreement, including a commitment fee of 1.1% per annum on the maximum loan amount payable semi-annually. Obligations under the loan agreement are guaranteed by Regent and Prestige Cruise Holdings, Inc. The Regent newbuild loan facility is 95% guaranteed to the lenders by Servizi Assicurativi del Commercio Estero.
On August 19, 2013, in connection with the construction of Seven Seas Explorer, Regent entered into a foreign currency collar option with an aggregate notional amount of €274.4 million ($375.7 million as of June 30, 2014) to limit Prestige’s exposure to foreign currency exchange rates for euro denominated payments related to the ship construction contract due at the time the ship will be delivered to Prestige. The maturity date of the foreign currency collar is June 20, 2016.
On February 7, 2014, Regent amended its existing $340.0 million Regent Credit Facility. In conjunction with this amendment, $50.3 million of the Regent Term Loan was prepaid such that the outstanding balance on the Regent Term Loan under the Regent Credit Facility of $296.3 million was reduced to $246.0 million. The interest rate margin on the amended Regent Term Loan is 2.75% compared to 3.50% on the previously existing term loan and the LIBOR floor was reduced from 1.25% to 1%. The amended Regent Term Loan requires quarterly payments of principal equal to $0.6 million beginning March 2014, with the remaining unpaid amount due and payable at maturity. Borrowings under the amended Regent Term Loan are pre-payable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the Regent Term Loan within twelve months of the amendment date. There was no change to the terms of the $40.0 million Regent Revolving Credit Facility, the financial covenants or the maturity date of the Regent Credit Facility.
On February 7, 2014, Oceania amended its existing $375.0 million Oceania Credit Facility. In conjunction with this amendment, $50.3 million of the Oceania Term Loan was prepaid such that the outstanding balance on the Oceania Term Loan of $299.3 million was reduced to $249.0 million. The interest rate margin on the amended Oceania Term Loan is 4.25% compared to 5.75% on the previously existing Oceania Term Loan and the LIBOR floor remains at 1%. The amended Oceania Term Loan requires quarterly payments of principal equal to $0.6 million beginning March 2014, with the remaining unpaid amount due and payable at maturity. Borrowings under the amended Oceania Term Loan are pre-payable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the Oceania Term Loan within twelve months of the amendment date. There was no change to the terms of the $75.0 million Oceania Revolving Credit Facility, the financial covenants or the maturity date of the Oceania Credit Facility.
As a normal part of Prestige’s business, depending on market conditions, pricing and Prestige’s overall growth strategy, Prestige considers opportunities to enter into contracts for building additional ships. Prestige may also consider the sale of ships or the purchase of existing ships. Prestige also considers potential acquisitions and strategic alliances with complementary businesses. If any of these were to occur, they would be financed through the incurrence of additional indebtedness, the issuance of additional capital contributions or through cash flows from operations.

Contractual Obligations
As of December 31, 2013, Prestige’s contractual obligations with initial or remaining terms in excess of one year, including interest expense on long-term debt obligations, were:

	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(in thousands)
Interest on long-term debt(1)	$387,116	$69,043	$151,275	$116,905	$49,893
Employment agreements(2)	8,550	4,575	3,975	—	—
Operating lease obligations	4,460	1,081	1,483	732	1,164
Maintenance contract obligations(3)	17,860	5,453	11,440	967	—
Long-term debt(4)	1,716,234	95,560	191,120	472,370	957,184
Capital lease obligations(5)	17,725	1,800	3,734	3,924	8,267
Promissory notes(6)	861,332	—	—	638,985	222,347
Newbuild-Seven Seas Explorer(7)	447,881	23,573	424,308	—	—
Total	$3,461,158	$201,085	$787,335	$1,233,883	$1,238,855

(1)
  Long-term debt obligations mature at various dates through fiscal year 2024 and bear interest at fixed and variable rates. The various agreements governing Prestige’s debt possess variable rate interest calculated based upon LIBOR, plus the applicable margins (the “All In Rate”). At December 31, 2013, the All In Rate was between 0.91% to 9.125% for all periods. Amounts are based on existing debt obligations and do not consider potential refinancing of expiring debt obligations. Additionally, under the loan agreement for the Seven Seas Explorer, Regent is required to pay various fees to the lenders including a commitment fee of 1.10% per annum on the maximum undrawn loan amount payable semi-annually until the delivery of the vessel and certain annual agency fees. See “Debt” in the notes to Prestige’s audited consolidated financial statements included as Annex E.
(2)
  Amounts due to executive officers and key employees. See “Commitments and Contingencies” in the notes to Prestige’s audited consolidated financial statements included as Annex E.
(3)
  Amounts include obligations under the maintenance agreement with Wartsila Corporation, a third party vendor for certain equipment purchases and monthly maintenance fees signed on March 1, 2012 for a term of sixty months and a software maintenance contract with a third party.
(4)
  Amounts represent debt obligations with initial terms in excess of one year. The contractual obligation under long-term debt does not reflect any excess cash flow payments Prestige may be required to make pursuant to the Oceania Credit Facility and the Regent Credit Facility.
(5)
  Amounts represent capital lease obligations with initial term in excess of one year.
(6)
  Amounts represent redemption obligations relating to issued promissory notes.
(7)
  Amount represents Prestige’s contract with Italy’s Fincantieri shipyard to build the Seven Seas Explorer. Under the terms of the contract, Regent will pay €325.9 million or approximately $447.9 million (calculated based on the applicable exchange rate at December 31, 2013) to Fincantieri for the remaining balance of the new vessel.
The only material change to Prestige’s contractual obligations that occurred during the six months ended June 30, 2014 was as a result of the credit agreements amendments and the installment payment to Ficanteri for the Newbuild, Seven Seas Explorer described in the preceding paragraphs.
On July 31, 2013, Regent entered into a loan agreement providing for borrowings of up to approximately $440.0 million to finance 80% of the construction contract for the Seven Seas Explorer, the settlement of related euro foreign currency hedges, plus the export credit agency premium. Regent is required to pay various fees to the lenders under this loan agreement, including a commitment fee of 1.10% per annum on the maximum undrawn loan amount payable semi-annually, beginning January 2014, until the delivery of the vessel. As of June 30, 2014 and December 31, 2013, Prestige did not have any outstanding borrowings under this loan agreement.

Off-Balance Sheet Arrangements
None.
Quantitative and Qualitative Disclosures About Market Risk
General
Prestige is exposed to market risks attributable to changes in interest rates, foreign currency exchange rates and fuel prices. Prestige manages these risks through a combination of its normal operating and financing activities and through the use of derivative financial instruments pursuant to its hedging practices and policies as described below. The financial impacts of these hedging instruments are primarily offset by corresponding changes in the underlying exposures being hedged. Prestige achieves this by closely matching the amount, term and conditions of the derivative instrument with the underlying risk being hedged. Prestige does not hold or issue derivative financial instruments for trading or other speculative purposes. Its maximum exposure to counter parties for non-performance is limited to its mark-to-market exposure. Prestige monitors its derivative positions using techniques including market valuations and sensitivity analyses. The turbulence in the credit and capital markets has increased the volatility associated with interest rates, foreign currency exchange rates and fuel prices. However, Prestige has taken steps to mitigate these risks such as the use of interest rate swap agreements, foreign currency swaps or collars, and fuel hedge swap agreements described below.
Interest Rate Risk
Prestige’s exposure to market risk for changes in interest rates relates to its long-term debt obligations including future interest payments. Prestige use interest rate swap agreements to modify its exposure to interest rate fluctuations and to manage its interest expense.
In July 2011, Oceania entered into three forward starting interest rate swap agreements to hedge the variability of the interest payments related to the outstanding variable-rate debt associated with the Marina New Build Loan Agreement. The first swap, with an amortizing notional amount of $450.0 million at inception, was effective beginning January 19, 2012 and matured on January 19, 2013. The second swap, with an amortizing notional amount of $405.4 million at inception became effective on January 19, 2013 and matured on January 19, 2014. The third swap, with an amortizing notional amount of $360.8 million at inception became effective January 19, 2014 and matures on January 19, 2015.
In March 2013, Oceania entered into an additional forward starting interest rate swap agreement to hedge the variability of the interest payments related to the outstanding variable-rate debt associated with the Marina New Build Loan Agreement. The swap, with an amortizing notional amount of $300.0 million at inception, is effective beginning January 19, 2015 and matures on January 19, 2016.
Also in March 2013, Oceania entered into two forward starting interest rate swap agreements to hedge the variability of the interest payments related to the outstanding variable-rate debt associated with the Riviera New Build Loan Agreement. The first swap, with an amortizing notional amount of $422.4 million at inception, became effective on October 28, 2013 and matures on October 27, 2014. The second swap, with an amortizing notional amount of $377.6 million at inception becomes effective on October 27, 2014 and matures on October 27, 2015.
All Oceania interest rate swaps are designated as cash-flow hedges and meet the requirements to qualify for hedge accounting treatment. The changes in fair value of the effective portion of the interest rate swaps are recorded as a component of accumulated other comprehensive income (loss) on Prestige’s consolidated balance sheets. The total notional amount of interest rate swap agreements effective and outstanding as of June 30, 2014 and December 31, 2013 was $760.8 million and $805.5 million, respectively. There was no ineffectiveness recorded for the six months ended June 30, 2014 and the year ended December 31, 2013.
Foreign Currency Exchange Risk
Prestige’s exposure to market risk for changes in foreign currency relates to its use of foreign currency transactions denominated in currencies other than the U.S. dollar. Prestige uses foreign currency swaps or collars to limit the exposure to foreign currency exchange rates, for euro denominated payments related to the construction of newbuilds, payments related to drydock expenses and other operational expenses.
During August 2013, Regent entered into a foreign currency collar option with an aggregate notional amount of €274.4 million ($375.7 million as of June 30, 2014), to hedge a portion of its foreign currency exposure related to the ship construction contract for Seven Seas Explorer. The notional amount of the collar represents 80% of the contract cost of the vessel due at delivery. This foreign currency collar option was designated as a cash flow hedge at the inception of the instrument and will mature in June 2016. The change in fair value of the effective portion of the derivative was recorded as a component of accumulated other comprehensive income in the accompanying consolidated balance sheets. Ineffective portions of future changes in fair value of the instrument will be recognized in other income (expense) in the statement of operations. Prestige recorded $0.1 million of ineffectiveness for the six months ended June 30, 2014. There was no ineffectiveness recorded in 2013.
Fuel Price Risk
Prestige’s exposure to market risk for changes in fuel prices relates to the consumption of fuel on its vessels. Prestige uses fuel derivative swap agreements to mitigate the financial impact of fluctuations in fuel prices. As of June 30, 2014, Prestige entered into fuel related swap agreements to hedge 326,700 barrels, or 64%, of its estimated 2014 fuel consumption and 333,900 barrels, or 32%, of its estimated 2015 fuel consumption. The fuel swaps do not qualify for hedge accounting; therefore, the changes in fair value of these instruments are recorded in other income (expense) in the consolidated statements of operations.
Prestige has certain fuel derivative contracts that are subject to margin requirements. For these specific fuel derivative contracts, Prestige may be required to post collateral if the mark-to-market exposure exceeds $3.0 million. On any business day, the amount of collateral required to be posted is an amount equal to the difference between the mark-to-market exposure and $3.0 million. As of June 30, 2014 and December 31, 2013, Prestige had a net asset position of $0.7 million and $0.3 million related to this counterparty and therefore, Prestige was not required to post any collateral for its fuel derivative instruments.
Recently Adopted and Future Application of Accounting Standards
As of January 1, 2013, Prestige adopted Financial Accounting Standards Board ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. It requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. In 2013, this pronouncement was enhanced by ASU 2013-1, Balance Sheet Offsetting. This update clarifies that ordinary receivables are not within the scope of ASU 2011-11 and it applies only to derivatives, repurchase agreements, reverse purchase agreements and other securities lending transactions. The adoption did not materially impact its consolidated financial statements.
In February 2013, the Financial Accounting Standards Board issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. It requires an entity to present the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the item reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. Entities must also cross-reference to other disclosures currently required under GAAP for other reclassification items to be reclassified directly to net income in their entirety in the same reporting period. This standard was effective beginning January 1, 2013. See “Stockholders’ Equity” in the notes to Prestige’s audited consolidated financial statements included as Annex E.
In July 2013, the Financial Accounting Standards Board issued ASU 2013-10, Inclusion of the Federal Funds Effective Swap Rate as a benchmark interest rate for hedge accounting purposes. This guidance is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. Prestige adopted this guidance as of July 17, 2013, and it did not have a material impact on its consolidated financial statements.
In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU No. 2014-08 amends the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The amendments require expanded disclosures for discontinued operations that would provide users of financial statements with more information about the assets, liabilities, revenues, and expenses of discontinued operations and disclosure of the pretax profit or loss of individually significant components of an entity that do not qualify for discontinued operations reporting. ASU No. 2014-08 is to be applied prospectively to all disposals (or classifications as held for sale) of components of an entity and all businesses or nonprofit activities that, on acquisition, are classified as held for sale that occur within fiscal years, and interim periods within those years, beginning after December 15, 2014. The adoption of ASU No. 2014-08 is not expected to have a material impact on Prestige’s results of operations, cash flows or financial position.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” ASU No. 2014-09 requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligation and recognition of revenue as the entity satisfies the performance obligations. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance. ASU No. 2014-09 is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the guidance to determine the potential impact of adopting ASU No. 2014-09 on its results of operations, cash flows and financial position.
In June 2014, the FASB issued ASU No. 2014-12 “Compensation - Stock Compensation (Topic 718) - Accounting for Share Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” ASU 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for interim and annual periods beginning after December 15, 2015. The amendments can be applied prospectively to all awards granted or modified after the effective date or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented and to all new or modified awards thereafter. Early adoption is permitted. Prestige has determined that ASU 2014-12 will not have an impact on its results of operations, cash flows or financial position.

DELIVERY OF INFORMATION STATEMENT
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of this Information Statement, unless we are notified that one or more of these shareholders wishes to receive individual copies. This procedure will reduce our printing costs and postage fees.
If you share an address with another shareholder and have received only one Information Statement and wish to receive a separate copy of this Information Statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies of annual reports to shareholders, information statements or proxy materials in the future, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-800-542-1061. We will promptly deliver a separate copy of this Information Statement to any shareholder requesting the same, upon request, at no cost to you. If you are eligible for householding, but you and other shareholders with whom you share an address received multiple copies of this Information Statement, or if you hold Company Ordinary Shares in more than one account, and in either case you wish to receive only a single copy of annual reports to shareholders, information statements or proxy materials for your household, please contact the Householding Department of Broadridge Financial Solutions, Inc., as indicated above.
If your Company Ordinary Shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Information Statement or wish to receive a single copy of such materials in the future for all beneficial owners of Company Ordinary Shares sharing an address.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements in this Information Statement and the documents incorporated by reference herein constitute forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts in (or incorporated by reference in) this Information Statement, including, without limitation, those regarding Norwegian’s or Prestige’s (as combined, following the Prestige Acquisition, the “combined company”) business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including development plans and objectives relating to the combined company’s activities), are forward-looking statements. Many, but not all of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend” and “future” and for similar words. Forward-looking statements include, but are not limited to, statements regarding the occurrence, timing, benefits and effects of the corporate actions approved by Prestige’s board of directors, our Board and the Transaction Committee, as applicable, including the consummation of the transactions contemplated by the Merger Agreement, Norwegian’s ability to obtain the necessary financing to consummate the Prestige Acquisition and the expected costs and synergies of the Prestige Acquisition. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause Norwegian’s, Prestige’s or the combined company’s actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to:
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  the effects of costs incurred in connection with the Prestige Acquisition and the integration of the Prestige business into Norwegian;
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  the debt Norwegian incurs or assumes in connection with the Prestige Acquisition;
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  the ability to realize the anticipated benefits of the Prestige Acquisition;
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  the possibility that Norwegian’s operating results after the Prestige Acquisition may materially differ from the pro forma information contained in this Information Statement;
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  Norwegian’s assumption of certain potential liabilities relating to Prestige’s business;
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  the diversion of management’s attention away from operations as a result of the integration of Prestige’s business into Norwegian’s business;
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  the effect that the Prestige Acquisition may have on employee relations;
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  general guest uncertainty related to the Prestige Acquisition;
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  the adverse impact of general economic conditions and related factors such as fluctuating or increasing levels of unemployment, underemployment and fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence;
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  changes in cruise capacity, as well as capacity changes in the overall vacation industry;
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  intense competition from other cruise companies as well as non-cruise vacation alternatives which could affect the combined company’s ability to compete effectively;
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  Norwegian’s substantial indebtedness, including its ability to generate the necessary amount of cash to service its existing and new debt and to repay its credit facilities;
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  negative publicity surrounding the cruise industry;
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  changes in fuel prices and/or other cruise operating costs;
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  the risks associated with operating internationally, including changes in interest rates and/or foreign currency rates;
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  Norwegian’s efforts to expand its business into new markets;

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  the continued borrowing availability under Norwegian’s credit facilities and compliance with its financial covenants;
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  the ability of Norwegian’s creditors to accelerate the repayment of its indebtedness;
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  Norwegian’s ability to incur significantly more debt despite its substantial existing indebtedness;
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  the impact of volatility and disruptions in the global credit and financial markets which may adversely affect Norwegian’s ability to borrow and could increase Norwegian’s counterparty credit risks, including those under its credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees;
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  adverse events impacting the security of travel such as terrorist acts, acts of piracy, armed conflict and other international events;
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  the impact of any future changes relating to how external distribution channels sell and market Norwegian’s cruises;
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  Norwegian’s reliance on third parties to provide hotel management services to certain of its vessels and certain other services;
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  the impact of any future increases in the price of, or major changes or reduction in, commercial airline services;
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  the delivery schedules and estimated costs of new ships, the impact of delays, costs and other factors resulting from ship repairs, maintenance and refurbishment of the combined company’s ships;
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  the impact of problems encountered at shipyards, and any potential claim, impairment loss, cancellation or breach of contract in connection with contracts with shipyards;
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  the impact of seasonal variations in passenger fare rates and occupancy levels at different times of the year;
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  the impact of the spread of epidemics and viral outbreaks;
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  the uncertain political environment in countries where Norwegian or Prestige operates;
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  the impact of weather and natural disasters;
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  accidents and other incidents affecting the health, safety, security and vacation satisfaction of guests or causing damage to ships, which could cause the modification of itineraries or cancellation of a cruise or series of cruises;
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  the ability to obtain insurance coverage on terms that are favorable or consistent with expectations;
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  the impact of any breaches in data security or other disturbances to information technology and other networks;
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  the ability to keep pace with developments in technology;
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  the impact of amendments to collective bargaining agreements for crew members and other employee relation issues;
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  the continued availability of attractive port destinations;
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  the ability to attract and retain key personnel and qualified shipboard crew, maintain good relations with employee unions, maintain or renegotiate Norwegian’s collective bargaining agreements on favorable terms and prevent any disruptions in work;
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  the control of Norwegian’s business by affiliates of the Apollo Funds, Genting, STAR and TPG;
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  changes involving the tax, environmental, health, safety, security and other regulatory regimes in which Prestige or Norwegian operates;

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  increases in the combined company’s future fuel expenses related to implementing International Maritime Organization regulations, which require the use of higher priced low sulfur fuels in certain cruising areas;
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  the impact of pending or threatened litigation, investigations and enforcement actions;
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  the implementation of regulations in the U.S. requiring U.S. citizens to obtain passports for travel to additional foreign destinations; and
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  other factors set forth under the section entitled “Risk Factors” in Norwegian’s most recently filed Annual Report on Form 10-K, which is incorporated by reference into this Information Statement.
The above examples are not exhaustive and new risks emerge from time to time. In addition, subsequent to the consummation of the Prestige Acquisition, the combined company may face new, unanticipated risks. Except as required by law, Norwegian and Prestige undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are based on Norwegian’s and Prestige’s current beliefs, assumptions, expectations, estimates and projections regarding each of Norwegian’s and Prestige’s present and future business strategies and the environment in which the combined company will operate in the future. These forward-looking statements speak only as of the date of this Information Statement. Norwegian expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based.
FINANCIAL INFORMATION OF NORWEGIAN
Certain financial information required under Regulation 14C promulgated under the Exchange Act, including the Company’s (i) financial statements and supplementary financial data, (ii) selected financial data, (iii) management’s discussion and analysis of financial conditions and results of operations, (iv) quantitative and qualitative disclosures about market risk, and (v) changes in and disagreements with accountants on accounting and financial disclosure, is contained in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 21, 2014, and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, filed with the SEC on May 1, 2014 and June 30, 2014, filed with the SEC on July 31, 2014, each of which is incorporated by reference herein.
INCORPORATION BY REFERENCE
The Company incorporates by reference into this Information Statement the documents listed below and any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Information Statement and prior to the Closing except for any information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein (unless otherwise noted):
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  Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filed with the SEC on February 21, 2014);
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  Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014 (filed with the SEC on May 1, 2014) and quarterly period ended June 30, 2014 (filed with the SEC on July 31, 2014); and
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  Current Reports on Forms 8-K filed with the SEC on January 17, 2014, March 5, 2014, March 10, 2014, April 29, 2014 (only with regard to Item 8.01), April 29, 2014 (with regard to Item 5.07), July 14, 2014 (only with regard to Items 1.01, 2.03 and 8.01) and September 4, 2014 (only with regard to Items 1.01 and 3.02).
Any statement contained in a document incorporated or deemed to be incorporated by reference into this Information Statement will be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in this Information Statement or any other subsequently filed document that is deemed to be incorporated by reference into this Information Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.
The Company undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:
Norwegian Cruise Line Holdings Ltd.
7665 Corporate Center Drive
Miami, Florida 33126
Attention: Investor Relations
(305) 436-4000
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file including exhibits thereto at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of this information may also be obtained by mail from the SEC’s Public Reference Branch at 100 F Street, N.E., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov and on our corporate website, at http://www.investor.ncl.com/. The information on or accessible through our website is not incorporated by reference into this Information Statement.

Annex A
AGREEMENT AND PLAN OF MERGER
dated as of
September 2, 2014
by and among
PRESTIGE CRUISES INTERNATIONAL, INC.,
NORWEGIAN CRUISE LINE HOLDINGS LTD.,
PORTLAND MERGER SUB, INC.
and
APOLLO MANAGEMENT, L.P.

A-i

A-ii

Exhibit
Exhibit A — 2015 Total Net Revenue Calculation
A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger is entered into as of September 2, 2014, by and among Norwegian Cruise Line Holdings Ltd., an exempted company incorporated in Bermuda (“Parent”), Portland Merger Sub, Inc., a corporation organized under the Laws of the Republic of Panama and a wholly-owned, indirect Subsidiary of Parent and a wholly-owned Subsidiary of NCL Corporation Ltd. (“Merger Sub”), Prestige Cruises International, Inc., a corporation organized under the Laws of the Republic of Panama (the “Company”), and Apollo Management, L.P., a Delaware limited partnership (the “Stockholders’ Representative” and, together with each of Parent, Merger Sub and the Company, a “Party” and, collectively, the “Parties”). Capitalized terms used herein shall have the meanings ascribed to them in Article I.
R E C I T A L S
WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth herein;
WHEREAS, the Company Board of Directors has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and all other Transaction Documents to which it is a party, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and all other Transaction Documents to which it is or is specified to be a party, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;
WHEREAS, this Agreement has been adopted, and the Merger and other transactions contemplated hereby have been approved, by the written consent of the stockholders holding a majority of the voting shares of the capital stock of the Company in accordance with the Laws of the Republic of Panama;
WHEREAS, a transaction committee composed entirely of non-interested directors of the Parent Board of Directors, acting by authority duly delegated to it by the Parent Board of Directors, has (a) determined that it is in the best interests of Parent and Parent’s shareholders, and declared it advisable, to enter into this Agreement and all other Transaction Documents to which Parent is a party and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and all other Transaction Documents to which it is or is specified to be a party;
WHEREAS, the issuance of Parent Ordinary Shares in connection with the Merger pursuant to the terms and conditions of this Agreement has been approved by the written consent of holders of the outstanding Parent Ordinary Shares, each such holder being entitled to one vote per share, holding at least a majority of the outstanding Parent Ordinary Shares in accordance with the rules of NASDAQ (the “Parent Shareholder Approval”);
WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, to enter into this Agreement and all other Transaction Documents to which Merger Sub is a party, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and all other Transaction Documents to which it is or is specified to be a party, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the sole shareholder of Merger Sub;
WHEREAS, this Agreement has been adopted, and the Merger and other transactions contemplated hereby have been approved, by the written consent of the sole shareholder of Merger Sub in accordance with the Laws of the Republic of Panama;
WHEREAS, Parent, Merger Sub, the Company and the Stockholders’ Representative desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe various conditions to the Merger; and

WHEREAS, in connection herewith, and as an inducement to Parent to enter into this Agreement, (i) Parent, certain Company Securityholders and certain shareholders of Parent have entered into a binding term sheet modifying certain rights of certain shareholders of Parent under the Parent Shareholders’ Agreement and (ii) certain Company Securityholders are delivering to Parent lock-up agreements in respect of the Aggregate Stock Consideration to be received by such Company Securityholders pursuant to the terms hereof.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:
Article I
DEFINITIONS
1.1     Definitions.   For all purposes of this Agreement, and except as otherwise expressly provided, the following definitions shall apply:
“14C Information Statement” has the meaning set forth in Section 7.8(a).
“280G Approval” has the meaning set forth in Section 7.11(c).
“2008 Plan” means the 2008 Stock Option Plan of the Company.
“2015 Total Net Revenue” means an amount equal to the total revenues, less commissions, transportation and other expenses, and onboard and other expenses (but excluding any related costs and expenses associated with governmental fees and Taxes), in each case, calculated on a consolidated basis for the Surviving Corporation and its Subsidiaries for the fiscal year ending December 31, 2015 in a manner consistent with GAAP applied on a basis consistent with the accounting principles, policies, methodologies, categorizations and definitions set forth on Exhibit A hereto.
“Acquisition Proposal” has the meaning set forth in Section 7.6(a).
“Action” means any action, complaint, claim, petition, inquiry, investigation, audit, prosecution, suit, grievance, indictment, condemnation, assessment, enforcement, expropriation or other proceeding (including any arbitration, mediation or alternative dispute resolution proceeding) of any kind or nature by any Governmental Entity or before any Governmental Entity or supranational body or any arbitral or other tribunal body, board or agency whatsoever.
“Adjusted Escrow Amount” means (A) a number of Parent Ordinary Shares equal to (x) the Escrow Amount less (y) the Non-Accredited Escrow Share Adjustment (clauses (x) and (y), the “Adjusted Share Escrow Amount”); and (B) an amount of cash equal to the Non-Accredited Escrow Cash Adjustment.
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Group” means an affiliated group (as defined in Section 1504 of the Code), or any combined, consolidated, unitary or similar group for state, local or non-U.S. Tax purposes.
“Aggregate Cash Consideration” means $1,108,798,350.
“Aggregate Merger Consideration” means the sum of (x) the Aggregate Cash Consideration and (y) the product of the number of Parent Ordinary Shares included in the Aggregate Stock Consideration and the Parent Share Price.
“Aggregate Non-Accredited Options” has the meaning set forth in the definition of “Non-Accredited Escrow Share Adjustment”.

“Aggregate Note Payoff Amount” means the aggregate principal, accrued and unpaid interest, prepayment and redemption premiums or penalties or other payments (if any), unpaid fees or expenses and other monetary obligations in respect of any of the Company Notes outstanding as of immediately prior to the Closing.
“Aggregate Optionee Stock Consideration” has the meaning set forth in the definition of “Option Consideration”.
“Aggregate Stock Consideration” means 20,296,880 Parent Ordinary Shares.
“Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached hereto or expressly incorporated herein by reference.
“Antitrust Laws” has the meaning set forth in Section 7.3(b).
“Approval” means any approval, authorization, consent, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.
“Audited Financial Statements” means the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2011, December 31, 2012 and December 31, 2013 and, in each case, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the years then ended.
“Business Day” means a day other than a Saturday, a Sunday or any other day on which the SEC or banks in the city of New York, New York are authorized or required by Law to be closed.
“Cap” has the meaning set forth in Section 10.4(a).
“Cash Option Consideration” means, with respect to any Eligible Option, an amount of cash equal to the Company Share Value less the exercise price of such Eligible Option.
“Cash Portion Allocation Ratio” means the quotient obtained by dividing (x) the Per Share Cash Consideration by (y) the sum of (1) the Per Share Cash Consideration plus (2) the product of (A) the Per Share Stock Consideration multiplied by (B) the Parent Share Price.
“Certificate of Merger” has the meaning set forth in Section 2.5.
“Certificates” has the meaning set forth in Section 3.2(a)(i).
“Classification Society” means each classification society with which any Company Vessel or Parent Vessel, as the case may be, is entered from time to time.
“Closing” has the meaning set forth in Section 2.4.
“Closing Date” has the meaning set forth in Section 2.4.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the preamble hereto.
“Company Board of Directors” means the board of directors of the Company.
“Company Class B Common Stock” means each share of Class B common stock, par value $0.01 per share, of the Company.
“Company Common Stock” means each share of common stock, par value $0.01 per share, of the Company.
“Company Employees” has the meaning set forth in Section 7.11(a).
“Company Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Company Fundamental Representations” means the representations in Section 4.1 (“Organization and Related Matters”), Section 4.2 (“Capitalization”), Section 4.3 (“Subsidiaries”) and Sections 4.4(a), 4.4(b)(i) and 4.4(b)(ii) (“Authorization; No Conflicts; Consents”).
“Company Intellectual Property” means, collectively, the Licensed Company Intellectual Property and the Owned Company Intellectual Property.
“Company Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate with any other event, occurrence, fact, condition, circumstance or change, a material adverse effect on (i) the business results, operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents on a timely basis; provided, that for purposes of clause (i) above, Company Material Adverse Effect shall not include any event, occurrence, fact, condition, circumstance or change directly arising out of or attributable to: (a) changes after the date hereof in general economic, political or regulatory conditions, (b) conditions generally affecting the industry in which the Company and its Subsidiaries operate, (c) any changes after the date hereof in financial or securities markets in general, (d) acts of war (whether or not declared), armed hostilities or terrorism (including cyber terrorism), or other national or international calamity, crisis or emergency or the escalation or worsening of any of the foregoing after the date hereof, or natural disasters (including earthquakes, hurricanes, tsunamis, storms, fires, floods and other natural catastrophes) occurring after the date hereof, (e) any changes after the date hereof in applicable Law or GAAP, (f) any event, occurrence, fact, condition, circumstance or change related to or resulting from the public announcement of the transactions contemplated by this Agreement, (g) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries to the extent expressly required by this Agreement (other than the Company’s obligations pursuant to Section 7.2(a)(1)) or at Parent’s written instruction, (h) any event, change or effect directly resulting from a breach of this Agreement or the other Transaction Documents by Parent or Merger Sub, (i) any event, occurrence, fact, condition, circumstance or change resulting from the identity of Parent or its Affiliates; (j) any failure of the Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exception in this clause (j) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (i) hereof) may contribute to a Company Material Adverse Effect); provided, further, that any event, occurrence, fact, condition, circumstance or change referred to in clauses (a), (b), (c), (d) or (e) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if such event, occurrence, fact, condition, circumstance or change has had or would reasonably be expected to have a disproportionate effect on the Company and its Subsidiaries compared to other participants in the industry in which the Company or any of its Subsidiaries conducts its business.
“Company Notes” means promissory notes issued by the Company and held by Company Securityholders or any other Person.
“Company Optionholders” means the holders of record of Company Options outstanding as of immediately prior to the Effective Time.
“Company Options” means options to purchase Company Common Stock granted under the 2008 Plan or otherwise to employees, non-employee directors or consultants to the Company or its Subsidiaries for services provided to the Company and its Subsidiaries (for the avoidance of doubt, “Company Options” shall not include Company Warrants).
“Company S-1” means the registration statement on Form S-1 of the Company filed with the SEC on January 22, 2014, as amended by Amendment No. 1 to such Form S-1 filed with the SEC on March 24, 2014, and as further amended by Amendment No. 2 to such Form S-1 filed with the SEC on April 11, 2014.

“Company SEC Reports” has the meaning set forth in Section 4.5(c).
“Company Securityholders” means the holders of Company Notes and Company Warrants, and the Company Stockholders and Company Optionholders, collectively.
“Company Securityholders Statement” has the meaning set forth in Section 7.8(b).
“Company Share Value” means the quotient obtained by dividing (i) an amount equal to (x) the Aggregate Merger Consideration plus (y) the aggregate exercise price for all Eligible Options less (z) the Aggregate Note Payoff Amount by (ii) the Fully-Diluted Share Number.
“Company Specified Representations” means the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 4.21 (“Related Party Transactions”) and Section 4.25 (“No Brokers or Finders”).
“Company Stockholder Approval” means the affirmative vote by written consent of the holders of the outstanding shares of Company Common Stock, each such holder being entitled to one vote per share, holding at least a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.
“Company Stockholders Agreement” means that certain Amended and Restated Stockholders’ Agreement, dated as of May 18, 2009, by and among the Company and the Company Stockholders party thereto.
“Company Stockholders” means, collectively, the holders of record of shares of Company Common Stock and the Company Class B Common Stock.
“Company Vessel” means the ships listed on Schedule 4.14(a).
“Company Vessel Insurances” has the meaning set forth in Section 4.14(b)(xvi).
“Company Warrants” means options to purchase Company Common Stock issued by the Company to certain Company Stockholders and other Persons in connection with the issuance of the Company Notes to such Persons.
“Compliant” means, with respect to the Required Information set forth in clauses (a) and (b) of the definition thereof, that (i) such Required Information does not contain an untrue statement of a material fact regarding the business of the Company and its Subsidiaries, or omit to state a material fact regarding the business of the Company and its Subsidiaries necessary in order to make the statements in the Required Information not misleading in light of the circumstances under which they were made (giving effect to all supplements and updates thereto to the date of the initiation of the Marketing Period) and (ii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high-yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the independent accountants of the Company and its Subsidiaries to issue comfort letters described in clause (c) of the definition of Required Information to the financing sources providing the Debt Financing.
“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).
“Contingent Payment” has the meaning set forth in Section 3.6(c)(i)(2).
“Contingent Payment Target” means an amount equal to $976,761,000.
“Contingent Payment Threshold” means an amount equal to 98.0% of the Contingent Payment Target.
“Continuing Employee” has the meaning set forth in Section 7.11(b).
“Contract” means any written or verbal contract, agreement, arrangement, purchase and sale order, commitment, license, indemnity, indenture, note, bond, mortgage, loan, instrument, lease or other understanding, undertaking, commitment or obligation.

“Covered Person” has the meaning set forth in Section 7.10(a).
“Credit Agreements” means, collectively, the Oceania Credit Agreement and the Regent Credit Agreement.
“Current Insurance Policies” has the meaning set forth in Section 4.20(a).
“D&O Claim” has the meaning set forth in Section 7.10(a).
“Debt Financing” has the meaning set forth in Section 5.8(a).
“Debt Financing Commitments” has the meaning set forth in Section 5.8(a).
“Debt Financing Sources” has the meaning set forth in Section 5.8(a).
“Direct Claim” has the meaning set forth in Section 10.5(c).
“Disputed Items” has the meaning set forth in Section 3.6(b)(iii).
“Effective Time” has the meaning set forth in Section 2.5.
“Eligible Option” means each Company Option that has not expired or been exercised prior to the Effective Time and which (a) has an exercise price per share of Company Common Stock less than the Company Share Value and (b) is vested or becomes vested on or prior to the Closing Date in accordance with the terms thereof (after giving effect to any vesting which is triggered by the transactions contemplated herein, including pursuant to Section 3.1 hereof) or by action of the Company.
“Employee” means an employee or individual independent contractor of the Company or any of its Subsidiaries.
“Employee Plans” means all of the (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) contracts with employees and individual independent contractors containing terms of employment, consulting or termination and (iii) fringe benefit, supplemental unemployment benefit, bonus, cash or equity-based incentive, profit sharing, termination, severance, separation, change of control, retention, deferred compensation, transaction, defined-benefit or defined-contribution pension, retirement, health, welfare, medical, dental, disability, life insurance, paid time off and similar plans, programs, policies, arrangements or practices that are maintained, sponsored or contributed to, or obligated to be contributed to, by the Company or its Affiliates for the benefit of any current or former Employee or member of the Company Board of Directors, whether funded or unfunded, insured or self-insured, registered or unregistered, in effect on or as to which any liability, whether contingent or otherwise, is outstanding as of the date hereof, excluding any “multiemployer plan” as defined in 3(37) of or 4001(a)(3) of ERISA.
“Environmental Law” means any applicable Law relating to pollution or the protection of the environment, natural resources or human health and safety as it relates to exposure to Hazardous Materials, and including MARPOL.
“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, commitments, calls, subscriptions or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such capital stock or other ownership, membership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Account” has the meaning set forth in Section 3.2(c).
“Escrow Agent” means CitiBank N.A.
“Escrow Agreement” has the meaning set forth in Section 3.2(c).
“Escrow Amount” means 2,694,333 Parent Ordinary Shares.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.
“Existing Policies” has the meaning set forth in Section 7.10(b).
“Explorer Loan Documents” means (i) that certain loan agreement, dated as of July 31, 2013 (as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time, the “Explorer Loan Agreement”), by and among inter alios Explorer New Build LLC, a Delaware limited liability company, Credit Agricole Corporate and Investment Bank as agent and SACE agent and the banks and financial institutions from time to time party thereto, (ii) the “Guarantees” as defined in the Explorer Loan Agreement and (iii) any other “Finance Documents” as defined in the Explorer Loan Agreement (each as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time).
“Financing Consent” has the meaning set forth in Section 7.4(b).
“Foreign Plan” has the meaning set forth in Section 4.15(b)(vii).
“Fully-Diluted Share Number” means the sum of (i) the Outstanding Share Number and (ii) the number of shares of Company Common Stock for which Eligible Options are exercisable immediately prior to their cancellation pursuant to Section 3.1, in each case, other than shares of capital stock of the Company to be cancelled pursuant to Section 3.1(b).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“GHK” has the meaning set forth in the Parent Shareholders’ Agreement.
“GHK Approval” means the prior written approval of this Agreement and the transactions contemplated hereby, including the Merger, by GHK as required by Section 6(a)(iii) of the Parent Shareholders’ Agreement.
“Governmental Entity” means any government or any agency, bureau, board, commission, court, judicial authority, department, official, tribunal, authority, or other instrumentality of any government or quasi-governmental entity, whether federal, state, provincial, territorial or local, domestic or foreign, that has, in each case, jurisdiction over the matter in question.
“Hazardous Material” means any substance, material or waste that is listed, defined or otherwise characterized as “hazardous,” “infectious,” “toxic,” or “radioactive” or as a “pollutant,” or a “contaminant” or terms of similar meaning or import under any Environmental Law, including petroleum or its by-products, asbestos and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“IMO” means the International Maritime Organization.
“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties or other payments (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnified Party” has the meaning set forth in Section 10.5.
“Indemnifying Party” has the meaning set forth in Section 10.5.
“Independent Auditor” has the meaning set forth in Section 3.6(b)(iii).
“Information Statements” has the meaning set forth in Section 7.8(b).
“Intellectual Property” means all worldwide rights, title and interest in or relating to patents, patent rights, Trademarks, copyrights, trade secrets along with all confidential and proprietary information and know-how, and other intellectual property and intangible proprietary rights along with all applications, recordations and registrations for any of the foregoing.
“Knowledge” means the actual knowledge, after due and reasonable inquiry, of (x) with respect to the Company or any of its Affiliates, any of Frank J. Del Rio, Robert J. Binder, Jason M. Montague, Kunal S. Kamlani, T. Robin Lindsay, Jill Guidicy and Lynn White, and (y) with respect to Parent or any of its Affiliates, any of Kevin M. Sheehan, Wendy A. Beck, Howard L. Flanders and Daniel S. Farkas.
“Law” means any applicable foreign, federal, state or local law (including common law), constitutional provision, statute, code, treaty, convention (including any convention promulgated by the IMO), ordinance, rule, regulation, Order or other requirement of any Governmental Entity or any supranational body.
“Leased Real Property” has the meaning set forth in Section 4.12.
“Letter of Transmittal” has the meaning set forth in Section 3.2(a)(i).
“Licensed Company Intellectual Property” means any Intellectual Property that is licensed or purported to be licensed by the Company or any of its Subsidiaries.
“Lien” means any lien, pledge, charge, mortgage, hypothecation, deed of trust, security interest, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer under any shareholder or similar agreement or other encumbrance or restriction of any kind, whether incurred voluntarily or arising under any applicable Law.
“Losses” means any and all losses, claims, assessments, demands, damages, liabilities, deficiencies, Actions, judgments, charges, amounts paid in settlement, interest, awards, obligations, penalties, fees, fines, costs or expenses of whatever kind, and reasonable attorneys’ and accounting fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, that “Losses” shall not include (i) any punitive, special or exemplary damages, (ii) lost profits, consequential or incidental damages except, in each case, to the extent reasonable foreseeable or (iii) damages that are otherwise remote, speculative or not reasonably foreseeable (except, in the cases of clauses (i) through (iii), to the extent such damages are paid, payable, awarded or incurred in connection with a Third Party Claim).
“Marina Loan Documents” means (i) that certain loan agreement, dated as of July 18, 2008 (as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time, the “Marina Loan Agreement”), by and among inter alios Marina New Build LLC, a limited liability company formed in the Marshall Islands, Calyon as agent and SACE agent and the banks and financial institutions from time to time party thereto, (ii) the “Guarantees” as defined in the Marina Loan Agreement and (iii) any other “Finance Documents” as defined in the Marina Loan Agreement (each as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on or after the earlier of (x) the Final Financing Election (as defined in the Debt Financing Commitments as in effect on the date hereof) by NCL Corporation Ltd., a Bermuda company, and (y) the date that is 60 days after the date hereof, throughout which and on the last day of which (a) Parent shall have received from the Company the Required Information and such Required Information is Compliant; provided, that if the Company shall in good faith believe that it has provided the Required Information and that such Required Information is Compliant, it may deliver to Parent a written notice to such effect (stating when it believes it completed such delivery), in which case the Company shall be deemed, subject to such Required Information ceasing to be Compliant or not satisfying clause (x), (y) or (z) of the following sentence, to have complied under this clause (a) unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that such Required Information is not Compliant and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to such effect (stating with specificity the Required Information that Parent believes that the Company has not delivered or which items of the Required Information that Parent believes are not Compliant); provided, further, that if the Company shall thereafter in good faith believe that it has provided the additional Required Information and that the Required Information is at that time Compliant, it may deliver to Parent a written notice to such effect, in which case the Company shall be deemed to have complied under this clause (a) unless Parent in good faith reasonably believes the Company has not completed the delivery of the additional Required Information or that the Required Information is not at that time Compliant and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to such effect (stating with specificity the additional Required Information that Parent believes that the Company has not delivered or which items of the Required Information that Parent believes are not Compliant at that time) and (b) the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing) have, in each case, been satisfied, and to the Knowledge of the Company and the Knowledge of Parent, nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the Closing were to be scheduled at any time during such fifteen (15) consecutive Business Day period; provided, however, that, notwithstanding the foregoing, the Marketing Period shall end on the date the Debt Financing is consummated if such date is prior to the end of such fifteen (15) consecutive Business Day period; provided, further, that the Marketing Period (1) shall exclude November 27, 2014 and November 28, 2014 and (2) shall have ended on or prior to December 19, 2014, or if such period has not ended on or prior to December 19, 2014, then such period shall commence no earlier than January 5, 2015. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such fifteen (15) consecutive Business Day period or the three (3) Business Day period immediately following the final day of the Marketing Period in the case of clause (ii) of the proviso to the second sentence of Section 2.4, (w) a Tolling Event shall have occurred and is continuing; provided, that (A) if a Tolling Event Disruption shall have occurred before January 5, 2015, then any Marketing Period commenced on or after January 5, 2015 shall continue notwithstanding the occurrence of a Tolling Event, (B) there shall not be more than one Tolling Event Disruption on or after January 5, 2015 and (C) in no event shall any Tolling Event prevent the completion of a time period equal to the Marketing Period plus such three (3) Business Day period prior to the Outside Date; (x) the independent auditor of the Company and its Subsidiaries shall have withdrawn its audit opinion with respect to the most recent audited financial statements of the Company and its Subsidiaries, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements of the Company and its Subsidiaries by the independent auditor or another independent accounting firm reasonably acceptable to Parent; (y) the Company issues a public statement indicating its intent to restate any financial statements included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required; or (z) any Required Information would not be

Compliant at any time during such fifteen (15) consecutive Business Day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Information provided on the first day of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced).
“MARPOL” means the International Convention for the Prevention of Pollution from Ships promulgated by the IMO.
“Material Contract” has the meaning set forth in Section 4.10(a).
“Members of the Immediate Family” means, with respect to any individual, (i) each spouse, child (by blood or adoption) or grandchild of such individual or child (by blood or adoption) or grandchild of such individual’s spouse, (ii) each trust created solely for the benefit of one or more of such individual and the Persons listed in clause (i) above, (iii) each custodian or guardian of any property of one or more of the Persons listed in clause (i) above, in his or her capacity as such custodian or guardian and (iv) each limited partnership or limited liability company controlled by such individual or one or more of the Persons listed in clause (i) above for the benefit of one or more of such Persons.
“Merger” has the meaning set forth in Section 2.2.
“Merger Sub” has the meaning set forth in the preamble hereto.
“Mortgage Consent” has the meaning set forth in Section 7.4(c).
“NASDAQ” means the NASDAQ Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.
“New Ship Build Agreements” means collectively, the Explorer Loan Documents, the Marina Loan Documents and the Riviera Loan Documents.
“Non-Accredited Escrow Cash Adjustment” means the product of (x) the Aggregate Non-Accredited Options multiplied by (y) the Per Share Escrow Amount multiplied by (z) the Parent Share Price.
“Non-Accredited Escrow Share Adjustment” means the product of (x) the number of shares of Company Common Stock underlying Eligible Options held by all holders of Company Options that are not “accredited investors” (within the meaning of Regulation D under the Securities Act) (the “Aggregate Non-Accredited Options”) multiplied by (y) the Per Share Escrow Amount.
“Note Payment Schedule” has the meaning set forth in Section 3.1(a)(i)(A).
“Objection Notice” has the meaning set forth in Section 3.6(b)(i).
“Oceania Credit Agreement” means that certain Credit Agreement, dated as of July 2, 2013, by and among, inter alios Oceania Cruises, Inc., a corporation organized under the Laws of the Republic of Panama, and OCI Finance Corp., a Delaware corporation, as borrowers, the lenders from time to time party thereto and Deutsche Bank AG, New York Branch, as administrative agent and mortgage trustee (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time).
“Off-the-Shelf Software” means off-the-shelf personal computer software, as such term is commonly understood, that is commercially available on standard terms and conditions.
“Option Consideration” means (x) if the holder of the Company Option is not an “accredited investor” (within the meaning of Regulation D under the Securities Act) or Parent reasonably believes such holder is not an “accredited investor”, a cash amount equal to (1) the Cash Option Consideration less (2) the Per Option Adjusted Escrow Amount, and (y) for each other holder of a Company Option, (1) a cash amount equal to the Cash Option Consideration multiplied by the Cash Portion Allocation Ratio, and (2) a number of Parent Ordinary Shares equal to the excess of (A) the quotient obtained by dividing (I) the Cash Option Consideration multiplied by the Stock Portion Allocation Ratio, by (II) the Parent Share Price (such aggregate number of Parent Ordinary Shares payable in respect of all Eligible Options described within this clause (y)(2), the “Aggregate Optionee Stock Consideration”) over (B) the Per Share Adjusted Escrow Amount.

“Option Payment Schedule” has the meaning set forth in Section 3.1(a)(iii)(A).
“Option Surrender Form” has the meaning set forth in Section 3.1(a)(iii)(A).
“Optionee Per Share Cash Adjustment” means the quotient obtained by dividing (i) the product of the Aggregate Optionee Stock Consideration multiplied by the Parent Share Price by (ii) the Outstanding Share Number.
“Optionee Per Share Stock Adjustment” means the quotient obtained by dividing (i) the Aggregate Optionee Stock Consideration by (ii) the Outstanding Share Number.
“Order” means any decree, injunction, judgment, order, doctrine, ruling, assessment, penalty, award, or writ issued by a Governmental Entity or an arbitrator.
“Outside Date” has the meaning set forth in Section 9.1(b).
“Outstanding Share Number” means the number of shares of Company Common Stock and Company Class B Common Stock issued and outstanding immediately prior to the Effective Time other than shares of capital stock of the Company to be cancelled pursuant to Section 3.1(b) (assuming for such purpose the exchange by those holders of Company Notes and Company Warrants electing to participate in the Pre-Closing Recapitalization).
“Owned Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.
“Parent” has the meaning set forth in the preamble hereto.
“Parent Board of Directors” means the board of directors of Parent.
“Parent Fundamental Representations” means the representations in Section 5.1 (“Organization and Related Matters”) and Sections 5.2(a), 5.2(b)(i) and 5.2(b)(ii) (“Authorization; No Conflicts”).
“Parent Indemnitees” has the meaning set forth in Section 10.2.
“Parent Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate with any other event, occurrence, fact, condition, circumstance or change, a material adverse effect on (i) the business results, operations, or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement and the other Transaction Documents on a timely basis; provided, that for purposes of clause (i) above, Parent Material Adverse Effect shall not include any event, occurrence, fact, condition, circumstance or change directly arising out of or attributable to: (a) changes after the date hereof in general economic, political or regulatory conditions, (b) conditions generally affecting the industry in which Parent and its Subsidiaries operate, (c) any changes after the date hereof in financial or securities markets in general, (d) acts of war (whether or not declared), armed hostilities or terrorism (including cyber terrorism), or other national or international calamity, crisis or emergency or the escalation or worsening of any of the foregoing after the date hereof, or natural disasters (including earthquakes, hurricanes, tsunamis, storms, fires, floods and other natural catastrophes) occurring after the date hereof, (e) any changes after the date hereof in applicable Law or GAAP, (f) any event, occurrence, fact, condition, circumstance or change related to or resulting from the public announcement of the transactions contemplated by this Agreement, (g) any action taken (or omitted to be taken) by Parent or any of its Subsidiaries to the extent expressly required by this Agreement (other than Parent’s obligations pursuant to Section 7.2(b)(i)) or at the Company’s written instruction, (h) any event, change or effect directly resulting from a breach of this Agreement or the other Transaction Documents by the Company, (i) any event, occurrence, fact, condition, circumstance or change resulting from the identity of the Company or its Affiliates; (j) decreases or fluctuations in Parent’s share price or any failure of Parent to meet any projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exception in this clause (j) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (i) hereof)

may contribute to a Parent Material Adverse Effect); provided, further, that any event, occurrence, fact, condition, circumstance or change referred to in clauses (a), (b), (c), (d) or (e) above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur if such event, occurrence, fact, condition, circumstance or change has had or would reasonably be expected to have a disproportionate effect on Parent and its Subsidiaries compared to other participants in the industry in which Parent or any of its Subsidiaries conducts its business.
“Parent Ordinary Shares” means the ordinary shares of Parent, par value $0.001 per share.
“Parent SEC Reports” has the meaning set forth in Section 5.4.
“Parent Share Price” means $33.01.
“Parent Shareholder Approval” has the meaning set forth in the recitals hereto.
“Parent Shareholders’ Agreement” means that certain Amended and Restated Shareholders’ Agreement of Parent, dated as of January 24, 2013, by and among Parent and the shareholders of Parent party thereto, as amended or restated from time to time.
“Parent Specified Representations” means the Parent Fundamental Representations and the representations and warranties of Parent set forth in Section 5.17 (“No Brokers or Finders”).
“Parent Termination Fee” has the meaning set forth in Section 9.3(b).
“Parent Vessel” means each ship owned or operated by Parent and its Subsidiaries.
“Party” and “Parties” have the meanings set forth in the preamble hereto.
“Paying Agent” has the meaning set forth in Section 3.2(a)(ii).
“Payoff Amounts” has the meaning set forth in Section 8.2(e).
“Payoff Letters” has the meaning set forth in Section 8.2(e).
“Per Option Adjusted Escrow Amount” means the quotient obtained by dividing the Non-Accredited Escrow Cash Adjustment by the Aggregate Non-Accredited Options.
“Per Share Cash Consideration” means (i) the Company Share Value less (ii) the product of (x) the Per Share Stock Consideration and (y) the Parent Share Price.
“Per Share Contingent Consideration” means the quotient obtained by dividing the Contingent Payment, if any, payable pursuant to Section 3.6 by the Fully-Diluted Share Number (not including for such purpose any Company Class B Common Stock).
“Per Share Escrow Amount” means the quotient obtained by dividing the Escrow Amount by the Fully-Diluted Share Number.
“Per Share Adjusted Escrow Amount” means the quotient obtained by dividing the Adjusted Share Escrow Amount by the Fully-Diluted Share Number (but for this purpose not including the Aggregate Non-Accredited Options).
“Per Share Representative Holdback Amount” means the quotient obtained by dividing the Representative Holdback Amount by the Fully-Diluted Share Number.
“Per Share Stock Consideration” means the quotient obtained by dividing the number of Parent Ordinary Shares included in the Aggregate Stock Consideration by the Outstanding Share Number.
“Permit” means any approvals, authorizations, consents, licenses, permits, franchises or certificates or order and any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity.
“Permitted Liens” means: (a) Liens for Taxes and other governmental assessments, or similar charges, not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings (provided that any such contested amounts have been reserved against on the Company Financial Statements in accordance with GAAP), (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and statutory liens arising or incurred in the ordinary and usual course of business that are not material to the business, operations and financial condition of the Company, that do not result from a breach, default or violation by the Company or any of its Subsidiaries, and which are not yet due and payable, (c) zoning, entitlement and other land use and environmental regulations by Governmental Entities; provided, that such regulations have not been violated, (d) such easements, covenants, conditions, restrictions, agreements, states of fact, rights of way and other matters or encumbrances disclosed in policies of title insurance which have been made available to Parent and which do not, individually or in the aggregate, impair the use or value of the property, (e) purchase money Liens and Liens securing rental payments under capital lease arrangements, (f) Liens that will be released and discharged at or prior to the Closing (or if the Company receives the approvals and consents necessary to permit the New Ship Build Agreements to remain in effect as of and after Closing, the Liens related to the New Ship Build Agreements), (g) maritime Liens over a Company Vessel or Parent Vessel, as applicable, arising in the ordinary course of business that, individually or in the aggregate, do not and would not reasonably be expected to materially detract from the present value, or materially impair or interfere with the present use, or result in the forfeiture or sale, of the relevant Company Vessel or, as applicable, Parent Vessel, (h) Liens created by any act of Parent or Merger Sub, and (i) Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially detract from the present value, or materially impair or interfere with the present use, or result in the forfeiture or sale, of the property or asset subject thereto or affected thereby.
“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a limited liability partnership, a trust, Governmental Entity or any other entity or organization.
“Personal Property” has the meaning set forth in Section 4.13.
“Pre-Closing Recapitalization” has the meaning set forth in Section 2.1.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Prohibited Payments” means any (i) declaration, payment or cash withdrawal of dividends, profits or reserves, (ii) payment of any management fees, monitoring fees, advisory fees or directors’ fees (in each case, other than pursuant to existing Material Contracts as of the date hereof), (iii) non-ordinary course advance or extension of any loan, (iv) non-ordinary course assumption, indemnification, release, waiver or payment of any liability of a third party, (v) non-ordinary course payment or transfer of any assets, rights, value or benefit to or for the benefit of a third party, or (vi) other than in connection with the payment obligations of the Company contemplated by Article III, granting of any other cash benefit by the Company and its Subsidiaries to any Company Stockholder or any Affiliate thereof, in each case, other than to the Company or a Subsidiary thereof; provided, that payments by or the incurrence of any liabilities (x) expressly provided for in this Agreement in connection with the Merger or (y) related to compensation payable to Employees in the ordinary course consistent with past practice shall in no event be Prohibited Payments.
“Proposed Contingent Payment Amount” has the meaning set forth in Section 3.6(a).
“Proposed Contingent Payment Amount Statement” has the meaning set forth in Section 3.6(a).
“Real Property Leases” has the meaning set forth in Section 4.10(a)(xi).
“Regent” means Seven Seas Cruises, S. de R.L., a sociedad de responsabilidad limitada organized under the Laws of the Republic of Panama.
“Regent Credit Agreement” means that certain Credit Agreement, dated as of August 21, 2012, by and among, inter alios Classic Cruises, LLC, a Delaware limited liability company and Classic Cruises II, LLC, a Delaware limited liability company, collectively as Holdings, Regent and SSC Finance Corp., a Delaware corporation, as borrowers, the lenders from time to time party thereto and Deutsche Bank AG, New York Branch, as administrative agent and collateral agent (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time).

“Related Party Contracts” has the meaning set forth in Section 3.5(a)(v).
“Related Persons” has the meaning set forth in Section 4.21.
“Representative Holdback Amount” means $2,000,000.
“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, financing sources, investment bankers or other financial advisors, agents and other representatives of such Person, as applicable, and its Subsidiaries, if applicable.
“Required Consents” has the meaning set forth in Section 7.4(a).
“Required Information” means (a) all financial and other information required by Paragraphs 7 and 8 of Exhibit F to the Debt Financing Commitments, (b) all financial and other information regarding the business of the Company and its Subsidiaries that is required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-1 (other than the portions thereof customarily provided by financing sources) but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act and subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that such information shall not be required to include financial statements or information required by Rules 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis otherwise required by Regulation S-K Item 402 or other information customarily excluded from a Rule 144A offering memorandum, to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitment, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made and (c) all necessary information in order to assist in receiving a customary “comfort” letter (including as to “negative assurance” comfort and change period) from the Company’s independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments; it being understood and agreed that (i) such comfort letter shall not be required to cover any forward-looking information or run-rate or pro forma cost savings adjustments to EBITDA and (ii) “Required Information” shall not include pro forma financial information or projections, including pro forma financial information that may be required under Article 11 of Regulation S-X, which in each case shall be the responsibility of Parent (without waiver of the obligations of the Company under Section 7.5(e)).
“Review Period” has the meaning set forth in Section 3.6(b)(i).
“Riviera Loan Documents” means (i) that certain loan agreement, dated as of July 18, 2008 (as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time, the “Riviera Loan Agreement”), by and among inter alios Marina New Build LLC, a limited liability company formed in the Marshall Islands, Calyon as agent and SACE agent and the banks and financial institutions from time to time party thereto, (ii) the “Guarantees” as defined in the Riviera Loan Agreement and (iii) any other “Finance Documents” as defined in the Riviera Loan Agreement (each as amended, restated, amended and restated, replaced, refinanced, extended, supplemented or otherwise modified from time to time).
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(d).
“Schedules” means the Schedules dated the date hereof and delivered contemporaneously herewith relating to this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.
“Special Commencement Date” has the meaning set forth in Section 2.4.
“Stock Portion Allocation Ratio” means one (1) minus the Cash Portion Allocation Ratio.
“Stockholder Indemnitees” has the meaning set forth in Section 10.3.

“Stockholders’ Representative” has the meaning set forth in the preamble hereto.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any Person in which such Person (a) owns, directly or indirectly, in excess of 50% of the outstanding share capital, voting securities or other equity interests or (b) is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.
“Survival Period” has the meaning set forth in Section 10.1.
“Surviving Corporation” has the meaning set forth in Section 2.2.
“Tax” means (i) any tax imposed by a Governmental Entity of any nature, including any and all federal, state, local, foreign or other taxes of any kind, fees or assessments with respect to income, franchises, premiums or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment, excise, ad valorem, value added, license, premium, windfall profits, environmental, customs, duties, disability, registration, alternative, add-on minimum, escheat, abandoned property, transfer, franchise, profits, inventory, severance, stamp, occupation, property and estimated or other similar taxes, levies, fees, charges or assessments of any kind (including withholding on amounts paid to or by any Person), (ii) any interest, fines, penalties, assessments or additions to any tax with respect to any of the foregoing and (iii) any liability for the payment of any amounts of the type described in (i) of (ii) of any other Person as a transferee or successor, or by contract, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provisions under Law), operation of Law or otherwise.
“Tax Claim” has the meaning set forth in Section 7.12(b)(i).
“Tax Returns” means all returns, reports, forms, declarations, schedules and statements (including amendments thereto) filed or required to be filed with any Governmental Entity relating to Taxes, including any attachment, information return, claim for refund or declaration of estimated Tax.
“Third Party Claim” has the meaning set forth in Section 10.5(a).
“Threshold Amount” has the meaning set forth in Section 10.4(b).
“Tolling Event” means the occurrence of any “default,” “event of default” or similar term under and as defined in the debt documents of Parent and its Subsidiaries listed on Schedule 1.1, in each case, as in effect on the date hereof.
“Tolling Event Disruption” means the occurrence of a Tolling Event that disrupts any Marketing Period.
“TPG” has the meaning set forth in the Parent Shareholders’ Agreement.
“TPG Approval” means the prior written approval of this Agreement and the transactions contemplated hereby, including the Merger, by TPG as required by Section 6(b)(vi) of the Parent Shareholders’ Agreement.
“Trademarks” means all worldwide rights, title and interest in or relating to trademarks, trade names, applications for trademark registration, service marks, applications for service mark registration, domain names, logos, along with all registrations and applications for registrations pertaining to any of the foregoing, and all goodwill associated therewith.
“Transaction Documents” mean this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated by this Agreement.
“Transfer” has the meaning set forth in Section 3.6(d).

“Transfer Tax” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the direct or indirect sale, transfer or assignment of property or any interest therein or the recording thereof, and any interest, penalties and additions to tax with respect thereto.
“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as amended from time to time.
“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Company and its Subsidiaries as at June 30, 2014 and the related unaudited consolidated statements of income and cash flows for the six-month period then ended.
“Voting Debt” has the meaning set forth in Section 4.2(f).
“Waived 280G Benefits” has the meaning set forth in Section 7.11(c).
1.2     Interpretation.   All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and permitted assigns. The word “or” shall not be exclusive. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. “Shall” and “will” have equal force and effect. “Hereof,” “herein,” “hereunder” and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References in an instrument to “Article,” “Section” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to “$” shall mean U.S. dollars.
Article II
PRE-CLOSING RECAPITALIZATION; THE MERGER
2.1     Pre-Closing Recapitalization.   Prior to the Closing Date, the Company shall use its reasonable best efforts to cause the holders of the Company Notes and Company Warrants to exchange such securities for shares of Company Common Stock or Company Class B Common Stock in accordance with the plan of recapitalization described in Schedule 2.1 (the “Pre-Closing Recapitalization”). Parent shall have the right to review and comment on all documentation related to the Pre-Closing Recapitalization at least five (5) Business Days prior to the proposed consummation of the Pre-Closing Recapitalization and such documentation must be in a form and substance reasonably satisfactory to Parent prior to its execution by the Company or any holder of Company Notes or Company Warrants. Notwithstanding anything in this Agreement to the contrary, while the Company shall be required to exercise its reasonable best efforts to effect the Pre-Closing Recapitalization in accordance with this Section 2.1, the failure to secure the exchange of all of the Company Notes and Company Warrants for shares of Company Common Stock or Company Class B Common Stock in accordance with the plan of recapitalization described in Schedule 2.1 shall in no event constitute the failure to satisfy any condition of any Party to consummate the Closing.
2.2     The Merger.   On the terms and subject to the conditions set forth in this Agreement and in the Certificate of Merger, and in accordance with the Laws of the Republic of Panama, at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the Laws of the Republic of Panama as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

2.3     Effects of the Merger.   The Merger shall have the effects set forth herein and in the applicable provisions of the Laws of the Republic of Panama.
2.4     Closing.   Unless this Agreement shall have been terminated pursuant to Article IX hereof, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Weil, Gotshal & Manges LLP, 1395 Brickell Avenue, Suite 1200, Miami, FL 33131, or at such other location as may be agreed upon in writing by the Parties hereto. The Closing shall take place at 10:00 a.m., New York City Time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions to the transactions contemplated by this Agreement contained in Article VIII (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or on such other date as may be agreed upon in writing by Parent and the Company (the date on which the Closing occurs is herein referred to as the “Closing Date”); provided, that in no event shall Parent be obligated to consummate the Closing if the Marketing Period has not ended prior to the time that the Closing would otherwise have occurred, in which case the Closing shall not occur until the earlier to occur of (i) a date before or during the Marketing Period specified by Parent on three (3) Business Days’ prior written notice to the Stockholders’ Representative and (ii) the third (3rd) Business Day immediately following the final day of the Marketing Period; provided, that if the Marketing Period has ended and such date in the foregoing clause (ii) would cause the Closing to occur after the Outside Date, then the Closing shall for purposes of the foregoing clause (ii) occur on the Outside Date; subject to, in each case, the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing). Notwithstanding the foregoing, if, as of any date, the Marketing Period would commence but for the failure of the condition to Closing set forth in Section 8.2(f) to be satisfied as of such date (the “Special Commencement Date”), then if in the event that the Debt Financing Sources have notified Parent in writing that (1) as of such date, the Debt Financing Sources will be ready, willing and able to fund the Debt Financing on the terms set forth in the Debt Financing Commitments notwithstanding the failure of the condition to Closing set forth in Section 8.2(f) and the corresponding condition in the Debt Financing Commitments to be satisfied and at such time all of the other conditions to Closing set forth in this Agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), the Marketing Period shall commence and (2) following the successful completion of the Marketing Period, the Debt Financing Sources (A) reaffirm in writing that they are ready, willing and able to fund the Debt Financing on the terms set forth in the Debt Financing Commitments notwithstanding the failure of the condition to Closing set forth in Section 8.2(f) and the corresponding condition in the Debt Financing Commitments to be satisfied and at such time all of the other conditions to Closing set forth in this Agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and (B) fund the Debt Financing on such terms, then Parent agrees that it shall be obligated to consummate the Merger on the terms set forth in this Agreement subject to the conditions set forth herein (other than the condition to Closing set forth in Section 8.2(f) hereof). The Parties hereto acknowledge and agree that, if at any period of time following the Special Commencement Date and prior to the Closing, the Debt Financing Sources either indicate in writing or otherwise give Parent reasonable cause to determine that they are no longer willing to fund the Debt Financing on the terms set forth under the Debt Financing Commitments unless and until they are otherwise so obligated to do so under the terms of the Debt Financing Commitments, the Marketing Period shall be deemed not to have commenced (and the Company acknowledges and agrees that any failure to consummate the Merger in such circumstances shall not in and of itself constitute a breach of the terms hereof by Parent or give rise to any termination right by the Company hereunder). All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
2.5     Effective Time.   Subject to the provisions of this Agreement, at the Closing, the Parties will cause a certificate of merger in the proper legal form required under the Laws of the Republic of Panama and substantially in form and substance reasonably satisfactory to Parent and the Company (the “Certificate of Merger”), approved by the affirmative vote by written consent of the holders of at least a majority of the outstanding shares of Company Common Stock and the sole shareholder of Merger Sub, to be executed by all or a majority of the directors of the Company and Merger Sub, and, simultaneously with the Closing, to be filed with the Public Registry of Panama (Registro Público) in accordance with the relevant provisions of the Laws of the Republic of Panama and shall make all other filings or recordings required under the Laws of the Republic of Panama. The Merger will become effective at such time as the Certificate of Merger has been duly recorded with the Public Registry of Panama (Registro Público) (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
2.6     Articles of Incorporation; Directors and Officers.   Unless otherwise determined by Parent and the Company prior to the Effective Time:
(a)   the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be the same as the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time and, until thereafter further amended in accordance with its terms and as provided by the Laws of the Republic of Panama, shall be the amended and restated articles of incorporation of the Surviving Corporation; and
(b)   the directors and officers of Merger Sub immediately prior to the Effective Time shall be the only directors and officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation of the Surviving Corporation.
Article III
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; AGGREGATE MERGER CONSIDERATION
3.1     Effect on Capital Stock and Options.
(a)   Treatment of Company Common Stock, Company Class B Common Stock and Company Options.   Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any Party hereto or any other Person:
(i)   Company Common Stock.
(A)   No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a schedule setting forth, as of the Effective Time, (i) the Aggregate Note Payoff Amount, (ii) a list of all Company Notes that have not been delivered for exchange in connection with the Pre-Closing Recapitalization and (iii) the holder of each such Company Note (the “Note Payment Schedule”).
(B)   Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than shares that are owned by the Company as treasury stock) shall be cancelled and automatically converted into the right to receive:
(1)   an amount in cash, without interest, equal to (1) (x) the Per Share Cash Consideration plus (y) the Optionee Per Share Cash Adjustment less (2) the Per Share Representative Holdback Amount;
(2)   a number of Parent Ordinary Shares equal to (1) the Per Share Stock Consideration less (2) the Per Share Adjusted Escrow Amount less (3) the Optionee Per Share Stock Adjustment;
(3)   an amount of cash, without interest, equal to the Per Share Contingent Consideration, if any, payable pursuant to the terms and conditions set forth in Section 3.6;
(4)   subject to Article X, a pro rata share of any Parent Ordinary Shares to be released from the Escrow Account in respect of such share of Company Common Stock in accordance with Article X and the Escrow Agreement as and when such releases are required to be made; and

(5)   a pro rata share of any remaining portion of the expense holdback, which shall be released by the Stockholders’ Representative following fulfillment of its obligations hereunder.
(ii)   Company Class B Common Stock.   Each share of Company Class B Common Stock that is outstanding immediately prior to the Effective Time (other than shares that are owned by the Company as treasury stock) shall be cancelled and automatically converted into the right to receive:
(A)   an amount in cash, without interest, equal to (1) (x) the Per Share Cash Consideration plus (y) the Optionee Per Share Cash Adjustment less (2) the Per Share Representative Holdback Amount;
(B)   a number of Parent Ordinary Shares equal to (1) the Per Share Stock Consideration less (2) the Per Share Adjusted Escrow Amount less (3) the Optionee Per Share Stock Adjustment;
(C)   subject to Article X, a pro rata share of any Parent Ordinary Shares to be released from the Escrow Account in respect of such share of Company Class B Common Stock in accordance with Article X and the Escrow Agreement as and when such releases are required to be made; and
(D)   a pro rata share of any remaining portion of the expense holdback, which shall be released by the Stockholders’ Representative following fulfillment of its obligations hereunder.
The number of Parent Ordinary Shares into which each Company Stockholder’s shares of Company Common Stock and Company Class B Common Stock are so converted shall be determined in accordance with the terms of this Agreement. The offer and issuance of Parent Ordinary Shares shall be conducted pursuant to the exemption provided by Regulation D under the Securities Act; provided, that notwithstanding anything to the contrary in this Agreement, if the offer and issuance of Parent Ordinary Shares to the holders of Company Common Stock and Company Class B Common Stock cannot be effected in compliance with the requirements of Regulation D under the Securities Act, then Parent shall replace any Parent Ordinary Shares that, but for this paragraph, would otherwise have become issuable pursuant to Section 3.1(a)(i)(B) or Section 3.1(a)(ii)(B) to any Company Stockholder with an amount of cash in lieu of Parent Ordinary Shares calculated on the basis described in the last sentence of this paragraph. Whether the offer and issuance of Parent Ordinary Shares can be conducted in accordance with Regulation D shall be determined by Parent, in its sole discretion, based on the number of Company Stockholders (x) who have returned the an investor questionnaire in form and substance reasonably satisfactory to Parent and the Company indicating that such Company Stockholders do not qualify as “accredited investors” (as such term is defined in Regulation D under the Securities Act) or (y) with respect to whom Parent does not have a reasonable basis to conclude qualify as “accredited investors”. In such case, the amount of cash delivered in lieu of the Parent Ordinary Shares shall be determined by multiplying the number of Parent Ordinary Shares that would have been issued by the Parent Share Price and corollary adjustment shall be made to the Per Share Cash Consideration and Per Share Stock Consideration.
(iii)   Conversion of Certain Stock Options.
(A)   No later than five (5) Business Days prior to the Closing, the Company shall deliver to Parent a schedule setting forth, as of the Effective Time, (i) a list of all Company Options, (ii) the holder of such Company Option, (iii) the exercise price for such Company Option, and (iv) the amount of Option Consideration payable to each holder (the “Option Payment Schedule”).
(B)   Immediately prior to the Effective Time, each then-outstanding Company Option shall terminate and be cancelled by the Company and, in the case of Eligible Options, shall automatically be converted into the right to receive (i) (x) the Option Consideration less (y) the Per Share Representative Holdback Amount, (ii) an amount of cash, without interest, equal to the Per Share Contingent Consideration, if any, payable pursuant to the terms and conditions set forth in Section 3.6, (iii) with respect to the holders of Eligible Options subject to clause (x) of the definition of Option Consideration, subject to Article X, a pro rata share of any cash to be released from the Escrow Account in respect of such Eligible Option in accordance with Article X and the Escrow Agreement as and when such releases are required to be made, (iv) with respect to the holders of Eligible Options subject to clause (y) of the definition of Option Consideration, subject to Article X, a pro rata share of any Parent Ordinary Shares to be released from the Escrow Account in respect of such Eligible Option in accordance with Article X and the Escrow Agreement as and when such releases are required to be made and (v) a pro rata share of any remaining portion of the expense holdback, which shall be released by the Stockholders’ Representative following fulfillment of its obligations hereunder. Except as otherwise provided below, the aggregate Option Consideration shall be paid by the Surviving Corporation to the holders of the Eligible Options as soon as reasonably practicable after the Closing Date, but in no event later than ten (10) Business Days after the Closing Date; provided, that in no event shall any amount be paid to any holder of Eligible Options until such holder delivers to the Company, with a copy to Parent, a properly completed and duly executed option surrender form in form and substance reasonably satisfactory to Parent and the Company (an “Option Surrender Form”). For the avoidance of doubt, Company Options that are not Eligible Options shall be cancelled immediately prior to the Closing, the holders of such Company Options shall not be entitled to receive any payments or consideration whatsoever with respect to such Company Options as a result of the Merger or the cancellation of such Company Options, and the Company shall have no further obligation with respect to such Company Options.
(C)   Prior to the Effective Time, the Company shall take, or cause to be taken, all such actions as are necessary or appropriate in connection with the termination and cancellation of all Company Options. All stock option plans of the Company and its Subsidiaries shall be terminated prior to or as of the Closing.
(iv)   Treatment of Company Notes and Company Warrants.   Any Company Note that remains outstanding as of immediately prior to the Closing shall be repaid at the Effective Time pursuant to and in accordance with the terms of such Company Note. Any Company Warrant that remains outstanding as of immediately prior to the Closing shall be automatically terminated and cancelled at the Effective Time pursuant to and in accordance with the terms of such Company Warrant.
(b)   Treatment of Company Capital Stock Owned by the Company.   At the Effective Time, all shares of Company Common Stock and Company Class B Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.
(c)   Treatment of Merger Sub Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Corporation.
(d)   No Interest.   Notwithstanding anything to the contrary contained herein, no interest shall accumulate on any cash payable in connection with the consummation of the Merger or the other transactions contemplated herein.

3.2     Payment and Exchange Procedures.
(a)   Surrender of Certificates.
(i)   As soon as reasonably practicable after the date hereof, the Company shall mail, or cause to be mailed, a letter of transmittal, together with instructions for use thereof, in each case, in form and substance reasonably satisfactory to Parent and the Company (the “Letter of Transmittal”) to every holder of record of Company Common Stock, Company Class B Common Stock, Company Notes and Company Warrants. The Letter of Transmittal shall specify that delivery of the certificates or other instruments or evidence of ownership representing issued and outstanding Company Common Stock and Company Class B Common Stock (the “Certificates”) shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by Parent (or, in the case of any lost, stolen or destroyed Certificate, compliance with Section 3.2(a)(vi), together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as Parent and the Company may reasonably specify, including that the Company Stockholders agree to be bound by the provisions of Sections 3.6 and Article X and agree to release the Company and the Surviving Corporation from any claims, rights, liabilities and causes of action whatsoever based upon, relating to or arising out of the Certificates, the Merger, the Pre-Closing Recapitalization or the other transactions contemplated by this Agreement (subject to customary exceptions).
(ii)   As soon as reasonably practicable after the Closing, Parent shall cause to be deposited with CitiBank N.A. or such other bank or trust company as the Company and Parent may initially agree upon (the “Paying Agent”): (A)(1) the Aggregate Cash Consideration, less (2) the cash portion of the Option Consideration, less (3) the Aggregate Note Payoff Amount, less (4) the cash portion of the Adjusted Escrow Amount, less (5) the Representative Holdback Amount; and (B) the Aggregate Note Payoff Amount.
(iii)   As soon as reasonably practicable after the later to occur of (x) the Closing and (y) the date of delivery to the Paying Agent, with a copy to Parent, of a Certificate, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, (A) the holder of record of such Certificate shall be entitled to receive (I) the amount of cash and (II) the number of Parent Ordinary Shares that such holder has the right to receive pursuant to Sections 3.1(a)(i) and 3.1(a)(ii) in respect of such Certificate, and (B) such Certificate shall be cancelled.
(iv)   Any certificates evidencing the Parent Ordinary Shares (if such shares are certificated) to be issued pursuant to Sections 3.1(a)(i) and 3.1(a)(ii) shall bear an appropriate legend along with any other legends that may be required under applicable Law.
(v)   Upon receipt of written confirmation of the effectiveness of the Merger from Panama, Parent will (A) instruct the Paying Agent to pay to each Company Stockholder by check or wire transfer of same day funds the aggregate amount of cash payable to such Company Stockholder pursuant to Sections 3.1(a)(i) and 3.1(a)(ii), and (B) issue to each Company Stockholder the aggregate number of Parent Ordinary Shares issuable to such Company Stockholder pursuant to Sections 3.1(a)(i) and 3.1(a)(ii), in each case as promptly as practicable following the submission to the Paying Agent of the appropriate Certificate(s), and a duly executed Letter of Transmittal by such Company Stockholder.
(vi)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Parent and the Paying Agent by the Person claiming such document to be lost, stolen or destroyed, the Paying Agent will pay or deliver in exchange for such lost, stolen or destroyed document the applicable portion of the Aggregate Merger Consideration payable and issuable pursuant to Sections 3.1(a)(i) and 3.1(a)(ii) in respect of the shares of Company Common Stock or Company Class B Common Stock evidenced by such Certificate.
(b)   Fractional Shares.   No fractional Parent Ordinary Shares will be issued in connection with the Merger, but in lieu thereof, any Person who would otherwise be entitled to a fraction of a Parent

Ordinary Share (after aggregating for each particular Certificate all fractional Parent Ordinary Shares to be received by such Person) shall receive from Parent an amount in cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Parent Share Price.
(c)   Escrow Amount.   Notwithstanding anything to the contrary in the other provisions of this Article III, on the Closing Date, Parent shall withhold from the consideration to be paid to Company Securityholders, and transfer to the Escrow Agent, as agent to Parent and the Company, (x) the cash portion of the Adjusted Escrow Amount and (y) such number of Parent Ordinary Shares representing the stock portion of the Adjusted Escrow Amount, to the account (or accounts) designated by the Escrow Agent (the “Escrow Account”), in accordance with the terms of this Agreement and the terms of the Escrow Agreement to be entered into by and among the Escrow Agent, Parent and the Stockholders’ Representative, in form and substance reasonably satisfactory to Parent and the Company (the “Escrow Agreement”), which will be executed at the Closing. The Adjusted Escrow Amount shall constitute security for the benefit of Parent (on behalf of itself or any other of the Parent’s Indemnitees) with respect to any Losses pursuant to the indemnification, compensation and reimbursement obligations under Sections 10.2 and 10.4, and shall be held and distributed in accordance with Sections 10.5 and 10.6. The adoption of this Agreement and the approval of the principal terms of the Merger by the Company Stockholders shall constitute, among other things, approval of the Adjusted Escrow Amount, the withholding of the Adjusted Escrow Amount by Parent and the appointment of the Stockholders’ Representative.
(d)   No Liability.   Notwithstanding anything to the contrary in this Section 3.2, none of the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Each holder of a Certificate or Company Option who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 3.2 shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar applicable Laws) for his, her or its claim, only as a general unsecured creditor thereof, to any portion of the Aggregate Merger Consideration payable or issuable pursuant to Section 3.1(a) in respect of such Certificate or Company Option. Notwithstanding anything to the contrary contained herein, if any Certificate or Company Option has not been surrendered prior to the earlier of the first anniversary of the Effective Time and such date on which the applicable portion of the Aggregate Merger Consideration payable or issuable pursuant to Section 3.1(a) in respect of such Certificate or Company Option would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such Certificate or Company Option shall, to the extent permitted by applicable Law, become the property of Parent, but remain subject to claims or interests of any Person previously entitled thereto.
3.3     No Further Ownership Rights in the Company Common Stock, Company Class B Common Stock or Company Options.   The applicable portion of the Aggregate Merger Consideration paid or payable and issued or issuable following the surrender for exchange of the Certificates and Company Options in accordance with the terms of this Agreement shall be paid or payable or issued or issuable in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Class B Common Stock represented by such Certificates or issuable pursuant to such Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock, Company Class B Common Stock or Company Options that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or document or instrument representing a Company Option is presented to the Surviving Corporation for any reason, such Certificate or Company Option shall be cancelled and exchanged as provided in this Article III.
3.4     Section 883 Limitation.   The Company agrees and acknowledges that each Company Securityholder receiving Per Share Stock Consideration will abide by all provisions contained in Parent’s memorandum of association and bye-laws, which includes limitations and notice requirements with respect to a Company Stockholder’s receipt and ownership, holding, or disposition of Per Share Stock Consideration. Such restrictions may include the transfer of Parent Ordinary Shares so as to limit a Company Stockholder’s ownership percentage of Parent to no more than 4.9%, unless Parent’s memorandum of association and bye-laws expressly allow such Company Stockholder to own more than

4.9% of Parent; provided, that Parent shall grant a waiver of such provisions of Parent’s memorandum of association and bye-laws, effective as of the Closing, to the Company Stockholders set forth on Schedule 3.4, so long as any such Company Stockholder’s ownership of Parent Ordinary Shares will not cause Parent to no longer qualify for the benefits of Section 883 of the Code.
3.5     Closing Deliveries.
(a)   Deliveries by the Company to Parent at Closing.   At the Closing, the Company shall deliver, or shall cause to be delivered, to Parent, the following:
(i)   a legal opinion of counsel in respect of the Laws of the Republic of Panama in form and substance reasonably satisfactory to Parent and the Company;
(ii)   a certificate from the Secretary of State of the State of Florida dated within three (3) Business Days prior to the Closing Date, certifying that the Company is in good standing and that all applicable Florida Taxes and fees of the Company through and including the Closing Date have been paid;
(iii)   all books, records and other documents pertaining to the business of the Company and its Subsidiaries and assets of the Company and its Subsidiaries; and
(iv)   (i) evidence, in a form reasonably acceptable to Parent, that all of the related party agreements set forth on Schedule 3.5(a)(iv) (collectively, the “Related Party Contracts”) have been terminated and (ii) customary releases executed by such Affiliates and Related Persons with whom the Company or any of its Subsidiaries has terminated such Related Party Contracts providing that no further payments are due, or may become due, under or in respect of any such terminated Related Party Contract and that there are no outstanding liabilities, claims or rights under any such Related Party Contract (it being understood that, notwithstanding anything in this Agreement to the contrary, while the Company shall be required to exercise its reasonable best efforts to effect the Pre-Closing Recapitalization in accordance with Section 2.1, the failure to secure (x) the exchange of all of the Company Notes and Company Warrants for shares of Company Common Stock or Company Class B Common Stock in accordance with the plan of recapitalization described in Schedule 2.1 or (y) related customary releases concerning such Company Notes and Company Warrants shall in no event constitute the failure to satisfy any condition of any Party to consummate the Closing).
(b)   Deliveries by Parent at Closing.   Parent shall deliver, or shall cause to be delivered:
(i)   at the Closing, to the Paying Agent for further payment to each holder of a Company Note that is outstanding as of immediately prior to the Closing, an amount equal to the portion of the Aggregate Note Payoff Amount due and payable to such holder, which amount the Paying Agent shall cause to be paid promptly by wire transfer of immediately available funds to such holders of Company Notes in accordance with the Note Payment Schedule;
(ii)   at the Closing, to the Escrow Agent, (x) by wire transfer of immediately available funds, to an account or accounts designated by the Escrow Agent, the cash portion of the Adjusted Escrow Amount and (y) certificates of Parent Ordinary Shares representing the stock portion of the Adjusted Escrow Amount;
(iii)   at the Closing, to the Paying Agent by wire transfer of immediately available funds an amount equal to the Aggregate Cash Consideration, less the cash portion of the Option Consideration, less the Aggregate Note Payoff Amount, less the cash portion of the Adjusted Escrow Amount, less the Representative Holdback Amount;
(iv)   at or promptly following the Closing, to the Company Securityholders in accordance with Sections 3.2(a)(i) and 3.2(a)(iii), certificates of Parent Ordinary Shares representing the Per Share Stock Consideration, free and clear of all Liens, duly endorsed in blank and with duly executed transfer powers; and
(v)   at the Closing, to the Stockholders’ Representative, the Representative Holdback Amount, by wire transfer of immediately available funds to an account or accounts designated by the Stockholders’ Representative at least two (2) Business Days prior to the Closing;

provided, that, for the avoidance of doubt, in no event shall Parent be obligated to (A) pay at Closing an aggregate amount of cash in excess of the Aggregate Cash Consideration or (B) issue a number of Parent Ordinary Shares at Closing in excess of the Aggregate Stock Consideration.
3.6     Contingent Payments.
(a)   Delivery of Proposed Contingent Payment Amount Statement.   Within ten (10) Business Days following the receipt of Parent’s audited financial statements for the fiscal year ending December 31, 2015, Parent shall cause to be prepared and delivered to the Stockholders’ Representative a statement setting forth Parent’s good faith calculation of the 2015 Total Net Revenue and the proposed amount of the Contingent Payment (the “Proposed Contingent Payment Amount”) that Parent will be required to pay to the Paying Agent (for further distribution to the Company Securityholders) pursuant to Section 3.6(c), if any (the “Proposed Contingent Payment Amount Statement”). In connection with the delivery and review of any Proposed Contingent Payment Amount Statement, each of Parent and the Stockholders’ Representative shall make itself and, as applicable, its Representatives available during normal business hours, upon the reasonable request of the other party, to discuss the Proposed Contingent Payment Amount Statement.
(b)   Objections and Disputes; Resolution Procedures.
(i)   The Stockholders’ Representative shall have thirty (30) calendar days following the date on which any Proposed Contingent Payment Amount Statement is delivered by Parent (the “Review Period”) in which to notify Parent in writing (the “Objection Notice”) of any good faith disagreement with the Proposed Contingent Payment Amount Statement. The Objection Notice shall set forth in reasonable detail (A) the items or amounts with which the Stockholders’ Representative disagrees and the basis for such disagreement (which disagreement shall be limited to mathematical errors or the asserted failure of such calculation of the Proposed Contingent Payment Amount to be made in accordance with the terms of this Section 3.6 and the related defined terms) and (B) the Stockholders’ Representative’s proposed adjustments to the Proposed Contingent Payment Amount Statement. If the Stockholders’ Representative delivers a written acceptance of the Proposed Contingent Payment Amount Statement at any time during the Review Period or does not deliver an Objection Notice within the Review Period, the Stockholders’ Representative shall be deemed to agree in all respects with the Proposed Contingent Payment Amount Statement and the items and amounts reflected thereon (including the Proposed Contingent Payment Amount) shall be final and binding on the Parties.
(ii)   If an Objection Notice is properly and timely delivered to Parent, Parent and the Stockholders’ Representative shall use good faith efforts to resolve their differences with respect to the Objection Notice within thirty (30) calendar days after Parent’s receipt of the Objection Notice. If Parent and the Stockholders’ Representative resolve their differences with respect to the Proposed Contingent Payment Amount Statement within such thirty (30) day period, the Proposed Contingent Payment Amount Statement shall be immediately modified as necessary to reflect such agreement and, as so modified, shall be final and binding on the Parties.
(iii)   Any differences with respect to the Objection Notice not resolved by Parent and the Stockholders’ Representative within such thirty (30) day period shall be submitted for the purpose of resolving such dispute to BDO USA, LLP (and if BDO USA, LLP is unwilling or unable to serve in such role, then another nationally recognized independent accounting firm as may be agreed upon by Parent and the Stockholders’ Representative) (the “Independent Auditor”). Parent and the Stockholders’ Representative agree to execute, if requested by the Independent Auditor, a reasonable engagement letter in customary form and reasonably cooperate with the Independent Auditor so as to enable it to make such determination as quickly and as accurately as practicable. The Independent Auditor shall be instructed to render its decision solely on those items or amounts on the Proposed Contingent Payment Amount Statement as to which the Stockholders’ Representative has, in the Objection Notice, disagreed and which remain in dispute (the “Disputed Items”). The Independent Auditor shall be instructed to deliver to Parent and the Stockholders’ Representative, as promptly as practicable, but no later than forty-five (45) calendar days after the Independent Auditor is engaged, a written report setting forth its resolution and, if applicable, its calculation of the Disputed Items. In no event shall the Independent Auditor’s determination result in a Contingent Payment that is greater than that set forth in the Objection Notice or less than that set forth in the Proposed Contingent Payment Amount Statement. The parties shall promptly comply with all reasonable requests by the Independent Auditor for information, books, records and similar items. The fees and expenses of the Independent Auditor (including reasonable attorney fees and expenses of the Independent Auditor) incurred pursuant to this Section 3.6(b)(iii), shall be split equally between the Company Stockholders (to be paid out of the Representative Holdback Amount) and Parent. The determination of the Independent Auditor as to any Disputed Items shall: (x) be set forth in a written statement delivered to Parent and the Stockholders’ Representative; (y) subject to the following clause (z), be final, conclusive, binding, nonappealable and incontestable by the parties hereto and each of their respective Affiliates and successors and permitted assigns; and (z) not be subject to collateral attack for any reason other than manifest error or fraud.
(c)   Contingent Payment Amount.
(i)   Subject to the terms of Section 3.6(b), if the 2015 Total Net Revenue is:
(1)   equal to or in excess of the Contingent Payment Threshold but less than the Contingent Payment Target, then Parent shall pay (or cause to be paid) to the Paying Agent (for further distribution to the Company Securityholders) an amount equal to (A) $25,000,000 plus (B) (x) a fraction, the numerator of which is equal to the 2015 Total Net Revenue minus the Contingent Payment Threshold, and the denominator of which is an amount equal to the Contingent Payment Target less the Contingent Payment Threshold, multiplied by (y) $25,000,000; or
(2)   equal to or in excess of the Contingent Payment Target, then Parent shall pay (or cause to be paid) to the Paying Agent (for further distribution to the Company Securityholders) $50,000,000 in the aggregate (the amount payable under clauses (1) or (2), the “Contingent Payment”). Notwithstanding the foregoing, (I) during the period from Closing until December 31, 2015, Parent agrees to operate the Surviving Corporation in the ordinary course of business consistent in all material respects with past practice (including by setting a 2015 budget and operating plan in a manner materially consistent with Exhibit A, unless otherwise agreed by the Stockholders’ Representative) and (II) (A) if at any time from the Closing until December 31, 2015, Parent fails to operate the Surviving Company in the ordinary course of business consistent in all material respects with past practice or (B) any Company Securityholder who continues as an officer or employee of the Surviving Corporation or any of its Subsidiaries (or any employee that reports to such Person) takes one or more actions with respect to the business of the Surviving Corporation and its Subsidiaries in material contravention of (x) the Surviving Corporation’s 2015 budget and operating plan or (y) a direction of the Surviving Corporation’s board of directors, and, in any such case, any such actions set forth in the preceding clauses (I) or (II) have the effect of increasing or decreasing 2015 Total Net Revenue, then the amount of 2015 Total Net Revenue shall be equitably adjusted accordingly in a manner to neutralize the impact of such actions. For the avoidance of doubt, in no event shall (x) Parent be obligated to make a Contingent Payment in excess of $50,000,000 in the aggregate or (y) Parent be obligated to make any Contingent Payment if the 2015 Total Net Revenue is less than the Contingent Payment Threshold.
(ii)   To the extent that the Contingent Payment is required to be paid pursuant to this Section 3.6(c), Parent shall pay (or cause to be paid) (x) the portion of such Contingent Payment payable to the former Company Securityholders (other than the former holders of Company Class B Common Stock), to the Paying Agent (for further distribution to the Company Securityholders (other than the former holders of Company Class B Common Stock)), by wire transfer of immediately available funds to one or more accounts designated by the Paying Agent and (y) the portion of such Contingent Payment payable to the former Company Optionholders, to the

Surviving Corporation (for further distribution to the former Company Optionholders), in each case in cash on April 1, 2016 (unless there has not been a final determination of the amount of the Contingent Payment as of such date, in which case, payment shall be made promptly following the final determination thereof).
(d)   Non-Transferability.   The rights of the Company Securityholders in and to the Contingent Payment are not transferable, and the Company Securityholders shall not, directly or indirectly, sell, transfer, assign, donate, contribute, pledge, hypothecate, encumber or otherwise dispose of such rights or any economic or other interest therein (any such transaction, a “Transfer”) to any Person; provided, that notwithstanding the foregoing, (i) each Company Securityholder that is not a natural Person shall be permitted to Transfer such rights or interests to such Company Securityholder’s Affiliates and (ii) each Company Securityholder that is a natural person shall be permitted to Transfer such rights or interests to any Member of the Immediate Family of such Company Securityholder or for estate planning purposes.
(e)   Payments.   The Stockholders’ Representative, on behalf of the Company Securityholders, acknowledges and agrees that there is no assurance that any Contingent Payment will be earned.
(f)   Tax Effect.   Subject to Section 483 of the Code, any payments made pursuant to this Section 3.6 shall constitute an adjustment to the Aggregate Merger Consideration for Tax purposes and shall be treated as such by Parent and the Company Securityholders on their respective Tax Returns.
3.7     Withholding.   Parent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as they are required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law, including any withholding from any payment that is treated as wages or compensation for the performance of services; provided, that (A) Parent and the Company agree to provide two (2) Business Days’ notice prior to withholding on payments to Company Securityholders that are not natural Persons and will cooperate with such Company Securityholders to avoid such withholding and (B) that any applicable withholding with respect to any payment with respect to Company Options that is paid in a combination of cash and Parent Ordinary Shares shall be effectuated by withholding on a pro rata basis from the cash and Parent Ordinary Shares otherwise payable with respect to such Company Option (with such withholding in respect of the payment of Parent Ordinary Shares effected by withholding therefrom a number of Parent Ordinary Shares with a fair market value equal to the amount of withholding taxes required (i.e. on a “net settlement” basis). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants that except as disclosed (i) in the Company S-1 or the Company SEC Reports (other than any disclosure contained in the “Risk Factors” section thereof or other similar cautionary statements therein) filed through the date hereof or (ii) in the applicable Schedules delivered by the Company to Parent and Merger Sub:
4.1     Organization and Related Matters.   The Company is a corporation duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of the Republic of Panama. The Company has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is, or is specified to be, a party. The Company (a) has full corporate power and authority to own, operate or lease its properties and assets and to carry on its business as currently conducted and (b) is duly licensed or qualified to do business and is in good standing (to the extent such concept is applicable) in all jurisdictions in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except, in each case, where the failure to have such corporate power or to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.2     Capitalization.
(a)   As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 common shares of Company Common Stock, of which 13,569,848 shares are issued and outstanding. All of the shares have been duly authorized, are validly issued, fully paid and non-assessable, and are free and clear of all Liens. Schedule 4.2(a) sets forth, as of the date hereof, a true, correct and complete list of the names and addresses of the Company Stockholders of Company Common Stock and the number of shares of Company Common Stock owned by such Company Stockholder.
(b)   All of the shares of Company Common Stock were issued in compliance with applicable Laws. None of the shares were issued in violation of any agreement, arrangement or commitment to which the Company is a party or to which the Company is subject, or in violation of any preemptive or similar rights of any Person.
(c)   Schedule 4.2(c) sets forth a complete and accurate list of all holders of Company Options, the respective number of Company Options held by each, and the applicable issuance date, exercise price, expiration date and vesting date for each such Company Option. Other than the 2008 Plan and the Company Options, there are no other Employee Plans relating to equity-based incentive or profit sharing arrangements. All of the Company Options were issued in all material respects in compliance with applicable Laws. None of the Company Options were issued in violation of any agreement, arrangement or commitment to which the Company is a party or to which the Company is subject, or in violation of any preemptive or similar rights of any Person.
(d)   Schedule 4.2(d) sets forth a complete and accurate list of (i) each Company Note, the holder thereof, the date on which such Company Note was issued, the interest rate with respect to such Company Note, the principal amount of such Company Note and the amount payable under such Company Note as of August 31, 2014 and (ii) each Company Warrant, the holder thereof, the date on which such Company Warrant was issued and the exercise price of such Company Warrant. Other than the Company Notes, there are no other notes payable issued by the Company or any of its Subsidiaries. All of the Company Notes were issued in all material respects in compliance with applicable Laws. None of the Company Notes or Company Warrants were issued in violation of any agreement, arrangement or commitment to which the Company is a party or to which the Company is subject, or in violation of any preemptive or similar rights of any Person.
(e)   Other than the Company Common Stock, the Company Options and the Company Warrants, there are no outstanding Equity Interests of the Company. Other than as set forth on Schedules 4.2(a), 4.2(c) and 4.2(d), there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except for the Company Stockholders Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect to which the Company is a party with respect to the voting or transfer of any of the shares of Company Common Stock.
(f)   Other than the Company Notes, there are no bonds, debentures, notes or other Indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the Equity Interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).
4.3     Subsidiaries.
(a)   Schedule 4.3(a) lists each of the direct and indirect Subsidiaries of the Company and the number of issued and outstanding Equity Interests of each such Subsidiary. Except as set forth on Schedule 4.3(a), all of the issued and outstanding Equity Interests of each Subsidiary of the Company are owned directly or indirectly by the Company free and clear of any Lien (other than any Lien under any applicable securities Laws). All outstanding Equity Interests of each Subsidiary of the Company are duly authorized, validly issued and outstanding. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of the Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any Equity Interest of any Subsidiary of the Company. None of the Company’s Subsidiaries have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interest of any Subsidiary of the Company. None of the Company’s Subsidiaries have issued or outstanding Voting Debt.
(b)   Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization. Each Subsidiary of the Company (a) has all necessary limited liability company, partnership, or corporate (as applicable) power and authority to own, operate or lease its properties and assets and to carry on its business as now conducted and (b) is licensed or qualified to conduct business in all jurisdictions in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except, in each case, where the failure to have such power or to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 4.3(b) sets forth each jurisdiction in which each Subsidiary of the Company is licensed or qualified to conduct business.
(c)   The Company engages in no business other than holding the Equity Interests of the Subsidiaries.
4.4     Authorization; No Conflicts; Consents.
(a)   The execution, delivery and performance by the Company of this Agreement and, when executed and delivered at or prior to Closing, the other Transaction Documents to which the Company is a Party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company Board of Directors and by all other necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity. The Company Stockholder Approval has been duly and validly adopted and delivered to Parent and is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.
(b)   Except for matters identified on Schedule 4.4(b), the execution, delivery and performance by the Company of this Agreement and, when executed and delivered at or prior to Closing, the other Transaction Documents to which the Company is a Party, and the consummation by the Company of the transactions contemplated hereby and thereby, will not (i) conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Company or its Subsidiaries, (ii) violate, or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under the organizational documents of the Company or its Subsidiaries, (iii) result in the imposition of any Lien against any material assets or properties of the Company or its Subsidiaries other than Permitted Liens, or (iv) except as set forth on Schedule 4.4(b), require the Approval, consent, notice or other action by any Person under, result in a breach of, or default under (or give rise to a right of termination, cancellation, material modification or acceleration) any Contract to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets, Company Vessels or business of the Company or its Subsidiaries, except in the case of the foregoing clauses (i), (iii) and (iv) for any such breaches, defaults and Approvals which are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except (A) as may be required by applicable federal and state securities laws and the rules of NASDAQ in connection with the issuance of the Per Share Stock Consideration, (B) for such filings and notifications as may be required to be made in connection with the transactions contemplated by this Agreement under the HSR Act or other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act or other applicable Antitrust Laws, (C) as set forth on Schedule 4.4(b), and (D) for such Approvals, Permits, Orders, declarations, filings or notices for which the failure to obtain or make which are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no consent, Approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
4.5     Financial Statements.
(a)   Financial Statements.   The Company Financial Statements have been delivered to Parent. The Company Financial Statements (i) present fairly, in all material respects, the financial position, results of operations and cash flow of the Company and its Subsidiaries as of the dates and for the periods indicated therein, (ii) were prepared based on the books and records of the Company and its Subsidiaries and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and its Subsidiaries being subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments and the absence of notes, the effect of which are not expected to be, individually or in the aggregate, material. The Company maintains a standard system of accounting established and administered in accordance with GAAP.
(b)   Internal Controls.   The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board of Directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.
(c)   SEC Filings.   All statements, reports, schedules, forms, statements, prospectuses and other documents filed or required to have been filed by Regent with or furnished to the SEC since May 10, 2012, together with any exhibits and schedules thereto and other information incorporated therein (collectively, the “Company SEC Reports”) have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing): (i) each of the Company SEC Reports complied as to form in all material respects with the applicable requirements under applicable Law, as in effect on the date so filed and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (x) in the case of the Company SEC Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Company SEC Report, and (y) in the case of the Company SEC Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Company SEC Report.
(d)   Sarbanes-Oxley Compliance.   Each of the principal executive officer and the principal financial officer of Regent (or each former principal executive officer and each former principal financial officer of Regent) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer”

shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. Regent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act applicable to it as of the date hereof (which, for the avoidance of doubt, does not included Section 404(b) of the Sarbanes-Oxley Act), except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   Indebtedness.   Schedule 4.5(e) sets forth a reasonably detailed description of the Indebtedness of the Company and its Subsidiaries as of August 31, 2014 (except as otherwise set forth on Schedule 4.5(e)).
(f)   No Undisclosed Liabilities.   The Company and its Subsidiaries have not incurred any liabilities (whether accrued, absolute, contingent or otherwise) of a type required by GAAP to be reflected on or reserved against on a consolidated balance sheet of the Company, except for liabilities or obligations that (i) are reflected or expressly reserved against in the Audited Financial Statements (including the notes thereto), (ii) were incurred after December 31, 2013 in the ordinary course of business consistent with past practice, (iii) are expressly contemplated by or incurred in connection with this Agreement or the transactions contemplated hereby or (iv) individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), in each case where the intended result, purpose or effect of such Contract is or would be to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.
4.6     Compliance with Law.   The Company and its Subsidiaries are, and have been at all times since January 1, 2012, in material compliance with all applicable Laws. Except as set forth on Schedule 4.6, neither the Company nor any of its Subsidiaries has since January 1, 2012 received any written notice of or been charged with the material violation of any applicable Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to the material violation of any Laws.
4.7     Litigation.
(a)   Except as set forth on Schedule 4.7(a), there are no, and, since January 1, 2012, there have been no, Actions pending, or to the Knowledge of the Company, threatened (i) against or by the Company, any Subsidiary thereof or any of their respective Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or (ii) against the Company, any of its Subsidiaries, or any of their respective assets or properties, other than Actions involving only the monetary payment by the Company and its Subsidiaries of an amount not reasonably expected to exceed $250,000 individually or $750,000 in the aggregate with all other such Actions.
(b)   Except as set forth on Schedule 4.7(b), there are no, and, since January 1, 2012, there have been no, outstanding or unsatisfied Orders against or directly affecting the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ properties or assets, in each case that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(c)   Except as set forth on Schedule 4.7(c), since January 1, 2012, there have been no settlement agreements with respect to any material Action or Order.

4.8     Permits.   Each of the Company and its Subsidiaries is in possession of all material Permits necessary to carry on its business as it is now being conducted and each such material Permit is valid and in full force and effect. Schedule 4.8 lists all material Permits held by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material default or material violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation, of any term, condition or provision of any material Permit of the Company or any of its Subsidiaries.
4.9     Absence of Changes.   Since December 31, 2013, (i) there has not been a Company Material Adverse Effect and (ii) except as set forth on Schedule 4.9, the Company and its Subsidiaries have operated their businesses in the ordinary course of business consistent with past practice, and neither the Company nor any of its Subsidiaries have taken any action which would be prohibited by Sections 7.2(a)(i), (ii), (iii), (v), (vi) or (viii) through (xviii) if it had occurred between the date hereof and the Closing.
4.10    Material Contracts.
(a)   Schedule 4.10(a) contains a list, as of the date hereof, of each Contract (each of which shall be deemed a “Material Contract”) to which the Company or its Subsidiaries is a party:
(i)   that involves payment or other obligations due to be paid by or to the Company or any of its Subsidiaries aggregating more than $2,000,000 in any calendar year per Contract or series of related Contracts (other than charter agreements and travel agent and consortia Contracts);
(ii)   providing for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or any of its Subsidiaries, the performance of which involves unpaid commitments or liabilities in excess of $2,000,000;
(iii)   any agreement involving consideration in excess of $1,000,000 with any performer, band or other third party relating to such third party’s participation or involvement in any cruise that occurred since January 1, 2014 or that will occur after the date hereof;
(iv)   that is a material agreement with any Person pursuant to which such Person is engaged or has any form of option or other right (including exclusive or preferred provider rights) to build or sell or otherwise provide any vessel or vessels;
(v)   that is a concessions agreement or other agreement pursuant to which any third party provides management, hotel, food, beverage or other services to the Company Vessels involving consideration in excess of $2,000,000 per annum;
(vi)   that creates a partnership, limited liability company, joint venture, profit sharing or other similar plans or agreements;
(vii)   that creates, incurs, guarantees or assumes Indebtedness (other than Contracts relating to trade receivables) in excess of $2,000,000;
(viii)   that is a Contract or agreement (A) (x) prohibiting the Company or any of its Affiliates from freely engaging in any business or competing anywhere in the world or (y) any nondisclosure or confidentiality agreements and contracts containing covenants not to solicit or hire any Person entered into outside the ordinary course of business consistent with past practice, (B) granting to any Person a right of first refusal or right of first offer on the sale of any part of the Company’s or its Affiliates’ business, (C) with respect to any Contract material to the Company’s and its Subsidiaries’ business, taken as a whole, containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of any Person other than the Company, or (D) with respect to any Contract material to the Company’s and its Subsidiaries’ business, taken as a whole, pursuant to which the Company or any of its Affiliates has agreed to provide services for a fixed price or maximum fee, or pursuant to any cap or other provision that provides for payment other than on an unrestricted basis;
(ix)   that is an employment, independent contractor, severance or consulting Contract that is not terminable at will without material penalty by the Company or its Subsidiaries party thereto, or which will, or reasonably is expected to, require the payment of amounts by the Company or any of its Subsidiaries in excess of $250,000 in total compensation per annum;

(x)   that is a collective bargaining agreement or other Contract with any union;
(xi)   that is a lease, sublease or license pursuant to which the Company or its Subsidiaries leases, subleases or licenses any Leased Real Property with payments in excess of $1,000,000 per annum (the “Real Property Leases”);
(xii)   personal property leases which provide for aggregate annual payments by the Company or its Subsidiaries of $1,000,000 or more per year per lease or series of related leases;
(xiii) relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) of any material business, a material amount of stock or assets of any other Person or any material real property with respect to which any party to any such Contract has continuing obligations;
(xiv)   providing for any Person to be the exclusive provider of any product or service to the Company or any of its Affiliates, or the exclusive recipient of any product or service of the Company or any Affiliate during any period of time or that otherwise involves the granting by the Company or any Affiliate or that contain “take or pay” provisions;
(xv)   other than travel agent, travel arranger or tour organizer Contracts entered into in the ordinary course of business consistent with past practice, relating to payment of commissions or referral fees, sales agency agreements, broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, advertising and other similar arrangements, in each case involving payments in excess of $2,000,000 per annum;
(xvi)   that is a Contract that provides for the indemnification by the Company or any of its Subsidiaries of any Person (other than the Company or its Subsidiaries), or the assumption of any other material liability of any Person (other than the Company or its Subsidiaries), in each case outside the ordinary course of business consistent with past practice, or the assumption of any Tax or environmental liability of any Person (other than the Company or its Subsidiaries);
(xvii)   providing for an increased payment or benefit, or accelerated vesting, or the activation of any triggers thereunder, upon the execution of this Agreement or in connection with the transactions contemplated hereby;
(xviii)   granting to any Person an option or a first-refusal, first-offer or similar preferential right to purchase or acquire any material assets of the Company or any of its Subsidiaries;
(xix)   other than licenses for Off-the-Shelf Software, that is a services or other agreement whereby the Company or its Affiliates provide access to or use of any systems, technology, platforms or Intellectual Property of the Company or any of its Subsidiaries outside the ordinary course of business consistent with past practice;
(xx)   with any Governmental Entity that is material to the Company and its Subsidiaries, taken as a whole;
(xxi)   that is a settlement agreement with respect to any Action that is material to the Company and its Subsidiaries, taken as a whole;
(xxii)   that is a grant by the Company or any of its Subsidiaries of a license to, or covenant not to sue with respect to, Intellectual Property material to the business of the Company and its Subsidiaries, other than licenses for Off-the-Shelf Software; or
(xxiii)   that is an outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xxiii) of this Section 4.10(a).
(b)   Each Material Contract is valid and binding on the Company or its Subsidiary party thereto in accordance with its terms and is in full force and effect. None of the Company, its Subsidiaries, or, to Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material breach or event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.
4.11    Major Suppliers, Tour Organizers and Travel Arrangers.
(a)   Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any of its material suppliers and, to the Knowledge of the Company, no such supplier intends to terminate or materially limit or materially reduce its business relations with the Company or any of its Subsidiaries.
(b)   Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any of its material travel arrangers or material tour organizers and, to the Knowledge of Company, no such travel arranger or tour organizer intends to terminate, materially limit or materially reduce its business relations with the Company or any of its Subsidiaries.
4.12    Real Property.   Neither the Company nor any of its Subsidiaries owns, or at any point in the past has owned, any real property. Schedule 4.12 contains a list, as of the date hereof, of all of the real property currently leased, subleased or licensed to the Company or any of its Subsidiaries (the “Leased Real Property”). The Company or applicable Subsidiary of the Company has a valid, binding and enforceable leasehold interest in the Leased Real Property. True and complete copies of all material documents constituting the Real Property Leases, including all amendments and modifications thereof, have been made available to Parent, which documents are listed on Schedule 4.12. All Leased Real Property is free and clear of Liens except for Permitted Liens. Each of the Real Property Leases is in full force and effect. Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. Neither the Company nor any of its Subsidiaries is in material default under any Real Property Lease, and to the Knowledge of the Company, no other party is in material default thereof. The use and operation of the Leased Real Property in the conduct of the business of the Company and its Subsidiaries do not violate in any material respect any applicable Law, Lien, material Permit or Material Contract.
4.13    Personal Property; Sufficiency of Assets.   The Company and its Subsidiaries have good title to, or a valid leasehold interest in, all tangible assets and properties (including Company Vessels) that (a) are reflected on the December 31, 2013 balance sheet included in the Audited Financial Statements or (b) were acquired since December 31, 2013 (the “Personal Property”), except in each case for assets and properties disposed of since December 31, 2013 in the ordinary course of business consistent with past practice, in each case, free and clear of all Liens other than Permitted Liens. The Personal Property, together with all other properties and assets of the Company and its Subsidiaries, are in good condition and are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted.
4.14    Company Vessels.
(a)   Ownership of the Company Vessels.   The Company or one of its Subsidiaries is the sole legal and beneficial owner of the relevant Company Vessel identified in Schedule 4.14(a), and such Company Vessel is in the sole possession and control of the Company or such applicable Subsidiary.
(b)   Registration, Classification, Compliance, etc.   With respect to each Company Vessel:
(i)   the Company Vessel is properly and permanently registered in the name of the Company or Subsidiary of the Company identified on Schedule 4.14(b)(i) under and pursuant to the applicable disclosed flag state and all current fees due and payable in connection with such registration have been, or will at Closing be, paid;
(ii)   the Company Vessel is entered with the relevant Classification Society specified in Schedule 4.14(b)(ii) and has the highest appropriate classification notation or rating assigned or issued by such Classification Society for a vessel of the type and age of the Company Vessel;

(iii)   the Company Vessel is currently within the present classification notation or rating specified in Schedule 4.14(b)(iii), fully maintained and free of any overdue condition, recommendation or requirement of the relevant Classification Society; and if it is in a port, it is in such condition that it should not be detained by any port state authority or flag state or other authority for any deficiency;
(iv)   the Company Vessel holds all approvals, authorizations, licenses and Permits required for the continued operation of the Company Vessel;
(v)   all classification, national, international trading and other certificates required for the continued operation of the Company Vessel (as a passenger vessel trading internationally) are valid and unextended and the Company Vessel has on board all class and international trading certificates necessary for such operation, which certificates are valid and unextended and free of all overdue conditions and recommendations. There are currently no pending requirements for the Company Vessel’s classification, or any of the Company Vessel’s approvals, authorizations, licenses, Permits, or any of the Company Vessel’s trading or other certificates to be withdrawn or modified;
(vi)   the Company Vessel has been properly and efficiently maintained in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy and has been submitted for such periodic or other surveys or inspections from time to time required by the relevant Classification Society and flag state or other appropriate international bodies and has not suffered any material damage or incident not disclosed on Schedule 4.14(b)(vi);
(vii)   the Company Vessel is not (i) under, or threatened with, any form of arrest, detention, injunction, confiscation, forfeiture, seizure, taking or requisition; (ii) in the possession of any person other than her master and crew; (iii) subject to any material Action or material Order involving the United States Coast Guard, the United States Maritime Administration, applicable disclosed flag state authorities or any other Governmental Entity; (iv) except as set forth on Schedule 4.14(b)(vii), subject to any mortgage, charge (whether fixed or floating), pledge, Lien (other than Permitted Liens), hypothecation, encumbrance, assignment, right of set-off, trust arrangement, title retention or other security interest or other agreement or arrangement of any kind having the effect of conferring security; or (v) except as set forth on Schedule 4.14(b)(vii), subject to any Lien (other than Permitted Liens);
(viii)   neither the Company nor any of its Subsidiaries has received a warning letter, penalty letter or notice of violation with respect to any material potential or material unresolved violation, nor is there pending any Action with respect to such material potential or material unresolved violation or to the Knowledge of the Company is there any material potential violation or pending Action of any material potential violation, of any applicable Laws relating to the use or operation of the Company Vessel or the related Permits;
(ix)   the Company Vessel has not been used for any illegal purpose under any applicable Law and is in compliance in all material respects with all Laws relating to, and the requirements of any government agency having jurisdiction over, the Company Vessel, the provisions of all IMO conventions and other international conventions (and the provisions of the rules and regulations issued thereunder) applicable to the Company Vessel now or at any time during the period in which the Company or any of its Subsidiaries operated the Company Vessel;
(x)   the Company Vessel has on board valid and up-to-date safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the flag of the Company Vessel or of any other pertinent jurisdiction, or which would otherwise be deemed necessary by a ship owner acting in accordance with internationally accepted standards for good ship management and operations;
(xi)   no blacklisting or boycotting of any description whatsoever has been applied or currently exists or, to the Knowledge of the Company, is threatened against or in respect of the Company Vessel;

(xii)   the Company Vessel is not operating under or committed to any charters or other Contracts that prohibit any of the transactions contemplated by this Agreement;
(xiii)   the Company Vessel is properly manned by an appropriately certificated master, officers and crew, in compliance with a minimum Safe Manning Certificate issued by the relevant flag state;
(xiv)   the Company Vessel has on board a valid Safety Management Certificate, with a copy of the relevant Document of Compliance attached, each in compliance with and as defined in the International Safety Management Code adopted by the IMO;
(xv)   the Company Vessel has on board a valid International Ship Security Certificate in accordance with and as defined in the International Ship and Port Security Code adopted by the IMO;
(xvi)   the Company Vessel is fully insured against all applicable risks including but not limited to hull and machinery, protection and indemnity and war risks insurance (the “Company Vessel Insurances”), and the Company is not aware of and has not received written notice that there are, or in the past twelve (12) months there have been, any breaches of any of the Company Vessel Insurances;
(xvii)   Schedule 4.14(b)(xvii) sets forth all material repairs made to the Company Vessel during the year ending on the date of this Agreement, all known scheduled material repairs due to be made (whether required by the relevant Classification Society or otherwise) and any outstanding matters which the relevant Classification Society has agreed may be deferred until the next special survey (meaning the Company Vessel’s annual survey, the five (5) yearly or other long period inspections of the Company Vessel required by the relevant Classification Society rules, and any other surveys or inspections required in order for the Company Vessel to maintain its Classification Society certificate);
(xviii)   where it is a requirement of any applicable Law or of the Company Vessel Insurances or of any applicable financing or security documents that any declarations are made or any certificates, returns or forms filed with any Governmental Entity or any of the insurers for the Company Vessel from time to time in connection with the Company Vessel, the Company or its relevant Subsidiary has promptly completed and submitted or shall promptly complete and submit (within any applicable time limits) to the relevant Governmental Entity or (as the case may be) the relevant insurers all such declarations, certificates, returns and forms, especially to ensure coverage in respect of any voyage; and
(xix)   the Company does not have Knowledge of any information that would indicate or otherwise suggest a possible material diminution in value of the Company Vessel that does not apply to all other comparable passenger vessels in the market generally.
(c)   Schedule 4.14(c) sets forth, for each Company Vessel, the following information: (i) registered name; (ii) IMO number; (iii) call sign; (iv) date of permanent registration; (v) registered owner; (vi) shares in the ship owned; (vii) registered mortgages; (viii) other Liens which have been recorded against the Company Vessel in the public records of the applicable flag state authorities; (ix) any contraventions which might imperil flag registration; (x) applicable flag state register number (if different from IMO number), country and port registry and year of registration with such country and port of registry; (xi) Classification Society with which the Company Vessel is entered; (xii) Classification Society notation or rating for the Company Vessel; (xiii) ship manager (commercial and technical); and (xiv) crew manager.
4.15    Employees and Employee Benefit Matters.
(a)   Employees.
(i)   The Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance in all material respects with all Laws respecting employment and employment practices, including wages and hours of work, labor relations, terms and conditions of employment, worker classification, occupational health and safety, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local “mass layoff” or “plant closing” law, collective bargaining, discrimination, civil rights, workers’ compensation and the collection and payment of withholding or social security taxes and any similar tax.
(ii)   The Company and its Subsidiaries are not engaged in any unfair labor practice and, to the Knowledge of the Company, no unfair labor practice Action is pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(iii)   Except as set forth on Schedule 4.15(a)(iii), no Employee is covered by any collective bargaining or similar agreement or works council, and no such agreement or arrangement is currently being negotiated or implemented by the Company or its Subsidiaries.
(iv)   With respect to the business of the Company and its Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened: (A) union or similar organizing activities involving the Employees, (B) labor strike, dispute, lockout, work slowdown or stoppage, (C) proceeding by or before the National Labor Relations Board, Equal Employment Opportunity Commission, Department of Labor, or other Governmental Entity in connection with any current or former Employee or with respect to any employment practice of the Company, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, or (D) material investigation of the Company by any Governmental Entity responsible for the enforcement of labor or employment laws.
(b)   Employee Plans.
(i)   Schedule 4.15(b)(i) lists (i) all employment agreements of employees of the Company at the level of Vice President or more senior and (ii) all Employee Plans other than employment agreements separately by jurisdiction. The Company has furnished or made available to Parent true, correct and complete copies of all material Employee Plans, as amended to the date hereof, together with a current (A) summary plan description, (B) Form 5500 and schedules thereto and the most recent actuarial report, if any, (C) favorable determination or opinion letter from the Internal Revenue Service and (D) related trust documents.
(ii)   All material contributions or premiums (including employer contributions and employee salary reduction contributions) required to be paid under the terms of each Employee Plan have been made by the applicable due date (including any valid extension), and all such contributions for any period ending on or before the Closing Date that are not yet due will have been paid or accrued on the balance sheet on or prior to the Closing Date, in all cases in accordance with the terms of the applicable Employee Plan.
(iii)   Neither the Company, its Subsidiaries, nor any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has in the last six years contributed or has been obligated to contribute, or has any material liability, whether contingent or otherwise, with respect to any “employee pension plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.
(iv)   None of the Employee Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or and at the sole expense of the participant or the participant’s beneficiary, (ii) for any continuation of benefits for a period of two years or less under any employment agreement that is listed on Schedule 4.15(b)(i) or (iii) as set forth on Schedule 4.15(b)(iv).
(v)   Each Employee Plan has been operated and maintained in all material respects in accordance with its terms and with all provisions of ERISA, the Code and other applicable Laws.

Any Employee Plan intended to qualify under Section 401 of the Code is so qualified, the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code and to the Knowledge of the Company nothing has occurred with respect to the operation of such Employee Plan that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or Tax under ERISA or the Code.
(vi)   Other than routine benefit claims, no material Action has been asserted or instituted against any Employee Plan or the assets of any trust under any such Employee Plan, nor does the Company have Knowledge of facts that could reasonably be expected to form the basis for any such Action.
(vii)   With respect to each material Employee Plan maintained outside of the United States (each, a “Foreign Plan”), except as set forth on Schedule 4.15(b)(vii):
(A)   all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices in all material respects;
(B)   each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(viii)   Except as set forth on Schedule 4.15(b)(viii), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or together with any other event, (A) result in any material payment becoming due to any current or former Employee or member of the Company Board of Directors, (B) materially increase any benefits under any Employee Plan, (C) result in the acceleration of the timing of payment, vesting or funding of any such benefits or (D) give rise to any payment that is nondeductible to the payor under Section 280G of the Code or that is subject to tax to the recipient under Section 4999 of the Code.
(c)   Except as set forth on Schedule 4.15(c), (i) neither the Company nor any of its Subsidiaries is a party to or the subject of any pending Action, suit, claim or investigation involving any current or former Employee and (ii) to the Knowledge of the Company, no claim or investigation involving any current or former Employee has been threatened against the Company or any of its Subsidiaries before or by any Governmental Entity.
4.16    Environmental Matters.
(a)   The Company and its Subsidiaries are, and have been at all times since January 1, 2012, in material compliance with all Environmental Laws, which compliance includes applicable financial assurance and obtaining, maintaining complying with and timely applying for renewal of all Permits that are required under Environmental Laws;
(b)   there are no pending or, to the Knowledge of the Company, threatened Actions under Environmental Laws against the Company or any of its Subsidiaries that would reasonably be expected to result in the Company or any of its Subsidiaries incurring material liabilities under Environmental Laws;
(c)   there has been no release, emission, spill or discharge of Hazardous Materials by the Company or any of its Subsidiaries at the Leased Real Property or into or from the Company Vessels or, to Knowledge of the Company, formerly owned, leased, chartered or operated real property or vessels or, to Knowledge of the Company, at or from any third party disposal site to which the Company or any of its Subsidiaries arranged for the disposal of Hazardous Materials that requires investigation, assessment, cleanup, remediation or other corrective or response action by the Company or any of its Subsidiaries and which would reasonably be expected to result in the Company or any of its Subsidiaries incurring material liabilities under Environmental Laws;
(d)   to the Knowledge of the Company, the Company Vessels are free of asbestos containing materials, refrigerants banned under Environmental Law and polychlorinated biphenyl containing electrical in all material respects; to the Knowledge of the Company, no current facts, circumstances or conditions exist with respect to the Company, any of its Subsidiaries, the Company Vessels, the Leased Real Property or any formerly owned, leased, chartered or operated real property or vessels, that would reasonably be expected to result in the Company or any of its Subsidiaries incurring material liabilities under Environmental Laws or otherwise incur unbudgeted and material capital expenditures to achieve or maintain compliance with Environmental Laws;
(e)   to the Knowledge of the Company, the transactions contemplated hereunder or under any other Transaction Document do not require any Approval under Environmental Laws with respect to environmental matters or Permit required under Environmental Laws; and
(f)   the Company has made available to Parent copies of all material Environmental Law assessments, audits, reports or investigations, or other material documents in the possession, custody or control of the Company and its advisors relating to the environmental condition of the Company Vessels, real property and vessels currently or formerly owned, leased, chartered or operated by the Company or any of its Subsidiaries, the Company’s and its Subsidiaries’ compliance with Environmental Laws, and any material documents relating to actual or alleged material liability imposed or asserted against the Company or any of its Subsidiaries arising out of or pursuant to Environmental Laws.
4.17    Intellectual Property.
(a)   Schedule 4.17(a) sets forth a complete and correct list of all material Owned Company Intellectual Property that is registered, issued or the subject of a pending application, including the owner of record for each such item of Owned Company Intellectual Property, the jurisdictions in which each such item of Owned Company Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed, and the registration, issue or application date, as applicable. Except as set forth in Schedule 4.17(a), the Company or one of its Subsidiaries owns all right, title and interest in and to the material Owned Company Intellectual Property, and has the valid right to use all material Licensed Company Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). The material Owned Company Intellectual Property is subsisting and enforceable and, to the Knowledge of the Company, valid. The Company Intellectual Property includes all of the Intellectual Property used or held for use in the business of the Company in the manner in which such business is currently being conducted.
(b)   Except as set forth in Schedule 4.17(b): (i) the conduct of the Company’s business as currently conducted (including sale, delivery and use of their products and services) does not infringe, violate or misappropriate the Intellectual Property of any Person; and (ii) to the Knowledge of the Company, no Person is infringing, violating or misappropriating any Company Intellectual Property.
(c)   The Company and its Subsidiaries have taken reasonable steps to maintain the Company Intellectual Property, including requiring that all Persons provided access thereto to by the Company and its Subsidiaries maintain the confidentiality of any material confidential information included therein.
(d)   The Company or its Subsidiaries owns or licenses all material software and databases that are used by the Company or any of its Subsidiaries for the operation of its business as currently conducted. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material impact on the operations of the Company and its Subsidiaries, such software and databases and the computer-related hardware (including computers, file servers, facsimile servers, scanners, printers and networks) and other information technology used by the Company or any of its Subsidiaries has, during the twelve (12) month period prior to the date hereof, functioned consistently and accurately in all material respects, subject to normal wear and tear.
(e)   There are no material Actions (including any oppositions, interferences or re-examinations) settled since January 1, 2012, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability, registrability or ownership of any Owned Company

Intellectual Property or the rights of the Company or its Subsidiaries with respect to any Owned Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Owned Company Intellectual Property or any Intellectual Property which is exclusively licensed to the Company or any of its Subsidiaries.
(f)   The Company and its Subsidiaries are, in all material respects, in compliance with all privacy policies and any Laws or regulations relating to privacy, data protection, anti-spam, personally identifiable information, and similar consumer protection Laws. The Company and its Subsidiaries have not received written notice of, and have no Knowledge of, any material violation by the Company and its Subsidiaries of any privacy policies or any Laws or regulations related to privacy, data protection, anti-spam, personally identifiable information, and similar consumer protection Laws.
4.18    [Reserved].
4.19    Tax Matters.
(a)   (i) All income, franchise and other material Tax Returns required to be filed by or on behalf of each of the Company and any of its Subsidiaries have been accurately prepared and timely filed (taking into account extensions) with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income, franchise and other material amounts of Taxes payable by or on behalf of each of the Company and any of its Subsidiaries have been fully and timely paid (whether or not shown on any Tax Return). With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company and its Subsidiaries have made due and sufficient accruals for such Taxes in the Company Financial Statements and its books and records and have timely paid all estimated Taxes required to be paid by Law.
(b)   There are no Liens for Taxes on any assets of the Company or the Subsidiaries, other than Permitted Liens.
(c)   No extension or waiver of the statute of limitations has been requested or granted for any income, franchise or other material Tax Returns relating to the Company or any of its Subsidiaries, which (after giving effect to such extension or waiver) has not yet expired.
(d)   The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid over under all applicable Laws, including in connection with amounts paid or owing to any employee, creditor, independent contractor, consultant, shareholder, supplier or other third party.
(e)   No material deficiency for any Tax has been asserted or assessed by a Governmental Entity against the Company or any of its Subsidiaries with respect to the Company or its Subsidiaries or the business of the Company and its Subsidiaries, as applicable, that has not been satisfied by payment, settled or withdrawn and no material audit, action or other Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries, nor has the Company or any of its Affiliates received notice from a Governmental Entity that such Governmental Entity intends to conduct any such audit, action or proceeding.
(f)   The Company is, and has been for all years during which the Company and its Subsidiaries have claimed an exclusion from gross income under Section 883 of the Code, (i) treated and properly classified as a corporation for U.S. federal and applicable state income tax purposes and (ii) treated and properly classified as a “controlled foreign corporation” (as defined in Section 957 of the Code).
(g)   Schedule 4.19(g) sets forth a complete list of each Subsidiary of the Company and the proper classification for U.S. federal income tax purposes of each. Since the dates of their respective formations, (i) each Subsidiary of the Company has been and is treated for U.S. federal income tax purposes as indicated on Schedule 4.19(g), (ii) none of the Company or any of its Affiliates has made any election or taken a position on any Tax Return contrary to such treatment or inconsistent therewith and (iii) no Governmental Entity has asserted in writing that such classification is incorrect.

(h)   There is no material risk that the Company or any of its Subsidiaries (i) is treated for any Tax purposes as resident in a country other than the country of its organization or has ever had a branch, agency or permanent establishment in any country other than the country of its organization, or (ii) is or has ever been subject to Tax in a jurisdiction outside the country of its organization and no claim has been made by a Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not currently file a Tax Return such that there is a material risk that the Company or any of its Subsidiaries, as applicable, is or may be subject to taxation by that jurisdiction.
(i)   Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date with respect to income that was realized (or reflects economic income arising) prior to the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) an installment sale or open transaction made on or prior to the Closing Date, (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law).
(j)   Neither the Company nor any of its Subsidiaries (i) is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing (other than credit or other commercial agreements the primary purpose of which does not relate to Taxes), (ii) has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent, (iii) has any transferee or successor liability for the Taxes of any other Person, or (iv) has engaged in any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b).
(k)   The Company and its Subsidiaries are eligible to claim an exclusion from gross income under Section 883 of the Code for all income described in Section 883(a)(1) of the Code for the current taxable year, all exclusions from gross income previously claimed by the Company and its Subsidiaries pursuant to Section 883 of the Code were properly claimed, and the Company and its Subsidiaries have properly complied with the provisions of Section 883 of the Code and the Treasury Regulations issued thereunder for the applicable years.
(l)   Parent has received complete copies of (i) all U.S federal income Tax Returns of or involving the Company and its Subsidiaries relating to the taxable periods since December 31, 2010 and (ii) any audit report issued since January 1, 2012 relating to any Taxes due from or with respect to the Company or any of its Subsidiaries.
(m)   Neither the Company nor any of its Subsidiaries or Affiliates has received or applied for a Tax ruling from any taxing authority that would be binding on the Company, any of its Subsidiaries or the Surviving Corporation after the Closing Date.
(n)   Neither the Company nor any of its Subsidiaries is or has been a member of any Affiliated Group nor has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor under applicable Law or by Contract or otherwise.
(o)   For purposes of this Section 4.19, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or such Subsidiary, as applicable.
4.20    Insurance.
(a)   Schedule 4.20 lists all current material policies of property, fire and casualty, product liability, general liability, real and personal property, workers’ compensation, directors’ and officers’ liability, fiduciary liability, pollution legal liability or other similar policies providing coverage for personal injuries, damages, cleanup or natural resource damages, marine risks including hull and machinery, protection and indemnity and war risks (including acts of terrorism, acts of piracy or armed conflicts), and other forms of insurance covering the Company and its Subsidiaries and its and their assets including the Company Vessels (collectively, the “Current Insurance Policies”). True and complete copies of such policies have been made available to Parent.
(b)   (i) The Current Insurance Policies are in full force and effect and, to the Knowledge of the Company, are free from any currently exercisable right of termination on the part of the insurance carriers, (ii) all premiums and retained losses within deductibles or self-insured retentions due with respect thereto have been paid or accrued, (iii) no written notice of material default, termination or cancellation has been received by the Company or its Subsidiaries with respect to any such policy, (iv) no written notice has been received by the Company or its Subsidiaries that indicates that material changes in any such policy are required as a condition to the continuation of coverage under, or renewal of, any such policy and (v) the policies on Schedule 4.20 are of the type and in amounts customarily carried by organizations conducting business or owning assets similar to those of the Company and its Subsidiaries, as applicable, and for such amounts as are sufficient for all requirements of Law, all Material Contracts to which the Company or its Subsidiaries is a party or by which it is bound and the business and assets of the Company and its Subsidiaries. The Current Insurance Policies (x) are valid and binding in accordance with their terms, (y) to the Knowledge of the Company, are provided by carriers who are financially solvent and (z) have not been subject to any lapse in coverage.
4.21    Related Party Transactions.   Except as set forth on Schedule 4.21, no employee, officer, director, shareholder, partner or member of the Company or any of its Subsidiaries, any Member of his or her Immediate Family or any of their respective Affiliates (collectively, “Related Persons”), other than in connection with any ordinary course employment arrangements and in connection with holding shares of Company Common Stock, Company Warrants or Company Options, (a) owes any material amount to the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries owes any material amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any material business arrangement or other relationship with the Company or any of its Subsidiaries (whether written or oral), (c) owns any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, or (d) has any material claim or cause of action against the Company or any of its Subsidiaries.
4.22    Information Statements.   None of the information supplied or to be supplied by the Company or any of its Subsidiaries for inclusion in the Information Statements or any amendment or supplement thereto (other than any of the information supplied or to be supplied by Parent for inclusion therein) will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
4.23    Anti-Corruption and Anti-Bribery Laws.   None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors, employees, agents, representatives, consultants, or other persons associated with or acting for or on behalf of the Company or its Subsidiaries, has, directly or indirectly, in connection with the operation of their business:
(a)   made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, in each case, in violation of any applicable anti-corruption or anti-bribery Law;
(b)   paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;
(c)   made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(d)   established or maintained any unlawful fund of corporate monies or other properties;
(e)   created or caused the creation of any false or inaccurate books and records of the Company related to any of the foregoing; or
(f)   otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery Law.
For purposes of this provision, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.
4.24    Economic Sanctions.
(a)   None of the Company or its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents (i) is a person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the European Union, the United Kingdom or the United Nations Security Council; or (ii) within the last five years has done business in or with Cuba, Iran, Sudan, or Syria, or any Person that is the target of U.S. sanctions.
(b)   Within the past five years, none of the Company or its Subsidiaries has made any voluntary disclosures to U.S. Governmental Entities under U.S. economic sanctions Laws or U.S. export control Laws and, to the Knowledge of the Company, none of the Company or its Subsidiaries has been the subject of any governmental investigation or inquiry regarding the compliance of the Company or its Subsidiaries with such Laws, nor have the Company or its Subsidiaries been assessed any fine or penalty in regard to compliance with such Laws.
4.25    No Brokers or Finders. Except as set forth on Schedule 4.25, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company or any of its Affiliates (including the Company’s Subsidiaries) in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fee or other commission arising in connection with this Agreement. Following the Closing, there will be no further obligation on the part of Parent, the Company or any of their respective Subsidiaries in connection with any agreement, contract, arrangement or understanding with any such Person.
Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant, jointly and severally, that, except as disclosed (i) in the Parent SEC Reports filed with the SEC prior to the date hereof (other than any disclosure contained in the “Risk Factors” section thereof or other similar cautionary statements therein) or (ii) in the applicable Schedules delivered by Parent and Merger Sub to the Company:
5.1     Organization and Related Matters.   Parent is an exempted company duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of Bermuda. Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of the Republic of Panama. Each of Parent and Merger Sub has the necessary corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is or is specified to be a party. Each of Parent and Merger Sub (a) has all necessary power and authority to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing (to the extent such concept is applicable) in all jurisdictions in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except, in each case, where the failure to have such corporate power or to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.2     Authorization; No Conflicts.
(a)   The execution, delivery and performance by Parent and Merger Sub of this Agreement and, when executed and delivered at or prior to Closing, the other Transaction Documents to which Parent, Merger Sub or one of Parent’s Subsidiaries is a Party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legally valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity. The Parent Shareholder Approval, the GHK Approval and the TPG Approval, have, in each case, been duly and validly adopted and delivered to the Company and are, collectively, the only approvals of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement or to approve the transactions contemplated hereby, including the Merger.
(b)   Except for matters identified on Schedule 5.2(b), the execution, delivery and performance by Parent and Merger Sub of this Agreement and, when executed and delivered at or prior to Closing, the other Transaction Documents to which Parent and Merger Sub is a Party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, will not (i) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Parent or Merger Sub, (ii) violate, or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under the organizational documents of Parent or Merger Sub, (iii) result in the imposition of any Lien against any material assets or properties of Parent and Merger Sub other than Permitted Liens, (iv) except as set forth on Schedule 5.2(b) require the Approval, consent, notice or other action by any Person under, result in a breach of, or default under (or give rise to a right of termination, cancellation, material modification or acceleration) any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets, Parent Vessels or business of Parent or Merger Sub, except in the case of the foregoing clauses (i), (iii) and (iv) for any such breaches, defaults and Approvals which would not, and would not reasonably be expected to, individually or in the aggregate, result in a Parent Material Adverse Effect. Except (A) as may be required by applicable federal and state securities laws and the rules of NASDAQ in connection with the issuance of the Per Share Stock Consideration, (B) for such filings and notifications as may be required to be made by the Company in connection with the transactions contemplated by this Agreement under the HSR Act or other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act or other applicable Antitrust Laws, (C) as set forth on Schedule 5.2(b), and (D) for such Approvals, Permits, Orders, declarations, filings or notices for which the failure to obtain or make would not have, or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no consent, Approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
5.3     Merger Sub.   Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement and any other Transaction Documents to which it is a party.
5.4     SEC Reports.   All statements, reports, schedules, forms, statements, prospectuses and other documents required to have been filed by Parent with or furnished to the SEC by Parent since January 1, 2012, together with any exhibits and schedules thereto and other information incorporated therein (collectively, the “Parent SEC Reports”) have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing): (a) each of the Parent SEC Reports complied in all material respects with the applicable requirements under applicable Law, as in effect on the date so filed and (b) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (i) in the case of the Parent SEC Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Parent SEC Report, and (ii) in the case of the Parent SEC Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Parent SEC Report.
5.5     No Undisclosed Liabilities.   Parent, Merger Sub and their respective Subsidiaries have not incurred any liabilities (whether accrued, absolute, contingent or otherwise) of a type required by GAAP to be reflected on or reserved against on a consolidated balance sheet of Parent, except for liabilities or obligations that (i) are reflected or reserved against in the audited balance sheets (including the notes thereto) of Parent and its Subsidiaries included in any Parent SEC Report filed by Parent prior to the date hereof, (ii) were incurred after December 31, 2013 in the ordinary course of business consistent with past practice, (iii) are expressly contemplated by or incurred in connection with this Agreement or the transactions contemplated hereby or (iv) individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), in each case where the intended result, purpose or effect of such Contract is or would be to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent’s or such Subsidiary’s financial statements.
5.6     Litigation.   Except as set forth on Schedule 5.6, there are no, and, since January 1, 2012, there have been no, Actions pending, or to the Knowledge of Parent, threatened (i) against or by Parent, any Subsidiary or any Affiliate of Parent that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or (ii) against Parent, any of its Subsidiaries, or any of their respective assets or properties which would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
5.7     Compliance with Law.   Parent and its Subsidiaries are, and have been at all times since January 1, 2012, in material compliance with all applicable Laws. Except as set forth on Schedule 5.7, neither Parent nor any of its Subsidiaries has since January 1, 2012 received any written notice of or been charged with the material violation of any applicable Laws. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries is under investigation with respect to the material violation of any Laws.
5.8     Availability of Funds.
(a)   Parent has delivered to the Company true, complete and correct copies of the debt commitment letters dated as of the date of this Agreement from Barclays Bank PLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. (as the same may be amended or replaced pursuant to Section 7.5(a), which amendments or replacements shall also be provided, the “Debt Financing Commitments”), pursuant to which the financial institutions party thereto (collectively with any financial institutions that otherwise commit to provide or provide the Debt Financing Commitments, the lenders and prospective purchasers of any debt securities contemplated by the Debt Financing Commitments, including any debt financing sources and any arranger or agent for such debt financing, together, in each case, with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing and their respective successors and assigns, the “Debt Financing Sources”) have committed, subject to the terms thereof, to lend the debt amounts set forth therein (the “Debt Financing”). The Debt Financing Commitments are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent (or the Affiliate of Parent party thereto), enforceable against Parent (or the Affiliate of Parent party thereto) and, to the Knowledge of Parent, each other party thereto, in each case, in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and principles of equity and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought.
(b)   None of the Debt Financing Commitments has been or will be amended or modified, except as consistent with Section 7.5(a), and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded in any respect as of the date hereof. No event has occurred which, with or without notice or lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party thereto, under any Debt Financing Commitment. Assuming (i) no breach by the Company of its representations and warranties or obligations under this Agreement, in either case, such that the closing conditions set forth in Section 8.2 would fail to be satisfied and (ii) compliance by the Company with Section 7.5(e), neither Parent nor Merger Sub has any reason to believe that any term or condition to Closing may not be satisfied in any of the Debt Financing Commitments on or prior to the Closing Date and has no Knowledge of any facts or circumstances that would be reasonably likely to result in the funding contemplated in the Debt Financing Commitments not being made available to Parent in order to consummate the Closing. There are no conditions precedent relating to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Financing Commitments. There are no side letters or other agreements, contracts or arrangements (except for a customary fee letter and fee discount letter and engagement letters (true copies of which have been provided to the Company)) to which Parent or any of its Affiliates is a party regarding the availability of the Debt Financing or the timing of Closing other than as expressly set forth in or contemplated by the Debt Financing Commitments.
(c)   Parent has fully paid or caused to be paid any and all commitment fees or other fees in connection with the Debt Financing Commitments that are payable on or prior to the date hereof and Parent will pay when due all other commitment fees arising under the Debt Financing Commitments as and when they become payable. Assuming (x) no breach by the Company of its representations and warranties or obligations under this Agreement, in either case, such that the closing conditions set forth in Section 8.2 would fail to be satisfied, (y) compliance by the Company with Section 7.5(e), and (z) the Debt Financing is funded in accordance with the terms of the Debt Financing Commitments, the aggregate proceeds contemplated by the Debt Financing Commitments will be sufficient for Parent and Merger Sub to consummate the transactions contemplated by this Agreement and pay all amounts payable by them in connection with this Agreement.
5.9     Absence of Changes.   Since December 31, 2013, there has not been a Parent Material Adverse Effect.
5.10    Taxes.   Parent and its Subsidiaries are eligible to claim an exclusion from gross income under Section 883 of the Code for all income described in Section 883(a)(1) of the Code for the current taxable year, all exclusions from gross income previously claimed by Parent and its Subsidiaries pursuant to Section 883 of the Code were properly claimed, and Parent and its Subsidiaries have properly complied with the provisions of Section 883 of the Code and the Treasury Regulations issued thereunder.
5.11    Parent Vessels.
(a)   Ownership of the Parent Vessels.   Parent or one of its Subsidiaries is the sole legal and beneficial owner of each Parent Vessel, and such Parent Vessel is in the sole possession and control of Parent or such applicable Subsidiary.
(b)   Registration, Classification, Compliance.   With respect to each Parent Vessel, except as would not have a Parent Material Adverse Effect:
(i)   the Parent Vessel is properly and permanently registered in the name of Parent or one of its Subsidiaries under and pursuant to the applicable flag state and all current fees due and payable in connection with such registration have been, or will at Closing be, paid;

(ii)   the Parent Vessel is entered with the relevant Classification Society;
(iii)   the Parent Vessel is currently within its present classification notation or rating, fully maintained and free of any overdue condition, recommendation or requirement of the relevant Classification Society; and if it is in a port, it is in such condition that it should not be detained by any port state authority or flag state or other authority for any deficiency;
(iv)   the Parent Vessel holds all approvals, authorizations, licenses and Permits required for the continued operation of the Parent Vessel;
(v)   all classification, national, international trading and other certificates required for the continued operation of the Parent Vessel (as a passenger vessel trading internationally) are valid and unextended and the Parent Vessel has on board all class and international trading certificates necessary for such operation, which certificates are valid and unextended and free of all overdue conditions and recommendations. There are currently no pending requirements for the Parent Vessel’s classification, or any of the Parent Vessel’s approvals, authorizations, licenses, Permits, or any of the Parent Vessel’s trading or other certificates to be withdrawn or modified;
(vi)   the Parent Vessel has been properly and efficiently maintained in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy and has been submitted for such periodic or other surveys or inspections from time to time required by the relevant Classification Society and flag state or other appropriate international bodies and has not suffered any material damage or incident;
(vii)   the Parent Vessel is not (i) under, or threatened with, any form of arrest, detention, injunction, confiscation, forfeiture, seizure, taking or requisition; (ii) in the possession of any person other than her master and crew; or (iii) subject to any material Action or material Order involving the United States Coast Guard, the United States Maritime Administration, applicable disclosed flag state authorities or any other Governmental Entity;
(viii)   neither Parent nor any of its Subsidiaries has received a warning letter, penalty letter or notice of violation with respect to any material potential or material unresolved violation, nor is there pending any Action with respect to such material potential or material unresolved violation or to the Knowledge of Parent is there any material potential violation or pending Action of any material potential violation, of any applicable Laws relating to the use or operation of the Parent Vessel or the related Permits;
(ix)   the Parent Vessel has not been used for any illegal purpose under any applicable Law and is in compliance in all material respects with all Laws relating to, and the requirements of any government agency having jurisdiction over, the Parent Vessel, the provisions of all IMO conventions and other international conventions (and the provisions of the rules and regulations issued thereunder) applicable to the Parent Vessel now or at any time during the period in which Parent or any of its Subsidiaries operated the Parent Vessel;
(x)   the Parent Vessel has on board valid and up-to-date safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the flag of the Parent Vessel or of any other pertinent jurisdiction, or which would otherwise be deemed necessary by a ship owner acting in accordance with internationally accepted standards for good ship management and operations;
(xi)   no blacklisting or boycotting of any description whatsoever has been applied or currently exists or, to the Knowledge of Parent, is threatened against or in respect of the Parent Vessel;
(xii)   the Parent Vessel is not operating under or committed to any charters or other Contracts that prohibit any of the transactions contemplated by this Agreement;
(xiii)   the Parent Vessel is properly manned by an appropriately certificated master, officers and crew, in compliance with a minimum Safe Manning Certificate issued by the relevant flag state;

(xiv)   the Parent Vessel has on board a valid Safety Management Certificate, with a copy of the relevant Document of Compliance attached, each in compliance with and as defined in the ISM Code;
(xv)   the Parent Vessel has on board a valid International Ship Security Certificate in accordance with and as defined in the International Ship and Port Security Code adopted by the IMO; and
(xvi)   Parent does not have Knowledge of any information that would indicate or otherwise suggest a possible material diminution in value of the Parent Vessel that does not apply to all other comparable passenger vessels in the market generally.
5.12    Environmental Matters.
(a)   Parent and its Subsidiaries are, and have been at all times since January 1, 2012, in material compliance with all Environmental Laws, which compliance includes applicable financial assurance and obtaining, maintaining, complying with and timely applying for renewal of all Permits that are required under Environmental Laws.
(b)   There are no pending or, to the Knowledge of Parent, threatened Actions under Environmental Laws against Parent or any of its Subsidiaries that would reasonably be expected to result in Parent or any Subsidiary incurring material liabilities under Environmental Laws.
(c)   There has been no release, emission, spill or discharge of Hazardous Materials by Parent or any of its Subsidiaries at the Leased Real Property or into or from Parent Vessels or, to Knowledge of Parent, formerly owned, leased, chartered or operated real property or vessels or, to Knowledge of Parent, at or from any third party disposal site to which Parent or any of its Subsidiaries arranged for the disposal of Hazardous Materials that requires investigation, assessment, cleanup, remediation or other corrective or response action by Parent or any of its Subsidiaries and which would reasonably be expected to result in Parent or any of its Subsidiaries incurring material liabilities under Environmental Laws.
(d)   To the Knowledge of Parent, the Parent Vessels are free of asbestos containing materials, refrigerants banned under Environmental Law and polychlorinated biphenyl containing electrical in all material respects; to the Knowledge of Parent, no current facts, circumstances or conditions exist with respect to Parent, any of its Subsidiaries, the Parent Vessels, leased real property of Parent or any formerly owned, leased, chartered or operated real property or vessels, that would reasonably be expected to result in Parent or any of its Subsidiaries incurring material liabilities under Environmental Laws or otherwise incur unbudgeted and material capital expenditures to achieve or maintain compliance with Environmental Laws.
5.13    Issuance of Parent Ordinary Shares.   The Parent Ordinary Shares included in the Aggregate Stock Consideration, when issued by Parent in accordance with this Agreement, will be duly issued, fully paid, non-assessable and free and clear of any Liens (other than any restrictions under the Parent Shareholders’ Agreement and arising under applicable securities Laws).
5.14    Information Statements.   None of the information supplied or to be supplied by Parent for inclusion in the Information Statements or any amendment or supplement thereto (other than any of the information supplied or to be supplied by the Company or its Subsidiaries for inclusion therein) will contain, as of the date of the mailing of such document or as of the Closing Date, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
5.15    Anti-Corruption and Anti-Bribery Laws.   Neither Parent and its Subsidiaries, nor, to the Knowledge of Parent, any of their respective officers, directors, employees, agents, representatives, consultants, or other persons associated with or acting for or on behalf of Parent or its Subsidiaries, has, directly or indirectly, in connection with the operation of their business:
(a)   made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of

(A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, in each case, in violation of any applicable anti-corruption or anti-bribery Law;
(b)   paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;
(c)   made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;
(d)   established or maintained any unlawful fund of corporate monies or other properties;
(e)   created or caused the creation of any false or inaccurate books and records of Parent related to any of the foregoing; or
(f)   otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery Law.
For purposes of this provision, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.
5.16    Economic Sanctions.
(a)   None of Parent or its Subsidiaries or, nor to the Knowledge of Parent, their respective directors, officers, employees or agents (i) is a person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the European Union, the United Kingdom or the United Nations Security Council; or (ii) within the last five years has done business in or with Cuba, Iran, Sudan, or Syria, or any Person that is the target of U.S. sanctions.
(b)   Within the past five years, none of Parent or its Subsidiaries has made any voluntary disclosures to U.S. Governmental Entities under U.S. economic sanctions Laws or U.S. export control Laws and, to the Knowledge of Parent, none of Parent or its Subsidiaries has been the subject of any governmental investigation or inquiry regarding the compliance of Parent or its Subsidiaries with such Laws, nor have Parent or its Subsidiaries been assessed any fine or penalty in regard to compliance with such Laws.
5.17    No Brokers or Finders.   Except as set forth on Schedule 5.17, no agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Parent or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions arising in connection with this Agreement or the transactions contemplated by this Agreement.
Article VI
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS’ REPRESENTATIVE
The Stockholders’ Representative represents and warrants as of the date hereof and as of the Closing Date as follows:
6.1     Organization and Related Matters.   The Stockholders’ Representative is a limited partnership, duly organized, validly existing and in good standing under the Laws of Delaware. The Stockholders’ Representative has the necessary power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The Stockholders’ Representative has all necessary power and authority to carry on its business as now being conducted.

6.2     Authorization; No Conflicts.
(a)   The execution, delivery and performance by the Stockholders’ Representative of this Agreement and when executed and delivered at or prior to Closing, the other Transaction Documents to which the Stockholders’ Representative is a party, and the consummation by the Stockholders’ Representative of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Stockholders’ Representative. This Agreement has been duly executed and delivered by the Stockholders’ Representative and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legally valid and binding obligation of the Stockholders’ Representative, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
(b)   The execution, delivery and performance by the Stockholders’ Representative of this Agreement and when executed and delivered at or prior to Closing, the other Transaction Documents to which the Stockholders’ Representative is a party, will not (i) conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Stockholders’ Representative or its Affiliates, (ii) violate, or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under the charter documents or bylaws of the Stockholders’ Representative or its Affiliates, or (iii) require the consent, notice or other action by any Person under any Contract to which the Stockholders’ Representative or any of its Affiliates is a party, except in the case of the foregoing (i) and (iii) for any such breaches, default or Approvals which have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Stockholders’ Representative’s ability to perform its obligations under this Agreement and the other Transaction Documents. Except (y) as set forth on Schedule 6.2(b), and (z) for such Approvals, Permits, Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the Stockholders’ Representative’s ability to perform its obligations under this Agreement and the other Transaction Documents, no consent, Approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Stockholders’ Representative in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Article VII
COVENANTS
7.1     Access and Confidentiality.
(a)   From the date hereof until the Effective Time, the Company and its Subsidiaries shall authorize and permit Parent and its Representatives to have reasonable access during normal business hours upon reasonable notice to (i) the facilities and assets of the Company and its Subsidiaries, including the Company Vessels, for, among other purposes, the conduct of appraisals and environmental and compliance related assessments, (ii) the properties, Contracts, books and records relating to the Company and its Subsidiaries (including working papers and data in the possession of the Company’s or its Subsidiaries’ or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s or any of its Subsidiaries’ systems of internal control) (provided, that the Company and its Subsidiaries shall not be required to afford such access or furnish such documents if such access or disclosure would reasonably be expected to result in the loss of attorney-client privilege, it being understood that if any information is withheld by the Company or its Subsidiaries pursuant to the foregoing, the Company shall inform Parent as to the general nature of the information being withheld) and (iii) the officers of the Company and its Subsidiaries. During such period, the Company shall furnish as promptly as practicable such information concerning the businesses, properties and personnel of the Company and its Subsidiaries as Parent shall reasonably request. All requests for access to such facilities, assets, properties, books and records and other information shall be made to such of the Company’s Representatives as the Company shall designate, who shall be responsible for coordinating and shall coordinate all such requests and all access permitted hereunder. Prior to the Closing, the Company shall generally keep Parent informed as to all material matters involving the operations and businesses of the Company and each of its Subsidiaries. Any information provided to Parent or its Representatives in accordance with this Section 7.1 shall be subject to the terms of the confidentiality agreement dated June 24, 2014, between Parent and the Company (the “Confidentiality Agreement”). Subject to the limitations and restrictions set forth in, and without expanding the obligations of the parties under, this Section 7.1 and Law, the Company and its Subsidiaries shall reasonably cooperate with Parent to facilitate the planning of the integration of the parties and their respective business after the Closing Date.
(b)   The Parties acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Each of the Company and Parent agrees that it, its Affiliates and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence until the transactions contemplated hereby are jointly publicly announced by the Parties. At no time shall any Party disclose any of the non-public terms of this Agreement or any non-public information about the other Party to any other Person without the prior written consent of the Party about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, each of the Company and Parent shall be permitted to disclose any and all terms of this Agreement to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to the extent necessary in compliance with applicable Law and the rules of NASDAQ.
(c)   Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release, public filing or other public statements with respect to the transactions contemplated by this Agreement, and, prior to the Closing, shall not issue any such press release or make any such public filing or public statement prior to such consultation, except as may be required by Law, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, however, that the foregoing shall not apply to any release or other public statement to the extent containing information that is consistent with and does not contain any material new information or departures from the joint press release referred to above or any other release or public statement previously issued or made in accordance with this Section 7.1(c). The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be in the form heretofore agreed to by Parent and the Company. Except as expressly contemplated by this Agreement (including the first sentence of this Section 7.1(c)) or as required by Law, no Party shall issue any press release or make any public filing or public statement regarding the other Party or the other Party’s operations, directors, officers or employees without obtaining the other party’s prior written consent. For the avoidance of doubt, nothing in this Section 7.1(c) shall restrict any disclosure of information made by or on behalf of the Company or any of its Affiliates to any direct or indirect investors in any such Person or any disclosure by any such Person of a general description of the transaction in connection with the normal fundraising and related marketing, informational or reporting activities of such Person. The Parties shall consult and coordinate with each other regarding any pre-Closing communication between the Company and its employees, contributors, vendors, advertisers and other customers regarding this Agreement and the transactions contemplated hereby.
7.2     Conduct of Business.
(a)   Conduct of Business of the Company.   During the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time, except as set forth on Schedule 7.2(a) or as otherwise expressly provided for in this Agreement (including the Pre-Closing Recapitalization) or required by Law, (1) the Company agrees that it shall, and shall cause its Subsidiaries to, (A) conduct the business of the Company and its Subsidiaries only in the ordinary course of business consistent with past practice, and (B) use their reasonable best efforts to preserve the present business operations, organization, franchise and goodwill of the Company and its Subsidiaries and preserve the present relationships with Persons having material business dealings with the Company and its Subsidiaries (including ship builders, material customers, material travel agents, insurers, material suppliers, lenders and regulators), and (2) in addition to and without limiting the generality of the foregoing, the Company agrees that it and its Subsidiaries shall not, in each case without the prior written consent of Parent (which, in the case of Sections 7.2(a)(v), 7.2(a)(vi), 7.2(a)(vii), 7.2(a)(viii) and 7.2(a)(xiv), shall not be unreasonably withheld, conditioned or delayed):
(i)   declare, set aside, make or pay any dividend (including any dividend or distribution of securities convertible into capital stock or shares, as applicable) or other distribution in respect of any Company Note or any Equity Interest of the Company or make any other Prohibited Payment to any Company Stockholder or Affiliate;
(ii)   (x) pay its accounts payable, collect its accounts receivable or otherwise change or modify its credit, collection or payment policies, procedures or practices, in each case, in any manner other than in the ordinary course consistent with past practice, make or fail to make any capital expenditures or commitments other than in a manner materially consistent with the Company’s 2014 annual capital expenditure forecast, or (y) other than in connection with obtaining the Financing Consent and the Mortgage Consent (which, for the avoidance of doubt, shall be governed by Sections 7.4(b) and 7.4(c)), make any payment to a third party (other than immaterial amounts) in connection with obtaining the Required Consents or any such third party’s consent to the Merger and the transactions contemplated by this Agreement;
(iii)   (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness (other than (i) revolver borrowings in the ordinary course of business pursuant to revolving facilities in place on the date hereof, (ii) hedging transactions consistent with past practice and (iii) capital lease obligations and other Indebtedness incurred in the ordinary course of business in an aggregate principal amount of less than $1,000,000 in the aggregate), (B) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company or any of its Subsidiaries (other than (i) revolver borrowings in the ordinary course of business pursuant to revolving facilities in place on the date hereof, (ii) hedging transactions consistent with past practice and (iii) any mandatory or scheduled payments); or (C) modify the terms of any Indebtedness;
(iv)   except as required by any Employee Plan or agreement in existence on the date of this Agreement: (A) increase the salary or other compensation of any Employee of the Company or any of its Subsidiaries, (B) enter into or amend any contract of employment providing for annual compensation in excess of $150,000, (C) grant or agree to grant any bonus or unusual or extraordinary benefit or direct or indirect compensation to any member of the Company Board of Directors or any Employee, excluding, for the avoidance of doubt, annual bonuses required to be paid in respect of fiscal year 2014 pursuant to an Employee Plan disclosed on Schedule 4.15(b)(i) in accordance with the terms of such Employee Plan as in effect on the date of this Agreement, (D) increase the coverage or benefits available under any (or create any new) change in control plan, severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the members of the Company Board of Directors, officers, Employees, agents, other service providers or representatives of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or expand the coverage of any such plan or arrangement to any of the foregoing individuals not covered as of the date hereof, (E) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any members of the Company Board of Directors or officers of the Company or any of its Subsidiaries (or amend any such agreement to which the Company or any of its Subsidiaries is currently a party), (F) terminate or demote any executive officer of the Company or its Subsidiaries other than for cause, or hire or promote any person to an executive officer position or (G) enter into any labor or collective bargaining or similar agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;
(v)   (A) acquire or lease (other than charters in the ordinary course of business consistent with past practice) any vessel or other material properties or assets (whether tangible or intangible) or (B) sell, transfer, lease, license, mortgage, subject to Lien or otherwise dispose of or encumber any vessel or other material properties or assets (whether tangible or intangible), rights or liabilities except (1) pursuant to any Contracts in effect on the date hereof set forth on Schedule 7.2(a) or entered into in compliance with this Section 7.2(a) (other than charters in the ordinary course of business consistent with past practice), (2) as specifically contemplated by this Agreement or (3) for Permitted Liens;
(vi)   enter into any material leases for new or existing equipment, other than with respect to entering into any lease for new or existing equipment for the replacement of equipment presently leased for which the leasing Contract terminates by the passage of time and on substantially the same terms of such terminated Contract;
(vii)   except as required by its terms, amend, terminate, restate, supplement, waive any rights under or enter into (1) any Material Contract (it being understood that for purposes of this Section 7.2(a)(vii), any Material Contract that has a threshold value of $2,000,000 pursuant to Section 4.10 shall have a threshold value of $1,000,000 and it being understood that charters, travel agent, travel arranger, tour organizer and concessionaire Contracts shall be deemed to not be Material Contracts for purposes of this Agreement), (2) any travel agent, travel arranger, tour organizer or concessionaire Contracts the renewal of which for the calendar year 2015 is not on terms materially consistent with the terms of any such Contracts for the calendar year 2014 (it being understood that any amendment or modification of terms that could reasonably be expected to increase the Company’s or its Subsidiaries’ commission costs by greater than $250,000 shall require the reasonable approval of Parent) and (3) any charter Contract involving payment or other obligations due to the Company or any of its Subsidiaries in excess of $2,000,000;
(viii)   change or amend its certificate of incorporation, bylaws, or equivalent organizational or governing documents of the Company or any of its Subsidiaries;
(ix)   transfer, issue, sell, redeem or acquire for value, pledge, encumber or dispose of any Equity Interests or other securities of, or other ownership interests in, the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire Equity Interests or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, or any other right, the value of which is determined with respect to any Equity Interest, other than upon exercise of outstanding Company Options in accordance with their terms as in effect on the date of this Agreement;
(x)   have the Company S-1 declared effective or take other actions relating to a public offering of the capital stock of the Company or its Subsidiaries prior to the earlier of the Closing and the termination of this Agreement; provided, however, that neither the foregoing nor any other provision of this Agreement shall preclude the Company from filing with the SEC any amendments to the Company S-1, or other documents required to be filed with or furnished to the SEC in connection therewith or taking any action with respect thereto if required by the SEC;
(xi)   effect any stock split, reverse stock split, reorganization, reclassification, combination, recapitalization or other like change with respect to any Equity Interest of the Company;
(xii)   enter into or agree to enter into any merger or consolidation with any other Person or acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or enter into any Contract with respect to any joint venture or partnership arrangement;
(xiii)   make a change in its accounting reporting principles, methods or policies except as required by GAAP or make, change or revoke any material Tax election, amend any material Tax Return, except as otherwise required by applicable Law, settle or compromise any material Tax claim or liability or enter into such a settlement or compromise, enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund, change any annual Tax accounting period, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

(xiv)   commence any material lawsuit; or settle or compromise (A) any pending or threatened Action set forth on Schedule 7.2(b)(xiv), (B) any pending or threatened Action with any Company Securityholder or any holder of Company Notes or Company Warrants or (C) any other pending or threatened Action involving or against the Company or any of its Subsidiaries other than settlements or compromises involving only the monetary payment by the Company and its Subsidiaries in an amount not to exceed $250,000 individually or $500,000 in the aggregate with all other such Actions;
(xv)   act in any manner that would reasonably be expected to result in any loss, lapse, abandonment, impairment, invalidity or unenforceability of any material Company Intellectual Property or otherwise assign, transfer, or dispose of any material Company Intellectual Property;
(xvi)   fail to take any action to preserve and maintain all of its material Permits; or
(xvii)   agree to or make any commitment to take any actions prohibited by this Section7.2(a);
provided, that notwithstanding the foregoing, (x) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act or other Antitrust Laws prior to the Closing Date, (y) no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consents would violate any Antitrust Laws and (z) any amendments, consents and waivers or other arrangements necessary to obtain the Financing Consent and the Mortgage Consent shall not be prohibited by this Section 7.2 (and shall instead be governed by Sections 7.4(b) and 7.4(c), respectively).
(b)   Conduct of Business of Parent.   During the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time, except as set forth on Schedule 7.2(b) or as otherwise expressly provided for in this Agreement, including Parent’s obligations in respect of the Debt Financing, or as required by Law, (i) Parent agrees that it shall, and shall cause its Subsidiaries to, (A) conduct the business of Parent and its Subsidiaries only in the ordinary course of business consistent with past practice, and (B) use their reasonable best efforts to preserve the present business operations, organization, franchise and goodwill of Parent and its Subsidiaries and preserve the present relationships with Persons having material business dealings with Parent and its Subsidiaries (including ship builders, material customers, material travel agents, insurers, material suppliers, lenders and regulators), and (ii) in addition to and without limiting the generality of the foregoing, Parent agrees that it and its Subsidiaries shall not, in each case without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):
(i)   change or amend its certificate of incorporation, bylaws, or equivalent organizational or governing documents of Parent or any of its Subsidiaries;
(ii)   effect any stock split, reverse stock split, reorganization, reclassification, combination, recapitalization or other like change with respect to the Parent Ordinary Shares;
(iii)   knowingly take any action to cause the Parent Ordinary Shares to cease to be eligible for listing on NASDAQ;
(iv)   adopt a plan of complete or partial liquidation of Parent or resolutions providing for or authorizing such a liquidation or a dissolution or restructuring of Parent; or
(v)   agree to or make any commitment to take any actions prohibited by this Section 7.2(b);
provided, that notwithstanding the foregoing, (x) nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations for purposes of the HSR Act or other Antitrust Laws prior to the Closing Date and (y) no consent of the Company shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consents would violate any Antitrust Laws.
7.3     Efforts; No Inconsistent Action.
(a)   Subject to the terms and conditions of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things commercially reasonable and necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including to (i) comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated by this Agreement including furnishing all information required by applicable Law in connection with the Approvals of the Governmental Entities set forth on Schedule 8.1(b), (ii) satisfy the conditions precedent to the obligations of such Party hereto, (iii) obtain all Approvals of, or any exemption by, or negative clearance from, or the expiration or early termination of any waiting period imposed by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, its Affiliates, the Company or its Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, and (iv) effect all registrations and filings necessary for the operation of the business of the Company and its Subsidiaries. Parent and the Company shall not, and shall cause their respective Subsidiaries not to, take any action inconsistent with their obligations under this Agreement that would materially hinder or delay the consummation of the transactions contemplated by this Agreement. Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate with each other to the extent reasonable in connection with the foregoing. To the extent permitted by applicable Law, Parent and the Company shall inform the other Party of any oral or written communication with a Governmental Entity or third party with respect to the transactions contemplated by this Agreement and provide the other Party the opportunity to make copies of and review and comment upon all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its Representatives, on the one hand, and any Governmental Entity or third party, on the other hand, with respect to the transactions contemplated by this Agreement. Parent and the Company acknowledge that all such information provided pursuant to the foregoing sentence shall be subject to the terms of the Confidentiality Agreement.
(b)   In furtherance and not in limitation of the foregoing, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to file applications or make filings under the HSR Act and the other applicable antitrust Laws or regulations issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (“Antitrust Laws”) as promptly as practicable following the date hereof and in any event no later than ten (10) Business Days following the date hereof. Parent and the Company shall each pay an equal share of all application or filing fees with respect to such applications or filings. Parent’s and the Company’s respective reasonable best efforts to obtain any such Approvals include promptly responding to any requests for information from a Governmental Entity.
(c)   Subject to applicable Law relating to the exchange of information, Parent shall have the right (i) to direct all matters with any Governmental Entity relating to the transactions contemplated by this Agreement, and (ii) to review in advance, and direct the revision of, any filing, application, notification or other document to be submitted by the Company or its Subsidiaries to any Governmental Entity under any Antitrust Law; provided, that to the extent practicable, Parent shall consult with the Company and consider the views of the Company with respect to such filing, application, notification or other document (including any formal or informal request for supplemental information or documentary material from any Governmental Entity). If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the transactions contemplated by this Agreement, then Parent shall use reasonable best efforts to make or cause to be made, as soon as reasonably practicable, a response in compliance with such request. If the Company or any Affiliate of the Company or any of its Subsidiaries receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the transactions contemplated by this Agreement, then the Company shall use reasonable best efforts to make or cause to be made a response in compliance with such request. Neither Parent nor the Company shall, without the prior written consent of the other Party, permit any of such first Party’s respective Representatives to participate in any meeting with any Governmental Entity relating to the transactions contemplated by this Agreement unless such first Party consults with the other Party in advance and, to the extent permitted by such Governmental Entity, grants such other Party the opportunity to attend and lead the discussions at such meeting.
(d)   All documents required to be filed by any of the Parties or any of their respective Affiliates with any Governmental Entity in connection with the transactions contemplated by this Agreement shall comply in all material respects with the provisions of applicable Law.
7.4     Third Party Consents.
(a)   Subject to the remainder of this Section 7.4, the Company shall, and shall cause its Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things commercially reasonable and necessary, proper or advisable to consummate to obtain all approvals or consents of any private third party required to be obtained or made by the Company or its Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement which shall include using reasonable best efforts to obtain, among other necessary consents (if any), the consents set forth on Schedule 7.4(a) (excluding, for the avoidance of doubt, the Financing Consent and the Mortgage Consent, the “Required Consents”). To the extent permitted by applicable Law, the Company shall inform Parent of any oral or written communication with a third party with respect to the transactions contemplated by this Agreement and provide Parent the opportunity to make copies of and review and comment upon all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company or its Representatives, on the one hand, and any third party, on the other hand, with respect to the transactions contemplated by this Agreement. Parent acknowledges that all such information provided pursuant to the foregoing sentence shall be subject to the terms of the Confidentiality Agreement.
(b)   From the date hereof until the Closing, the Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, use its reasonable best efforts to obtain, in consultation with Parent, all approvals or consents set forth on Schedule 7.4(b) from the Person(s) listed on such Schedule 7.4(b) (the “Financing Consent”) with the form and substance of any such amendment, consent or waiver, including any expenditures related thereto (other than immaterial amounts), being subject in all cases to the prior written approval of Parent.
(c)   From the date hereof until the Closing, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries and Representatives to, use its reasonable best efforts to obtain (in consultation with each other) all approvals or consents set forth on Schedule 7.4(c) from the Person(s) listed on such Schedule 7.4(c) (the “Mortgage Consent”) with the form and substance of any such amendment, consent or waiver, including any expenditures related thereto (other than immaterial amounts), being subject in all cases to the prior written approval of Parent.
(d)   From the date hereof until the Closing, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries and Representatives to, use its reasonable best efforts to obtain (in consultation with each other) the amendments to the agreements set forth on Schedule 7.4(d) in the manner set forth on such Schedule 7.4(d) with the form and substance of any such amendment, including any expenditures related thereto, being subject in all cases to the prior written approval of Parent.
(e)   Notwithstanding anything in this Agreement to the contrary, while the Company and its Subsidiaries shall be required to exercise their reasonable best efforts to obtain the amendments, consents and waivers contemplated by Section 7.4(a), 7.4(b) and 7.4(d), the failure to obtain any such amendments, consents or waivers (in and of itself) shall in no event constitute the failure to satisfy any condition of any Party to consummate the Closing.
7.5     Cooperation with Financing.
(a)   Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Debt Financing at Closing (giving effect to the timing of the Marketing Period) on the terms and conditions described in the Debt Financing Commitments; provided, that Parent and Merger Sub may (x) amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement and, in connection therewith, amend the economic and other arrangements with respect to existing and additional lenders, lead arrangers, bookrunners, syndication agents or similar entities, (y) amend the Debt Financing Commitments to implement any flex provisions applicable thereto or (z) otherwise replace or amend, or agree to any waivers in respect of, the Debt Financing Commitments, so long as, in each case, (A) such action would not reasonably be expected to materially delay or prevent the Closing or impair the availability of the Debt Financing Commitments or reduce the aggregate amount of cash proceeds available to consummate the transactions contemplated by this Agreement and to pay all amounts payable by Parent in connection with this Agreement on the Closing Date, (B) the terms thereof are not less beneficial to Parent and Merger Sub, with respect to conditionality or enforcement, or less beneficial to the Company, than those in the Debt Financing Commitments as in effect on the date of this Agreement and (C) such action does not in any way alter the pricing or other economic terms of the Debt Financing Commitments as in effect on the date hereof, other than pursuant to any reallocation of the economics as a result of the addition of any lenders, agents or titles described in clause (x) of this paragraph or to implement any flex provisions applicable to the Debt Financing Commitments. Such reasonable best efforts shall include using reasonable best efforts to:
(i)   take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in connection therewith (irrespective of whether the Mortgage Consent has been delivered);
(ii)   obtain all Approvals from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement;
(iii)   maintain in effect the Debt Financing Commitments until the earlier to occur of (x) the consummation of the transactions contemplated by this Agreement and (y) the termination of this Agreement in accordance with Article IX (including with respect to any backstop commitment, maintaining such commitment until such time as the Financing Consent has been received);
(iv)   satisfy on a timely basis all conditions applicable to Parent and Merger Sub in the Debt Financing Commitments and the Definitive Financing Agreements that are within its control (including by consummating the Debt Financing when required pursuant to the terms of the Debt Financing Commitments and this Agreement) and otherwise comply with its obligations thereunder;
(v)   negotiate definitive agreements with respect thereto on the terms and conditions (including, to the extent the same are exercised, the flex provisions) contemplated by the Debt Financing Commitments (the “Definitive Financing Agreements”);
(vi)   if all of the conditions to Parent’s and Merger Sub’s obligations under Section 8.2 (other than those conditions that, by their terms, will be satisfied on the Closing Date) have been satisfied or waived and the Marketing Period has ended, consummate the Debt Financing at Closing; and
(vii)   if a Tolling Event occurs, use reasonable best efforts to remedy such Tolling Event as soon as reasonably practicable; and
(viii)   cause the Debt Financing Sources and other persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby, including by taking enforcement action to cause such Debt Financing Sources and other Persons providing the Debt Financing to fund such Debt Financing.
(b)   Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (and in any event within two (2) Business Days after obtaining knowledge) of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Debt

Financing Commitment or Definitive Financing Agreement, (B) the receipt of any written notice or other written communication from any person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to any Debt Financing Commitment or Definitive Financing Agreement or (y) material dispute or disagreement between or among any parties to any Debt Financing Commitment or Definitive Financing Agreement, (C) any Debt Financing Commitment or Definitive Financing Agreement, as applicable, expiring or being terminated for any reason, (D) any Debt Financing Source that is a party to any Debt Financing Commitment notifying Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, and (E) for any reason Parent no longer believes in good faith that it will be able to obtain all of the financing contemplated by the Debt Financing Commitments on the terms described therein. As soon as reasonably practicable, but in any event within two (2) Business Days after the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (A) to (E) of the immediately preceding sentence. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing, including as to the Financing Election.
(c)   If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, or if any Debt Financing Commitment shall be terminated, Parent shall use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event (and no later than the earlier of (1) the last calendar day of the Marketing Period and (2) the Business Day immediately prior to the Outside Date) and, if obtained, to provide the Company with a copy of such new financing commitment; it being understood that Parent shall have no obligation to accept terms that are materially less favorable, taken as a whole (after taking into account any flex provisions), to Parent than those included in the Debt Financing Commitments as of the date hereof. For purposes of this Agreement, the definitions of “Debt Financing Commitments,” “Debt Financing” and related definitions shall include the Debt Financing Commitments and any document related thereto as the same may be amended, waived, modified or replaced pursuant to this Section 7.5.
(d)   Prior to the Closing Date, each of Parent and Merger Sub shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cooperate with and otherwise assist the Company in obtaining the amendments, consents and waivers contemplated by Section 7.4(b).
(e)   Prior to the Closing the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, at Parent’s sole expense, use reasonable best efforts to provide to Parent and Merger Sub such cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing and the marketing thereof (provided that such cooperation is consistent with applicable Law), including:
(i)   causing its and its Subsidiaries’ management teams, with appropriate seniority and expertise, to participate in, including the preparation for, a reasonable number of meetings, conference calls, presentations, road shows, due diligence sessions, drafting sessions and similar sessions with prospective Debt Financing Sources, investors and rating agencies, in each case, upon reasonable advance notice by Parent;
(ii)   (A) assisting with the preparation of reasonable and customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda and similar documents required or reasonably requested by the Debt Financing Sources in connection with the Debt Financing and (B) executing and delivering customary authorization letters and management representation letters;
(iii)   as promptly as reasonably practicable, furnishing Parent and its Debt Financing Sources with the Required Information and other financial and other information regarding the business of the Company and its Subsidiaries as may be reasonably requested by Parent and assisting Parent with Parent’s preparation of pro forma financial information and projections to the extent required by SEC rules and regulations or necessary or reasonably required by the Debt

Financing sources to be included in any offering documents; provided that neither the Company nor any of its Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;
(iv)   (A) assisting in the preparation, negotiation, execution and delivery of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, legal opinions and officer’s certificates), (B) facilitating the pledging of collateral and (C) using reasonable best efforts to cause accountants to consent to the use of their reports in any material relating to the Debt Financing and to deliver customary comfort letters to the Debt Financing Sources (including negative assurance and change periods) and drafts thereof as reasonably requested by the Debt Financing Sources;
(v)   obtaining customary Payoff Letters and releases and taking all actions as may be required or reasonably requested by Parent in connection with the repayment of all Indebtedness of the kind identified on Schedule 4.5(e) that is intended to be repaid at Closing, including delivering such notices of redemption and other documentation as may be required to satisfy and discharge any indenture or repay the Indebtedness thereunder and in connection therewith release the liens and guarantees thereunder and to obtain acknowledgement of any trustee of such satisfaction, discharge, repayment or release;
(vi)   executing a solvency certificate of the chief financial officer in the form required by the Debt Financing Commitments;
(vii)   furnishing Parent and its Debt Financing Sources promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Parent; and
(viii)   causing the taking of corporate and other actions by the Company and its Subsidiaries, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to Parent as of the Closing Date; and cooperating in satisfying the conditions precedent set forth in the Debt Financing Commitments; it being understood and agreed that no such corporate or other action will take effect prior to the Closing Date.
(f)   The Company and its Subsidiaries shall not be required, under the provisions of this Section 7.5 or otherwise, in connection with the Debt Financing to (x) pay any commitment or other similar fee prior to the Closing Date, (y) incur any expense unless such expense is promptly reimbursed by Parent in accordance with Section 7.5(g) or (z) incur any liability under any loan or security document with respect to the Debt Financing prior to the Closing Date or that is not contingent on the Closing. Notwithstanding the foregoing, (A) no obligation of the Company and its Subsidiaries under any certificate, document or instrument shall be effective until the Closing Date and the Company and its Subsidiaries shall not be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (other than with respect to any authorization letter described in clause (e)(ii)(B) above), (B) the Company and its Subsidiaries shall not be required to issue any offering document prior to the Closing Date, and (C) neither the Company nor any of its Subsidiaries or Representatives shall be required to take any action under this Section 7.5 that would unreasonably and materially interfere with the business or operations of the Company or its Subsidiaries.
(g)   In the event this Agreement is terminated in accordance with its terms, promptly upon request by the Company, Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company and its Subsidiaries in connection with this Section 7.5. Additionally, Parent shall indemnify and hold harmless the Company and its Affiliates and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with this Section 7.5 or otherwise in connection with the Debt Financing (other than to the extent such losses arise from the gross negligence, bad faith, or material breach of this Agreement by the Company or from information provided in writing by the Company and its Representatives).
(h)   The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (i) periodically update any Required Information provided by them or on their behalf as may be necessary so that such Required Information (A) is Compliant, (B) meets the applicable requirements set forth in the definition of “Required Information” and (C) would not, after giving effect to such update(s), result in the Marketing Period ceasing to be deemed to have commenced, and (ii) notify Parent in writing if (1) the Company and its Subsidiaries determine that they must restate any financial statements included in the Required Information or (2) the applicable independent accountants of the Company and its Subsidiaries shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information for which they have provided an opinion.
(i)   The Company consents to the reasonable use of the Company and its Subsidiaries’ logos in connection with the marketing of any Debt Financing in a manner customary for such financing transactions; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company and its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries.
(j)   Notwithstanding anything in this Section 7.5 to the contrary, in no event shall Parent or Merger Sub have any obligation to seek the Mortgage Consent pursuant to the terms of this Section 7.5 (and any such obligation instead shall be governed solely by Section 7.4(c)).
7.6     No Solicitation of Other Bids.
(a)   The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries or discussions regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Subsidiaries) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries; (ii) the issuance or acquisition of Equity Interests of the Company or any of its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or any of its Subsidiaries’ properties or assets. The Company shall be deemed responsible for any breaches of this Section 7.6 by any of the Company’s Affiliates or Representatives.
(b)   In addition to the other obligations under this Section 7.6, the Company shall immediately advise Parent in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
7.7     Section 16 Matters.   Prior to the Closing, Parent shall take all such steps as may be required to cause any acquisitions of Parent Ordinary Shares resulting from the transactions contemplated by this Agreement by each individual who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act to the fullest extent permitted by applicable Law.
7.8     Preparation of Information Statements.
(a)   As soon as reasonably practicable (but no later than fifteen (15) Business Days) following the date of this Agreement, Parent will, with the assistance of the Company, prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange

Act related to this Agreement and the transactions contemplated hereby (such documents, including any amendment or supplement thereto, the “14C Information Statement”). Parent and the Company will cooperate with each other in the preparation of the 14C Information Statement. Without limiting the generality of the foregoing, the Company will furnish to Parent the information relating to it and its Subsidiaries required by applicable Law to be set forth in the 14C Information Statement. Parent will use its reasonable best efforts to resolve all SEC comments with respect to the 14C Information Statement as promptly as reasonably practicable after receipt thereof and to have the 14C Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of the Company and Parent agrees to correct any information provided by it for use in the 14C Information Statement which is or becomes false or misleading. Parent will as soon as reasonably practicable notify the Company of receipt of any comments from the SEC with respect to the 14C Information Statement and any request by the SEC for any amendment to the 14C Information Statement or for additional information and will provide the Company with copies of all such comments and correspondence. Prior to filing or mailing the 14C Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent will provide the Company a reasonable opportunity to review and to propose comments on such document or response. Promptly after Parent has resolved all comments to the 14C Information Statement to the satisfaction of the SEC staff or after ten (10) calendar days have passed since the date of filing of the preliminary 14C Information Statement with the SEC without notice from the SEC of its intent to review the 14C Information Statement, Parent will promptly file with the SEC the 14C Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and cause a copy of the 14C Information Statement to be mailed to each shareholder of Parent.
(b)   As soon as reasonably practicable (but no later than thirty (30) calendar days) following the date of this Agreement, Parent will, with the assistance of the Company, prepare and mail to the Company Securityholders a statement related to the issuance of Parent Ordinary Shares to the Company Securityholders in compliance with Regulation D in respect of any investor that does not meet the definition of “accredited investor” (as defined therein) pursuant to the terms hereof, as required by applicable Law (the “Company Securityholders Statement” and together with the 14C Information Statement, the “Information Statements”). Each of the Company and Parent agrees to correct any information provided by it for use in such statement which is or becomes false or misleading. Prior to mailing such statement (or any amendment or supplement thereto), Parent will provide the Company a reasonable opportunity to review and to propose comments on such document.
7.9     Reservation of Parent Ordinary Shares and NASDAQ Listing.   Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued Parent Ordinary Shares, the number of Parent Ordinary Shares included in the Aggregate Stock Consideration. Parent shall take all action necessary to cause the Parent Ordinary Shares to be issued in the Merger to be approved for listing on NASDAQ at or prior to the Effective Time.
7.10    Directors’ and Officers’ Indemnification.
(a)   For a period of six (6) years following the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless all current or former directors and officers of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Covered Person”) against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including reasonable attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative, incurred or suffered by such Covered Person by reason of: (i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company or any of its Subsidiaries or otherwise in connection with the business of the Company or any of its Subsidiaries; or (ii) the fact that he or she is or was a director or officer of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent that the Company or the applicable Subsidiary, or Parent, as the case may be, would have been permitted, under applicable Law, indemnification agreements existing on the date of this Agreement or the organizational or governing documents of the Company or any of its Subsidiaries in effect on the date of this Agreement, to indemnify such Covered Person (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, indemnification agreements, and organizational or governing documents of the Company or any of its Subsidiaries). Without limiting the foregoing, all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to the transactions contemplated hereby) existing as of the date hereof in favor of the Covered Persons, as provided in the organizational or governing documents of the Company or any of its Subsidiaries, as applicable, and pursuant to applicable Law shall survive the transactions contemplated hereby and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six (6) years after the Closing; provided, however, that if any actual or threatened Action arising out of matters prior to the Closing Date (each a “D&O Claim”) is asserted or made within such period, all rights to indemnification and exculpation (including the advancement of expenses) hereunder in respect of any such D&O Claim shall continue, without diminution, until final resolution of any and all such claims.
(b)   At or prior to the Closing, the Company shall acquire tail policies to the current directors and officers liability insurance of the Company and its Subsidiaries (the “Existing Policies”), covering the Covered Persons, from a reputable and financially sound carrier and in a form acceptable to the Stockholders’ Representative (such approval not to be unreasonably withheld), which tail policies shall (i) be effective for a period from the Closing Date through and including the date that is six (6) years after the Closing Date; (ii) be on terms substantially comparable in all respects to the Existing Policies; and (iii) contain minimum aggregate limits of liability for directors and officers liability insurance coverage for directors and officers of the Company and its Subsidiaries with the amount of coverage at least equal to that of the Existing Policies and deductibles no larger than those customary for such type of insurance coverage. Following the Closing, Parent shall, and shall cause the Company and its Subsidiaries to, provide copies of such policies to the past, current and future directors and officers of the Company and its Subsidiaries entitled to benefit thereof as reasonably requested by such Persons from time to time.
(c)   Parent hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons. Parent hereby agrees (i) that Parent and the Surviving Corporation are the indemnitor of first resort (i.e., their obligations to the Covered Persons are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Covered Person are secondary), (ii) that Parent and the Surviving Corporation shall be required to advance the full amount of expenses incurred by any such Covered Persons and shall be liable for the full indemnifiable amounts, without regard to any rights any such Covered Person may have against any such other Person and (iii) that Parent irrevocably waives, relinquishes and releases (and shall cause the Surviving Corporation to irrevocably waive, relinquish and release) such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Parent further agrees that no advancement or payment by any of such other Persons on behalf of any such Covered Person with respect to any claim for which such Covered Person has sought indemnification from Parent or the Surviving Corporation shall affect the foregoing and such other Persons shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against Parent and the Surviving Corporation.
(d)   The provisions of this Section 7.10 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, the Covered Persons.
7.11    Employee Matters.
(a)   Company Employees.   For purposes of this Section 7.11, the term “Company Employees” shall include, with respect to the Company and its Subsidiaries, all full-time and part-time employees, employees on workers’ compensation, maternity leave, or disability and employees on other approved leaves of absence with a legal or contractual right to reinstatement.

(b)   Continuing Employees.   During the one year period following the Closing, Parent shall, or shall cause one of its Affiliates to provide each of the Company Employees who continue in employment with the Company and its Subsidiaries following the Closing (each, a “Continuing Employee”) with annual base compensation or wages, as applicable, and employee benefits (other than under any defined benefit pension plans and equity compensation plans and arrangements) that are at least as favorable, in the aggregate, to those provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries. From and after the Closing Date, Parent shall (or shall cause one of its Affiliates to) use reasonable best efforts to provide the Continuing Employees with service credit for all purposes (other than benefit accrual under any defined benefit pension plan) under any employee benefit plan that is maintained, sponsored, contributed to or required to be contributed to or entered into by Parent or any of its Affiliates for the benefit of any current or former employee, officer or other service provider of Parent or any of its Affiliates to the same extent as such Continuing Employee was entitled to service credit under any equivalent Employee Plan in which such Continuing Employee participated immediately prior to the Closing Date. Parent shall use reasonable best efforts to ensure that any employee benefit plans sponsored by Parent shall not deny Continuing Employees (or their eligible dependents) who participate in such employee benefit plans coverage on the basis of a pre-existing condition or actively-at-work requirement (except to the extent such pre-existing condition or actively-at-work requirement applied under a similar Employee Plan immediately prior to such Continuing Employee’s (or eligible dependents’) eligibility for such employee benefit plan), and shall use reasonable best efforts to cause the employee benefit plans sponsored by Parent to credit Continuing Employees (and their eligible dependents) for any deductibles, co-payments and out-of-pocket expenses paid in the plan year in which the Closing occurs prior to the Closing, to the same extent such credit was given for the current plan year, under a similar Employee Plan. Following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor all Employee Plans and each written Contract set forth on Schedule 4.10(a) between the Company or any of its Subsidiaries, on the one hand, and any Continuing Employees, on the other hand, in accordance with their respective terms. The provisions of this Section 7.11(b) shall not apply to the extent that application would result in a duplication of benefits. Notwithstanding the foregoing, nothing in this Agreement (i) shall require Parent, the Surviving Corporation or any of their Subsidiaries to continue to employ any particular Company Employee or (ii) shall be construed to prohibit Parent, the Surviving Corporation or any of their Subsidiaries from amending or terminating any employee benefit plan of the Parent, the Company, or any of their respective Subsidiaries.
(c)   Section 280G.   (i) No later than five (5) Business Days prior to the Closing Date, the Company shall solicit and use reasonable best efforts (which shall not require the payment of compensation) to obtain from each Person who is, with respect to the Company or any of its Subsidiaries, a “disqualified individual” (within the meaning of Section 280G of the Code) that has a right to any payments or benefits or potential right to any payments or benefits that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver of such Person’s rights to any such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), in each case to the extent such waiver is not obtained prior to the date hereof, and (ii) if any such waiver is obtained, no later than three (3) Business Days prior to the Closing Date, solicit and use reasonable best efforts (which shall not require the payment of compensation) to obtain the approval of the Company Stockholders, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, in order to pay any Waived 280G Benefits (the “280G Approval”). The Company shall provide drafts of such waivers and such stockholder approval materials to Parent for its review, comment and approval prior to obtaining such waivers and soliciting such approval, and the Company shall consider and not unreasonably omit any changes or comments thereto requested by Parent. The Company shall not pay any of the Waived 280G Benefits if such waived payment is not approved by the Company Stockholders as contemplated above. Prior to the Closing Date, the Company shall deliver to Parent copies of each executed waiver described above that has been obtained as well as evidence that a vote of the Company Stockholders was solicited in accordance with the provisions of this Section 7.11(c) and that either (A) the 280G Approval was obtained or (B) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided.
(d)   No Employee or Third Party Beneficiary Rights.   Nothing expressed or implied in this Section 7.11 shall confer upon any current or former Employee of the Company or its Affiliates, Parent or its Affiliates, the Surviving Corporation or its Affiliates or upon any legal representative of such current or former Employee, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Section 7.11, express or implied, shall create a third party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any Person other than the Parties hereto.
7.12    Tax Matters.
(a)   Tax Returns.   Prior to the Closing, the Company shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company that are due on or before the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns described in this Section 7.12(a) shall be prepared in a manner consistent with past practice, except as otherwise required by Law. Except as set forth on Schedule 7.12(a), the Company shall provide Parent with copies of completed drafts of the Tax Returns described in the preceding sentence at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for Parent’s review and approval, such approval not to be unreasonably withheld. Parent and the Company shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Parent and the Company are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 7.12(c), which resolution shall be binding on the Parties. After the Closing, Parent shall cause the Company to prepare and file, or cause to be prepared and filed, all U.S. federal income Tax Returns of the Company and its Subsidiaries that are due after the Closing Date with respect to Pre-Closing Tax Periods or the portion of a Straddle Period ending on the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns described in this Section 7.12(a)(ii) shall be prepared in a manner consistent with past practice, except as otherwise required by Law. Parent shall provide the Stockholders’ Representative with copies of completed drafts of the Tax Returns described in the preceding sentence at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for the Stockholders’ Representative’s review and approval, such approval not to be unreasonably withheld. The Stockholders’ Representative and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Parent and the Stockholders’ Representative are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 7.12(c), which resolution shall be binding on the Parties.
(b)   Contests.
(i)   If notice of any legal proceeding with respect to Taxes of the Company or any of its Subsidiaries for which the Company Stockholders may reasonably be expected to be liable pursuant to Section 10.2(d) (each, a “Tax Claim”) shall be received by a Party, the notified Party shall provide the other Party, in writing, notice of such Tax Claim; provided, however, that the failure of Parent to give the Stockholders’ Representative notice as provided herein shall not relieve the Company Stockholders of their obligations under Article X, except to the extent that the Company Stockholders are actually and materially prejudiced thereby.
(ii)   The Stockholders’ Representative shall have the right, at the expense of the Company Stockholders to the extent such Tax Claim is subject to indemnification by the Company Stockholders pursuant to Article X and the maximum potential liability of the Company and its Subsidiaries is less than the Cap, to elect to represent the interests of the Company and each of its Subsidiaries in any Tax Claim and to diligently prosecute such Tax Claim; provided, that (A) the Stockholders’ Representative shall not settle such Tax Claim without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed and (B) Parent shall be entitled to participate fully in the contest of such Tax Claim, including by receiving copies of any information requests, notices or other written materials received or prepared by the Stockholders’ Representative in connection with such Tax Claim and having the opportunity to make reasonable comments to any such written materials, attending all in-person or telephonic meetings with any Governmental Entity with respect to such Tax Claim, and receiving regular updates from the Stockholders’ Representative with respect to the status of such Tax Claim.
(iii)   If the Stockholders’ Representative does not elect to control the contest, or the Stockholders’ Representative is not eligible to control the contest because the maximum potential liability exceeds the Cap, of a Tax Claim described in Section 7.2(b)(ii), Parent shall control and diligently prosecute such Tax Claim at the expense of the Company Stockholders pursuant to Article X (such expenses to be recovered solely from the Escrow Account); provided, that (A) Parent shall not settle such Tax Claim without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed and (B) the Stockholders’ Representative shall be entitled to participate fully in the contest of such Tax Claim, including by receiving copies of any information requests, notices or other written materials received or prepared by Parent, the Company or its Subsidiaries in connection with such Tax Claim and having the opportunity to make reasonable comments to any such written materials, attending all in-person or telephonic meetings with any Governmental Entity with respect to such Tax Claim, and receiving regular updates from Parent with respect to the status of such Tax Claim.
(c)   Information and Cooperation.
(i)   Parent and the Stockholders’ Representative agree to furnish or cause to be furnished to each other, upon request, in a timely manner, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.
(ii)   Parent and the Stockholders’ Representative will cooperate with each other in the conduct of any audit or other proceedings involving the Company or its Subsidiaries for any Tax purposes and each will execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 7.12(c)(ii).
(iii)   Any dispute as to any matter covered hereby shall be resolved by the Independent Auditor. The fees and expenses of the Independent Auditor shall be borne equally by the Company Stockholders, on the one hand, and Parent on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the Party responsible for preparing such Tax Return deems correct; provided that if the position of the Company Stockholders is accepted in whole or in part by the Independent Auditor, then Parent shall amend such Tax Return to be consistent with the Independent Auditor’s determination if requested by the Stockholders’ Representative.
(d)   Transfer Taxes.   All Transfer Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement (including costs and expenses incurred in connection therewith) shall be paid by Parent. Subject to applicable Law, the Company shall file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and to the extent required by applicable Law, Parent and the Stockholders’ Representative shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Parent and the Stockholders’ Representative shall, and shall cause their Affiliates to, cooperate to obtain any exemption reasonably available with respect to such Transfer Taxes, and Parent shall reimburse the Stockholders’ Representative for any Transfer Taxes paid by the Stockholders’ Representative.

(e)   Tax Sharing Agreements.   All tax allocation, indemnification or sharing agreements, policies, arrangements and practices of the Company or any of its Subsidiaries shall be terminated prior to the Closing Date. After such date, none of the Company, its Subsidiaries, the Company Stockholders, Parent or any of their respective Affiliates will have any further rights or liabilities thereunder.
(f)   Tax Elections.   Parent shall not, without the prior consent of the Stockholders’ Representative (which may, in its sole and absolute discretion, withhold such consent), make, or cause to permit to be made, any Tax election pursuant to Section 338 of the Code.
(g)   Exclusivity.   In the event of a conflict between the provisions of this Section 7.12, on the one hand, and the provisions of Section 10.5, on the other, the provisions of this Section 7.12 shall control.
7.13    Director and Officer Resignations.   The Company shall use reasonable best efforts to obtain resignations, effective as of the Closing, in form and substance reasonably satisfactory to Parent from the directors, managers and officers of the Company and its Subsidiaries as requested by Parent at least five (5) Business Days prior to Closing.
Article VIII
CONDITIONS PRECEDENT
8.1     General Conditions.   The obligations of Parent and the Company to effect the Closing shall be subject to the following conditions, unless waived in writing by each of the Parties:
(a)   No Orders; Actions.   At the Closing, (i) no Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity that prohibits any of the transactions contemplated by this Agreement or makes illegal the consummation of any of the transactions contemplated by this Agreement, and (ii) no Action shall have been commenced by any Governmental Entity that seeks to prohibit or enjoin the transactions contemplated by this Agreement.
(b)   Approvals.   All Approvals required by applicable Law to be obtained from the Governmental Entities set forth on Schedule 8.1(b) to consummate the transactions contemplated by this Agreement shall have been received or obtained on or prior to the Closing Date.
(c)   Schedule 14c-2.   Twenty (20) calendar days shall have elapsed since Parent filed with the SEC the 14C Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act.
8.2     Conditions to Obligation of Parent.   The obligation of Parent to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Parent:
(a)   Representations and Warranties of the Company.   The representations and warranties of the Company contained herein (other than the Company Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Company Material Adverse Effect” or “material”) as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Company Material Adverse Effect” or “material”), except to the extent that the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Fundamental Representations (other than Section 4.2) shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date). Section 4.2 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date), except for inaccuracies that are de minimis.

(b)   Covenants of the Company.   The Company shall have performed in all material respects the obligations and complied in all material respects with the covenants set forth in this Agreement that are required to be performed or complied with by it at or prior to the Closing.
(c)   Company Material Adverse Effect.   Since the date hereof, there has not been or arisen any event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   Condition and Status of Vessels.   Each of the Company Vessels shall be safely afloat as of the Closing (except to the extent in a scheduled dry-dock) and, since the date hereof, there has been no (i) actual or constructive total loss of a Company Vessel, or (ii) damage to a Company Vessel to an extent that would make repair thereof uneconomical or render such Company Vessel permanently unfit for normal use.
(e)   Payoff Letters.   The Company shall have delivered to Parent payoff letters in customary form relating to the Credit Agreements (the “Payoff Letters”) and documentation in customary form evidencing the release of Liens under the Credit Agreements (subject in each case to delivery of the Payoff Amounts), which Payoff Letters shall state (i) the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, or similar obligations related to any borrowings under each of the Credit Agreements as of the Closing Date (and the daily accrual thereafter) (such amount as of the Closing Date, the “Payoff Amounts”), (ii) that upon receipt of the relevant Payoff Amounts, the Credit Agreements and related instruments evidencing the Credit Agreements and all documentation entered into in connection with the Credit Agreements shall be terminated or satisfied and discharged and (iii) that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such borrowings or obligations under the Credit Agreements shall be, upon the payment of the Payoff Amounts on the Closing Date, released and terminated.
(f)   Consents.   The approvals and consents set forth on Schedule 8.2(f) shall have been obtained.
(g)   Officer’s Certificate.   Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by an authorized officer of the Company certifying to the effect that the conditions in Sections 8.2(a), 8.2(b), 8.2(c), and 8.2(d) have been satisfied.
(h)   Transaction Documents.   The Company shall have delivered, or shall have caused to be delivered, to Parent (i) the Certificate of Merger duly executed by the Company and (ii) the Escrow Agreement duly executed by the Stockholders’ Representative.
8.3     Conditions to Obligation of the Company.   The obligation of the Company to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Company:
(a)   Representations and Warranties of Parent and Merger Sub.   The representations and warranties of Parent and Merger Sub contained herein (other than the Parent Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Parent Material Adverse Effect” or “material”) on and as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Parent Material Adverse Effect” or “material”), except to the extent that the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such date (unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date).
(b)   Covenants of Parent.   Parent and Merger Sub shall have performed in all material respects the obligations and complied in all material respects with the covenants set forth in this Agreement that are required to be performed or complied with by each of them at or prior to the Closing.

(c)   Parent Material Adverse Effect.   From the date hereof, there has not been or arisen any event, occurrence, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   Officer’s Certificate.   The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by an authorized officer of Parent to the effect that the conditions in Sections 8.3(a), 8.3(b), and 8.3(c) have been satisfied.
(e)   NASDAQ Listing.   The Parent Ordinary Shares included in the Aggregate Stock Consideration shall have been approved for listing on NASDAQ, subject to official notice of issuance.
(f)   Transaction Documents.   Parent shall have delivered, or shall have caused to be delivered, to the Company (i) the Certificate of Merger duly executed by Merger Sub and (ii) the Escrow Agreement duly executed by Parent.
Article IX
TERMINATION OF OBLIGATIONS
9.1     Termination of Agreement.   Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing as follows and in no other manner:
(a)   Mutual Consent.   By mutual consent in writing of Parent and the Company.
(b)   Closing Not Consummated by Outside Date.   By the Company or Parent at any time after February 12, 2015 (the “Outside Date”), if the Closing shall not have occurred by such date; provided that neither Party shall be entitled to terminate this Agreement pursuant to this Section 9.1(b) if the failure of the Closing to be consummated by the Outside Date is principally caused by such Party’s breach of or failure to perform its obligations hereunder.
(c)   Breach by Parent.   By the Company, if Parent or Merger Sub has breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Sections 8.1 or 8.3, as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(c) unless any such breach, failure to perform or failure to be true has not been cured within thirty (30) days after written notice by the Company to Parent informing Parent of such breach, failure to perform or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 9.1(c) if the Company is then in breach of this Agreement in any material respect.
(d)   Breach by the Company.   By Parent, if the Company has breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Sections 8.1 or 8.2, as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.1(d) unless any such breach, failure to perform or failure to be true has not been cured within fifteen (15) days after written notice by Parent to the Company informing the Company of such breach, failure to perform or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 9.1(d) if Parent is then in breach of this Agreement in any material respect.
(e)   No Law or Injunction.   By either Parent or the Company if (i) any court of competent jurisdiction or other competent Governmental Entity shall have issued an Order permanently restraining, enjoining or prohibiting the transactions contemplated by this Agreement and such Order shall have become final and nonappealable or (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall have complied with its obligations under Section 7.3 with respect to such Law or Order.

(f)   Failure to Close.   By the Company if (i) all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than (x) those conditions that by their nature would be satisfied at the Closing, each of which is, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time or (y) the failure of which to be satisfied is primarily the result of the material breach of Parent’s representations, warranties, covenants or agreements under this Agreement), (ii) the Marketing Period has ended and the Closing shall not have occurred on or before the date required by Section 2.4, (iii) the Company has sent irrevocable written notice to Parent after clauses (i) and (ii) are satisfied stating its intention to terminate this Agreement pursuant to this Section 9.1(f) and irrevocably confirming that the Company stands ready, willing and able to consummate the Closing and (iv) Parent fails to consummate the Closing within the earlier of (x) the Outside Date and (y) three (3) Business Days following Parent’s receipt of the notice described in clause (iii) above.
9.2     Notice of Termination.   The Party desiring to terminate this Agreement pursuant to Section 9.1 (other than in the case of a termination pursuant to Section 9.1(a)) shall give written notice of such termination to the other Parties.
9.3     Effect of Termination.
(a)   Termination.   In the event that this Agreement shall be terminated pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party under this Agreement; provided, that notwithstanding the foregoing, (a) no such termination shall relieve any Party hereto of any liability for damages to the other party hereto resulting from any willful and knowing breach of this Agreement prior to such termination, and (b) the obligations of the Parties contained in Section 7.5(g) and this Section 9.3 and Sections 11.1, 11.2, 11.3, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.12, 11.13, 11.14, 11.16, 11.17 and 11.18 and all provisions of this Agreement necessary for the interpretation and enforcement thereof shall survive any such termination.
(b)   Termination Fee.   If the Company terminates this Agreement pursuant to Section 9.1(f) or Parent terminates this Agreement pursuant to Section 9.1(b) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 9.1(f), then in either case, Parent shall, promptly, but in any event within five (5) Business Days, pay a fee of $88,900,000 (the “Parent Termination Fee”) in cash to the Company or an account or accounts designated by the Company by wire transfer of immediately available funds.
(c)   If Parent fails to pay the Parent Termination Fee in accordance with this Section 9.3 on or prior to the date such amount is due hereunder, and, in order to obtain such payment, the Company commences an Action that results in a final, nonappealable judgment against Parent for the payment of the Parent Termination Fee pursuant to this Section 9.3, Parent shall pay, or cause to be paid, to the Company its reasonable and documented, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on such amount of the Parent Termination Fee at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date payment is actually delivered to the Company or its designee, and the costs and expenses (including attorneys’ fees) incurred by the Company in connection with such action or proceeding.
(d)   The Parties acknowledge and agree that the recovery of the Parent Termination Fee as set forth herein shall constitute payment of liquidated damages and not a penalty and that such liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Parent’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy and the value of the transactions to be consummated hereunder.
(e)   The Company acknowledges and agrees that, notwithstanding anything to the contrary herein, if the Company terminates this Agreement in accordance with Section 9.1(f) or Parent terminates this Agreement pursuant to Section 9.1(b) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 9.1(f), then, in either case, other than with respect to any indemnification or expense reimbursement obligations of Parent under Section 7.5(g), (i) in the case of a termination of this Agreement in which the Parent Termination Fee is payable in accordance with Section 9.3(b), the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) shall be the payment of the Parent Termination Fee pursuant to Section 9.3(b) (together with any other amounts payable to the Company in accordance with Section 9.3(c)), (ii) the Company shall not be entitled to specific performance under Section 11.15 of Parent’s obligation to consummate the Closing (it being understood that the foregoing shall not impair the rights of the Company to seek specific performance pursuant to Section 11.15 prior to any termination of this Agreement) and (iii) none of the Company, its Subsidiaries, or any of their respective Affiliates, members, shareholders or Representatives shall have any other remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, its Affiliates and other direct and indirect investors, and each of their respective Representatives or any Debt Financing Source, its Affiliates and other direct and indirect investors, and each of their respective Representatives for any Losses suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement (whether willfully, knowingly, intentionally, unintentionally or otherwise) or other failure of the transactions contemplated by this Agreement to be consummated (whether willfully, knowingly, intentionally, unintentionally or otherwise), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any such Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise. For the avoidance of doubt, (x) the Parties agree that, for purposes of this Section 9.3(e), the Stockholders’ Representative shall not have any rights, nor shall it be able to enforce any remedies, that are unavailable to the Company and (y) it is agreed and acknowledged that no Party shall have any rights under this Section 9.3(e) unless expressly provided for herein.
Article X
INDEMNIFICATION
10.1    Survival.   Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement shall not survive, and shall terminate and be extinguished as of, the Effective Time; provided, that the Company Specified Representations and the Parent Specified Representations shall survive and shall remain in full force and effect until the date that is nine (9) months following the anniversary of the Closing Date (the “Survival Period”). The covenants and other agreements of the Parties contained in this Agreement, and any claims in respect thereof, shall survive for the Survival Period. Notwithstanding the foregoing, any claims asserted in good faith in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the Survival Period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or other agreement and such claims shall survive until finally resolved.
10.2    Indemnification by the Company Securityholders.   Subject to the other terms and conditions of this Article X, from and after the Closing, the Company Securityholders shall indemnify and defend each of Parent and its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries) (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of or by reason of:
(a)   any inaccuracy in or breach of any of the Company Specified Representations or any failure of such Company Specified Representations to be true and correct as if it was made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided, that if any Company Specified Representation is qualified or limited based on materiality, including the terms “material,” “Company Material Adverse Effect” or any similar materiality or similar qualification or limitation, such qualification or limitation shall in all respects be disregarded and given no effect for purposes of determining whether any breach thereof, inaccuracy therein or any Losses have occurred, and the amount of such Losses;
(b)   any breach or nonperformance by the Company prior to the Closing of any of its covenants or agreements set forth in this Agreement;

(c)   any Action asserted or threatened by (i) any Company Securityholder relating to or arising out of (x) the Pre-Closing Recapitalization, (y) this Agreement, the other Transaction Documents or the consummation of the Merger, or (z) any alleged misallocation of the Aggregate Merger Consideration (including payments made by Parent or the Surviving Corporation at the direction of the Stockholders’ Representative or the Company) or the failure of the Note Payment Schedule or the Option Payment Schedule to be true and correct in all respects, (ii) any Company Securityholder for payment relating to equity securities or debt of the Company issued and outstanding immediately prior to the Effective Time, including any payment related to the Company Notes or the Company Warrants, and (iii) any holder of Company Options or other equity compensation awards, including stock appreciation rights, of the Company and its Subsidiaries for payment of a portion of the Aggregate Merger Consideration, related to any such option or equity compensation award of the Company or its Subsidiaries; and
(d)   any Taxes of the Company or any Subsidiary thereof (and any predecessors thereof) resulting from a failure by the Company and its Subsidiaries to be eligible for the exclusion from gross income under Section 883(a)(1) of the Code and the Treasury Regulations issued thereunder in the current taxable year or in a Pre-Closing Tax Period or in a portion of any Straddle Period ending on the Closing Date in which such exclusion was claimed by the Company or its Subsidiaries.
10.3    Indemnification by Parent.   Subject to the other terms and conditions of this Article X, from and after the Closing, Parent shall indemnify and defend each of the Company Securityholders (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of or by reason of:
(a)   any inaccuracy in or breach of any of the Parent Specified Representations or any failure of such Parent Specified Representations to be true and correct as if it was made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided, that if any Parent Specified Representation is qualified or limited based on materiality, including the terms “material,” “Parent Material Adverse Effect” or any similar materiality or similar qualification or limitation, such qualification or limitation shall in all respects be disregarded and given no effect for purposes of determining whether any breach thereof, inaccuracy therein or any Losses have occurred, and the amount of such Losses; and
(b)   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent pursuant to this Agreement.
10.4    Certain Limitations.   The indemnification provided for in Sections 10.2 and 10.3 shall be subject to the following limitations:
(a)   The aggregate amount of all Losses for which the Company Securityholders shall be liable pursuant to Section 10.2 shall not exceed the aggregate cash and Parent Ordinary Shares then available in the Escrow Account (the “Cap”).
(b)   Notwithstanding any other provision of this Agreement, the Company Securityholders shall not have any obligation to indemnify any Parent Indemnitee pursuant to Section 10.2, unless and until the aggregate amount of all such individual Losses incurred or sustained by all Parent Indemnitees with respect to which the Parent Indemnitees would otherwise be entitled to indemnification under Section 10.2 exceeds $1,000,000 (the “Threshold Amount”), and then only to the extent such Losses exceed the Threshold Amount.
(c)   The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 10.3 shall not exceed $88,900,000.
(d)   Notwithstanding any other provision of this Agreement, Parent shall not have any obligation to indemnify any Stockholder Indemnitee pursuant to Section 10.3 unless and until the aggregate amount of all such individual Losses incurred or sustained by all Stockholder Indemnitees with respect to which the Stockholder Indemnitees would otherwise be entitled to indemnification under Section 10.3 exceeds the Threshold Amount, and then only to the extent such Losses exceed the Threshold Amount.

(e)   The Company Stockholders shall have no right of contribution or other recourse against the Surviving Corporation or its Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any claims asserted by Parent Indemnitees.
(f)   The limitations set forth in this Section 10.4 shall not apply in the case of fraud, criminal activity or willful breach.
10.5    Indemnification Procedures.   The party making a claim under this Article X is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party”. The Stockholders’ Representative shall exercise on behalf of the Company Securityholders all of their rights under this Section 10.5 to the extent the Company Securityholders are the Indemnifying Parties.
(a)   Third Party Claims.   If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing, other than any Action with respect to a Tax matter that is governed by Section 7.12 (a “Third Party Claim”), against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that such assumption and control of the defense of such Third Party Claim shall be deemed to be an acceptance and assumption of the liability of such Third Party Claim by the Indemnifying Party and an admission that any Losses arising from such claim are indemnifiable Losses for which the Indemnifying Party is liable hereunder; provided, further, that if the Indemnifying Party are the Company Securityholders, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) the Indemnified Party reasonably believes that it would bear a larger portion of the Losses relating to the claim than the Indemnifying Party due to the Cap, (ii) seeks an injunction or other equitable relief against the Indemnified Party, or (iii) relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.5(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party; provided, that the Indemnifying Party acknowledges that notwithstanding its assumption of the defense of such Third Party Claim, the Indemnified Party shall be the party entitled to the indemnification rights. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(b)   Settlement of Third Party Claims.   Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of Parent of the Stockholders’ Representative, as applicable, except as provided in this Section 10.5(b); provided that if a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, the Indemnifying Party shall have the right to settle such Third Party Claim in its reasonable discretion. If the Indemnified Party has assumed the defense pursuant to Section 10.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party.
(c)   Direct Claims.   Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) may be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof. The failure to give such written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
10.6    Payments.   Once a Loss is agreed to by the Indemnifying Party or finally determined to be payable pursuant to this Article X, (a) if Parent is the Indemnifying Party, Parent shall satisfy its obligations within ten (10) Business Days of such final, non-appealable determination by wire transfer of immediately available funds as directed by the Stockholders’ Representative and (b) if the Company Securityholders are the Indemnifying Party, any payments the Company Securityholders are obligated to make to any Parent Indemnitee pursuant to this Article X shall be paid solely from the Escrow Account (any such payments to be allocated between the cash and Parent Ordinary Shares then held in the Escrow Account on a pro rata basis based on the relative value of such cash and Parent Ordinary Shares as determined in accordance with this Section 10.6) to the Parent Indemnitees to the extent there are sufficient assets in the Escrow Account (with respect to the Parent Ordinary Shares held in the Escrow Account, by the release of a number of Parent Ordinary Shares equal to the quotient obtained by dividing (i) the amount of such Loss by (ii) the average closing price of the Parent Ordinary Shares on the five trading days immediately preceding the date of such payment from the Escrow Account by the Escrow Agent pursuant to a joint written instruction from the Stockholders’ Representative and Parent in accordance with this Agreement and the Escrow Agreement).
10.7    Tax Treatment of Indemnification Payments.   All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the purchase price for Tax purposes, unless otherwise required by Law.
10.8    Exclusive Remedies.   Subject to Article III and except for breaches of payment obligations by one party to the other party pursuant to this Agreement or any other Transaction Document, the Parties acknowledge and agree that, following the Closing, their sole and exclusive monetary remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful breach in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this

Agreement, shall be pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, criminal activity or willful breach.
Article XI
GENERAL
11.1    Notices.   Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by electronic email transmission, facsimile transmission or other electronic transmission device (so long as a receipt of such email, facsimile or other electronic transmission is requested and received), (c) mailed by certified or registered mail (postage prepaid), receipt requested, or (d) sent by Express Mail, Federal Express or other express delivery service, receipt requested, to the Parties and at the addresses specified herein or to such other address or to such other person as either Party shall have last designated by such notice to the other Party. Each such notice or other communication shall be effective (i) if given by electronic email transmission, facsimile transmission or other electronic transmission device, when transmitted to the applicable address so specified herein and an appropriate confirmation of transmission is received or (ii) if given by any other means, when actually received at such address. Any notice or other communication hereunder shall be delivered as follows:
If to Parent, addressed to:
Norwegian Cruise Line Holdings Ltd.
7665 Corporate Center Drive
Miami, Florida 33126
Attention: Daniel S. Farkas
Facsimile: (305) 436-41410
Email: dfarkas@ncl.com
With copies to (which shall not constitute notice):
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Douglas A. Ryder
Facsimile: (212) 310-8007
Email: douglas.ryder@weil.com
and
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 8th Avenue
New York, New York 10019
Attention: Mark I. Greene and Eric L. Schiele
Facsimile: (212) 474-1000
Email: mgreene@cravath.com and eschiele@cravath.com
If to the Company, addressed to:
Prestige Cruises International, Inc.
Oceania Cruises | Regent Seven Seas Cruises
8300 NW 33rd Street, Suite 100
Miami, Florida 33122
Attention: Jill A. Guidicy
Facsimile: 305-500-2835
Email: jguidicy@prestigecruiseholdings.com

With a copy to (which shall not constitute notice):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: John M. Scott and Tarun M. Stewart
Facsimile: (212) 757-3990
Email: jscott@paulweiss.com and tstewart@paulweiss.com
11.2    Amendments; Waivers.   This Agreement, including any Exhibit or Schedule, may be amended, modified or supplemented only by agreement in writing of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided. In the event that any Party seeks an amendment or waiver to Section 9.3 (“Effect of Termination”), this Section 11.2, Section 11.5 (“Governing Law; Consent to Jurisdiction; Waiver of Jury Trial”), Section 11.8 (“Parties in Interest”), Section 11.12 (“Entire Agreement”) or Section 11.18 (“Non-Recourse”) that is adverse to the Debt Financing Sources, the prior written consent of the Debt Financing Sources shall be required before any such amendment or waiver may become effective.
11.3    Schedules; Exhibits.   Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement.
11.4    Further Assurances.   If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
11.5    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)   Any controversy, dispute or claim arising out of or related to this Agreement and any other document or instrument delivered pursuant hereto, including the existence, validity, interpretation or breach hereof (whether in contract or tort and whether in equity, law or statute) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to choice or conflicts of law doctrines; provided, that the Merger shall be governed by and construed in accordance with the Laws of the Republic of Panama and without regard to choice or conflicts of law doctrines. Each of the Parties hereto (w) irrevocably agrees that all Actions (whether in contract or tort and whether in equity, law or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be exclusively resolved in the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any Federal or state court sitting in Delaware, (x) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any Federal or state court sitting in Delaware in connection with any such Action (whether in contract or tort and whether in equity, law or statute) that arises out of this Agreement or any of the transactions contemplated by this Agreement, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any Action relating to this Agreement in any court other than the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any Federal or state court sitting in Delaware, unless venue would not be proper under rules applicable in such courts. Notwithstanding anything herein to the contrary, each Party acknowledges and irrevocably agrees (i) that any Action, whether in contract or tort, at law or in equity or otherwise, involving any Debt Financing Source arising out of, or relating to, the transactions contemplated hereby, the Debt Financing Commitments, the Debt Financing or the performance of services thereunder or related thereto shall be governed by and construed in accordance with the Laws of the State of New York and shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) in the County of New York and each Party submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court and agrees not to bring (or permit any of its Affiliates to bring or support anyone else in bringing) any such Action in any other court, (ii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11.1 (“Notices”) shall be effective service of process against it for any such Action brought in any such court, (iii) to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law and (v) the Debt Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the foregoing agreements.
(b)   Waiver of Jury Trial.   Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby, including with respect to any Action that involves the Debt Financing Sources. Each Party (i) certifies that no Representative or agent of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.5(b).
11.6    Headings.   The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
11.7    Counterparts.   This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
11.8    Parties in Interest.   This Agreement shall be binding upon and inure to the benefit of each Party and their permitted assigns and successors, and except as set forth in Article III (which from and after the Effective Time, shall be for the benefit of the Company Securityholders), Section 7.5(g), Section 7.10, Article X and Section 11.18, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, that the Stockholders’ Representative shall not be entitled to any rights or be able to enforce any remedies under or by reason of this Agreement in its capacity as a Company Securityholder by virtue of it being a Party hereto. Notwithstanding the foregoing, each Debt Financing Source is an express third party beneficiary of Section 9.2 (“Effect of Termination”), Section 11.2 (“Amendments; Waivers”), Section 11.5 (“Governing Law; Consent to Jurisdiction; Waiver of Jury Trial”), Section 11.18 (“Non-Recourse”) and this Section 11.8.
11.9    Waiver.   No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.
11.10   Severability.   If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining terms and provisions of this Agreement to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for the Parties remain valid, binding and enforceable; and provided, further, that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. In event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

11.11   [Reserved].
11.12   Entire Agreement.   This Agreement, together with the Schedules and Exhibits hereto and the other Transaction Documents, (a) constitutes the entire agreement among the Parties pertaining to the subject matter hereof and (b) supersedes all prior and contemporaneous agreements and understandings, both oral and written, of the Parties in connection therewith, except for the Confidentiality Agreement, which shall remain in full force and effect until the consummation of the transactions contemplated by this Agreement (whereupon the Parties agree the Confidentiality Agreement shall terminate).
11.13   Expenses.   Except as otherwise provided herein, the Company and Parent shall each pay its own expenses incident to the evaluation of the Company and the business of the Company and its Subsidiaries and the negotiation, preparation and performance of this Agreement and the transactions contemplated by this Agreement, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.
11.14   No Assignment.   Neither this Agreement nor any rights or obligations under it are assignable by either Party without the prior written consent of the other Party; provided, however, that each of Parent or Merger Sub may (x) assign or otherwise transfer its rights and obligations hereunder to any Subsidiary of Parent, which assignment or transfer shall not relieve Parent or Merger Sub, as applicable, of its obligations hereunder, (y) collaterally assign in whole or in part, this Agreement to one or more of its financing sources and (z) assign any and all of its rights under this Agreement to a purchaser of all or a material part of the business of the Company and its Subsidiaries. The assigning Party shall remain liable to the other Parties for all obligations of the assigning Party hereunder, including the payment of the consideration set forth herein, notwithstanding a permitted assignment. Any assignment in violation of this provision shall be void and of no effect.
11.15   Specific Performance.
(a)   The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Parent, Merger Sub or the Company in accordance with the terms hereof or were otherwise breached by Parent, Merger Sub or the Company. Except as set forth in Section 11.15(b) with respect to the obligation of Parent or Merger Sub to consummate the Closing, the Parties further agree that, in addition to any other remedy to which they are entitled at law or in equity, each of Parent, Merger Sub and (subject to Section 11.15(b)) the Company shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent or cure breaches of the terms and provisions of this Agreement and to specific performance of the terms and provisions of this Agreement.
(b)   Notwithstanding anything in this Agreement to the contrary, including Section 11.15(a), it is explicitly agreed that the Company’s right to seek an injunction, specific performance or other equitable relief to enforce Parent’s obligation to consummate the Closing shall be available only prior to the termination of this Agreement and only in the event that (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived in writing (other than (x) those conditions that by their nature would be satisfied at the Closing, each of which is, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time or (y) the failure of which to be satisfied is primarily the result of the material breach of Parent’s representations, warranties, covenants or agreements under this Agreement), (ii) either the Debt Financing contemplated by the Debt Financing Commitments (or alternative debt financing) has been funded or will be funded at the Closing in accordance with its terms, (iii) the Marketing Period has ended and the Closing shall not have occurred on or before the date the Closing is required to occur pursuant to Section 2.4, (iv) the Company has sent irrevocable written notice to Parent after clauses (i), (ii) and (iii) are satisfied irrevocably confirming that the Company stands ready, willing and able to consummate the Closing and (v) Parent fails to consummate the Closing within the earlier of (x) the Outside Date and (y) three (3) Business Days after the delivery of the notice described in clause (iv) above. For the avoidance of doubt, under no circumstances shall Parent be obligated both to specifically perform the terms of this Agreement and to pay the Parent Termination Fee to the Company pursuant to Section 9.3(b). For the avoidance of doubt, (A) the Parties agree that, for purposes of this Section 11.15, the Stockholders’ Representative shall not have any rights, nor shall it be able to enforce any remedies, that are unavailable to the Company and (B) it is agreed and acknowledged that no Party shall have any rights under this Section 11.15 unless expressly provided for herein.
11.16   Stockholders’ Representative.   Apollo Management, L.P. is hereby irrevocably constituted and appointed as representative, agent, proxy and attorney-in-fact by the Company Securityholders for and on behalf of each of the Company Securityholders for all purposes under this Agreement including the full and exclusive power and authority, on behalf of the Company Securityholders and their successors and permitted assigns, to (a) interpret the terms and provisions of this Agreement; (b) consummate the Merger and the transactions contemplated by this Agreement and execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Merger and the transactions contemplated by this Agreement; (c) receive service of process in connection with any claims under this Agreement; (d) take all actions and exercise all rights of the Company Securityholders under Article X and otherwise agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of any of the foregoing; (e) give and receive notices and communications; (f) engage counsel, accountants and other advisors for the Company Securityholders and incur expenses on behalf of the Company Securityholders in connection with this Agreement and the Merger as the Stockholders’ Representative may deem appropriate; (g) direct the distribution of funds or designate or engage a paying agent to distribute funds (including the Aggregate Merger Consideration, the Contingent Payment, cash and stock held in the Escrow Account and the aggregate amount of any remaining Per Share Representative Holdback Amounts in accordance with this Agreement), (h) execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Company Securityholders) and (i) take all actions necessary or appropriate in the judgment of the Stockholders’ Representative on behalf of the Company Securityholders in connection with this Agreement (and no Company Securityholder shall have any independent right or legal standing to take any such action or any other action in connection with the Merger or the transactions contemplated by this Agreement). Parent is entitled to deal exclusively with the Stockholders’ Representative on all matters relating to this Agreement. A decision, act, consent or instruction of the Stockholders’ Representative constitutes a decision of all of the Company Securityholders and shall be final, binding and conclusive upon the Company Securityholders, and Parent shall be entitled to rely on any decision, action, omission, consent or instruction of the Stockholders’ Representative as being the decision, action, omission, consent or instruction of the Company Securityholders, and Parent is hereby relieved from any liability to any of the Company Securityholders for acts undertaken by Parent in accordance with any such decision, act, consent or instruction. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Company Securityholders. The power and authority of the Stockholders’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Company Securityholders, as applicable, under this Agreement shall have terminated, expired or been fully performed. The Stockholders’ Representative may resign at any time by submitting a written resignation to Parent. If Apollo Management, L.P. resigns or otherwise ceases to serve as the Stockholders’ Representative, a successor Stockholders’ Representative shall be elected by a majority vote of the Company Securityholders, with each such Company Securityholder (or its successor or assign) to be given a vote equal to the voting shares of Company Common Stock owned by such Company Securityholder immediately before the Merger. The Company Securityholders shall cause to be delivered to Parent prompt written notice of such election of a successor Stockholders’ Representative, such appointment to become effective upon the later of the date indicated in such consent or the date such consent is delivered to Parent; provided, that prior to such effective time, Parent shall remain entitled to rely on any decision, action, omission, consent or instruction of the Stockholders’ Representative as being the decision, action, omission, consent or instruction of the Company Securityholders, and Parent is hereby relieved from any liability to any of the Company Securityholders for acts undertaken by Parent in accordance with any such decision, act, consent or instruction. Neither the Stockholders’ Representative nor any of its members, managers, partners, officers, agents, representatives or any of their respective Affiliates shall incur any liability to any Company Securityholder by virtue of the failure or refusal of such

Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting bad faith or willful misconduct. The Stockholders’ Representative and its members, managers, partners, officers, agents, representatives and their respective Affiliates shall have no liability in respect of any Action brought against such Persons by any Company Securityholder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, unless such Persons took or omitted taking any action in bad faith or as result of willful misconduct. The Stockholders’ Representative shall have the right, in its sole discretion, to recover from any amounts withheld by the Stockholders’ Representative for such purpose, its out-of-pocket expenses incurred in the performance of its duties hereunder. Each successor Stockholders’ Representative shall have all the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein shall be deemed to include any successor Stockholders’ Representative. Any successor Stockholders’ Representative shall indicate in writing its acceptance of such appointment and its agreement to be bound by the terms of this Agreement. The adoption of this Agreement and the approval of the principal terms of the Merger by the Company Stockholders shall constitute approval of the appointment of the Stockholders’ Representative.
11.17   Interpretation.   The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
11.18   Non-Recourse.   Except as otherwise expressly provided in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, shareholder, Affiliate, Debt Financing Source, agent, attorney or Representative of any Party shall have any liability for any obligations or liabilities of any Party under this Agreement (whether in contract or tort, in law or in equity) or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby (including the Debt Financing) and the Company (on behalf of itself, each of its Subsidiaries and the Company Securityholders) agrees that none of it, any of its Subsidiaries or any Company Securityholder shall have any rights or claims (whether in contract or tort, at law or in equity of otherwise) against the Debt Financing Sources in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby. The provisions of this Section 11.18 are intended to be for the benefit of, and will be enforceable by each past, present or future director, manager, officer, employee, incorporator, member, partner, shareholder, Affiliate, Debt Financing Source, agent, attorney or Representative of any Party. This Section 11.18 shall be binding on all successors and assigns of the Company.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

PARENT:
NORWEGIAN CRUISE LINE HOLDINGS LTD.
By:	/s/ Kevin M. Sheehan
Name: Kevin M. Sheehan
Title: President and Chief Executive Officer
MERGER SUB:
PORTLAND MERGER SUB, INC.
By:	/s/ Kevin M. Sheehan
Name: Kevin M. Sheehan
Title: President and Chief Executive Officer

[Signature Page To Merger Agreement]

COMPANY:
PRESTIGE CRUISES INTERNATIONAL, INC.
By:	/s/ Jason M. Montague
Name: Jason M. Montague
Title: Executive Vice President, Chief Financial Officer and Secretary
REPRESENTATIVE:
APOLLO MANAGEMENT, L.P.,
By:	Apollo Management GP, LLC, its general partner
By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

[Signature Page To Merger Agreement]

Exhibit A
2015 Total Net Revenue Calculation
See attached.

Annex B

745 Seventh Avenue New York, NY 10019 United States

September 2, 2014
Transaction Committee of the Board of Directors
Norwegian Cruise Line Holdings Ltd.
7665 Corporate Center Drive
Miami, FL 33126
Members of the Transaction Committee of the Board of Directors:
We understand that Norwegian Cruise Line Holdings Ltd. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Prestige Cruises International, Inc. (“Prestige”) pursuant to which, among other things, the Company will acquire all of the outstanding common stock, par value $0.01 per share, of Prestige (“Prestige Common Stock”) through the merger of Merger Sub (as defined below) with and into Prestige, with Prestige continuing its corporate existence (the “Surviving Corporation”) for (i) aggregate consideration of $1,108,798,350 in cash (the “Cash Consideration”), (ii) subject to certain escrow provisions set forth in the Agreement, 20,296,880 ordinary shares (the “Stock Consideration”), par value $0.001 per share, of the Company (“Company Common Stock”), and (iii) a contingent payment of up to $50,000,000 subject to the Surviving Corporation satisfying certain performance criteria (the “Contingent Payment”, and together with the Cash Consideration and the Stock Consideration, the “Merger Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of September 2, 2014, by and among the Company, an indirect wholly owned subsidiary of the Company (“Merger Sub”), and Prestige (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.
We have been requested by the Board of Directors of the Company to render to you our opinion with respect to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise.
In arriving at our opinion, we reviewed and analyzed:
(1) a draft of the Agreement, dated as of September 2, 2014, and the specific terms of the Proposed Transaction;
(2) the registration statement on Form S-1 of Prestige filed on January 22, 2014;
(3) financial and operating information with respect to the business, operations and prospects of Prestige furnished to us by Prestige, including financial projections of Prestige prepared by management of Prestige (such forecasts, the “Prestige Projections”);
(4) an alternative version of the Prestige Projections incorporating certain adjustments thereto made by management of the Company (the “Adjusted Prestige Projections”);
(5) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”), for purposes of analyzing the pro forma impact of the Proposed Transaction;

(6) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”);
(7) a trading history of the Company Common Stock and the trading history of other companies that we deemed relevant; and
(8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant.
In addition, we (i) have had discussions with the management of the Company concerning its business, operations, financial condition and prospects, (ii) have had discussions with the management of the Company and the management of Prestige concerning Prestige’s business, operations, financial condition and prospects, and (iii) have undertaken such other studies, analyses and investigations as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections and the Adjusted Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and Prestige and that the Company and Prestige will perform substantially in accordance with such projections. With respect to the Prestige Projections, we have been advised by Prestige, and have assumed, that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Prestige as to the future financial performance of Prestige. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which ordinary shares of the Company would trade following the announcement or consummation of the Proposed Transaction.
We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.
Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be paid by the Company in the Proposed Transaction is fair to the Company.
We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and Prestige in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services to the Company, for which we received customary consideration: (i) acted as joint bookrunner and stabilization agent on the Company’s $514 million initial public offering, (ii) acted as a bookrunner on the Company’s $684 million follow-on offering, (iii) acted as a bookrunner on the Company’s $732 million follow-on offering, (iv) acted as a joint bookrunner on the Company’s $300 million high yield bond offering, (v) acted as joint lead arranger on its $1,300 million Senior Secured credit facilities, (vi) acted as foreign exchange derivatives provider to the Company, and (vii) acted as a bookrunner on the Company’s $732 million follow-on offering. Additionally, we expect to act as joint lead arranger and joint bookrunner in connection with financing of the Proposed Transaction for which we expect to receive customary consideration.
In the past two years, we have performed the following investment banking and financial services to Prestige, for which we received or receive customary consideration: (i) acted as joint lead arranger and joint bookrunner on repricing of a $299 million first lien term loan of a subsidiary of Prestige and a $296 million first lien term loan of another subsidiary of Prestige, (ii) acted as joint lead arranger and joint bookrunner on $375 million senior secured credit facilities, (iii) acted as joint lead arrange and joint bookrunner on repricing of $300 million term loan of a subsidiary of Prestige, (iv) acted as joint lead arranger and joint bookrunner on $340 million senior secured credit facilities of a subsidiary of Prestige, (v) currently we have an outstanding commitment of $22.5 million under a $75 million revolving credit facility of a subsidiary of Prestige, (vi) currently we have an outstanding commitment of $14 million under a $40 million revolving credit facility of a subsidiary of Prestige, and (vii) performed and are currently performing various hedging and other risk management services for Prestige and its subsidiaries. Additionally, we have also provided the following investment banking and financial services to Prestige, for which we received no compensation: (i) financial advisory services to Prestige with respect to potential strategic acquisition alternatives that never materialized, and (ii) services with respect to potential capital raising alternatives.
In addition, we and our affiliates in the past have provided, currently are providing, or in the future may provide, investment banking and other financial services to Apollo Management Holdings L.P. (“Apollo”), affiliates of which are significant stockholders of both of the Company and Prestige, and certain of its affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisory to Apollo or certain of its portfolio companies and affiliates in connection with certain mergers and acquisitions transactions, (ii) having acted or acting as arranger, bookrunner and/or lender for Apollo certain of its portfolio companies and affiliates in connection with the financing for various acquisition transactions, and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Apollo and certain of its portfolio companies and affiliates.
Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Prestige for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Transaction Committee of the Board of Directors of the Company and is rendered to the Transaction Committee of the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.
Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex C

PERELLA WEINBERG PARTNERS LP
767 FIFTH AVENUE
NEW YORK, NY 10153
PHONE: 212-287-3200
FAX: 212-287-3201
September 2, 2014
Transaction Committee of the Board of Directors
Norwegian Cruise Line Holdings Ltd.
7665 Corporate Center Drive
Miami, FL 33126
Members of the Transaction Committee of the Board of Directors:
We understand that Norwegian Cruise Line Holdings Ltd., an exempted company incorporated in Bermuda (“Parent”), Portland Merger Sub, Inc., a corporation organized under the Laws of the Republic of Panama (“Merger Sub”), Prestige Cruises International, Inc., a corporation organized under the Laws of the Republic of Panama (the “Company”), and Apollo Management, L.P., propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent, and, upon effectiveness of the Merger, the Company Securityholders (as defined in the Merger Agreement), other than the Company as a holder of shares of Company Common Stock (as defined in the Merger Agreement) as treasury stock, will become entitled to receive an aggregate consideration equal to (i) $1,108,798,350 in cash and 20,296,880 ordinary shares of Parent, par value $0.001 per share (the “Parent Ordinary Shares”), at closing and (ii) a contingent merger consideration payment, if any, of up to $50,000,000 in cash (collectively, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have requested our opinion as to the fairness from a financial point of view to Parent of the Consideration to be paid by Parent pursuant to the Merger Agreement.
For purposes of the opinion set forth herein, we have, among other things:
1. reviewed certain publicly available financial statements and other business and financial information with respect to the Company;
2. reviewed certain publicly available financial statements and other business and financial information with respect to Parent, including research analyst reports;
3. reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company;
4. reviewed certain analyses and forecasts (the “Buyer Company Forecasts”), and other financial and operating data relating to the business of the Company, in each case, prepared by Parent’s management;
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5. reviewed certain internal financial statements, analyses, forecasts (the “Parent Forecasts”), and other financial and operating data relating to the business of Parent, in each case, prepared by Parent’s management;
6. reviewed estimates of synergies anticipated by Parent’s management to result from the Merger (collectively, the “Anticipated Synergies”);
7. discussed the past and current operations, financial condition and prospects of the Company with management of the Company;
8. discussed the past and current operations, financial condition and prospects of Parent, including the Anticipated Synergies, with management of Parent;
9. compared the financial performance of the Company and Parent with that of certain publicly-traded companies which we believe to be generally relevant;
10. compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;
11. reviewed the potential pro forma financial impact of the Merger on the future financial performance of Parent;
12. reviewed the historical trading prices and trading activity for the Parent Ordinary Shares, and compared such price and trading activity of the Parent Ordinary Shares with that of securities of certain publicly-traded companies which we believe to be generally relevant;
13. participated in discussions among representatives of the Company and Parent and their respective advisors;
14. reviewed a draft dated September 2, 2014 of the Merger Agreement; and
15. conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the managements of the Company and of Parent that, to their knowledge, the information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. We have assumed with your consent that there are no material undisclosed liabilities of the Company or Parent for which adequate reserves or other provisions have not been made. With respect to the Buyer Company Forecasts and the Parent Forecasts, we have been advised by the management of Parent and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent as to the future stand-alone financial performance of the Company, the future stand-alone financial performance of Parent, and the future financial performance of the Company and Parent, as the case may be, and the other matters covered thereby and we express no view as to the assumptions on which they are based. We have assumed, with your consent, that the Anticipated Synergies and potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Parent to result from the Merger will be realized in the amounts and at the times projected by the management of Parent, and we express no view as to the assumptions on which they are based. We have relied without independent verification upon the assessment by the management of Parent of the timing and risks associated with the integration of the Company and Parent. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company nor have we taken into consideration or relied on any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the vessels, properties or
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facilities of the Company. In addition, we have not evaluated the solvency of any party to the Merger Agreement, including under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed that as of September 30, 2014, the Company’s third party debt will be $1,545 million, the Company’s cash will be $273 million, the Company will have made $67 million of payments related to its Explorer newbuild and the Company will have $41 million of accrued interest and transaction related expenses. We have assumed that the final Merger Agreement will not differ in any material respect from the form of Merger Agreement reviewed by us and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay, and that there will be no payments by the Company pursuant to any indemnification obligations of the Company under the Merger Agreement. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Merger. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.
This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Consideration to be paid by Parent pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement or the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Consideration to be received by the Company Securityholders (as defined in the Merger Agreement) or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand Parent has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of Parent to enter into the Merger Agreement. We express no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Parent.
We have acted as financial advisor to the Transaction Committee of the Board of Directors of Parent in connection with the Merger and will receive a fee from Parent for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, Parent has agreed to reimburse us for certain expenses that may arise, and indemnify us for certain liabilities and other items that may arise, out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP and its affiliates and the Company or Parent pursuant to which compensation was received by Perella Weinberg Partners LP. During the two year period prior to the date hereof, we have been engaged to perform investment banking and other financial services for an affiliate of Apollo Capital Management, which we understand is an investor in the Company and Parent, for which we have received compensation for our services. Further, Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company, Parent and Apollo Capital Management, and also for Genting Hong Kong Limited and TPG Capital, which we understand are also investors in Parent, and in each case also their respective affiliates, and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.
This opinion is for the information and assistance of the Transaction Committee of the Board of Directors of Parent in connection with, and for the purposes of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Parent Ordinary Shares as to how such holder should vote, or otherwise act, with respect to the Merger or any other matter and does
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not in any manner address the prices at which the Parent Ordinary Shares will trade at any time. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be paid by Parent pursuant to the Merger Agreement is fair from a financial point of view to Parent.

Very truly yours,
/s/ Perella Weinberg Partners LP
PERELLA WEINBERG PARTNERS LP

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Annex D
Norwegian Cruise Line Holdings Ltd.
(the “Company”)
Shareholders’ Written Consent
The undersigned shareholders of the Company HEREBY ADOPT the written consent set out below (the “Consent”) pursuant to bye-law 39 of the Company’s amended and restated bye-laws, of which notice (“Notice”) is being given to all the shareholders of the Company who would be entitled to attend a general meeting and vote on the Consent.
The effective date of the Consent is the date when the Consent is signed by, or in the case of a shareholder that is a corporation, on behalf of, the shareholder who at the date of the Notice establishes the majority of votes required for the passing of the same as would be required if the Consent had been voted on at a general meeting of the Company.
This written Consent may be executed by facsimile or email transmission and in one or more counterparts. A copy shall be inserted in the Company’s Minute Book. Any action taken herein shall be of the same force and effect as if adopted at a duly convened general meeting of the Company.
Equity Issuance
WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (the “Merger Agreement”) with Portland Merger Sub, Inc. (“Merger Sub”), a corporation organized under the laws of the Republic of Panama and an indirect wholly-owned subsidiary of the Company, Prestige Cruises International, Inc., a corporation organized under the laws of the Republic of Panama (“PCI”) and a controlled affiliate of investment funds affiliated with Apollo Global Management, and Apollo Management, L.P. (the “Representative”), pursuant to which Merger Sub shall be merged with and into PCI (the “Merger”) such that the separate corporate existence of Merger Sub shall cease and PCI shall continue as the surviving entity and an indirect wholly-owned subsidiary of the Company after the Merger;
WHEREAS, the Board of Directors of the Company has formed a Transaction Committee comprised solely of members of the Board of Directors of the Company who are disinterested and independent with respect to any transaction involving PCI (the “Transaction Committee”) to, among other things, evaluate, negotiate and oversee the potential acquisition of PCI;
WHEREAS, the Transaction Committee has reviewed the Merger Agreement and deemed the execution and delivery of the Merger Agreement by the Company, the performance of the Company’s obligations thereunder, and the consummation of the transactions contemplated thereby, including the Merger, to be advisable and in the best interests of the Company and its shareholders;
WHEREAS, the Company is seeking approval from the shareholders of the issuance of twenty million two hundred ninety six thousand eight hundred and eighty (20,296,880) ordinary shares of the Company to the equityholders of PCI as a portion of the consideration to be paid by the Company to PCI’s equityholders in connection with the Merger (the “Equity Issuance”) in order to comply with the requirements of NASDAQ Stock Market Listing Rule 5635; and
WHEREAS, the shareholders have reviewed the Merger Agreement, including the terms of the Equity Issuance.
NOW, THEREFORE, BE IT RESOLVED, that the Equity Issuance be and hereby is approved and ratified upon the terms and subject to the conditions set forth in the Merger Agreement.
[Signature pages follow]

SHAREHOLDERS
APOLLO
AAA Guarantor Co-Invest VI (B), L.P.
By:	AAA MIP Limited, its general partner
By:	Apollo Alternative Assets, L.P., its service provider
By:	Apollo International Management, L.P., its managing general partner
By:	Apollo International Management GP, LLC, its general partner
By:	/s/ Laurie Medley
Name: Laurie Medley Title: Vice President
Date:	September 2, 2014
AIF VI NCL (AIV), L.P.
By:	Apollo Advisors VI (EH), L.P., its general partner
By:	Apollo Advisors VI (EH-GP), Ltd., its general partner
By:	/s/ Laurie Medley
Name: Laurie Medley Title: Vice President
Date:	September 2, 2014

[Signature Page to Shareholder Written Consent approving Equity Issuance]

AIF VI NCL (AIV II), L.P.
By:	Apollo Advisors VI (EH), L.P., its general partner
By:	Apollo Advisors VI (EH-GP), Ltd., its general partner
By:	/s/ Laurie Medley
Name: Laurie Medley Title: Vice President
Date:	September 2, 2014
AIF VI NCL (AIV III), L.P.
By:	Apollo Advisors VI (EH), L.P., its general partner
By:	Apollo Advisors VI (EH-GP), Ltd., its general partner
By:	/s/ Laurie Medley
Name: Laurie Medley Title: Vice President
Date:	September 2, 2014
AIF VI NCL (AIV IV), L.P.
By:	Apollo Advisors VI (EH), L.P., its general partner
By:	Apollo Advisors VI (EH-GP), Ltd., its general partner
By:	/s/ Laurie Medley
Name: Laurie Medley Title: Vice President
Date:	September 2, 2014

[Signature Page to Shareholder Written Consent approving Equity Issuance]

Apollo Overseas Partners (Delaware) VI, L.P.
By:	Apollo Advisors VI, L.P., its general partner
By:	Apollo Capital Management VI, LLC, its general partner
By:	/s/ Laurie Medley
Name: Laurie Medley Title: Vice President
Date:	September 2, 2014
Apollo Overseas Partners (Delaware 892) VI, L.P.
By:	Apollo Advisors VI, L.P., its general partner
By:	Apollo Capital Management VI, LLC, its general partner
By:	/s/ Laurie Medley
Name: Laurie Medley Title: Vice President
Date:	September 2, 2014
Apollo Overseas Partners VI, L.P.
By:	Apollo Advisors VI, L.P., its managing partner
By:	Apollo Capital Management VI, LLC, its general partner
By:	/s/ Laurie Medley
Name: Laurie Medley Title: Vice President
Date:	September 2, 2014

[Signature Page to Shareholder Written Consent approving Equity Issuance]

Apollo Overseas Partners (Germany) VI, L.P.
By:	Apollo Advisors VI, L.P., its managing partner
By:	Apollo Capital Management VI, LLC, its general partner
By:	/s/ Laurie Medley
Name: Laurie Medley Title: Vice President
Date:	September 2, 2014

[Signature Page to Shareholder Written Consent approving Equity Issuance]

GHK
Genting Hong Kong Limited
By:	/s/ Tan Sri Lim Kok Thay
Name: Tan Sri Lim Kok Thay Title: Director
Date:	September 2, 2014
Star NCLC Holdings Ltd.
By:	/s/ Blondel So
Name: Blondel So Title: Director
Date:	September 2, 2014

[Signature Page to Shareholder Written Consent approving Equity Issuance]

TPG
TPG Viking, L.P.
By:	/s/ Ronald Cami
Name: Ronald Cami Title: Vice President
Date:	September 2, 2014
TPG Viking AIV I, L.P.
By:	/s/ Ronald Cami
Name: Ronald Cami Title: Vice President
Date:	September 2, 2014
TPG Viking AIV II, L.P.
By:	/s/ Ronald Cami
Name: Ronald Cami Title: Vice President
Date:	September 2, 2014
TPG Viking AIV III, L.P.
By:	/s/ Ronald Cami
Name: Ronald Cami Title: Vice President
Date:	September 2, 2014

[Signature Page to Shareholder Written Consent approving Equity Issuance]

Annex E
Prestige’s Audited Consolidated Financial Statements
Prestige Cruises International, Inc. and Subsidiaries
Index

Report of Independent Registered Certified Public Accounting Firm
To the Board of Directors and Stockholders’
of Prestige Cruises International, Inc. and Subsidiaries
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Prestige Cruises International, Inc. and Subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our, opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/PricewaterhouseCoopers LLP
Miami, Florida
March 24, 2014

Prestige Cruises International, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except number of shares and par value)

	As of December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$286,419	$139,556
Restricted cash	30,765	—
Trade and other receivables, net	16,277	15,951
Inventories	16,310	15,080
Prepaid expenses	45,588	35,030
Other current assets	14,722	14,091
Total current assets	410,081	219,708
Property and equipment, net	2,012,710	2,035,449
Goodwill	404,858	404,858
Intangible assets, net	81,324	83,556
Other long-term assets	80,913	128,539
Total assets	$2,989,886	$2,872,110
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$12,236	$14,252
Accrued expenses	98,725	93,651
Passenger deposits	414,757	355,385
Derivative liabilities	7,089	6,245
Current portion of long-term debt	90,326	17,560
Total current liabilities	623,133	487,093
Long-term debt	1,596,218	1,695,656
Related party notes payable	711,617	661,304
Other long-term liabilities	31,336	41,400
Total liabilities	2,962,304	2,885,453
Commitments and Contingencies
Stockholders’ equity (deficit)
Common stock, $0.01 par value. 100,000,000 shares authorized at 2013 and 2012; 13,569,765 and 13,572,515 share issued and outstanding at 2013 and 2012	136	136
Additional paid-in capital	307,030	305,642
Accumulated deficit	(223,280)	(258,802)
Accumulated other comprehensive loss	(56,249)	(60,319)
Treasury shares at cost, 6,000 shares held at 2013	(55)	—
Total stockholders’ equity (deficit)	27,582	(13,343)
Total liabilities and stockholders’ equity (deficit)	$2,989,886	$2,872,110

The accompanying notes are an integral part of these consolidated financial statements.

Prestige Cruises International, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except shares and per share data)

	Years Ended December 31,
	2013	2012	2011
Revenues
Passenger ticket	$1,001,610	$947,071	$834,868
Onboard and other	162,947	151,213	134,270
Charter	18,779	13,737	—
Total Revenue	1,183,336	1,112,021	969,138
Costs and expenses
Cruise operating expenses
Commissions, transportation and other	323,841	331,254	271,527
Onboard and other	43,518	40,418	36,854
Payroll, related and food	177,953	168,594	153,754
Fuel	101,690	101,685	92,921
Other ship operating	98,062	95,808	86,022
Other	16,416	21,968	26,305
Total cruise operating expenses	761,480	759,727	667,383
Selling and administrative	174,866	153,747	145,802
Depreciation and amortization	83,829	93,003	79,269
Total operating expenses	1,020,175	1,006,477	892,454
Operating income	163,161	105,544	76,684
Non-operating expense
Interest expense, net of capitalized interest	(141,634)	(131,651)	(101,560)
Interest income	540	752	670
Other income (expense)	13,209	22,956	(45,901)
Total non-operating expense	(127,885)	(107,943)	(146,791)
Income (loss) before income taxes	35,276	(2,399)	(70,107)
Income tax benefit (expense)	246	(213)	335
Net income (loss)	$35,522	$(2,612)	$(69,772)
Earnings (Loss) Per Share
Basic	$2.62	$(0.19)	$(5.14)
Diluted	$1.88	$(0.19)	$(5.14)
Weighted-average share outstanding – Basic	13,571,828	13,571,827	13,564,766
Weighted-average share outstanding – Diluted	18,857,405	13,571,827	13,564,766

The accompanying notes are an integral part of these consolidated financial statements.

Prestige Cruises International, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
(in thousands)

	Years Ended December 31,
	2013	2012	2011
Net income (loss):	$35,522	$(2,612)	$(69,772)
Other comprehensive income (loss)
Gain (loss) on change in derivative fair value	2,335	(4,600)	33,980
Cash flow hedge reclassified into earnings	1,735	1,561	1,110
Total comprehensive income (loss)	$39,592	$(5,651)	$(34,682)

The accompanying notes are an integral part of these consolidated financial statements.

Prestige Cruises International, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)
(in thousands)

	Common stock par value	Treasury shares at cost	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total stockholders’ equity (deficit)
Balances at December 31, 2010	$136	$—	$300,994	$(186,418)	$(92,370)	$22,342
Net loss	—	—	—	(69,772)	—	(69,772)
Other comprehensive income	—	—	—	—	35,090	35,090
Issuance of common stock	—	—	164	—	—	164
Stock subscription receivable, net	—	—	195	—	—	195
Stock-based compensation	—	—	2,153	—	—	2,153
Balances at December 31, 2011	136	—	303,506	(256,190)	(57,280)	(9,828)
Net loss	—	—	—	(2,612)	—	(2,612)
Other comprehensive loss	—	—	—	—	(3,039)	(3,039)
Issuance of common stock	—	—	7	—	—	7
Stock-based compensation	—	—	2,129	—	—	2,129
Balances at December 31, 2012	136	—	305,642	(258,802)	(60,319)	(13,343)
Net income	—	—	—	35,522	—	35,522
Other comprehensive income	—	—	—	—	4,070	4,070
Issuance of common stock	—	—	17	—	—	17
Acquisition of treasury shares	—	(55)	—	—	—	(55)
Stock-based compensation	—	—	1,371	—	—	1,371
Balances at December 31, 2013	$136	$(55)	$307,030	$(223,280)	$(56,249)	$27,582

The accompanying notes are an integral part of these consolidated financial statements.

Prestige Cruises International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income (loss)	$35,522	$(2,612)	$(69,772)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	82,094	91,442	78,159
Amortization of deferred financing costs	12,599	12,679	10,131
Accretion of debt and related party notes payable discount	23,796	20,165	13,617
Cash flow hedge reclassified into earnings	1,735	1,561	1,110
Loss on early extinguishment of debt	1,895	4,487	7,502
Write-off of deferred financing costs and debt discount	2,500	87	(18)
Prepayment penalty, excluded from loss on early extinguishment	(2,093)	—	—
Stock-based compensation	1,371	2,129	2,153
Changes in fair value of derivative contracts	(18,399)	(26,707)	48,774
Interest expense on related party notes	32,472	30,908	29,418
Other, net	552	499	1,174
Changes in operating assets and liabilities:
Trade and other accounts receivables	(316)	14,198	10,151
Prepaid expenses and other current assets	(9,533)	(1,227)	(9,794)
Inventories	(1,223)	(5,351)	(6,294)
Accounts payable and accrued expenses	477	16,784	25,781
Passenger deposits	67,275	29,026	44,225
Net cash provided by operating activities	230,724	188,068	186,317
Cash flows from investing activities
Purchases of property and equipment	(53,420)	(478,962)	(535,531)
Settlement of derivative liability	—	(70,267)	(63,074)
Proceeds from leasehold reimbursement	245	251	1,716
Change in restricted cash	20,291	9,477	(2,401)
Acquisition of intangible assets	(202)	—	(4,443)
Net cash used in investing activities	(33,086)	(539,501)	(603,733)
Cash flows from financing activities
Proceeds from debt issuance	297,000	835,984	760,735
Debt related costs	(14,584)	(31,540)	(33,282)
Payments on other financing obligations	(3,084)	(2,000)	—
Payments on long-term debt	(329,760)	(443,830)	(265,619)
Change in restricted cash – newbuild letter of credit	—	(15,000)	(15,000)
Proceeds from share subscription	—	—	195
Issuance of common stock	17	7	164
Acquisition of treasury shares	(55)	—	—
Offering costs	(277)	—	—
Net cash (used in) provided by financing activities	(50,743)	343,621	447,193
Effect of exchange rate changes on cash	(32)	156	(200)
Net increase (decrease) in cash and cash equivalents	146,863	(7,656)	29,577
Cash and cash equivalents
Beginning of year	139,556	147,212	117,635
End of year	$286,419	$139,556	$147,212

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
Note 1.    General
In these consolidated financial statements, Prestige Cruises International, Inc. and its subsidiaries are collectively referred to as “PCI,” “we,” or “our.”
Description of Business
The accompanying consolidated financial statements include the accounts of Prestige Cruises International, Inc. (“PCI”) and its wholly owned subsidiaries, Prestige Cruise Holdings, Inc. (“PCH”), Oceania Cruises, Inc. and subsidiaries (“OCI”), and Seven Seas Cruises S. DE R.L. and subsidiaries (“SSC”), which operate cruise ships with destinations to Scandinavia, Russia, Alaska, the Caribbean, Panama Canal, South America, Europe, the Mediterranean, the Greek Isles, Africa, India, Asia, Canada and New England, Tahiti and the South Pacific, Australia and New Zealand. We are controlled by funds affiliated with Apollo Global Management, LLC (“Apollo”).
Basis for Preparation of Consolidated Financial Statements
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.
2008 Reorganization
PCI was incorporated in Panama on January 30, 2008 as the new holding company of our business. Prior to the incorporation of PCI, PCH, which was incorporated on June 12, 2002, was the holding company for our business. On January 31, 2008, PCI entered into a transaction that resulted in the shareholders of PCH exchanging their preferred and common stock in PCH for PCI promissory notes, warrants, and common stock, as well as contributing funds of $529 million in exchange for common stock and promissory notes (“2008 Reorganization”). The contribution received from the shareholders was used by PCI to acquire common stock in PCH, and as a result, PCI became the owner of all the common stock of PCH. The funds contributed to PCH were used to acquire SSC in 2008.
Note 2.   Summary of Significant Accounting Policies
Accounting Policies
We follow accounting standards established by the Financial Accounting Standards Board (“FASB”) in our reporting of financial condition, results of operations, and cash flows. References to GAAP in these footnotes are to the FASB Accounting Standards Codification, sometimes referred to as the Codification or ASC.
Use of Estimates
The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, accrued liabilities, intangible assets, goodwill, warrants, derivatives, and stock-based compensation. Actual results could differ from those estimates.
Cash Equivalents
We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Restricted Cash
As of December 31, 2013 and 2012, restricted cash was $43.4 million and $63.7 million, respectively, of which $30.8 million is included in current assets in 2013, and $12.6 million and $63.7 million is classified within other long-term assets in 2013 and 2012, respectively. The current portion of $30.8 million in 2013 consisted of $30.0 million of cash collateral for letters of credit issued for the OCI newbuild financing agreements, which per our contract will be released within 24 months after delivery of the Riviera and $0.8 million related to agreements with our previous credit card service provider that required us to escrow a certain amount of passenger deposits. The $12.6 million of long term restricted cash in 2013 relate to certain credit card processing agreements. In 2012, the long term restricted cash balance consisted of $30.0 million of cash collateral for letters of credit issued for the OCI newbuild financing agreements and $33.7 million related to required collateral to secure obligations under the Federal Maritime Commission (“FMC”), certain credit card processing agreements and surety bonds for our sales office located in the United Kingdom.
As of December 31, 2013 and 2012, we had outstanding and undrawn letters of credit of $42.1 million and $50.0 million, respectively. These agreements are collateralized by the restricted cash as described above and automatically renew each year.
Trade and Other Receivables, net
As of December 31, 2013 and 2012, trade receivables totaled $14.5 million and $13.3 million, respectively, consisted of processed credit card transactions in transit of $7.4 million and $7.4 million, respectively, and onboard receivables from concessionaires, passengers and other trade receivables of $7.1 million and $5.9 million, respectively. As of December 31, 2013 and 2012, the allowance for bad debt, which is netted against trade receivables in the consolidated balance sheets, totaled $0.6 million and $0.2 million, respectively.
As of December 31, 2013 and 2012, other receivables totaled $1.8 million and $2.6 million, respectively. The 2013 balance consisted of insurance receivables. The 2012 balance consisted primarily of insurance receivables and warranty claims related to ship repairs made on the Regatta and on the Marina.
Inventories
Inventories consist of hotel consumables, medical supplies, deck and engine supplies and fuel and oil onboard the vessels and are carried at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method.
Property and Equipment
As of January 1, 2013, we changed our estimate for all our ships’ projected residual values. The estimate was reassessed due to recent sales and resale information for upscale cruise ships that we obtained during the first quarter of 2013. This new information, in conjunction with other comparable sale data points, was used in our analysis, which includes our consideration of anticipated technological changes, long-term cruise and vacation market conditions and replacement cost of similarly built vessels. As a result, we increased each ship’s projected residual value from 10% and 15% to 30%. The change in estimate has been applied prospectively as of January 1, 2013. The effect of the change on both operating income and net income for the year ended December 31, 2013 is approximately $16.4 million of reduced depreciation expense. We periodically review and evaluate these estimates and judgments based on historical experiences and new factors and circumstances. As part our ongoing reviews, our estimates may change in the future. If such a change is necessary, depreciation expense could be materially higher or lower.
Property and equipment are stated at cost less accumulated depreciation. Improvement costs that add value to our ships are capitalized as additions to the ship and depreciated over the lesser of the ships’ remaining service lives or the improvements’ estimated useful lives. The remaining estimated cost and accumulated depreciation (i.e. book value) of replaced or refurbished ship components are written off and any resulting losses are recognized in the consolidated statements of operations.

Depreciation of the ships is computed net of projected residual values of 30% using the straight-line method over their original estimated weighted average lives. Depreciation of property and equipment not associated with the ships is computed using the straight-line method over their estimated useful lives of 3 to 5 years. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Improvement costs that add value to the ships and have a useful life greater than one year are capitalized as additions to the ships and depreciated over the lesser of the ships’ remaining service lives or the improvements’ estimated life. Spare parts for the ships are classified as property and equipment in the consolidated balance sheets. Property under capital lease is initially recorded at the lower of the present value of minimum lease payments or fair value. Depreciation expense attributed to property under capital leases is included within depreciation and amortization expense in the consolidated statements of operations.
Drydock costs are scheduled maintenance activities that require the ships to be taken out of service and are expensed as incurred. Drydocks are required to maintain each vessel’s Class certification and are necessary for our ships to be flagged in a specific country, obtain liability insurance and legally operate as passenger cruise ships. Typical drydock costs include drydock fees and wharfage services provided by the drydock facility, hull inspection and certification related activities, external hull cleaning and painting below the waterline including pressure cleaning and scraping, additional below the waterline work such as maintenance and repairs on propellers and replacement of seals, cleaning and maintenance on holding tanks and sanitary discharge systems, related outside contractor services including travel and related expenses and freight and logistics costs related to drydock activities. Repair and maintenance activities are charged to expense as incurred.
Debt Issuance Costs
Debt issuance costs, primarily loan origination and related fees, are deferred and amortized over the term of the related debt. During 2013 and 2012, we recorded $8.3 million and $30.5 million in debt issuance costs. Debt issuance costs related to ships under construction are not amortized until there is a drawdown on the newbuild debt facility, which coincides with the delivery of the new ship. During 2013, we also recorded $11.2 million of debt issuance costs related to the Seven Seas Explorer newbuild scheduled for delivery in 2016. Drawdowns on newbuild debt facilities occurred in January 2011 for the Marina and in April 2012 for the Riviera, in conjunction with the delivery of each new ship.
During 2013, we wrote off $4.2 million in previously recorded deferred financing costs in connection with the refinancing of the SSC first lien credit facility and OCI first and second lien credit facilities. During 2012, in connection with the refinancing of SSC first lien credit facilities, we wrote off $4.4 million in previously recorded deferred financing costs. Approximately $6.1 million of previously recorded deferred financing costs were written off in 2011 in connection with the repayment of the outstanding SSC second lien term loan. These costs are included within other income (expense) in the consolidated statements of operations. See “Note 5. Debt,” in accompanying notes to consolidated financial statements.
Deferred debt issuance costs are amortized to income using the effective interest method and are included net of amortization within other current assets and other long-term assets in the accompanying consolidated balance sheets. Amortization expenses related to the deferred debt issuance costs amounted to $12.6 million, $12.7 million and $10.1 million for the years ended December 31, 2013, 2012 and 2011, respectively, and are included in interest expense, net of capitalized interest, in the consolidated statements of operations.
Goodwill
We record goodwill as the excess of the purchase price over the estimated fair value of net assets acquired, including identifiable intangible assets. Goodwill associated with the purchase of SSC is attributable to numerous factors including providing us with entry into the luxury cruise line business with a developed workforce who had knowledge in the luxury cruise business, a fully developed travel agent distribution network, positive past passenger experiences and a developed business plan with proven performance. We assess goodwill for impairment at the “reporting unit level” (“Reporting Unit”) at least annually and more frequently when events or circumstances dictate. We have determined that there is only one Reporting Unit.

The impairment review for goodwill allows us to first assess qualitative factors to determine whether it is necessary to perform the more detailed two-step quantitative goodwill impairment test. We would perform the two-step test if our qualitative assessment determined it is more-likely-than-not that a reporting unit’s fair value is less than its carrying amount. We may also elect to bypass the qualitative assessment and proceed directly to step one of the quantitative test. The impairment review for goodwill consists of a two-step process of first determining the estimated fair value of the Reporting Unit and comparing it to the carrying value of the net assets allocated to the Reporting Unit. If the estimated fair value of the Reporting Unit exceeds the carrying value, no further analysis or write-down of goodwill is required. If the estimated fair value of the Reporting Unit is less than the carrying value of its net assets, the implied fair value of the Reporting Unit is allocated to all its underlying assets and liabilities, including both recognized and unrecognized intangible assets, based on their fair value. If necessary, goodwill is then written down to its implied fair value.
Identifiable Intangible Assets
SSC acquired certain intangible assets of which value has been assigned to them based on our estimates. Intangible assets that have an indefinite life are not amortized, but are subject to an annual impairment test, or more frequently, when events or circumstances change.
The impairment review for intangible assets also allows us to first assess qualitative factors to determine whether it is necessary to perform a more detailed quantitative intangible assets impairment test. We would perform the quantitative test if our qualitative assessment determined it was more-likely-than-not that the intangible assets are impaired. We may also elect to bypass the qualitative assessment and proceed directly to the quantitative test. The indefinite-life intangible asset quantitative impairment test consists of a comparison of the fair value of the indefinite-life intangible asset with its carrying amount. If the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. If the fair value exceeds its carrying amount, the indefinite-life intangible asset is not considered impaired.
Other intangible assets assigned finite useful lives are amortized on a straight-line basis over their estimated useful lives or based on the assets pattern of cash flows. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on market and operational factors.
Derivative and Hedging Activities
We enter into various hedge contracts to manage and limit our exposure to fluctuations in foreign currency exchange rates, interest rates and fuel prices. We record our derivatives as assets and liabilities and recognize these hedges at estimated fair market value. If the derivative does not qualify as a hedge under these guidelines or is not designated as a hedge, changes in the fair market value of the derivative are recognized in other income (expense) in the consolidated statements of operations.
We designate at inception those derivatives which qualify for hedge accounting. The derivative instruments that hedge the variability of cash flows related to forecast transactions are designated as cash flow hedges. For these derivatives, the effective portion of the changes in the fair market value of the hedges are recognized as a component of accumulated other comprehensive income (loss) in the stockholders’ equity section of the consolidated balance sheets and are subsequently reclassified into the same line item as the forecast transaction when the hedge is settled. Any ineffective portion of the changes in the fair market value of the hedge are recognized as a component of other income (expense) in the consolidated statements of operations.
Cash flows for the hedging instruments are classified in the same category as the cash flow from the hedged items. If for any reason hedge accounting is discontinued, then any cash flow subsequent to the date of discontinuance will be classified consistent with the nature of the instrument. To qualify for hedge accounting, the hedging relationship between the hedging instruments and hedged items must be highly effective over a period of time in achieving the offset of changes in cash flows attributable to the hedged risk at the inception date. On an ongoing basis, we assess whether the derivative used in the hedging transactions is highly effective in offsetting changes in cash flow of the hedged item. If it is determined that a derivative is no longer highly effective as a hedge, the changes in fair value of the derivative are recognized in earnings immediately and reported in other income (expense) in the consolidated statements of operations.
We review our contracts and agreements on a regular basis to determine if embedded derivatives are included in the host contract. Embedded derivatives that meet the criteria for bifurcation are measured at fair value at inception and remeasured each reporting period. The changes in fair value are recognized in earnings and recorded in other income (expense) in the consolidated statements of operations.
Warrants
We account for our warrants in accordance with ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”), which requires detachable warrants to be classified as permanent equity, temporary equity, or as assets or liabilities. In general, warrants that either require net-cash settlement or are presumed to require net-cash settlement are recorded as assets and liabilities at fair value and warrants that require settlement in shares are recorded as equity instruments. All of our warrants require settlement in shares and are accounted for as permanent equity. The warrants are recorded at fair value on the issuance date. The fair value of the warrants is determined using a Black-Scholes option pricing model, and is affected by changes in inputs to that model including our stock price, expected stock price, volatility, and contractual term.
Revenue and Expense Recognition
Passenger ticket revenue consists of gross revenue recognized from the sale of passenger tickets net of dilutions, such as shipboard credits and certain included passenger shipboard event costs. Also included is gross revenue for air and related ground transportation.
Onboard and other revenue consists of revenue derived from the sale of goods and services rendered onboard the ships (net of related concessionaire costs), travel insurance (net of related costs), and cancellation fees. Concessionary fees are recognized based on the contractual terms of the various concession agreements. Also included are gross revenues from pre- and post-cruise hotel accommodations, shore excursions, land packages, and related ground transportation.
Certain of our sales include free unlimited shore excursions (“FUSE”) or a free hotel stay or free land package, which have no revenues attributable to them. The costs for FUSE, free hotel stays and free land packages are included in commissions, transportation and other expenses in the consolidated statements of operations.
Charter revenue consists of charter hire fees, net of commissions, to bareboat charter our ship Insignia, to an unrelated party for a period of two years commencing on April 9, 2012. The charter agreement constitutes an operating lease and charter revenue is recognized on a straight-line basis over the charter term.
Cash collected in advance for future cruises is recorded as passenger deposit liabilities. Deposits for sailings traveling more than 12 months in the future are classified as long-term liabilities and included in other long-term liabilities in the consolidated balance sheets. We recognize the revenue associated with these cash collections in the period the sailing occurs. For cruises that occur over multiple periods, the revenue is prorated and recognized ratably in each period based on the overall length of the cruise. Cancellation fee revenues, along with associated commission expenses and travel insurance, if any, are recognized at the time the cancellation occurs when it is both earned and realized.
Other ship operating expense includes port, deck and engine, certain entertainment-related expenses, and hotel consumable expenses. Other expense consists primarily of drydock and ship insurance costs.
During 2012, we incurred costs related to unplanned repairs on two of our ships. In connection with these incidents, approximately $1.1 million of insurance recoveries were netted against related costs recorded in other ship operating expense in the consolidated statements of operations. There were no revenues in 2012 related to these incidents as the losses exceeded the insurance recoverable.

Advertising Costs
Advertising costs are expensed as incurred and included in selling and administrative expense in the consolidated statements of operations. Advertising expense totaled $67.0 million, $55.2 million and $58.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount to estimated undiscounted future cash flows expected to be generated. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount exceeds its fair value. During 2013 and 2012, there were no impairment charges recorded on our long-lived assets.
We believe our estimates and judgments with respect to our ships are reasonable. However, should certain factors or circumstances cause us to revise our estimates of ship service lives, projected residual value or the lives of major improvements, depreciation expense could be materially higher or lower. If circumstances cause us to change our assumptions in making determinations as to whether ship improvements should be capitalized, the amount we expense each year as repair and maintenance cost could increase, partially offset by a decrease in depreciation expense.
Income Taxes
We use the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Foreign Currency Transactions
Foreign currency transaction gains and losses are recognized upon settlement of foreign currency transactions within other income (expense) in the consolidated statements of operations. In addition, for unsettled foreign currency transactions, gains and losses are recognized for changes between the transaction exchange rates and month-end exchange rates. We recorded net foreign currency transaction losses of $0.3 million, $3.6 million and $0.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Stock-Based Employee Compensation
Stock-based compensation expense is measured and recognized at fair value of employee stock option awards. We recognize compensation expense for all share-based compensation awards using the fair value method. Compensation expense for awards is recognized over the awards’ vesting periods.
For liability classified awards we re-measure the fair value of the options at each reporting period until the award is settled. We also estimate the amount of expected forfeitures when calculating compensation cost. If the actual forfeitures that occur are significantly different from the estimate, then we revise our estimates.
The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The estimated fair value of stock options, less estimated forfeitures, is amortized over the vesting period using the graded-vesting method. The expected volatility is based on a combination of historical volatility for peer companies. The risk-free interest rate is based on U.S. Treasury securities with a remaining term equal to the expected option’s life assumed at the date of grant. The expected term is based on the average of contractual life, vested period of the options, and expected employee exercise behavior. The estimated forfeiture rate represents an estimate which will be revised in subsequent periods if actual forfeitures differ from those estimates.

Earnings Per Share
Basis earning per share is computed by dividing net income by the weighted-average number of shares outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares and common stock equivalents outstanding during each period.
Segment Reporting
We operate two cruise brands, Oceania Cruises and Regent Seven Seas Cruises which are considered two operating segments. The operating segments have been aggregated as a single reportable segment based on the similarity of their economic characteristics as well as similar qualitative factors such as types of customers, regulatory environment, and products and services provided.
Foreign revenues for our cruise brands represent sales generated from outside the U.S. primarily by foreign tour operators and foreign travel agencies. Substantially all of our long-lived assets are located outside of the U.S. and consist principally of our ships.
Passenger ticket revenues for the year ended December 31, which are based on where the reservation originates, were as follows:

	2013	2012	2011
United States	73.1%	74.7%	76.0%
Canada	10.8%	10.8%	10.8%
All other countries	16.1%	14.5%	13.2%

Contingencies — Litigation
On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we take into consideration estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recoveries, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.
Reclassifications
Certain amounts in prior years have been reclassified to conform to current year’s presentation.
New Accounting Pronouncements
As of January 1, 2013, we adopted Financial Accounting Standards Board ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. It requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. In 2013, this pronouncement was enhanced by ASU 2013-1, Balance Sheet Offsetting. This update clarifies that ordinary receivables are not within the scope of ASU 2011-11 and it applies only to derivatives, repurchase agreements, reverse purchase agreements and other securities lending transactions. The adoption did not materially impact our consolidated financial statements.
In February 2013, the Financial Accounting Standards Board issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. It requires an entity to present the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, but only if the item reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. Entities must also cross-reference to other disclosures currently required under GAAP for other reclassification items to be reclassified directly to net income in their entirety in the same reporting period. This standard was effective beginning January 1, 2013. See “Note 9. Stockholders’ Equity” in the accompanying notes to the consolidated financial statements.

In July 2013, the Financial Accounting Standards Board issued ASU 2013-10, Inclusion of the Federal Funds Effective Swap Rate as a benchmark interest rate for hedge accounting purposes. This guidance is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. We adopted this guidance as of July 17, 2013, and it did not have a material impact on our consolidated financial statements.
There are no other recently issued accounting pronouncements not yet adopted that we expect to have a material effect on the presentation or disclosure of our future consolidated operating results, cash flows or financial condition.
Note 3.   Property and Equipment, Net
Property and equipment consists of the following:
(in thousands)

	As of December 31,
	2013	2012
Ships	$2,384,792	$2,339,984
Furniture, equipment and other	24,751	17,241
Less: Accumulated depreciation and amortization	(396,833)	(321,776)
Property and equipment, net	$2,012,710	$2,035,449

For the year ended December 31, 2013, there were approximately $56.4 million of capitalized additions including a progress payment for the Seven Seas Explorer newbuild of $22.0 million and ship improvements and refurbishments completed on the existing fleet. During 2012, there was approximately $30.8 million of capital additions including ship improvements and refurbishments completed on the existing fleet. For the years ended December 31, 2013, 2012, and 2011, approximately $0.1 million, $0.8 million (net of insurance reimbursements of $0.2 million) and $1.2 million, respectively, of property and equipment, net, were written-off as disposals. We capitalized interest costs of $0.7 million, $1.2 million and $2.8 million during 2013, 2012 and 2011, respectively.
In 2012, the delivery of the Riviera was delayed. In accordance with our contract, we received liquidating damages of $8.1 million. Of the monies received, $7.8 million was recorded as a reduction of the basis of the ship as there was no identifiable benefit in exchange for the payment. The remainder of the payment was used to reduce actual expenses incurred as a result of the delay.
Depreciation and amortization expense on assets in service amounted to $79.2 million, $88.3 million and $75.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. Repair and maintenance expenses, excluding drydock expenses, were $26.9 million, $24.7 million and $20.6 million for the years ended December 31, 2013, 2012 and 2011, respectively and are recorded in other ship operating expenses in the consolidated statements of operations. Drydock expenses, recorded within other cruise operating expenses in the consolidated statements of operations, were $5.1 million, $6.8 million and $12.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Note 4.   Goodwill and Identifiable Intangible Assets
Goodwill
In 2013 and 2012, we completed our annual goodwill impairment test and determined there was no impairment. We performed our annual impairment testing as of September 30th. We elected not to perform a qualitative assessment and instead performed the two-step quantitative goodwill impairment test. Based on the discounted cash flow model, we determined that the fair value of the reporting unit exceeded the carrying value and is therefore not impaired. The principal assumptions used in our cash flow model related to forecasting future operating results, includes discount rate, net revenue yields, net cruise costs including fuel prices, capacity changes, weighted-average cost of capital for comparable publicly-traded companies and terminal values, which are all considered level 3 inputs.

The estimation of fair value utilizing discounted expected future cash flows includes numerous uncertainties which require significant judgments when making assumptions of expected revenues, operating costs, selling and administrative expenses, capital expenditures, as well as assumptions regarding the cruise vacation industry competition and business conditions, among other factors. It is reasonably possible that changes in our assumptions and projected operating results above could lead to impairment of our goodwill. There were no triggering events that occurred between our impairment testing date and reporting date.
Identifiable Intangible Assets
In 2008, we recorded identifiable intangible assets consisting of trade names and customer relationships. The trade names acquired in this transaction, “Seven Seas Cruises” and “Luxury Goes Exploring,” were determined to have indefinite lives.
In 2011, we amended our agreement with Regent Hospitality Worldwide, which granted us exclusive and perpetual licensing rights to use the “Regent” trade name and trademarks (“Regent licensing rights”) in conjunction with cruises, subject to the terms and conditions stated in the agreement. The original 10 year license agreement to use the “Regent” trade name and trademarks was originally accounted for as an operating lease and is exclusive from the acquired trade names of “Seven Seas Cruises” and “Luxury Goes Exploring.”
The Regent licensing rights required an immediate payment of $5.1 million and deferred payments of $4.0 million over 2 years. The immediate payment of $5.1 million included payment for accrued royalty fees under the previous agreement. The payment was applied first to the liability for previously owed royalty fees with the remainder applied to the intangible asset and legal fees for $4.5 million. The $4.0 million deferred payments have been recorded net of a discount of $0.6 million relating to the present value of the deferred payments associated with the amended license agreement and were being accreted through February 2013. The resulting $7.9 million intangible asset is being amortized over an estimated useful life of 40 years. The amendment and subsequent capitalization of the Regent licensing rights had no impact on the acquired trade names as part of the Regent Seven Seas Transaction, as both transactions were separate and unrelated. The outstanding balance of $2.0 million was paid in February 2013. The liability was recorded in accrued expenses in the accompanying consolidated balance sheets.
On January 2013, the former President of SSC stepped down from his role and became a consultant to us. We entered into a separation agreement and an independent contractor agreement (“Agreements”) with the former President of SSC. Severance of $0.7 million was paid for the year ended December 31, 2012, pursuant to his then-existing employment agreement. The Agreements have terms of 24 months and have been treated as an intangible asset. At inception, the non-compete clause within the Agreements was valued at $0.6 million and represents an intangible asset in accordance with ASC 350 —  Intangibles. The intangible asset has a finite useful life and is being amortized over the term of the Agreements.
Our identifiable intangible assets, except the trade names acquired in the purchase of SSC, are subject to amortization over their estimated lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on market factors and operational considerations. Identifiable intangible assets not subject to amortization, such as trade names, are reviewed for impairment whenever events or circumstances indicate, but at least annually, by comparing the estimated fair value of the intangible asset with its carrying value.
We elected not to perform a qualitative assessment and instead performed the annual quantitative impairment test of our trade names as of September 30th using the relief-from-royalty method. The royalty rate used is based on comparable royalty agreements in the tourism and hospitality industry, which was applied to the projected revenue to estimate the royalty savings and discounted to derive the fair value at September 30th. The discount rate used was the same rate used in our goodwill impairment test. Based on the discounted cash flow model, we determined the fair value of our trade names exceeded their carrying value and are therefore not impaired. The estimation of fair value utilizing discounted expected future cash flows includes numerous uncertainties that require significant judgments when developing assumptions of expected revenues, operating costs, selling and administrative expenses, capital expenditures and future impact of competitive forces. It is reasonably possible that changes in our assumptions and projected operating results used in our cash flow model could lead to an impairment of our trade name.
As of December 31, 2013 and 2012, the net balance of identifiable intangible assets was $81.3 million and $83.6 million, respectively. The following tables provide information on the gross carrying amounts, accumulated amortization, and net balances of these identifiable intangible assets as of December 31, 2013 and 2012.
(in thousands)

	2013
	Gross Carrying Amount	Accumulated Amortization	Net
Regent licensing rights	$7,892	$(559)	$7,333
Customer relationships	14,205	(14,007)	198
Non-compete agreement	615	(282)	333
	22,712	(14,848)	7,864
Intangible assets not subject to amortization:
Trade names	73,460	—	73,460
Identifiable intangible assets	$96,172	$(14,848)	$81,324

(in thousands)

	2012
	Gross Carrying Amount	Accumulated Amortization	Net
Regent licensing rights	$7,892	$(361)	$7,531
Customer relationships	14,205	(11,640)	2,565
	22,097	(12,001)	10,096
Intangible assets not subject to amortization:
Trade names	73,460	—	73,460
Identifiable intangible assets	$95,557	$(12,001)	$83,556

Intangible amortization expense for the years ended December 31, 2013, 2012 and 2011 was $2.8 million, $2.6 million and $2.5 million, respectively. The following table provides information about the future estimated amortization expense over the next five years for the identifiable intangible assets:
(in thousands)

For the year ended December 31,
2014	$703
2015	223
2016	197
2017	197
2018	197
$1,517

Note 5.   Debt
Long-term bank debt and senior secured notes consist of the following:
(in thousands)

	As of December 31,
	2013	2012
OCI term loan, first lien, through 2020	$299,250	$—
OCI term loan, first lien, due 2015	—	231,688
OCI term loan, second lien, due 2014	—	4,843
OCI term loan, second lien, due 2015	—	70,157
OCI Marina newbuild debt, due through 2023	424,123	446,445
OCI Riviera newbuild debt, due through 2024	471,611	471,611
SSC term loan, first lien, due through 2018	296,250	296,250
SSC senior secured notes, due 2019	225,000	225,000
Total Debt	1,716,234	1,745,994
Less: Debt discount	(29,690)	(32,778)
Carrying value of debt	1,686,544	1,713,216
Less: Current portion of long-term debt	(95,560)	(22,322)
Plus: Current portion of debt discount	5,234	4,762
Long-term portion	$1,596,218	$1,695,656

OCI First Lien Term Loan
In March 2011, OCI’s first lien term loan credit agreement was amended. After the amendment, $34.6 million of the outstanding principal balance was due to mature in April 2013 at a rate of LIBOR plus a margin of 2.25% and $231.7 million of the outstanding principal balance was due to mature in April 2015 at a rate of LIBOR plus a margin of 4.75%. The amendment was treated as a modification in accordance with the guidance in ASC 470: Debt, as the terms of the term loan were substantially the same before and after the amendment. Prior existing debt issuance costs and the new debt issuance costs associated with the amendment are being amortized over the life of the new term loan. The next scheduled principal payment for each of the term loans is at maturity.
In December 2012, the outstanding term loan principal balance of $34.6 million maturing in April 2013 was repaid. As such, OCI wrote off the entire loan balance and the associated deferred financing costs of $0.1 million, net of accumulated amortization of $0.7 million.
During July 2013, OCI repaid its outstanding $231.7 million first lien term loan and $75.0 million second lien term loan, as amended in connection with OCI first lien credit facility as discussed below.
OCI Second Lien Term Loan
In October 2012, OCI’s second lien term loan credit agreement was amended. Of the $75.0 million outstanding principal loan balance due to mature in April 2014, $70.2 million was extended 12 months, to mature in April 2015, at an increased rate of LIBOR plus a margin of 8.75%. The terms governing the remaining outstanding portion of the second lien term loan in the amount of $4.8 million did not change. The amendment was treated as a modification in accordance with the guidance in ASC 470: Debt, as the terms of the term loan were substantially the same before and after the amendment. Prior existing debt issuance costs and the new debt issuance costs were amortized over the life of the new term loan. During July 2013, OCI repaid its outstanding $75.0 million second lien term loan, as amended, in connection with the financing of the OCI first lien credit facility.

OCI First Lien Credit Facility
During July 2013, OCI entered into a new $375.0 million first lien credit facility consisting of a $300.0 million first lien term loan, which has a rate of LIBOR, with a floor of 1%, plus a margin of 5.75% and includes an original issue discount of 1% maturing July 2020. The first lien credit facility term loan requires quarterly payments of principal equal to 0.25% of the original principal amount of the term loan beginning in December 2013, with the remaining unpaid amount due and payable at maturity. Borrowings under the first lien term loan are prepayable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within twelve months of the closing date. This transaction also included a new revolving credit facility of $75.0 million replacing OCI’s previous revolving credit facility of $35.0 million. We applied ASC 470-50 Debt-Modifications and Extinguishments to this transaction. After evaluating the criteria as applicable to syndicated loans, the refinancing resulted in both an extinguishment of debt for certain creditors whose balances were entirely re-paid, and a debt modification for certain creditors whose terms were not substantially different before and after the amendment. The new fees paid and previously existing deferred financing costs were proportionally allocated between modification and extinguishment. Of the $5.4 million in fees, $4.7 million were capitalized and are being amortized over the remaining term of the new debt. New fees and previously existing deferred financing costs allocated to the extinguishment were included in the calculation of loss on early extinguishment of debt, which resulted in a loss of $1.9 million and was recorded within other income (expense) in the consolidated statement of operations for the year ended December 31, 2013.
OCI Revolving Credit Facility
OCI’s revolving credit facility of $75.0 million has a rate of LIBOR with a floor of 1%, plus a margin of 5.75% and matures in July 2018. OCI is required to pay a quarterly commitment fee of up to 0.5% on the aggregate unused and uncanceled commitments under the revolving credit facility.
At December 31, 2013 and 2012, the total undrawn amount available under the OCI revolving credit facility was $75.0 million and $35.0 million, respectively.
OCI Newbuild Financing
On April 27, 2012, OCI took delivery of Riviera and financed $539.0 million. This loan facility included funds to cover 80% of the construction contract of the ship, the settlement of the related euro foreign currency hedges and the balance of the export credit agency fee. The newbuild loan facility is 95% guaranteed to the lenders by Servizi Assicurativi del Commercio Estero (“SACE”), the official export credit agency of Italy. OCI is required to make 24 semi-annual principal payments on the loan commencing six months subsequent to the draw-down date of April 27, 2012. The loan facility is based on six-month LIBOR plus a margin of 0.55%. However, if a market disruption event occurs as defined by the lenders, the floating interest rate can be amended to include an adjusted spread. As of December 31, 2013 the all-in interest rate, which did not include an adjusted spread, was 0.91%. The annual effective interest rate was 3.03%. In December 2012, OCI prepaid $44.9 million for the principal payments due in April and October 2013. The outstanding balance as of December 31, 2013, and 2012 totaled $471.6 million. Associated with the Riviera newbuild loan facility, PCI issued a $15.0 million letter of credit in 2012, which was issued for the benefit of the lenders and automatically renews each year. PCH guarantees this financing arrangement.
During 2012, the floating interest rate on the Riviera newbuild loan facility was amended to include an adjusted spread calculation that references the USD/EUR basis swap index and the IBOXX Euro Average, which is capped at 1%. In accordance with ASC 815-15-20, Derivatives and Hedging (“ASC 15”) we evaluated the characteristics of the adjusted spread and determined that it met the criteria of an embedded derivative as defined by the codification. We determined that this embedded derivative feature required bifurcation from its host contract in accordance with ASC 815. At inception, the bifurcation of the embedded derivative from the loan agreement resulted in a discount to the face value of the loan agreement of approximately $17.5 million, which is being amortized to interest expense over the life of the loan agreement under the effective interest method.

During October 2013 the lenders notified us that the market disruption event no longer existed and the adjusted spread would cease to apply as of the next interest period rate reset, on October 27, 2013. The fair value of the Riviera newbuild loan facility embedded derivative as of December 31, 2013 is $0.0 million as we estimate that the adjusted spread will no longer be activated for the remainder of the loan agreement. Debt discount accretion was $2.3 million and $1.7 million for the year ended December 31, 2013 and 2012, respectively.
On January 19, 2011, OCI took delivery of Marina and financed $535.7 million. Similar to the newbuild loan facility in place for Riviera, this loan facility included funds to cover 80% of the construction contract of the ship, the settlement of the related euro foreign currency hedges and the balance of the export credit agency fee. The newbuild loan facility is 95% guaranteed to the lenders by SACE. OCI is required to make 24 semi-annual principal payments on the loan commencing six months subsequent to the draw-down date of January 19, 2011. The loan facility is based on six-month LIBOR plus a margin of 0.55%. However, if a market disruption event occurs as defined by the lenders, the floating interest rate can be amended to include an adjusted spread. As of December 31, 2013 the all-in interest rate, including an adjusted spread, was 1.10%. The annual effective interest rate was 3.30%. In December 2012, OCI prepaid $22.3 million for the principal payment due in January 2013. The outstanding balance as of December 31, 2013 and 2012 totaled $424.1 million and $446.4 million, respectively. Associated with our Marina newbuild loan facility, PCI issued a $15.0 million letter of credit in 2011, which was issued for the benefit of the lenders and automatically renews each year. PCH guarantees this financing arrangement.
During 2012, the floating interest rate on the Marina newbuild loan facility was amended to include an adjusted spread calculation that references the USD/EUR basis swap index and the IBOXX Euro Average and is capped at 1%. In accordance with ASC 815, we evaluated the characteristics of the adjusted spread and determined that it met the criteria of an embedded derivative as defined by the codification. We determined that this embedded derivative feature required bifurcation from its host contract in accordance with ASC 815. At inception, the bifurcation of the embedded derivative from the loan agreement resulted in a discount to the face value of the loan agreement of approximately $16.6 million, which is being amortized to interest expense over the life of the loan agreement under the effective interest method.
During October 2013, the lenders notified us that the market disruption event no longer existed and the adjusted spread would no longer be required effective at the next scheduled interest rate reset on January 19, 2014. The fair value of the Marina newbuild loan facility embedded derivative as of December 31, 2013 is approximately $34,000. Debt discount accretion was $2.5 million for the years ended December 31, 2013 and 2012.
SSC First Lien Credit Facility
In August 2012, SSC terminated its previously existing $465.0 million credit facility, consisting of both a $425.0 million term loan and a $40.0 million revolving credit facility, with a syndicate of financial institutions. SSC repaid the outstanding term loan balance of $293.5 million, accrued interest of $1.0 million and third party fees of $0.1 million. SSC also wrote off approximately $4.4 million of previously recorded deferred financing costs associated with the terminated credit facility. The repayment of the debt met the liability derecognition criteria in ASC Topic 405, Extinguishment of Liabilities, and as such, a loss of $4.5 million on early extinguishment of debt was recorded and is included in other income (expense) in our consolidated statements of operations and within operating activities in our consolidated statements of cash flows.
Concurrent with the termination of the first lien credit facility, SSC entered into a $340.0 million credit agreement consisting of a $300.0 million term loan and a $40.0 million revolving credit facility with a unrelated syndicate of financial institutions. Borrowings under the term loan and revolving credit facility bear interest at LIBOR with a floor of 1.25%, and an applicable margin of either 4.75% or 5.0% based on the Total Senior Secured Bank Leverage Ratio (as defined in the credit agreement). The margin was 5.0%. The term loan requires quarterly payments of principal equal to $0.75 million beginning in December 2012, with the remaining unpaid amount due and payable at maturity. Borrowings under the term loan are repayable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within twelve months. The term loan matures on December 21, 2018, at which time all outstanding amounts under the term loan will be due and payable. In addition, SSC is required to pay a quarterly commitment fee of either 0.375% or 0.5%, based on a loan-to-value ratio, upon the aggregate unused and uncanceled commitments under the revolving credit facility. The current commitment fee is 0.5%. The revolving credit facility matures on August 21, 2017, at which time all outstanding amounts under the revolving credit facility will be due and payable. The proceeds from the credit agreement were used to repay the first lien term loan, as discussed above.
The $340.0 million credit agreement included an original issue debt discount of $3.0 million. This amount is recorded as a reduction to the gross debt and is being accreted over the agreement term using the effective interest method. We have presented the debt, net of the original debt discount in our consolidated balance sheets. The discount is not considered an asset separable from the debt and we have allocated the discount between current and long-term debt. Additionally, SSC recorded $6.8 million in debt issuance costs. Deferred debt issuance costs are amortized to income using the effective interest method and are included net of amortization within other current assets and other assets in the accompanying consolidated balance sheets.
In February 2013, SSC amended its previously existing $340.0 million credit agreement, consisting of a $300.0 million term loan and $40.0 million revolving credit facility. Interest on SSC’s term loan is calculated based upon LIBOR, with a floor of 1.25%, plus an applicable margin. In conjunction with this amendment, the applicable margin on the outstanding balance of $296.3 million was repriced to 3.5% from either 4.75% or 5.0% based on a leverage ratio in the original term loan. Borrowings under the amended term loan are prepayable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within twelve months of the amendment. SSC paid $3.7 million of accrued interest, $3.0 million for a prepayment penalty, $1.3 million in arranger fees and $0.2 million in legal fees in connection with the amendment. There was no change to the terms of the revolving credit facility or the maturity date of the term loan. There was also no impact on financial covenants, liquidity or debt capacity.
SSC applied ASC 470-50 Debt — Modifications and Extinguishments to this transaction. After evaluating the criteria as applicable to syndicated loans, the repricing resulted in an extinguishment of debt for certain creditors whose balances were entirely repaid. This repricing resulted in a debt modification for certain creditors whose terms were not substantially different before and after the amendment. The new fees paid and previously existing deferred financing costs were proportionally allocated between modification and extinguishment. Of the $4.5 million in fees, $3.1 million of the amendment fees were capitalized and are being amortized over the remaining term of the debt. New fees, previously existing deferred financing costs and debt discount of $1.2 million, $1.7 million and $0.8 million, respectively, allocated to the extinguishment were included in the calculation of gain or loss on early extinguishment of debt, which resulted in a loss of $3.7 million and was recorded within other income (expense) in the consolidated statement of operations for the year ended December 31, 2013.
As of December 31, 2013 and 2012, the total undrawn amount available under the SSC revolving credit facility was $40.0 million.
SSC Senior Secured Notes
In May 2011, SSC issued $225.0 million of senior secured notes (the “Notes”) at a rate of 9.125% through a private placement with registration rights. The Notes are due on May 15, 2019, with interest payments due semi-annually beginning in November 2011. The net proceeds from the Notes after the initial purchasers’ discount and estimated fees and expenses of $7.4 million, were approximately $217.6 million. SSC used $140.7 million of the proceeds from the offering to repay the second lien term loan, $29.0 million to pay down its first lien term loan and the remainder as unrestricted cash. SSC registered the Notes with the SEC in May 2012. SSC has the ability to redeem the Notes prior to the due date.

SSC Newbuild Financing
Effective July 2013, SSC entered into a definitive contract with Italy’s Fincantieri shipyard to build a luxury cruise ship to be named the Seven Seas Explorer. Under the terms of the contract, SSC will pay €343.0 million or approximately $471.3 million (calculated on the applicable exchange rate at December 31, 2013) to Fincantieri for the new vessel. During July 2013, SSC made a payment of approximately $22.0 million to Fincantieri for the initial installment payment for Seven Seas Explorer.
In July 2013, SSC entered into a loan agreement providing for borrowings of up to approximately $440.0 million with a syndicate of financial institutions to finance 80% of the construction contract of Seven Seas Explorer, the settlement of related euro foreign currency hedges and the export credit agency fee. The twelve year fully amortizing loan requires semi-annual principal and interest payments commencing six months following the draw-down date. Borrowings under this loan agreement will bear interest, at our election, at either (i) a fixed rate of 3.43% per year, or (ii) six month LIBOR plus a margin 2.8% per year. SSC is required to pay various fees to the lenders under this loan agreement, including a commitment fee of 1.1% per year on the undrawn maximum loan amount payable semi-annually. Guarantees under this loan agreement are provided by SSC and PCH. The newbuild loan facility is 95% guaranteed to the lenders by Servizi Assicurativi del Commercio Estero (“SACE”), the official export credit agency of Italy. As of December 31, 2013, the total undrawn amount available under the loan agreement was approximately $440.0 million.
Debt Covenants
Our First Lien Credit Facilities contain a number of covenants that impose operating and financial restrictions including requirements that we maintain a maximum loan-to-value ratio, a minimum interest coverage ratio (applicable only to our revolving credit facilities, if drawn) and restrictions on our and our subsidiaries ability to, among other things, incur additional indebtedness, issue preferred stock, pay dividends on or make distributions with respect to our common stock, restrict certain transactions with affiliates, and sell certain key assets, principally our ships.
The newbuild loan facilities, as amended, contain financial covenants, including requirements that OCI and SSC maintain a minimum liquidity balance, that PCH as guarantor maintains a maximum total debt to EBITDA ratio, a minimum EBITDA to debt service ratio and a maximum total debt to adjusted equity ratio, on the last day of the calendar year. EBITDA, as defined in the loan agreement, includes certain adjustments for purposes of calculating the ratio. As of December 31, 2013, we are in compliance with all financial covenants.
The following schedule represents the annual maturities of third-party long-term debt (in thousands):

For the year ended December 31,
2014	$95,560
2015	95,560
2016	95,560
2017	95,560
2018	376,810
Thereafter	957,184
Total	$1,716,234

Interest expense on third-party debt, including interest rate swaps, was $70.4 million (net of capitalized interest of $0.7 million), $65.9 million (net of capitalized interest of $1.2 million) and $46.3 million (net of capitalized interest of $2.8 million) for the years ended December 31, 2013, 2012 and 2011, respectively.
Note 6.   Related Party Notes Payable and Warrants
Initial Issuance
In connection with the 2008 Reorganization, we issued eleven promissory notes to Apollo totaling $512.4 million. The promissory notes are subordinate to all third-party non-trading debt. Eight of the promissory notes for a total of $325.0 million (“5% Notes”) bear interest at a rate of 5% per annum, cumulative, compounding semi-annually. The principal and interest are due upon note maturity. The other three promissory notes for a total of $187.4 million are non-interest bearing. The eleven promissory notes mature at the earlier of a qualified public offering, the sale of PCI, or on the 10th anniversary of the issue date of the promissory note.
Also in 2008, PCI granted 8.1 million warrants to Apollo to purchase common stock bearing a 5% payment-in-kind (“PIK”) dividend rate per annum with dividends being cumulative, compounding semi-annually, and payable in additional warrants (“5% Dividend”). An additional 4.7 million non-dividend paying warrants were also granted to Apollo on January 31, 2008. All warrants granted on January 31, 2008 have an exercise price of $40.02355, are immediately exercisable, and expire at the earlier of a qualified public offering, the sale of PCI, or on the 10th anniversary of the issue date of the warrant agreement.
The warrants have been accounted for as equity, as an increase to additional paid in capital, in accordance with ASC 480 Distinguishing Liabilities from Equity. As there were multiple classes of instruments (promissory notes, warrants, and common stock) issued during 2008, the proceeds were allocated to each type of instrument at the investor level based on the relative fair values on the issuance date in accordance with ASC 470 resulting in a discount to the promissory notes.
The value assigned at inception to the promissory notes, warrants, and common stock was $408.1 million, $215.4 million, and $234.7 million, respectively. The discount to the face value of the note was approximately $116.5 million, which is being amortized to interest expense over the ten-year period of the promissory note under the effective interest method. The annual effective interest rates range from 4.19% to 6.75%.
2010 and 2009 Issuances
During 2010 and 2009, we issued promissory notes totaling approximately $83.6 million and $99.2 million, which all occurred in conjunction with grants of 5% Dividend warrants to purchase common stock. Each issuance in 2010 and 2009 contain the same terms. The promissory notes are subordinate to all third-party non-trading debt and bear interest at a rate of 5% per annum, cumulative, compounding semi-annually. The principal and interest are due upon note maturity; there is no interest cancellation feature on these promissory notes. The promissory notes mature at the earlier of a qualified public offering, the sale of PCI or on the 10th anniversary of the effective date of the promissory note. All warrants issued in 2010 and 2009 have an exercise price of $9.25, are immediately exercisable and expire at the earlier of a qualified public offering, the sale of PCI or on the 10th anniversary of the effective date of the warrant agreement.
The warrants have been accounted for as equity in accordance with ASC 480 and the proceeds were allocated to promissory notes and warrants based on their relative fair values on the issuance date in accordance with ASC 470. The value assigned to each respective warrant issuance was initially recorded as a discount to the face value of the corresponding note with an offsetting increase to additional paid in capital. The debt discounts are being amortized to interest expense over the ten-year period of the promissory notes under the effective interest method. The annual effective interest rates range from 12.15% to 15.30% in 2013, 2012 and 2011. There were no issuances of promissory notes or warrants during 2013, 2012, 2011.

Related party notes payable, including accrued interest, consist of the following:
(in thousands)

	As of December 31,
	2013	2012
Apollo term notes, 5% interest, due April 27, 2017	$382,513	$364,081
Apollo term notes, 5% interest, due June 19, 2017	69,041	65,714
Apollo term notes, non-interest bearing, due January 31, 2018	187,431	187,431
Apollo term notes, 5% interest, due May 18, 2019	62,816	59,789
Non-Apollo term notes, 5% interest, due August 1, 2019	16,492	15,697
Apollo term notes, 5% interest, due December 24, 2019	30,490	29,020
Non-Apollo term notes, 5% interest, due December 31, 2019	13,354	12,711
Apollo term notes, 5% interest, due May 6, 2020	62,167	59,172
Apollo term notes, 5% interest, due October 26, 2020	27,068	25,764
Non-Apollo term notes, 5% interest, due November 19, 2020	9,960	9,480
	861,332	828,859
Less: Unamortized discount on related party notes payable	149,715	167,555
Long-term portion	$711,617	$661,304

The annual maturities of related party notes payable are due beginning in 2017 and through 2020.
Interest expense on related party notes was $32.5 million, $30.9 million and $29.4 million for the years ended December 31, 2013, 2012 and 2011, respectively, and has been added to long-term related party notes payable in the accompanying consolidated balance sheets. Debt discount accretion of $17.8 million, $15.3 million and $13.0 million for the years ended December 31, 2013, 2012 and 2011, respectively, is included in interest expense, net in the consolidated statements of operations.
Note 7.   Derivative Instruments, Hedging Activities and Fair Value Measurements
We are exposed to market risks attributable to changes in interest rates, foreign currency exchange rates and fuel prices. We manage these risks through a combination of our normal operating and financing activities and through the use of derivative financial instruments pursuant to our hedging practices and policies as described below. The financial impacts of these hedging instruments are primarily offset by corresponding changes in the underlying exposures being hedged. We achieve this by closely matching the amount, term and conditions of the derivative instrument with the underlying risk being hedged. We do not hold or issue derivative financial instruments for trading or other speculative purposes. We monitor our derivative positions using techniques including market valuations and sensitivity analyses.
Interest Rate Risk
Our exposure to market risk for changes in interest rates relates to our long-term debt obligations including future interest payments. We use interest rate swap agreements to modify our exposure to interest rate fluctuations and to manage our interest expense.
In July 2011, OCI entered into three forward starting interest rate swap agreements to hedge the variability of the interest payments related to the outstanding variable rate debt associated with the Marina newbuild financing. The first swap, with an amortizing notional amount of $450.0 million at inception, was effective beginning January 19, 2012 and matured on January 19, 2013. The second swap, with an amortizing notional amount of $405.4 million became effective on January 19, 2013 and matured on January 19, 2014. The third swap, with an amortizing notional amount of $360.8 million became effective January 19, 2014 and matures on January 19, 2015. All three interest rate swaps are designated as cash-flow hedges and qualify for hedge accounting treatment. The changes in fair value of the effective portion of the interest rate swaps are recorded as a component of accumulated other comprehensive income (loss) on our consolidated balance sheets.

In March 2013, OCI entered into three forward starting interest rate swap agreement to hedge the variability of the interest payments related to the variable rate debt associated with the Marina and Riviera newbuild loan facility. The Marina interest rate swap, with an amortizing notional amount of $300.0 million at inception, becomes effective January 20, 2015 and matured on January 19, 2016. The first Riviera interest rate swap, with an amortizing notional amount of $422.4 million at inception, became effective on October 28, 2013 and matures on October 27, 2014. The second Riviera interest rate swap, with an amortizing notional amount of $377.6 million at inception becomes effective October 27, 2014 and matures on October 27, 2015.
All OCI interest rate swaps are designated as cash-flow hedges and meet the requirements to qualify for hedge accounting treatment. The changes in fair value of the effective portion of the interest rate swaps are recorded as a component of accumulated other comprehensive income (loss) on our consolidated balance sheets. The total notional amount of interest rate swap agreements for OCI effective and outstanding as of December 31, 2013 and 2012 was $805.5 million and $427.7 million, respectively. There was no ineffectiveness recorded for the year ended December 31, 2013 and 2012.
During 2008, SSC entered into an interest rate swap agreement with a notional amount of $400.0 million to limit the interest rate exposure related to its long-term debt. This interest rate swap, which matured on February 14, 2011, was designated as a cash flow hedge and the change in fair value of the effective portion of the interest rate swap was recorded as a component of accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. SSC had no interest rate swaps outstanding as of December 31, 2013 and 2012.
Foreign Currency Exchange Risk
Our exposure to market risk for changes in foreign currency exchange rates relates to our Euro-denominated payments related to our newbuild ship contract, vessel drydock and other operational expenses denominated in currencies other than the U.S. dollar.
During August 2013, SSC entered into a foreign currency collar option with an aggregate notional amount €274.4 million ($377.1 million at December 31, 2013) to limit the exposure to foreign currency exchange rates for Euro denominated payments related to the ship construction contract for the Seven Seas Explorer. The notional amount of the collar represents 80% of the construction contract of the vessel due at delivery. This foreign currency collar option was designated as a cash flow hedge at the inception of the instrument and will mature June 2016. The estimated fair value of the foreign currency effective portion of the derivative was recorded as a component of accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. There was no ineffectiveness recorded as of December 31, 2013. Ineffective portions of the future changes in fair value of the instrument will be recognized in other income (expense) in the statement of operations.
During 2012, we entered into foreign currency swaps with an aggregate notional amount of €2.8 million ($3.6 million as of December 31, 2012) to limit the exposure to foreign currency exchange rates for Euro denominated payments related to vessel drydock and other operational expenses. The foreign currency swaps do not qualify for hedge accounting; therefore, the changes in fair values of these foreign currency derivatives are recorded in other income (expense) in the accompanying consolidated statements of operations. There were no outstanding foreign currency swap agreements as of December 31, 2012.
Fuel Price Risk
Our exposure to market risk for changes in fuel prices relates primarily to the consumption of fuel on our vessels. We use fuel derivative swap agreements to mitigate the financial impact of fluctuations in fuel prices. The fuel swaps do not qualify for hedge accounting; therefore, the changes in fair value of these instruments are recorded in other income (expense) in the accompanying consolidated statements of operations.

As of December 31, 2013 and 2012, we entered into the following fuel swap agreements:

	Fuel Swap Agreements
	As of December 31, 2013	As of December 31, 2012
	(in barrels)
2013	—	528,975
2014	495,900	224,550
2015	123,300	—

	Fuel Swap Agreements
	As of December 31, 2013	As of December 31, 2012
	(% hedged — estimated consumption)
2013	—%	56%
2014	50%	24%
2015	12%	—%

We have certain fuel derivative contracts that are subject to margin requirements. For these specific fuel derivative contracts, on any business day, we may be required to post collateral if the aggregate mark-to-market exposure exceeds $3.0 million. The amount of collateral required to be posted is an amount equal to the difference between the mark-to-market exposure and $3.0 million. As of December 31, 2013 and 2012, we were not in a liability position related to this counterparty and therefore, we were not required to post any collateral for our fuel derivative instruments.
At December 31, 2013 and 2012 the fair values and line item captions of derivative instruments designated as hedging instruments under FASB ASC 815-20 were:
(in thousands)

		Fair Value as of December 31,
	Balance Sheet Location	2013	2012
Foreign currency collar	Other long-term assets	$2,702	$—
Total derivative assets		$2,702	$—
Interest rate swaps	Current liabilities — derivative liabilities	$7,055	$2,206
Interest rate swaps	Other long-term liabilities	4,249	8,730
Total derivative liabilities		$11,304	$10,936

At December 31, 2013 and 2012, the fair values and line item captions of derivative instruments not designated as hedging instruments under FASB ASC 815-20 were:
(in thousands)

		Fair Value as of December 31,
	Balance Sheet Location	2013	2012
Fuel hedges	Other current assets	$1,657	$1,179
Fuel hedges	Other long-term assets	194	1,608
	Total Derivatives Assets	$1,851	$2,787
Fuel hedges	Current liabilities — Derivative liabilities	$—	$278
Embedded derivatives	Current liabilities — Derivative liabilities	34	3,760
Embedded derivatives	Other long-term liabilities	—	15,330
	Total Derivatives Liabilities	$34	$19,368

The effect of derivative instruments qualifying and designated as hedging instruments on the consolidated financial statements for the year ended December 31, 2013 was as follows (in the tables below other comprehensive income is abbreviated as OCI):
(in thousands)

	Amount of Gain/(Loss) Recognized on OCI Derivative (Effective Portion)	Location of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain/(Loss) Recognized in Income on Derivative (Ineffective Portion excluded from Effectiveness Testing)	Amount of Gain/(Loss) Recognized in Income on Derivative (Ineffective Portion excluded from Effectiveness Testing)
Interest rate swaps	$(367)	N/A	$—	N/A	$—
Foreign currency collars	2,702	Depreciation and amortization expense	(1,735)	N/A	—
Total	$2,335		$(1,735)		$—

The effect of derivative instruments qualifying and designated as hedging instruments on the consolidated financial statements for the year ended December 31, 2012 was as follows:
(in thousands)

	Amount of Gain (Loss) Recognized in OCI on Derivative Instruments (Effective Portion)	Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative Instruments (Ineffective Portion excluded from Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivative Instruments (Ineffective Portion excluded from Effectiveness Testing)
Interest rate swaps	$(4,600)	Interest expense, net	$—	N/A	$—
Foreign currency collars	—	Depreciation and amortization expense	(1,561)	N/A	—
Total	$(4,600)		$(1,561)		$—

The effect of derivative instruments qualifying and designated as hedging instruments on the consolidated financial statements for the year ended December 31, 2011 was as follows:
(in thousands)

	Amount of Gain (Loss) Recognized in OCI on Derivative Instruments (Effective Portion)	Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative Instruments (Ineffective Portion excluded from Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivative Instruments (Ineffective Portion excluded from Effectiveness Testing)
Interest rate swaps	$(3,524)	Interest expense, net	$(2,814)	N/A	$—
Foreign currency collars	37,504	Depreciation and amortization expense	(1,110)	N/A	—
Total	$33,980		$(3,924)		$—

The effect of derivative instruments not designated as hedging instruments on the consolidated financial statements for the years ended December 31, 2013, 2012 and 2011 was:
(in thousands)

	Location of Gain (Loss) Recognized in Income on Derivative Instruments	Amount of Gain (Loss) Recognized in Income on Derivative Instruments
		For the Years Ended December 31,
		2013	2012	2011
Foreign currency swaps	Other income (expense)	$—	$(165)	$87
Foreign currency collars	Other income (expense)	—	10,035	(47,193)
Embedded derivatives	Other income (expense)	19,056	15,008	—
Fuel hedges	Other income (expense)	158	6,283	9,198
Total		$19,214	$31,161	$(37,908)

Fair Value Measurements
GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions which market participants would use in pricing the asset or liability based on the best available information under the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:
•
  Level 1 Inputs — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.
•
  Level 2 Inputs — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly.
•
  Level 3 Inputs — Inputs that are unobservable for the asset or liability.
Fair Value of Financial Instruments
We use quoted prices in active markets when available to determine the fair value of our financial instruments. The fair values of our financial instruments that are not measured at fair value on a recurring basis are:
(in thousands)

	Carrying Value as of December 31,		Fair Value as of December 31,
	2013	2012	2013	2012
Long-term bank debt(a)	$1,461,544	$1,488,216	$1,492,762	$1,459,232
Senior secured notes	225,000	225,000	249,188	239,063
Long-term related party notes payable	711,617	661,304	877,129	632,724
Total	$2,398,161	$2,374,520	$2,619,079	$2,331,019

(a)
  the December 31, 2013 and 2012 carrying value is net of $29.7 million and $32.8 million, respectively of debt discount.
Long-term bank debt:   Level 2 inputs were used to calculate the fair value of our long-term debt which was estimated using the present value of expected future cash flows which incorporates our risk profile and, if applicable, the risk profile of SACE. The valuation also takes into account debt maturity and interest rate based on the contract terms.

Senior secured notes:   Level 2 inputs were used to calculate the fair value of our Notes which was estimated using quoted market prices.
Long-term related party notes payable:   Level 2 and 3 inputs are utilized to derive the fair value of our long-term related party notes payable. As described in “Note 6. Related Party Notes Payable and Warrants”, there are multiple classes of instruments (promissory notes, warrants and common stock) that are issued. Therefore, we have utilized an option pricing methodology to determine fair value. Level 2 inputs used in this methodology are risk-free rates and volatility, which are identical to our assumptions used to calculate our fair value equity awards in “Note 8. Share-Based Employee Compensation”. Level 3 inputs include our aggregate equity value, time to liquidity event date, dividend yields and breakpoints, which consider the rights, privileges and preferences of the various classes of the instruments. Our aggregate equity value was estimated using a weighted average of income and market approach method. Also, our dividend yield used was 0% as we do not anticipate paying dividends in the foreseeable future. There have been no issuances or repayments of the related party notes during the year ended December 31, 2013. Also, there were no movements of financial instruments in or out of Level 3 during the years ended December 31, 2013 and 2012.
Other financial instruments:   Due to their short-term maturities and no interest rate, currency or price risk, the carrying amounts of cash and cash equivalents, restricted cash, passenger deposits, accrued interest, and accrued expenses approximate their fair values. We consider these inputs to be level 1 as all are observable and require no judgment for valuation.
The following table presents information about our financial instrument assets and liabilities that are measured at fair value on a recurring basis:
(in thousands)

	As of December 31, 2013				As of December 31, 2012
Description	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Derivative financial instruments(a)	$4,553	$—	$4,553	$—	$2,787	$—	$2,787	$—
Total Assets	$4,553	$—	$4,553	$—	$2,787	$—	$2,787	$—
Liabilities
Derivative financial instruments(b)	$11,338	$—	$11,338	—	$30,304	$—	$30,304	$—
Total liabilities	$11,338	$—	$11,338	—	$30,304	$—	$30,304	$—

(a)
  As of December 31, 2013, derivative financial instruments of $1.7 million are classified as other current assets and $2.9 million are classified as other long-term assets in the consolidated balance sheets. As of December 31, 2012, $1.2 million was classified as other current assets and $1.6 million was classified in other long-term assets.
(b)
  As of December 31, 2013, derivative financial instruments of $7.1 million are classified as derivative liabilities and $4.2 million are classified as other long-term liabilities in the consolidated balance sheets. As of December 31, 2012, $6.2 million was classified as derivative liabilities and $24.1 million was classified in other long-term liabilities.
Our derivative financial instruments consist of interest rate swaps, foreign currency exchange contracts, and fuel hedge swaps. Fair value is derived using the valuation models that utilize the income value approach. These valuation models take into account the contract terms such as maturity, and inputs such as forward interest rates, forward foreign currency exchange rates, forward fuel prices, discount rates, creditworthiness of the counter party and us, as well as other data points. The data sources utilized in these valuation models that are significant to the fair value measurement are classified as Level 2 sources in the fair value input level hierarchy.
Our derivative financial instruments also consist of embedded derivatives. Fair value is derived using the valuation models that utilize the income value approach. These valuation models take into account the contract terms such as maturity, and inputs such as forward interest rates, discount rates, IBOXX Euro

Average, USD/EUR basis index, creditworthiness of the counter party and us, as well as other data points. The data sources utilized in these valuation models that are significant to the fair value measurement are classified as Level 2 sources in the fair value input level hierarchy.
Non-recurring Measurements of Non-financial Assets
Goodwill and indefinite-lived intangible assets not subject to amortization are reviewed for impairment on an annual basis or earlier if there is an event or change in circumstances that would indicate that the carrying value of these assets could not be fully recovered. For goodwill, if the carrying amount of the reporting unit exceeds the estimated discounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the reporting unit to its estimated fair value. For indefinite-lived intangible assets if the carrying amount of the asset exceeds the estimated discounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value.
Other long-lived assets, such as our ships, are reviewed for impairment whenever events or changes in circumstances indicate its carrying amount may not be recoverable. If the carrying amount exceeds the estimated expected undiscounted future cash flows, we measure the amount of the impairment by comparing its carrying amount to its estimated fair value. The estimation of fair value measured by undiscounted or discounted expected future cash flows would be considered Level 3 inputs.
Note 8.   Share-Based Employee Compensation
In 2008, PCI adopted the 2008 Stock Option Plan (“Plan”) whereby its board of directors may grant stock options to officers, key employees, consultants and directors. The Plan authorized grants of options of up to 4,720,000 shares of common stock for 2013 and 2012 and 4,500,000 shares of common stock for 2011. Options granted primarily vest proportionally over 3 years, 50% based on performance conditions and 50% based on employee service conditions. The contractual term of options granted during the years ended December 31, 2013 and 2012 is eight years.
During February 2013 and April 2012, the President and Chief Operating Officer of PCH was granted 100,000 and 600,000 options, respectively, to purchase PCI shares according to his employment contract. These options are time based and vest over 3 years on his employment anniversary date. The contractual term of these options is 8 years. Total compensation expense for these options was calculated at the PCI level. The fair value was estimated on the grant date using the Black-Scholes model which includes the fair value of PCI common stock determined at the approximate grant date. The estimated fair value of these stock options, totaled $0.3 million in 2013 and $1.4 million in 2012 and is amortized over the vesting period using the graded-vesting method.
On December 31, 2012, we modified approximately 489,000 performance based stock options of equity classified awards, including those options modified in December 2011. The modification was due to the change in expectation from improbable to probable that we would meet the performance condition. No other terms of the options were changed. We revalued these awards and recorded the full expense as of December 31, 2012.
In December 2011, the Board of Directors modified approximately 344,000 performance based stock options recorded as equity classified awards. These equity classified awards would have been forfeited due to failure to achieve the specified performance condition. The Board of Directors modified the performance conditions of these options to allow the options to vest provided that performance targets are met in 2012. This modification was accounted for as a cancellation and a replacement grant. The replacement grant was treated as a new issuance and the fair value was remeasured at the date of modification.
During June 2009, a special award of 1,000,000 options with a grant date fair value of $3.4 million was granted to our Chief Executive Officer and Chairman of the Board. These options vest over a four year period, 50% after the first 24 months, 25% after 36 months and 25% after 48 months. The contractual term of the special award options is eight years.

To determine fair value of our common stock, we used a weighted average of the market and income valuation approaches. Weightings were assigned to the income approach and market approaches, which produced an indication of the invested capital value on a freely tradable basis at the valuation dates. These weightings were based on (i) a minority investor placing considerable weight on the Income Approach value because it relies directly on our forecasted operating results and market-derived rates of return and (ii) to a lesser extent, the Market Approach, because it reflects current market pricing and earnings and relies on an analysis of our direct competitors, which are considered to be alternative investments to an investment in us.
For the market approach, we analyzed comparable publicly-traded companies (the “Peer Group”). The data obtained from the Peer Group was converted to various standard valuation multiples. We used the enterprise value/revenue multiple and enterprise value/EBITDA multiple for the Peer Group. We considered these metrics to be the best indicators of free cash flows and the standard multiples used in a market valuation approach. These multiples were applied to our revenue and EBITDA, with equal weighting, to derive an enterprise value.
For the income approach, we used the discounted cash flow model to calculate the value of our total invested capital (debt and equity). An estimated cash flow growth rate was determined to reflect our estimate of our long-term prospects, to which we further applied a discount rate ranging from 12.5% to 14.3% in 2013, 2012 and 2011.
In order to compute our discount rate for the cash flow model, a weighted-average cost of capital (“WACC”) was determined. Our WACC is based on our capital structure consisting of both equity and debt. Our debt-to-capital ratio is projected to be 50% based on the expected long-term capital structure. The WACC was therefore weighted evenly between the cost of capital for debt and equity. The cost of debt capital was determined by considering a range of market rates for S&P B and BBB rated corporate bonds with similar terms. The remaining component of WACC, the cost of equity, is based on:
(1)
  Risk-free rate of return — The risk-free rate is based on the yield of a 20-year treasury bond (the range was between (2.5% and 4.1%)
(2)
  Equity risk premium — The equity risk premium is based on a compilation of equity risk premiums as compiled by various sources, such as Ibbotson & Associates, Pratt Range, Fama & French, etc. (5.75% was used throughout 2013, 2012 and 2011);
(3)
  Industry Beta — Industry Beta is based on our comparable companies (the range was between x2.21 and x2.56); and
(4)
  Size premium — Size premium is based on our market capitalization (the range was between 1.7% and 1.9%).
The differences between the rights, restrictions and preferences of the holders of common stock, warrants, and notes may result in potentially different future outcomes for each class. Therefore, to estimate the value of our common stock, it is necessary to allocate our enterprise value among the various classes of warrants, notes and common stock. To perform this allocation among the various instruments, we utilized the Black-Scholes option pricing model. From the common stock value derived in the Black-Scholes option pricing model, we added a further discount for lack of marketability (“DLOM”) of our common stock. We based the DLOM on the likelihood, timing and size of an initial public offering, forecasted dividends, and potential for industry consolidation. The DLOM used was 15%, for 2013, 2012 and 2011.
The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes model which includes the fair value of our common stock determined at the approximate grant date. The estimated fair value of stock options, less estimated forfeitures, is amortized over the vesting period using the graded-vesting method. Total compensation expense recognized for employee stock options was $1.4 million, $2.1 million and $2.2 million for the years ended December 31, 2013, 2012 and 2011, respectively, which is included within selling and administrative expense in the consolidated statements of operations. The total unrecognized compensation cost related to non-vested awards is $0.6 million for the year ended December 31, 2013. The weighted average period over which it is expected to be recognized is 1.5 years.

The assumptions used in the Black-Scholes model to fair value equity awards are as follows:

	2013	2012
Expected dividend yield	—%	—%
Expected stock price volatility	36.37%–54.63%	36.37%–61.66%
Risk-free interest rate	0.45%–0.85%	0.25%–1.03%
Expected option life	3.3–5 years	2–5 years

Since our common stock is not publicly traded, it is not practical to estimate the expected volatility of our share price. Therefore, the expected volatility is based on a combination of historical volatility for peer companies. The risk-free interest rate is based on U.S. Treasury securities with a remaining term equal to the expected option’s life assumed at the date of grant. The expected term is based on the average of contractual life, vested period of the options and expected employee exercise behavior. The estimated forfeiture rate represents an estimate which will be revised in subsequent periods if actual forfeitures differ from those estimates. The weighted average fair value of stock options granted during 2013, 2012 and 2011 was approximately $2.38 per share, $1.77 per share, and $1.64 per share, respectively. Stock option activity is summarized in the following table:

	Number of Options	Weighted-Average Exercise Price ($)	Weighted-Average Remaining Contractual Term (in years)
Outstanding at January 1, 2013	4,152,354	$13.28	5.08
Granted	456,500	6.46
Exercised	(3,500)	5.66
Forfeited or expired	(116,415)	14.47
Outstanding at December 31, 2013	4,488,939	12.64	5.08
Vested and expected to vest at December 31, 2013	4,476,187	12.66	4.47
Options exercisable at December 31, 2013	3,877,207	13.70	4.13

The total fair value of shares vested during the years ended December 31, 2013 and 2012 was $2.0 million and $2.3 million, respectively. At December 31, 2013 and 2012, the aggregate intrinsic value of options vested and expected to vest is $34.0 million and $0.8 million, respectively. The aggregate intrinsic value of options exercisable at December 31, 2013 and 2012 is $27.6 million and $0.3 million, respectively. There were no exercises of options that resulted in a material amount of cash received.
Note 9.   Stockholders’ Equity
Common stock
Our authorized common stock as of December 31, 2013 and 2012 consisted of 100 million shares of common stock with a par value of $0.01 per share. We had 13.6 million shares of common stock issued and outstanding as of December 31, 2013 and 2012.
The holders of our common stock are entitled to one vote per share and participate equally in all dividends payable or distributions. Upon liquidation, dissolution, or winding up of PCI, holders of our common stock are entitled to receive a ratable share of the available net assets of PCI after payment of all debts and other liabilities. Our common stock has no preemptive, subscription, redemption or conversion rights.

Accumulated Other Comprehensive Loss
(in thousands)

	Changes related to Cash Flow Hedge
	2013	2012
Beginning balance	$(60,319)	$(57,280)
Other comprehensive income before reclassifications	2,335	(4,600)
Amount reclassified from accumulated other comprehensive income	1,735	1,561
Net current period other comprehensive income	4,070	(3,039)
Ending balance	$(56,249)	$(60,319)

Accumulated other comprehensive loss as of December 31, 2013, 2012 and 2011 was $56.2 million, $60.3 million and $57.3 million, respectively, which is primarily comprised of changes in derivative fair value of cash flow hedges for OCI’s new build ships. Since the cash flow hedges involve the purchase of fixed assets, they are considered forecasted transactions. As such, the gain or loss on the foreign currency cash flow hedges that are deferred in and classified as other comprehensive loss are being reclassified into earnings as the ships are depreciated over their estimated useful lives.
OCI’s original foreign currency collar associated with the Riviera newbuild matured in August 2011. The Riviera was delivered in April 2012 and as such, $15.7 million related to the collar will remain in other comprehensive loss and will be recognized within depreciation expense over the ship’s useful life. Our original foreign currency collar associated with the Marina newbuild matured in October 2010. The Marina was delivered in January 2011 and as such, $36.3 million related to the collar will remain in other comprehensive loss and will be recognized within depreciation expense over the ship’s useful life. For the years ended December 31, 2013, 2012 and 2011, $1.7 million, $1.6 million and $1.1 million, respectively, was reclassified from accumulated other comprehensive loss to depreciation and amortization expense in the consolidated statements of operations.
Note 10.   Earnings (Loss) Per Share
Our basic and diluted earnings per share were computed as follows:
(in thousands, except per share data)

	Years ended December 31
	2013	2012	2011
Net income (loss) for basic and diluted earnings per share	$35,522	$(2,612)	$(69,722)
Weighted-average common stock outstanding	13,572	13,572	13,565
Dilutive effect of equity plan	1,109	—	—
Dilutive effect of warrants	4,176	—	—
Diluted weighted-average shares outstanding	18,857	13,572	13,565
Basic earnings per share	$2.62	$(0.19)	$(5.14)
Diluted earnings per share	$1.88	$(0.19)	$(5.14)
Anti-dilutive equity awards excluded from diluted earnings per share computation	—	—	—

Note 11.   Related Party Transactions
OCI incurred Apollo management fees of $0.9 million in 2013, 2012 and 2011. These expenses are included in selling and administrative expenses in the accompanying consolidated statements of operations.

Note 12.   Income Taxes
We had an income tax benefit for the year ended December 31, 2013 of $0.2 million. We had income tax expense for the year ended December 31, 2012 of $0.2 million and income tax benefit for the year ended December 31, 2011 of $0.3 million.
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2013 and 2012, relate primarily to net operating losses, depreciable assets, and book expenses not currently deductible for tax purposes. At December 31, 2013 and 2012, we had recorded deferred tax assets of approximately $31.2 million and $23.9 million, respectively, for which a full valuation allowance has been recorded. The increase in the valuation reserve is primarily due to net operating loss carryforwards generated in 2013.
In addition, we have recorded deferred tax liabilities of $1.5 million and $1.7 million for 2013 and 2012, respectively, which are recorded in other long-term liabilities in the accompanying consolidated balance sheets.
As of December 31, 2013, we have federal, state, and foreign net operating loss carryforwards of approximately $81.5 million, $0.4 million, and $0.0 million, respectively. The federal and state net operating loss carryforwards at December 31, 2013 expire between 2023 and 2033.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we have recorded a full valuation allowance on our deferred tax assets.
We have analyzed our filing positions in all of the jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified tax returns in France, the United Kingdom, and the United States as “major” tax jurisdictions, as defined. The only periods subject to examination for our returns are the 2010 and 2011 tax years for France, 2011 through 2013 tax years for the United Kingdom and 2010 through 2013 tax years for the United States.
(in thousands)

	Balance at beginning of period	Charged to costs and expenses(1)	Balance at end of period
December 31, 2013	$23,892	$7,302	$31,194
December 31, 2012	$15,858	$8,034	$23,892
December 31, 2011	$11,784	$4,074	$15,858

(1)
  Increases in valuation allowance related to the generation of net operating losses and other deferred tax assets. No write-offs were recorded during the years presented.
United States Federal Income Tax
We derive our income from the international operation of ships. Under Section 883 of the Code (“Section 883”), certain foreign corporations, though engaged in the conduct of a trade or business within the United States, are exempt from U.S. federal income and branch profit taxes on gross income derived from or incidental to the international operation of ships. Applicable U.S. Treasury regulations provide that a foreign corporation will qualify for the benefits of Section 883 if, in relevant part, (i) the foreign country in which the corporation is organized grants an equivalent exemption for income from the operation of ships of sufficiently broad scope to corporations organized in the U.S., and (ii) the foreign corporation is a controlled foreign corporation (a “CFC”) for more than half of the taxable year, and more than 50% of its stock is owned by qualified U.S. persons for more than half of the taxable year (the “CFC test”). Our 2012 tax returns were filed with tax authorities under Section 883 and our 2013 tax returns will also be filed under Section 883.

For U.S. federal income tax purposes, SSC and its non-U.S. subsidiaries are disregarded as entities separate from us and OCI is treated as a corporation. Both OCI and SSC rely on our ability as their parent corporation to meet the requirements necessary to qualify for the benefits of Section 883. We are organized as a company in Panama, which grants an equivalent tax exemption to U.S. corporations, and is thus classified as a qualified foreign country for purposes of Section 883. We are currently classified as a CFC and we believe we meet the ownership and substantiation requirements of the CFC test under the regulations. Therefore, we believe most of our income and the income of our ship-owning subsidiaries, which is derived from or incidental to the international operation of ships, is exempt from U.S. federal income taxation under Section 883. In 2005, final regulations became effective under Section 883, which, among other things, narrow somewhat the scope of activities that are considered by the Internal Revenue Service to be incidental to the international operation of ships. The activities listed in the regulations as not being incidental to the international operation of ships include income from the sale of air and land transportation, shore excursions, and pre- and post-cruise tours. To the extent the income from these activities is earned from sources within the United States that income is subject to U.S. taxation.
Individual State Income Taxes
We are subject to various U.S. state income taxes generally imposed on each state’s portion of the U.S. source income subject to federal income taxes. However, the state of Alaska imposes an income tax on its allocated portion of the total income of companies doing business in Alaska.
United Kingdom Corporation Tax
The Seven Seas Navigator and Seven Seas Voyager were operated by subsidiaries that were strategically and commercially managed in the United Kingdom (UK), and those subsidiaries elected to enter the UK tonnage tax regime. Effective February 4, 2013, both ships exited the UK tonnage regime upon transfer of the ships to the U.S. subsidiaries.
Corporate tax rate reductions from 23% to 21%, effective April 1, 2014 and from 21% to 20% effective April 1, 2015 were enacted in the United Kingdom on July 17, 2013. The effect of tax rate changes on existing deferred tax balances is recorded in the period in which the tax rate change law is enacted. The effect of these tax rate changes was the recognition of a deferred tax benefit of $0.2 million for the year ended December 31, 2013.
Panamanian and Other Foreign Income Taxes
Under Panamanian law, we are exempt from income tax on income from international transportation and should also be exempt from income tax in the other jurisdictions where the ships call if a tax treaty exists or when Panama grants a reciprocal exemption to countries who grant a reciprocal exemption to Panama. However, not all of the countries in which our ships call have income tax treaties or reciprocal exemption agreements with Panama. Accordingly, we may be subject to income tax in various countries depending on the tax laws of the specific countries upon which ports the ships call. In addition to or in place of income taxes, virtually all jurisdictions where our ships call impose taxes based on passenger counts, ship tonnage or some other measure. These taxes are recorded as other ship operating expenses in the accompanying consolidated statements of operations.
Note 13.   Concentration Risk
We contract with a single vendor to provide many of our hotel and restaurant services including both food and labor costs. We incurred expenses of $115.4 million, $109.6 million and $101.2 million for the years ended December 31, 2013, 2012 and 2011, respectively, which are recorded in payroll, related and food in our consolidated statements of operations.
Note 14.   Capital Lease Obligations
During 2011, we entered into an office lease for the combined headquarters of our subsidiaries, which extends through 2022. The lease was accounted for as capital leases under ASC-840: Leases.

As of December 31, 2013 and 2012, the capital lease asset was $7.3 million and $4.9 million, net of accumulated amortization of $1.5 million and $0.7 million, respectively, are included in property and equipment, net in the accompanying consolidated balance sheet. As of December 31, 2013 and 2012, the capital lease liability totaled $10.3 million and $7.3 million, respectively, including $7.8 million and $5.8 million, respectively, in other long-term liabilities in the accompanying consolidated balance sheet. Interest expense for the years ended December 31, 2013, 2012 and 2011 was $1.3 million, $0.8 million and $0.6 million, respectively. Amortization expense for the years ended December 31, 2013, 2012 and 2011 was $0.8 million, $0.4 million and $0.2 million, respectively, and is included in depreciation and amortization expense in the accompanying statements of income and comprehensive income.
The following schedule represents the future minimum lease payments under our capital lease obligation (in thousands) as of December 31, 2013.

For the twelve months ending December 31,
2014	$1,799
2015	1,844
2016	1,891
2017	1,937
2018	1,986
Thereafter	8,268
Total minimum lease payments	17,725
Less: Amount representing interest(a)	(7,444)
Present value of total minimum lease payments	$10,281

(a)
  Amount necessary to reduce total minimum lease payments to present value calculated at the Company’s incremental borrowing rate at lease inception.
Note 15.   Commitments and Contingencies
Operating Leases
We have several non-cancelable operating leases, primarily for office space, that expire at various times through 2021. Rental expense for operating leases amounted to approximately $1.8 million, $1.6 million and $2.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.
The following schedule represents our lease contractual obligations as of December 31, 2013:
(in thousands)

Years Ended December 31,
2014	$1,081
2015	984
2016	499
2017	362
2018	370
Thereafter	1,164
Totals	$4,460

Employment Agreements
We have entered into employee agreements with certain of our executive officers and key employees. These agreements provide for minimum salary levels, and in most cases, performance based bonuses that are payable if specified goals are attained. Some executive officers and key employees are also entitled to severance benefits upon termination or non-renewal of their contracts under certain circumstances.

Additionally, if there is a change in control, some executive officers and key employees’ outstanding options will generally become fully vested and exercisable.
As of December 31, 2013, the approximate future minimum requirements under employment agreements, excluding discretionary and performance bonuses are as follows:
(in thousands)

Years Ended December 31,
2014	$4,575
2015	2,225
2016	1,750
Totals	$8,550

Equipment — Maintenance and Purchases
During March 2012, management signed a 5-year maintenance agreement with a vendor. The cost of future maintenance contract obligations under this agreement as of December 31, 2013 is approximately $17.2 million. The contract consists of multiple cost components. Monthly variable maintenance fees are based on engine usage over the contract term. Monthly fixed fees are based on a per vessel basis. We are also required to purchase a certain amount of capital equipment and spare parts. Equipment will be recorded as property and equipment upon receipt and maintenance fees are recorded as repair and maintenance expenses. As of December 31, 2013 and 2012 we incurred expenses of $8.4 million relating to this agreement, which is recorded in other ship operating expenses.
In October 2012, we entered into a software license agreement with a third party vendor. This agreement grants us a non-exclusive, perpetual, royalty-free license to use software. The total license fee is $2.3 million, of which $1.7 million was paid as of December 31, 2013. As of December 31, 2013, the future contract obligation relating to our third party software purchase is $0.6 million.
As of December 31, 2013, the approximate future minimum requirements under these agreements are as follows:
(in thousands)

Years Ended December 31,
2014	$5,453
2015	5,637
2016	5,803
2017	967
Totals	$17,860

Shipbuilding Contract
During 2013, we entered into a definitive contract with Italy’s Fincantieri shipyard to build a luxury cruise ship to be named the Seven Seas Explorer. Under the terms of contract, we will pay €325.9 million or approximately $447.9 million (calculated based on the applicable exchange rate at December 31, 2013) to Fincantieri for the remaining balance of the new vessel. See “Note 5. Debt” in the accompanying notes to the financial statements.
(in thousands)

Years Ended December 31,
2014	$23,573
2015	47,145
2016	377,163
Total	$447,881

Litigation
On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss can be made. In assessing probable losses, we take into consideration estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. The majority of claims are covered by insurance and we believe the outcome of such claims, net of estimated insurance recoveries, will not have a material adverse impact on our financial condition or results of operations and cash flows.
Other
As mandated by the FMC for sailings from a U.S. port, the availability of passenger deposits received for future sailings is restricted until the completion of the related sailing in accordance with FMC regulations. We have met this obligation by posting two $15.0 million surety bonds. Our surety bond obligation will increase to $22.0 million in April 2014 and $30.0 million in April 2015.
One of our credit card service providers has a second mortgage on three of OCI’s ships, Regatta, Insignia and Nautica as collateral for credit card payments processed. The value of the mortgage is $48.7 million.
Note 16.   Supplemental Cash Flow Information
For the years ended December 31, 2013, 2012 and 2011, we paid interest expense and related fees of $73.1 million, $59.5 million and $48.4 million, respectively. We also accrued related party interest of $32.5 million, $30.9 million and $29.4 million for the years ended 2013, 2012 and 2011, respectively, which was added to the outstanding balance of the related party notes payable.
For the year ended December 31, 2013, 2012 and 2011, we had non-cash investing activities related to the acquisition of property and equipment totaling $3.1 million, $4.4 million and $2.5 million, respectively. For the year ended December 31, 2013, 2012 and 2011 we had non-cash investing activities related to our capital leases totaling $3.2 million, $0.0 million and $5.7 million, respectively. For the year ended December 31, 2013, 2012 and 2011 we had non-cash investing activities related to the acquisition of intangible assets of $0.8 million, $2.0 million and $3.4 million, respectively.
For the year ended December 31, 2013, 2012 and 2011, we had non-cash financing activities relating to our capital lease of $0.5 million, $0.1 million and $7.5 million, respectively. For the year ended December 31, 2013, 2012 and 2011 we had non-cash financing activities related to deferred financing costs of $2.9 million, $0.6 million and $0.4 million, respectively.
For the year ended December 31, 2013, 2012 and 2011, we recorded accretion related to the discounts on related party notes payable of $17.8 million, $15.3 million, and $13.0 million, respectively.
Note 17.   Subsequent Events
In February 2014, OCI amended its existing $375.0 million first lien credit facility, consisting of both a $300.0 million term loan and a $75.0 million revolving credit facility. In conjunction with this amendment, the outstanding balance of the term loan under the original credit agreement of $299.3 million was repaid in full and as such that commitment was terminated. Concurrent with the repayment of the term loan, the Company entered into a commitment for a new term loan totaling $249.0 million. The interest rate on the new term loan is based on LIBOR, with a floor of 1.0%, plus a margin of 4.25% compared to a margin of 5.75% on the previously existing first lien term loan. The new term loan requires quarterly payments of principal equal to $0.6 million, beginning March 2014, with the remaining unpaid amount due and payable at maturity. Borrowings under the new term loan are prepayable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within twelve months of the amendment date. There was no change to the terms of the $75.0 million revolving credit facility, the financial covenants or the maturity date of the credit facility. We are evaluating the appropriate accounting treatment for these transactions.
In February 2014, SSC amended its existing $340.0 million credit agreement, consisting of both a $300.0 million term loan and a $40.0 million revolving credit facility. In conjunction with this amendment, the outstanding balance on the term loan under the original credit agreement of $296.3 million was repaid in full and as such that commitment was terminated. Concurrent with the repayment of the term loan, the Company entered into a commitment for a new term loan totaling $246.0 million. The margin on the new term loan is 2.75% compared to 3.50% on the previously existing term loan and the LIBOR floor was reduced from 1.25% to 1%. There was no change to the terms of the $40.0 million revolving credit facility or the maturity date of the term loan. The new term loan requires quarterly payments of principal equal to $0.6 million beginning in March 2014, with the remaining unpaid amount due and payable at maturity. There was no change to the terms of the $40.0 million revolving credit facility, the financial covenants or the maturity date of the credit facility. We are evaluating the appropriate accounting treatment for these transactions.
Management evaluated subsequent events through March 24, 2014, the date the financial statements were available to be issued.

SCHEDULE I
Condensed Financial Information of Parent Company
BASIS OF PRESENTATION
The Parent Company follows the accounting policies as described in the consolidated financial statements of Prestige Cruises International, Inc. and subsidiaries (“PCI”) with the exception of its investment in its subsidiary for which the Parent Company uses the equity method of accounting. For further information, reference should be made to the notes to the audited consolidated financial statements of PCI.
Our operating companies credit agreements include various restrictions on the ability to make dividends and distributions to their parent entities and ultimately to us. The following are restricted net assets of our subsidiary at December 31, 2013 and December 31, 2012, respectively: $600.2 million and $458.6 million.
Condensed Balance Sheets
(in thousands, except par value)

	As of December 31,
	2013	2012
Assets
Cash and cash equivalents	$28,471	$28,391
Restricted Cash	30,000
Other current assets	518	—
Total current assets	58,989	28,391
Other assets	—	30,000
Investment in subsidiary	680,210	589,570
Total assets	$739,199	$647,961
Liabilities and Stockholders’ Equity (Deficit)
Long-term debt	$711,617	$661,304
Total liabilities	711,617	661,304
Stockholders’ equity (deficit)
Common stock, $0.01 par value	136	136
Additional paid-in capital	307,030	305,642
Accumulated deficit	(223,280)	(258,802)
Accumulated other comprehensive loss	(56,249)	(60,319)
Treasury shares at cost	(55)	—
Total stockholders’ equity (deficit)	27,582	(13,343)
Total liabilities and stockholders’ equity (deficit)	$739,199	$647,961

Condensed Statements of Operations and Comprehensive Income (Loss)
(in thousands, except shares and per share data)

	For the Years Ended December 31,
	2013	2012	2011
Expenses
Selling and administrative	$13	$33	$33
Total operating expenses	13	33	33
Non-operating income (expense)
Interest expense	(50,312)	(46,161)	(42,409)
Interest income	131	116	229
Total non-operating expense	(50,181)	(46,045)	(42,180)
Loss before equity in net income (loss) of subsidiary	(50,194)	(46,078)	(42,213)
Equity in net income (loss) of subsidiary	85,716	43,466	(27,559)
Net income (loss) and comprehensive income (loss)	$35,522	$(2,612)	$(69,772)
Earnings (loss) per share:
Basic	$2.62	$(0.19)	$(5.14)
Diluted	$1.88	$(0.19)	$(5.14)
Weighted average number of share outstanding
Basic	13,571,828	13,571,827	13,564,766
Diluted	18,857,405	13,571,827	13,564,766

Condensed Statement of Cash Flows
(in thousands)

	For the Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income (loss)	$35,522	$(2,612)	$(69,772)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of related party debt discount	17,840	15,253	12,990
Interest on related party notes	32,472	30,908	29,418
Equity in earnings of subsidiary	(85,716)	(43,466)	27,559
Net cash provided by operating activities	118	83	195
Cash flows from investing activities
Change in restricted cash	—	—	20,057
Net cash provided by investing activities	—	—	20,057
Cash flows from financing activities
Change in restricted cash – newbuild letter of credit	—	(15,000)	(15,000)
Proceeds from stock subscription	—	—	195
Issuance of common stock	17	7	164
Acquisition of treasury stock	(55)	—	—
Net cash (used in) financing activities	(38)	(14,993)	(14,461)
Net increase (decrease) in cash and cash equivalents	$80	$(14,910)	$5,611
Cash and cash equivalents
Beginning of period	$28,391	$43,301	$37,690
End of period	28,471	28,391	43,301
Net increase (decrease) in cash and cash equivalents	$80	$(14,910)	$5,611
Non-cash Supplemental Cash Flow Information:
Investing activities
Increase (decrease) in investment in subsidiary	$4,923	$(910)	$37,243

SCHEDULE II
The following table represents Prestige Cruises International, Inc. valuation and qualifying account activity for the years ended December 31, 2011, 2012 and 2013 (in thousands):

Description	Balance at beginning of period 1/1/2011	Charged to costs and expenses	Deductions	Balance at end of period 12/31/2011
Allowance for doubtful accounts	$(77)	$—	$48	$(29)
Reserve for obsolescence – spare parts	(449)	(377)	435	(391)
	$(526)	$(377)	$483	$(420)

Description	1/1/2012	Charged to costs and expenses	Deductions	12/31/2012
Allowance for doubtful accounts	$(29)	$(320)	$160	$(189)
Reserve for obsolescence – spare parts	(391)	(545)	57	(879)
	$(420)	$(865)	$217	$(1,068)

Description	1/1/2013	Charged to costs and expenses	Deductions	12/31/2013
Allowance for doubtful accounts	$(189)	$(738)	$285	$(642)
Reserve for obsolescence – spare parts	(879)	(822)	—	(1,701)
	$(1,068)	$(1,560)	$285	$(2,343)

Annex F
Prestige’s Unaudited Consolidated Financial Statements
PRESTIGE CRUISES INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except number of shares and par value)

	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$281,567	$286,419
Restricted cash	149	30,765
Trade and other receivables, net	18,903	16,277
Inventories	19,857	16,310
Prepaid expenses	45,580	45,588
Other current assets	15,051	14,722
Total current assets	381,107	410,081
Property and equipment, net	2,040,637	2,012,710
Goodwill	404,858	404,858
Intangible assets, net	80,874	81,324
Other long-term assets	66,475	80,913
Total assets	$2,973,951	$2,989,886
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$10,071	$12,236
Accrued expenses	115,362	98,725
Passenger deposits	516,259	414,757
Derivative liabilities	9,116	7,089
Current portion of long-term debt	89,563	90,326
Total current liabilities	740,371	623,133
Long-term debt	1,452,546	1,596,218
Related party notes payable	738,783	711,617
Other long-term liabilities	27,961	31,336
Total liabilities	2,959,661	2,962,304
Stockholders’ equity
Common Stock, $0.01 par value. 100,000,000 shares authorized; 13,569,848 and 13,569,765 shares issued and outstanding at June 30, 2014 and December 31, 2013	136	136
Additional paid-in capital	308,274	307,030
Accumulated deficit	(238,335)	(223,280)
Accumulated other comprehensive loss	(55,730)	(56,249)
Treasury stock at cost, 6,000 shares at June 30, 2014 and December 31, 2013	(55)	(55)
Total stockholders’ equity	14,290	27,582
Total liabilities and stockholders’ equity	$2,973,951	$2,989,886

The accompanying notes are an integral part of these consolidated financial statements.

PRESTIGE CRUISES INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except shares and per share data)

	Six Months Ended June 30,
	2014	2013
Revenues
Passenger ticket	$524,244	$478,007
Onboard and other	85,691	74,008
Charter	5,840	9,312
Total revenue	615,775	561,327
Expenses
Cruise operating expenses
Commissions, transportation and other	167,763	156,732
Onboard and other	24,606	20,111
Payroll, related and food	91,547	88,268
Fuel	55,142	54,598
Other ship operating	50,228	47,621
Other	28,816	5,404
Total cruise operating expenses	418,102	372,734
Selling and administrative	99,320	90,266
Depreciation and amortization	43,051	41,926
Total operating expenses	560,473	504,926
Operating income	55,302	56,401
Non-operating income (expense)
Interest income	249	240
Interest expense, net of capitalized interest	(68,103)	(70,858)
Other income (expense)	(2,170)	3,308
Total non-operating expense	(70,024)	(67,310)
Loss before income taxes	(14,722)	(10,909)
Income tax (expense) benefit	(333)	112
Net loss	(15,055)	(10,797)
Loss per share
Basic	$(1.11)	$(0.80)
Diluted	$(1.11)	$(0.80)
Weighted-average shares outstanding
Basic	13,569,807	13,572,515
Diluted	13,569,807	13,572,515

The accompanying notes are an integral part of these consolidated financial statements.

PRESTIGE CRUISES INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(unaudited, in thousands)

	Six Months Ended June 30,
	2014	2013
Net loss	$(15,055)	$(10,797)
Other comprehensive loss:
(Loss) gain on change in derivative fair value	(244)	904
Cash flow hedge reclassified into earnings	763	868
Total comprehensive loss	$(14,536)	$(9,025)

The accompanying notes are an integral part of these consolidated financial statements.

PRESTIGE CRUISES INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities
Net loss	$(15,055)	$(10,797)
Adjustments:
Depreciation and amortization	42,183	41,059
Amortization of deferred financing costs	6,220	6,421
Cash flows hedge reclassified into earnings	763	868
Accretion of debt and related party notes payable discount	13,350	11,800
Loss on early extinguishment of debt	2,008
Write-off of deferred financing costs and debt discount	614	2,500
Prepayment penalty, excluded from loss on early extinguishment	(2,490)	(2,093)
Stock-based compensation	1,244	781
Change in fair value of derivative contracts	104	(7,643)
Interest on related party notes	16,769	15,961
Other, net	1,422	2
Changes in operating assets and liabilities:
Trade and other accounts receivable	(2,619)	(9,322)
Prepaid expenses and other current assets	(1,251)	(2,336)
Inventories	(3,540)	(1,106)
Accounts payable and accrued expenses	4,691	(6,260)
Passenger deposits	101,743	83,967
Net cash provided by operating activities	166,156	123,802
Cash flows from investing activities
Purchases of property and equipment	(58,525)	(9,978)
Proceeds from leasehold reimbursement		245
Change in restricted cash	42,635	12,799
Other	(75)	(127)
Net cash (used in) provided by investing activities	(15,965)	2,939
Cash flows from financing activities
Payments on long-term debt	(147,755)	—
Debt related costs	(5,947)	(975)
Payments on other financing obligations	(580)	(2,000)
Offering costs	(679)	—
Net cash used in financing activities	(154,961)	(2,975)
Effect of exchange rate changes on cash	(82)	(240)
Net decrease in cash and cash equivalents	(4,852)	123,526
Cash and cash equivalents
Beginning of period	286,419	139,555
End of period	$281,567	$263,081

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Note 1.   General Basis of Presentation
The accompanying consolidated financial statements include the accounts of Prestige Cruises International, Inc. (“PCI” or “we” or “us”) and its wholly owned subsidiaries, Prestige Cruise Holdings, Inc. (“PCH”), Oceania Cruises, Inc. and its subsidiaries (“OCI”), and Seven Seas Cruises S. DE R.L. and its subsidiaries (“SSC”), which operate cruise ships with destinations to Scandinavia, Russia, Alaska, the Caribbean, Panama Canal, South America, Europe, the Mediterranean, the Greek Isles, Africa, India, Asia, Canada and New England, Tahiti and the South Pacific, Australia and New Zealand. We are controlled by funds affiliated with Apollo Global Management, LLC (“Apollo”).
The accompanying unaudited interim consolidated financial statements include the accounts of PCI and its 100%-owned subsidiaries and have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, but do not include all disclosures required by GAAP. Our interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2013 and notes thereto.
Due to the seasonality of our business, our results of operations for the interim periods presented are not necessarily indicative of the operating results to be expected for any subsequent interim period or for our fiscal year ending December 31, 2014. There have been no significant changes in our financial position or results of operations and cash flows as a result of the adoption of new accounting pronouncements or to our significant accounting policies that were disclosed in our audited consolidated financial statements for the year ended December 31, 2013.
The accompanying consolidated balance sheet at June 30, 2014, the consolidated statements of operations for the six months ended June 30, 2014 and 2013, consolidated statements of comprehensive (loss) income for the six months ended June 30, 2014 and 2013, and consolidated statements of cash flows for the six months ended June 30, 2014 and 2013 are unaudited, and, in the opinion of management, contain all adjustments necessary for fair statement, consisting of only normal recurring adjustments.
Significant Accounting Policies
Restricted Cash
As of June 30, 2014 and December 31, 2013, restricted cash was $0.8 million and $43.4 million, respectively, of which $0.6 million and $12.6 million, respectively, were classified in other long-term assets on the consolidated balance sheet. During March 2014, $12.0 million of restricted cash was released as we were no longer required to cash collateralize a letter of credit for the benefit of one of our credit card processors. In May 2014, $30.0 million of restricted cash was released as we were no longer required to cash collateralize letters of credit for Marina and Riviera.
Net Loss Per Share
Basic loss per share is calculated by dividing net loss by the weighted-average common shares outstanding during each period. Diluted net loss per share is calculated by adjusting the weighted-average common shares outstanding for the dilutive effect of common stock equivalents for the period, determined using the treasury-stock method.

	June 30,
(in thousands, except share and per share data)	2014	2013
Net loss for basic and diluted earnings per share	(15,055)	(10,797)
Weighted-average common stock outstanding – basic	13,569,807	13,572,515
Weighted-average shares outstanding – diluted	13,569,807	13,572,515
Basic loss per share	$(1.11)	$(0.80)
Diluted loss per share	$(1.11)	$(0.80)

The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for the periods because including them would have been antidilutive:

	June 30,
	2014	2013
Equity plan	2,003,710	44,437
Warrants	11,306,015	—
Total anti-dilutive common stock equivalents	13,309,725	44,437

New Accounting Pronouncements
In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU No. 2014-08 amends the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The amendments require expanded disclosures for discontinued operations that would provide users of financial statements with more information about the assets, liabilities, revenues, and expenses of discontinued operations and disclosure of the pretax profit or loss of individually significant components of an entity that do not qualify for discontinued operations reporting. ASU No. 2014-08 is to be applied prospectively to all disposals (or classifications as held for sale) of components of an entity and all businesses or nonprofit activities that, on acquisition, are classified as held for sale that occur within fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The adoption of ASU No. 2014-08 is not expected to have a material impact on our results of operations, cash flows or financial position.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” ASU No. 2014-09 requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligation and recognition of revenue as the entity satisfies the performance obligations. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance. ASU No. 2014-09 is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the guidance to determine the potential impact of adopting ASU No. 2014-09 on its results of operations, cash flows and financial position.
In June 2014, the FASB issued ASU No. 2014-12 “Compensation - Stock Compensation (Topic 718) - Accounting for Share Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” ASU No. 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU No. 2014-12 is effective for interim and annual periods beginning after December 15, 2015. The amendments can be applied prospectively to all awards granted or modified after the effective date or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented and to all new or modified awards thereafter. Early adoption is permitted. The Company has determined that ASU No. 2014-12 will not have an impact on it results of operations, cash flows or financial position.

There are no other recently issued accounting pronouncements not yet adopted that we expect to have a material effect on the presentation or disclosure of our future consolidated operating results, cash flows or financial position.
Note 2.   Property and Equipment, net

(in thousands)	June 30, 2014	December 31, 2013
Ships	$2,443,292	$2,384,792
Furniture, equipment, and other	26,808	24,751
Less: Accumulated depreciation and amortization	(429,463)	(396,833)
Property and equipment, net	$2,040,637	$2,012,710

During the six months ended June 30, 2014, property and equipment, net increased $27.9 million. Capital expenditures, net of retirements of $10.1 million, totaled $60.6 million for the six months ended June 30, 2014. The capitalized additions included ship improvements and refurbishments completed during the Seven Seas Mariner and Oceania’s Regatta, Insignia and Nautica drydocks. Depreciation expense was $41.7 million and $39.6 million for the six months ended June 30, 2014 and 2013, respectively.
Note 3.   Debt
Long-term bank debt and senior secured notes consist of the following:

(in thousands)	June 30, 2014	December 31, 2013
OCI term loan, first lien, due through 2020	$247,755	$299,250
OCI Marina newbuild debt, due through 2023	401,801	424,123
OCI Riviera newbuild debt, due through 2024	449,153	471,611
SSC term loan, first lien, due through 2018	244,770	296,250
SSC senior secured notes, due 2019	225,000	225,000
Total debt	1,568,479	1,716,234
Less: Debt discount	(26,370)	(29,690)
Carrying value of debt	1,542,109	1,686,544
Less: Current portion of long-term debt	(94,510)	(95,560)
Plus: Current portion of debt discount	4,947	5,234
Long-term portion	$1,452,546	$1,596,218

Interest expense on third-party debt, including interest rate swaps, was $33.2 million (net of capitalized interest of $0.7 million) and $38.0 million for the six months ended June 30, 2014 and 2013, respectively. There was no capitalized interest in 2013.
OCI Term Loan
In February 2014, OCI amended its previously existing $375.0 million credit facility, consisting of a $300.0 million term loan and $75.0 million revolving credit facility. In conjunction with this amendment, $50.3 million of the term loan was prepaid such that the outstanding balance on the term loan of $299.3 million was reduced to $249.0 million. The interest rate margin on the amended term loan was reduced from 5.75% to 4.25%. The amended term loan requires quarterly payments of principal equal to $0.6 million beginning March 2014, with the remaining unpaid amount due and payable at maturity. Borrowings under the amended term loan are pre-payable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within six months of the amendment date. There was no change to the terms of the $75.0 million revolving credit facility, the financial covenants, the LIBOR floor or the maturity date of the credit facility. OCI paid $2.1 million of accrued interest, $2.5 million of prepayment penalty, $1.1 million in arranger fees to participating creditors and $0.2 million in legal fees, in conjunction with the amendment.

We applied ASC 470-50 Debt - Modifications and Extinguishments to this transaction. After evaluating the criteria as applicable to syndicated loans, the repricing resulted in an extinguishment of debt for certain creditors whose balances were entirely repaid and in a debt modification for certain creditors whose terms were not substantially different before and after the amendment. The new fees paid and previously existing deferred financing costs were proportionally allocated between modification and extinguishment. Of the $3.8 million in new fees, $3.4 million of the amendment fees were capitalized and are being amortized over the remaining term of the debt. Previously existing deferred financing costs and debt discount of $0.4 million and $0.3 million, respectively, allocated to the extinguishment were included in the calculation of loss on early extinguishment of debt, which resulted in a loss of $0.8 million and was recorded in other income (expense) in the consolidated statement operations for the six months ended June 30, 2014.
As of June 30, 2014 and December 31, 2013, the total undrawn amount available under the OCI revolving credit facility was $75.0 million.
SSC Term Loan
In February 2014, SSC amended its previously existing $340.0 million credit facility, consisting of a $300.0 million term loan and $40.0 million revolving credit facility. In conjunction with this amendment, $50.3 million of the term loan was prepaid such that the outstanding balance on the term loan of $296.3 million was reduced to $246.0 million. The interest rate margin on the amended term loan is 2.75% compared to 3.50% on the previously existing term loan and the LIBOR floor was reduced from 1.25% to 1.00%. The amended term loan requires quarterly payments of principal equal to $0.6 million beginning March 2014, with the remaining unpaid amount due and payable at maturity. Borrowings under the amended term loan are pre-payable in whole or in part at any time without penalty, but are subject to a prepayment premium in the event of a refinancing of the term loan within six months of the amendment date. There was no change to the terms of the $40.0 million revolving credit facility, the financial covenants or the maturity date of the credit facility. SSC paid $1.5 million of accrued interest, $1.2 million in arranger fees to participating creditors and $0.2 million in legal fees, in conjunction with the amendment.
We applied ASC 470-50 Debt - Modifications and Extinguishments to this transaction. After evaluating the criteria as applicable to syndicated loans, the repricing resulted in an extinguishment of debt for certain creditors whose balances were entirely repaid and a debt modification for certain creditors whose terms were not substantially different before and after the amendment. The new fees paid and previously existing deferred financing costs were proportionally allocated between modification and extinguishment. Of the $1.4 million in new fees, $1.2 million of the amendment fees were capitalized and are being amortized over the remaining term of the debt. Previously existing deferred financing costs and debt discount of $1.6 million and $0.4 million, respectively, allocated to the extinguishment were included in the calculation of loss on early extinguishment of debt, which resulted in a loss of $2.0 million and was recorded in other income (expense) in the consolidated statement of operations for the six months ended June 30, 2014.
As of June 30, 2014 and December 31, 2013, the total undrawn amount available under the SSC revolving credit facility was $40.0 million.
Debt Covenants
Our credit agreements and senior secured notes contain a number of covenants that impose operating and financial restrictions, including requirements that we maintain a minimum liquidity level, a maximum loan-to-value ratio, a minimum interest coverage ratio (applicable only to our revolving credit facilities, if drawn) and restrictions on our and our subsidiaries’ ability to, among other things, incur additional indebtedness, incur liens on assets, make certain investments, issue disqualified stock and preferred stock, make restricted payments, pay dividends or make distributions, enter into certain transactions with affiliates, and consolidate or sell certain key assets.
The newbuild loan facilities contain financial covenants, including requirements that OCI and SSC maintain a minimum liquidity balance, that PCH as guarantor maintains a maximum total debt to EBITDA ratio, a minimum EBITDA to debt service ratio and a maximum total debt to adjusted equity ratio, on the last day of the calendar year. EBITDA, as defined in the loan agreement, includes certain adjustments for purposes of calculating the ratio. As of June 30, 2014, we are in compliance with all financial covenants.

Our ships, which have a net book value of $2.0 billion as of June 30, 2014, are mortgaged and subject to liens held by our debt holders.
The following schedule represents the maturities of long-term debt (in thousands):

For the twelve months ended June 30,
2015	$94,510
2016	94,510
2017	94,510
2018	94,510
2019	551,980
Thereafter	638,459
$1,568,479

Note 4.   Related Party Notes Payable
Related party notes payable, including accrued interest, consists of the following:

(in thousands)	June 30, 2014	December 31, 2013
Apollo term notes, 5% interest, due April 27, 2017	$392,022	$382,513
Apollo term notes, 5% interest, due June 19, 2017	70,757	69,041
Apollo term notes, non-interest bearing, due January 31, 2018	187,431	187,431
Apollo term notes, 5% interest, due May 18, 2019	64,386	62,816
Non Apollo term notes, 5% interest, due August 1, 2019	16,898	16,492
Apollo term notes, 5% interest, due December 24, 2019	31,248	30,490
Non Apollo term notes, 5% interest, due December 31, 2019	13,688	13,354
Apollo term notes, 5% interest, due May 6, 2020	63,721	62,167
Apollo term notes, 5% interest, due October 26, 2020	27,741	27,068
Non Apollo term notes, 5% interest, due November 19, 2020	10,209	9,960
	878,101	861,332
Less: Unamortized discount on related party notes payable	(139,318)	(149,715)
Long-term portion	$738,783	$711,617

Interest expense on related party notes was $16.8 million and $16.0 million for the six months ended June 30, 2014 and 2013, respectively. Interest expense has been added to long-term related party notes payable in the accompanying consolidated balance sheets. Debt discount accretion of $10.4 million and $8.9 million for the six months ended June 30, 2014 and 2013, respectively, is included in interest expense in the consolidated statements of operations.
Note 5.   Derivative Instruments, Hedging Activities and Fair Value Measurements
We are exposed to market risks attributable to changes in interest rates, foreign currency exchange rates and fuel prices. We manage these risks through a combination of our normal operating and financing activities and through the use of derivative financial instruments pursuant to our hedging practices and policies as described below. The financial impacts of these hedging instruments are primarily offset by corresponding changes in the underlying exposures being hedged. We achieve this by closely matching the amount, term and conditions of the derivative instrument with the underlying risk being hedged. We do not hold or issue derivative financial instruments for trading or other speculative purposes. We monitor our derivative positions using techniques including market valuations and sensitivity analyses.
Interest Rate Risk
Our exposure to market risk for changes in interest rates relates to our long-term debt obligations including future interest payments. We use interest rate swap agreements to modify our exposure to interest rate fluctuations and to manage our interest expense.

In July 2011, OCI entered into three forward starting interest rate swap agreements to hedge the variability of the interest payments related to the outstanding variable rate debt associated with the Marina newbuild financing. The first swap, with an amortizing notional amount of $450.0 million at inception, was effective beginning January 19, 2012 and matured on January 19, 2013. The second swap, with an amortizing notional amount of $405.4 million became effective on January 19, 2013 and matured on January 19, 2014. The third swap, with an amortizing notional amount of $360.8 million became effective January 19, 2014 and matures on January 19, 2015. All three interest rate swaps are designated as cash-flow hedges at inception and qualify for hedge accounting treatment. The changes in fair value of the effective portion of the interest rate swaps are recorded as a component of accumulated other comprehensive loss on our consolidated balance sheets.
In March 2013, OCI entered into three additional forward starting interest rate swap agreements to hedge the variability of the interest payments related to the variable rate debt associated with the Marina and Riviera newbuild loan facilities. The Marina interest rate swap, with an amortizing notional amount of $300.0 million at inception, becomes effective January 20, 2015 and matures on January 19, 2016. The first Riviera interest rate swap, with an amortizing notional amount of $422.4 million at inception, became effective on October 28, 2013 and matures on October 27, 2014. The second Riviera interest rate swap, with an amortizing notional amount of $377.6 million at inception becomes effective October 27, 2014 and matures on October 27, 2015.
All OCI interest rate swaps are designated as cash-flow hedges and meet the requirements to qualify for hedge accounting treatment. The changes in fair value of the effective portion of the interest rate swaps are recorded as a component of accumulated other comprehensive loss on our consolidated balance sheets. The total notional amount of interest rate swap agreements for OCI effective and outstanding as of June 30, 2014 and December 31, 2013 was $760.8 million and $805.5 million, respectively. There was no ineffectiveness recorded for the six months ended June 30, 2014 and 2013.
SSC had no interest rate swaps outstanding as of June 30, 2014 and December 31, 2013.
Foreign Currency Exchange Risk
Our exposure to foreign currency exchange rate risks relates to our Euro denominated installment payments on our newbuild ship contracts, vessel drydocks and other operational expenses. We entered into foreign currency swaps and collars to limit the exposure to movements in foreign currency exchange rates.
During August 2013, SSC entered into a foreign currency collar option with an aggregate notional amount of €274.4 million ($375.7 million as of June 30, 2014), to limit the exposure to foreign currency exchange rates for Euro denominated payments related to the ship construction contract for Seven Seas Explorer. The notional amount of the collar represents 80% of the construction contract of the vessel due at delivery. This foreign currency collar option was designated as a cash flow hedge at the inception of the instrument and will mature in June 2016. The estimated fair value of the foreign currency effective portion of the derivative was recorded as a component of accumulated other comprehensive loss in the accompanying consolidated balance sheets. Ineffective portions of future changes in fair value of the instrument will be recognized in other income (expense) in the statement of operations. We recorded $0.1 million of ineffectiveness for the six months ended June 30, 2014. There was no ineffectiveness recorded in 2013.
Fuel Price Risk
Our exposure to market risk for changes in fuel prices relates primarily to the consumption of fuel on our vessels. We use fuel derivative swap agreements to mitigate the financial impact of fluctuations in fuel prices. The fuel swaps do not qualify for hedge accounting; therefore, the changes in fair value of these fuel derivatives are recorded in other income (expense) in the accompanying consolidated statements of operations. As of June 30, 2014, we have hedged the variability in future cash flows for estimated fuel consumption requirements occurring through December 31, 2015.

As of June 30, 2014 and December 31, 2013, we entered into the following fuel swap agreements:

	Fuel Swap Agreements
	June 30, 2014	December 31, 2013
	(in barrels)
2014	326,700	495,900
2015	333,900	123,300

	Fuel Swap Agreements
	June 30, 2014	December 31, 2013
	(% hedged - estimated consumption)
2014	64%	50%
2015	32%	12%

We have certain fuel derivative contracts that are subject to margin requirements. For these specific fuel derivative contracts, we may be required to post collateral if the mark-to-market exposure exceeds $3.0 million, on any given business day. The amount of collateral required to be posted is an amount equal to the difference between the mark-to-market exposure and $3.0 million. As of June 30, 2014 and December 31, 2013, we had a net asset position of $0.7 million and $0.3 million, respectively, related to this counterparty and therefore, we were not required to post any collateral for our fuel derivative instruments.
At June 30, 2014 and December 31, 2013, the fair values and line item captions of derivative instruments designated as hedging instruments under FASB ASC 815-20 were:

		Fair Value
(in thousands)	Balance Sheet Location	June 30, 2014	December 31, 2013
Foreign currency collar	Other long-term assets	$1,328	$2,702
Total derivative assets		1,328	2,702
Interest rate swaps	Current liabilities – derivative liabilities	$9,116	$7,055
Interest rate swaps	Other long-term liabilities	1,058	4,249
Total derivative liabilities		$10,174	$11,304

At June 30, 2014 and December 31, 2013, the fair values and line item captions of derivative instruments not designated as hedging instruments under FASB ASC 815-20 were:

		Fair Value
(in thousands)	Balance Sheet Location	June 30, 2014	December 31, 2013
Fuel hedges	Other current assets	$1,488	$1,657
Fuel hedges	Other long-term assets	226	194
Total derivative assets		$1,714	$1,851
Embedded derivatives	Current liabilities – derivative liabilities	—	$34
Total derivative assets		—	$34

The effect of derivative instruments qualifying and designated as hedging instruments on the consolidated financial statements for the six months ended June 30, 2014 was as follows (in the tables below other comprehensive income is abbreviated as OCI):

(in thousands)	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified From Accumulated OCI Into Income (Effective Portion)	Amount of Gain (Loss) Reclassified From Accumulated OCI Into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion Excluded From Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion Excluded From Effectiveness Testing)
Interest rate swap	$1,130	N/A	$—	N/A	$—
Foreign currency collars	(1,374)	Depreciation and amortization expense	(868)	Other income (expense)	105
Total	$(244)		$(868)		$105

The effect of derivative instruments qualifying and designated as hedging instruments on the consolidated financial statements for the six months ended June 30, 2013 was:

(in thousands)	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified From Accumulated OCI Into Income (Effective Portion)	Amount of Gain (Loss) Reclassified From Accumulated OCI Into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion Excluded From Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion Excluded From Effectiveness Testing)
Interest rate swap	$904	N/A	$—	N/A	$—
Foreign currency collars	—	Depreciation and amortization expense	(868)	N/A	—
Total	$904		$(868)		$—

The effect of derivative instruments not designated as hedging instruments on the consolidated financial statements for the six months ended June 30, 2014 and June 30, 2013 was:

	Location of Gain (Loss) Recognized in Income on Derivative Instruments	Amount of Gain (Loss) Recognized in Income on Derivative Instruments
		Six Months Ended June 30,
(in thousands)		2014	2013
Embedded derivatives	Other income (expense)	$34	$10,397
Fuel hedges	Other income (expense)	555	(2,704)
Total		$589	$7,693

Fair Value Measurements
U.S. GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions and that market participants would use in pricing the asset or liability based on the best available information under the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:
•
  Level 1 Inputs — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.
•
  Level 2 Inputs — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly.
•
  Level 3 Inputs — Inputs that are unobservable for the asset or liability.
Fair Value of Financial Instruments
We use quoted prices in active markets when available to determine the fair value of our financial instruments. The fair value of our financial instruments that are not measured at fair value on a recurring basis are:

(in thousands)	Carrying Value		Fair Value
	June 30, 2014	December 31, 2013	June 30, 2014	December 31, 2013
Long-term bank debt(a)	$1,317,109	$1,461,544	$1,327,713	$1,492,762
Senior secured notes	225,000	225,000	246,656	249,188
Long-term related party notes payable	738,783	711,617	910,978	877,129
Total	$2,280,892	$2,398,161	$2,485,347	$2,619,079

(a)
  At June 30, 2014 and December 31, 2013, the carrying value is net of $26.4 million and $29.7 million, respectively, of debt discount.
Long-term bank debt:   Level 2 inputs were used to calculate the fair value of our long-term debt which was estimated using the present value of expected future cash flows and incorporates our risk profile and if, applicable, the risk profile of SACE. The valuation also takes into account debt maturity and interest rate based on the contract terms.
Senior secured notes:   Level 2 inputs were used to calculate the fair value of our Notes, which was estimated using quoted market prices.
Long-term related party notes payable:   Level 2 and 3 inputs are utilized to derive the fair value of the our long-term related party notes payable. As described in “Note 4. Related Party Notes Payable”, there are multiple classes of instruments (promissory notes, warrants and common stock) that are issued. Therefore, we have utilized an option pricing methodology to determine fair value. Level 2 inputs used in this methodology are risk-free rates and volatility, which are identical to our assumptions used to calculate our fair value equity awards. Level 3 inputs include our aggregate equity value, time to liquidity event date, dividend yields and breakpoints, which consider the rights, privileges and preferences of the various classes of the instruments. Our aggregate equity value was estimated using a weighted average of income and market approach method. Also, our dividend yield used was 0% as we do not anticipate paying dividends in the foreseeable future. There have been no issuances or repayments of the related party notes during the six months ended June 30, 2014. Also, there were no movements of financial instruments in or out of Level 3 during the six months ended June 30, 2014.
Other financial instruments:   Due to their short-term maturities and no interest rate, currency or price risk, the carrying amounts of cash and cash equivalents, passenger deposits, accrued interest, and accrued expenses approximate their fair values. We consider these inputs to be Level 1 as all are observable and require no judgment for valuation.

The following table presents information about our financial instrument assets and liabilities that are measured at fair value on a recurring basis:

(in thousands)	June 30, 2014				December 31, 2013
Description	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Total assets	$3,042	$—	$3,042	$—	$4,553	$—	$4,553	$—
Derivative financial instruments(a)	$3,042	$—	$3,042	$—	$4,553	$—	$4,553	$—
Liabilities
Derivative financial instruments(b)	$10,174	$—	$10,174	$—	$11,338	$—	$11,338	$—
Total liabilities	$10,174	$—	$10,174	$—	$11,338	$—	$11,338	$—

(a)
  As of June 30, 2014, derivative financial instruments of $1.5 million are classified as other current assets and $1.6 million are classified as other long-term assets in the consolidated balance sheets. As of December 31, 2013, $1.7 million was classified as other current assets and $2.9 million as other long-term assets.
(b)
  As of June 30, 2014, derivative financial instruments of $9.1 million are classified as derivative liabilities and $1.1 million are classified as other long-term liabilities in the consolidated balance sheets. As of December 31, 2013, $7.1 million was classified as derivative liabilities and $4.2 million was classified as long-term liabilities.
Our derivative financial instruments consist of interest rate swaps, foreign currency collar option contracts, and fuel swaps. Fair value is derived using the valuation models that utilize the income value approach. These valuation models take into account the contract terms such as maturity, and inputs such as forward interest rates, forward foreign exchange rates, forward fuel prices, discount rates, creditworthiness of the counterparty and us, as well as other data points. The data sources utilized in these valuation models that are significant to the fair value measurement are classified as Level 2 sources in the fair value input level hierarchy.
Our derivative financial instruments also may consist of embedded derivatives. Fair value is derived using the valuation models that utilize the income value approach. These valuation models take into account contract terms such as maturity, and inputs such as forward interest rates, discount rates, IBOXX Euro Average, USD/EUR basis index, creditworthiness of the counter party and us, as well as other data points. The data sources utilized in these valuation models that are significant to the fair value measurement are classified as Level 2 sources in the fair value input level hierarchy.
Non-recurring Measurements of Non-financial Assets
Goodwill and indefinite-lived intangible assets not subject to amortization are reviewed for impairment on an annual basis or earlier if there is an event or change in circumstances that would indicate that the carrying value of these assets could not be fully recovered. For goodwill, if the carrying amount of the reporting unit exceeds the estimated discounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the reporting unit to its estimated fair value. For indefinite-lived intangible assets if the carrying amount of the asset exceeds the estimated discounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value.
Other long-lived assets, such as our ships, are reviewed for impairment whenever events or changes in circumstances indicate its carrying amount may not be recoverable. If the carrying amount exceeds the estimated expected undiscounted future cash flows, we measure the amount of the impairment by comparing its carrying amount to its estimated fair value. The estimation of fair value measured by undiscounted or discounted expected future cash flows would be considered Level 3 inputs.

Note 6.   Accumulated Other Comprehensive Loss
The following schedule represents the changes in accumulated other comprehensive income by component for the six months ended June 30, 2014 and 2013:

	Change related to Cash Flow Hedges
(in thousands)	June 30, 2014	June 30, 2013
Beginning balance	$(56,249)	$(60,319)
Other comprehensive (loss) income before reclassifications	(244)	904
Amount reclassified from accumulated other comprehensive loss	763	868
Net current-period other comprehensive income	519	1,772
Ending balance	$(55,730)	$(58,547)

Of the amount reclassified from accumulated other comprehensive loss for the six months ended June 30, 2014, a loss of $0.9 million was recorded in depreciation and amortization expense and a gain of $0.1 million was recorded in other income (expense) in the statement of operations. Of the amount reclassified from accumulated other comprehensive loss for the six months ended June 30, 2013, a loss of $0.9 million was recorded in depreciation and amortization expense. The amount estimated to be reclassified from accumulated other comprehensive income for the twelve months ended June 30, 2015 is $1.7 million.
Note 7.   Commitments and Contingencies
Contingencies — Litigation
On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss can be made. In assessing probable losses, we take into consideration estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. The majority of claims are covered by insurance and we believe the outcome of such claims, net of estimated insurance recoveries, will not have a material adverse impact on our financial condition or results of operations and cash flows.
Other
As mandated by the Federal Maritime Commission (“FMC”) for sailings from U.S. ports, the availability of passenger deposits received for future sailings is restricted until the completion of the related sailing in accordance with FMC regulations. We have met this obligation by posting two $22.0 million surety bonds as of June 30, 2014. Our surety bonds will increase to $30.0 million each in April 2015.
Note 8.   Subsequent Events
On September 2, 2014 PCI and Apollo Management, L.P., as the stockholders’ representative of PCI, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Norwegian Cruise Line Holdings Ltd., (“Norwegian”) and Portland Merger Sub, Inc., a wholly owned, indirect subsidiary of Norwegian (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into PCI (the “Merger”), and upon consummation of the Merger, Merger Sub will cease to exist and PCI will continue as a wholly owned, indirect subsidiary of Norwegian. The aggregate consideration for the Merger Agreement is of approximately $3.025 billion in cash and stock, including the assumption of debt. The closing of the Merger is subject to customary closing conditions, including receipt of all required regulatory approvals. The Merger is anticipated to close in the fourth quarter of 2014 or the first quarter of 2015. Either Norwegian or PCI may terminate the Merger Agreement if the closing has not occurred on or before February 15, 2015. In the event of termination of the Merger Agreement, under certain circumstances principally related to Norwegian’s failure to consummate the Merger due to the failure to obtain the necessary financing, the Merger Agreement provides for Norwegian to pay or cause to be paid to PCI a termination fee of $88.9 million in cash.

Annex G
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is entered into as of October 6, 2014, by and among Norwegian Cruise Line Holdings Ltd., an exempted company incorporated in Bermuda (“Parent”), Portland Merger Sub, Inc., a corporation organized under the Laws of the Republic of Panama and a wholly-owned, indirect Subsidiary of Parent and a wholly-owned Subsidiary of NCL Corporation Ltd. (“Merger Sub”), Prestige Cruises International, Inc., a corporation organized under the Laws of the Republic of Panama (the “Company”), and Apollo Management, L.P., a Delaware limited partnership (the “Stockholders’ Representative” and, together with each of Parent, Merger Sub and the Company, a “Party” and, collectively, the “Parties”). Capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement (as such term is hereinafter defined).
R E C I T A L S
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of September 2, 2014 (the “Merger Agreement”), pursuant to which, among other things, Parent has agreed to acquire the Company through a business combination transaction pursuant to which Merger Sub would merge with and into the Company (the “Merger”), which Merger would result in, among other things, the Company becoming a wholly-owned, indirect Subsidiary of Parent;
WHEREAS, the Parties desire to adopt certain amendments to the terms of the Merger Agreement, in accordance with Section 11.2 of the Merger Agreement, as more fully set forth in this Amendment; and
WHEREAS, the Company Board of Directors has unanimously approved this Amendment.
NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:
1.   Amendment to Section 1.1.   Section 1.1 of the Merger Agreement is hereby amended to amend and restate the following defined term in its entirety:
“Parent Share Price” means the closing price of Parent Ordinary Shares as reported on NASDAQ on the last trading day immediately preceding the Closing Date.
2.   Merger Agreement Remains in Effect.   Except as expressly amended by this Amendment, the Merger Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Merger Agreement or the rights and obligations of the parties thereto. For the avoidance of doubt, any Losses arising out of, by reason of, or in connection with this Amendment shall be subject to Article X of the Merger Agreement.
3.   Governing Law; Consent to Jurisdiction.   Any controversy, dispute or claim arising out of or related to this Amendment and any other document or instrument delivered pursuant hereto, including the existence, validity, interpretation or breach hereof (whether in contract or tort and whether in equity, law or statute) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to choice or conflicts of law doctrines; provided, that the Merger shall be governed by and construed in accordance with the Laws of the Republic of Panama and without regard to choice or conflicts of law doctrines. Each of the Parties hereto (w) irrevocably agrees that all Actions (whether in contract or tort and whether in equity, law or statute) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment shall be exclusively resolved in the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any Federal or state court sitting in Delaware, (x) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any Federal or state court sitting in Delaware in connection with any such Action (whether in contract or tort and whether in equity, law or statute) that arises out of this Amendment or any of the transactions contemplated by this Amendment, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and

(z) agrees that it will not bring any Action relating to this Amendment in any court other than the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any Federal or state court sitting in Delaware, unless venue would not be proper under rules applicable in such courts.
4.   Counterparts.   This Amendment and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.
5.   Entire Agreement.   This Amendment, together with the Merger Agreement and the Schedules and Exhibits thereto and the other Transaction Documents, (a) constitutes the entire agreement among the Parties pertaining to the subject matter hereof and (b) supersedes all prior and contemporaneous agreements and understandings, both oral and written, of the Parties in connection therewith, except for the Confidentiality Agreement, which shall remain in full force and effect until the consummation of the transactions contemplated by the Merger Agreement as amended hereby (whereupon the Parties agree the Confidentiality Agreement shall terminate).
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.

PARENT:
NORWEGIAN CRUISE LINE HOLDINGS LTD.
By:	/s/ Kevin M. Sheehan
	Name:	Kevin M. Sheehan
	Title:	President and Chief Executive Officer

MERGER SUB:
PORTLAND MERGER SUB, INC.
By:	/s/ Kevin M. Sheehan
	Name:	Kevin M. Sheehan
	Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1]

COMPANY:
PRESTIGE CRUISES INTERNATIONAL, INC.
By:	/s/ Jason M. Montague
	Name:	Jason M. Montague
	Title:	Executive Vice President, Chief Financial Officer and Secretary

[Signature Page to Amendment No. 1]

STOCKHOLDERS’ REPRESENTATIVE:
APOLLO MANAGEMENT, L.P.,
By:	Apollo Management GP, LLC, its general partner
By:	/s/ Laurie Medley
	Name:	Laurie Medley
	Title:	Vice President

[Signature Page to Amendment No. 1]